As filed with the Securities and Exchange Commission on December 10, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Benjamin Franklin Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	6712	04-3336598
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification Number)

58 Main Street
Franklin, Massachusetts 02038-0309
(508) 528-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas R. Venables
President and Chief Executive Officer
Benjamin Franklin Bancorp
58 Main Street
Franklin, Massachusetts 02038-0309
(508) 528-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter W. Coogan, Esq.	Eric Luse, Esq.
Carol Hempfling Pratt, Esq.	Marc P. Levy, Esq.
Foley Hoag llp	Luse Gorman Pomerenk & Schick P.C.
155 Seaport Boulevard	5335 Wisconsin Ave. N.W.
Boston, Massachusetts 02210	Washington, D.C. 20015
Telephone: (617) 832-1000	Telephone: (202) 274-2000
Telecopy: (617) 832-7000	Telecopy: (202) 362-2902

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered (1)	Share	Price (2)	Registration Fee
Common Stock, no par value.	7,012,500	$10	70,125,000	$8,885.00
Participation Interests	(3)			(4)

(1)	Includes the maximum number of shares of Common Stock that may be issued in connection with this offering and shares of Common Stock to be contributed to the Benjamin Franklin Bank Charitable Foundation, a private foundation.

(2)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(3)	The securities of Benjamin Franklin Bancorp to be purchased by the Benjamin Franklin Bank 401(k) Plan are included in the amount shown for Common Stock.

(4)	No separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the number of shares of Common Stock that may be purchased with the current assets of such plan.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

BENJAMIN FRANKLIN BANCORP, INC.
(Holding Company for Benjamin Franklin Bank)

[BFBC LOGO]

Up to 6,612,500 Shares of Common Stock

     Benjamin Franklin Bancorp, Inc., Franklin, Massachusetts, is offering shares of its common stock in connection with its conversion from its current form as a Massachusetts-chartered mutual holding company, known as Benjamin Franklin Bancorp, M.H.C., to a Massachusetts-chartered business corporation and stock holding company. Benjamin Franklin Bancorp now owns all of the common stock of Benjamin Franklin Bank and will continue to do so after the conversion. Currently, there are no outstanding shares of Benjamin Franklin Bancorp common stock. We have applied to have the common stock of Benjamin Franklin Bancorp quoted on the Nasdaq National Market under the symbol “BFBC.”

     At the same time as the conversion, Benjamin Franklin Bancorp will acquire Chart Bank of Waltham, Massachusetts, using $22,492,000 of the net proceeds of the offering, together with 2,401,575 newly issued shares of our common stock, assuming that the Chart Bank options are cashed out at the closing rather than being exercised by optionees prior to the closing.

     We are offering up to 5,750,000 shares of common stock for sale on a best efforts basis. We may sell up to 6,612,500 shares of common stock because of regulatory considerations, demand for the shares or positive changes in market conditions, without resoliciting subscribers. In addition, we will donate to a charitable foundation to be established by Benjamin Franklin Bank 8.0% of the number of shares we actually sell in the offering, up to a maximum of 400,000 shares. We must issue a minimum of 4,250,000 shares in the offering. If we do not receive orders for at least this minimum number of shares, then we may apply up to 2,082,500 unsubscribed shares toward the merger consideration to be paid to Chart Bank stockholders, but only in order to issue sufficient shares to achieve this minimum number. The contribution of the common stock to the Benjamin Franklin Bank Charitable Foundation will not be considered in determining whether the minimum number of shares of common stock, 4,250,000, has been sold in order to complete the offering.

     The minimum order size is 25 shares. The offering is expected to expire at 10:00 a.m., Massachusetts time, [date], 2005. We may extend this expiration date without notice to you until [date], 2005, unless the Massachusetts Commissioner of Banks approves a later date, which may not be beyond [date], 2005. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [date], 2005 or the number of shares of common stock to be sold is increased to more than 6,612,500 shares or decreased to less than 4,250,000 shares. In any of these cases, subscribers will have the right to modify or rescind their purchase orders. Funds received during the offering will be held in a segregated account at Benjamin Franklin Bank and will earn interest at our passbook savings rate.

     Ryan Beck & Co., Inc. will assist us in selling our shares of common stock on a best efforts basis. As Ryan Beck & Co., Inc. is not underwriting the offering, it is not required to purchase any shares of the common stock that are being offered for sale. The purchase price is $10 per share. Purchasers will not pay a commission to purchase shares of common stock in the offering.

Offering Summary
Price: $10 per share

	Minimum	Maximum	Adjusted Maximum
Number of Shares	4,250,000	5,750,000	6,612,500
Gross Offering Proceeds	$42,500,000	$57,500,000	$66,125,000
Estimated Offering Expenses.	1,553,850	1,691,370	1,770,720
Estimated Net Proceeds	$40,946,150	$55,808,630	$64,354,280
Estimated Net Proceeds/Share	$9.63	$9.71	$9.73

THIS INVESTMENT INVOLVES A DEGREE OF RISK, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.
PLEASE READ “RISK FACTORS” BEGINNING ON PAGE [#].

THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. NONE OF THE SECURITIES AND EXCHANGE COMMISSION, THE MASSACHUSETTS COMMISSIONER OF BANKS NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

RYAN BECK & CO., INC.

     For assistance, contact the Stock Information Center at [_________].

The date of this prospectus is [date], 2005

- ii -

BENJAMIN FRANKLIN BANK
SINCE 1871

Upon the closing of the conversion and the acquisition, Chart Bank's branches will become branches of Benjamin Franklin Bank.

VT
NH
NY
MA
CT
RI
Massachusetts
Boston
Providence
Rhode Island
Waltham
Newton
Boston
495
90
128
Medfield
Milford
95
Franklin
Bellingham
Foxboro
Massachusetts
495
Rhode Island
Providence
Benjamin Franklin Bank Headquarters and Main Office
Benjamin Franklin Bank Branches
Chart Bank Branches

- iii -

Summary	1
Selected Consolidated Financial Information Of Benjamin Franklin Bancorp	16
Selected Consolidated Financial Information Of Chart Bank	18
Risk Factors	20
Forward-Looking Statements	27
How We Intend To Use The Net Proceeds From The Offering	28
Our Policy Regarding Dividends	29
Market For The Common Stock	30
Regulatory Capital Compliance	31
Capitalization	32
Pro Forma Data	33
Comparison Of Independent Valuation And Pro Forma Financial Information With And Without the Benjamin Franklin Bank Charitable Foundation	58
Business Of Benjamin Franklin Bancorp	60
Management’s Discussion And Analysis Of Benjamin Franklin Bancorp	84
Management Of Benjamin Franklin Bancorp and Benjamin Franklin Bank	104
Purchases By Benjamin Franklin Bancorp Management In The Offering	118
Business Of Chart Bank	119
Management’s Discussion And Analysis Of Chart Bank	125
The Acquisition Of Chart Bank	139
The Conversion And The Offering	155
The Benjamin Franklin Bank Charitable Foundation	172
Federal And State Taxation Of Benjamin Franklin Bancorp and Benjamin Franklin Bank	176
Regulation And Supervision	178
Description Of Capital Stock Of Benjamin Franklin Bancorp	187
Restrictions On Acquisition Of Benjamin Franklin Bancorp and Benjamin Franklin Bank	187
Transfer Agent And Registrar For Benjamin Franklin Bancorp Common Stock	195
Legal Opinions	195
Experts	195
Additional Information	196
Stock Information Center	196
Financial Statements
Benjamin Franklin Bancorp Consolidated Financial Statements	F-1
Chart Bank Consolidated Financial Statements	G-1
EX-1.1 Engagement Letter between Benjamin Franklin Bancorp and Ryan Beck & Co.
EX-2.1 Plan of Conversion
EX-2.2 Agreement & Plan of Merger among Benjamin Franklin Bancorp, M.H.C., Benjamin Franklin Savings Bank and Chart Bank
EX-3.1 Articles of Organization of Benjamin Franklin Bancorp, Inc.
EX-3.2 Bylaws of Benjamin Franklin Bancorp, Inc.
EX-5.1 Form of Opinion of Foley Hoag LLP regarding legality of securities being registered
EX-8.1 Form of Tax Opinion of Foley Hoag LLP
EX-10.1.1 Form of Employment Agreement with Thomas R. Venables
EX-10.1.2 Form of Employment Agreement with Claire S. Bean
EX-10.1.3 Form of Employment Agreement with Stephen F. Banks
EX-10.2 Form of Change in Control Agreement with six other Executive Officers
EX-10.3 Form of Benjamin Frankin Bank Benefit Restoration Plan
EX-10.4.1 Benjamin Franklin Bank Salary Continuation Agreement with Thomas R. Venables
EX-10.4.2 Benjamin Franklin Bank Supplemental Executive Retirement Plan with Stephen F. Banks
EX-10.5 Benjamin Franklin Bancorp Director Fee Continuation Plan
EX-10.6 Benjamin Franklin Bancorp Employee Salary Continuation Plan
EX-10.7.1 Payments and Waiver Agreement with Richard E. Bolton, Jr.
EX-10.7.2 Consulting and Noncompetition Agreement with Richard E. Bolton, Jr.
EX-10.8 Special Termination Agreement between Alfred F. Odoardi and Chart
EX-21 Subsidiaries of Registrant
EX-23.3 Consent of Wolf & Company, P.C. with respect to Benjamin Franklin Bancorp
EX-23.4 Consent of Wolf & Company, P.C. with respect to Chart Bank
EX-23.5 Consent of RP Financial, LC.
EX-99.1 Appraisal Agreement between Benjamin Franklin Bancorp and RP Financial, LC.
EX-99.3 Business Plan Agreement between Benjamin Franklin Bancorp and RP Financial, LC.
EX-99.8 Consents of Richard E. Bolton, Jr., Paul E. Capasso, Jonathan A. Haynes, Daniel F. O'Brien, Donald P. Quinn, and Neil E. Todreas, to be identified as proposed directors

- iv -

SUMMARY

     The following summary explains the significant aspects of the conversion and the offering. It may not contain all the information that is important to you. For additional information, you should read this entire document carefully, including the consolidated financial statements and the notes to the consolidated financial statements of Benjamin Franklin Bancorp and Chart Bank.

The Companies

     Benjamin Franklin Bancorp. Benjamin Franklin Bancorp, M.H.C. is the Massachusetts-chartered mutual holding company of Benjamin Franklin Bank, a Massachusetts-chartered savings bank. Upon the conversion, Benjamin Franklin Bancorp, M.H.C. will exchange its mutual holding company charter for the charter of a Massachusetts business corporation and will change its name to Benjamin Franklin Bancorp, Inc. Benjamin Franklin Bancorp’s principal activity is, and after the conversion will continue to be, the ownership of 100.0% of the outstanding capital stock of Benjamin Franklin Bank.

     Our executive offices are located at 58 Main Street, Franklin, Massachusetts 02038-0309. Our telephone number at this address is (508) 528-7000.

     Benjamin Franklin Bank. Benjamin Franklin Bank is a full-service, community-oriented financial institution offering products and services to individuals, families and businesses through six offices located in Norfolk and Worcester Counties in Massachusetts, and specifically in the towns of Franklin, Foxboro, Bellingham, Milford, and Medfield. Benjamin Franklin Bank was originally organized as a Massachusetts state-chartered mutual savings bank in 1871, and reorganized into the mutual holding company structure and became the wholly-owned subsidiary of Benjamin Franklin Bancorp in 1996. At September 30, 2004, Benjamin Franklin Bank had total assets of $517.1 million and total deposits of $402.0 million. Pursuant to our merger agreement with Chart Bank, Chart Bank will merge into and become a part of Benjamin Franklin Bank immediately following the completion of the conversion.

     Benjamin Franklin Bank’s business consists primarily of making loans to its customers, including residential mortgages, commercial real estate loans, construction loans, commercial business loans and consumer loans, and investing in a variety of investment and mortgage-backed securities. Benjamin Franklin Bank funds these lending and investment activities with deposits from the general public, funds generated from operations and selected borrowings.

     Chart Bank. Chart Bank, A Cooperative Bank, is a Massachusetts cooperative bank that was formed in 1985. Chart Bank primarily conducts its business from two banking offices in Waltham, Massachusetts and one banking office in Newton, Massachusetts. Chart Bank is engaged principally in the business of investing in various types of residential and commercial mortgages, consumer and commercial loans, and investment securities, funded primarily with deposits from the general public and Federal Home Loan Bank of Boston borrowings. Chart Bank offers a wide variety of deposit and loan products and services to individual and commercial customers. Additionally, Chart Bank, through its subsidiary, Creative Strategic Solutions, Inc., or CSSI, supplies cash to automatic teller machines, or ATMs, owned by independent service organizations and provides related cash management services to a nationwide customer base.

Our Business Strategy

     Since its inception, Benjamin Franklin Bank has maintained a community-focused orientation, through attention to superior levels of customer service coupled with a diverse product menu designed to meet the needs of individuals and businesses located in its market area. As a result of the conversion and simultaneous acquisition of Chart Bank, Benjamin Franklin Bank will be a larger, more geographically diverse and well-capitalized institution, with a management team and structure geared toward implementing operating strategies that build on these strengths and draw on the best of the business strategies currently being used at Benjamin Franklin Bank and Chart Bank. Important elements of the business strategy that we will be pursuing going forward can be summarized as follows:

1.	Increase Loan Assets And Change Loan Mix. In addition to concentrating on increasing the loan portfolio generally, we expect to continue our focus in particular on increasing originations of commercial real estate and commercial business loans, with a goal of increasing these types of loans as a proportion of our loan portfolio from the September 30, 2004 level of 22.3% of total loans. Our acquisition of Chart Bank is an important step in the direction of achieving this goal; at September 30, 2004 on a pro forma basis including Chart Bank’s loan portfolio, commercial real estate and commercial business loans would have represented 33.9% of total loans. We also expect to hire additional lending personnel, and intend to establish a commercial lending department, headed by Chart Bank’s senior commercial lender, that will focus specifically on the origination of commercial business loans and related commercial deposit opportunities.

2.	Maintain Asset Quality. We will continue to focus on managing credit risk to maintain our favorable asset quality. While focusing on expanding our lending activities, and our commercial lending activities in particular, we will continue to emphasize what we believe are prudent underwriting standards, as well as diligent monitoring and collection efforts and maintaining adequate loan loss reserves.

3.	Geographic Expansion. We intend to continue the geographic expansion of our franchise represented by the Chart Bank acquisition. We intend to open new branch offices, to the extent our financial resources permit, in communities located between the Benjamin Franklin Bank and Chart Bank franchises as well as in other communities contiguous to those currently served by Benjamin Franklin Bank. While the precise number of new branches and related timing has not yet been determined, we consider it likely that we will establish at least one new branch in each of the years 2005 through 2007. We will also remain open to the possibility of further expansion through whole-bank and branch acquisitions, as opportunities arise.

4.	Increase Deposit Market Share in the Markets We Serve. Retail deposits are our primary source of funds for our lending and investing activities. By offering a variety of deposit products and superior customer service, we will seek to retain and expand existing customer relationships as well as to attract new deposit customers. Personalized service and flexibility with regard to customer needs will continue to be augmented with a variety of delivery channels to maximize customer convenience. These include extended branch hours, ATMs, Internet banking, automated bill payment and telephone banking. Through our continued focus on these deposit-gathering efforts in existing branch locations, coupled with our plans for geographic expansion, we expect to increase the overall level of deposits and our market share in the markets we serve.

5.	Increase Non-interest Income. Traditionally, Benjamin Franklin Bank’s profits have relied heavily on the net interest income derived from its lending and investing activities. Over the past several years, management has initiated activities to decrease that reliance on net interest income, by offering fee-based products such as investment advisory services and insurance. Going forward, Benjamin Franklin Bank will continue to pursue initiatives to increase non-interest income, including the potential expansion of the activities of Chart Bank’s subsidiary, CSSI, which supplies cash to automatic teller machines, or ATMs, owned by independent service organizations and provides related cash management services to a nationwide customer base.

6.	Improve Operating Efficiency And Cost Control. While our operating efficiency has improved over the past two years, with the ratio of non-interest expense to average total assets declining from 2.76% in 2002 to 2.73% in 2003, we believe there is potential for further improvement. We recognize that our growth strategies and our public company status will require greater investments in personnel, marketing, premises and equipment, and these investments will have a negative impact on our expense ratios over the short term. However, we will continue our efforts to monitor and control costs throughout the organization, and over the long term, as our assets grow, we expect our ratio of non-interest expense to total average assets to decline. The increased scale that will result from the acquisition of Chart Bank is one important factor in achieving this goal.

Reasons for the Conversion

     The primary reasons for converting from the mutual form (meaning no stockholders) to the stock form (100% owned by public stockholders) and raising additional capital through the stock offering are:

•	to provide us with the capital and the form of consideration necessary to acquire Chart Bank, as discussed below;

•	to support internal growth through lending in the communities we serve;

•	to enhance existing products and services and support the development of new products and services;

•	to facilitate growth through de novo branching;

•	to facilitate growth through branch and whole bank acquisitions as opportunities arise; and

•	to improve our overall competitive position.

     As a stock holding company, we will have greater flexibility in structuring further mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. Our current mutual holding company structure precludes us from offering shares of common stock as consideration in a merger or acquisition. Potential sellers often want stock for at least part of the purchase price, because the exchange of stock provides the opportunity to enjoy future investment growth and to defer the recognition of capital gains. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof and will, therefore, enhance our ability to compete with other bidders when acquisition opportunities arise. Other than our agreement to acquire Chart Bank, we currently have no arrangements or understandings regarding any specific acquisition.

Chart Bank Acquisition

     We decided to undertake the conversion in connection with our decision to acquire Chart Bank, a Massachusetts-chartered cooperative bank in stock form with $256.3 million in assets and $216.0 million in deposits as of September 30, 2004. Pursuant to our merger agreement with Chart Bank, dated September 1, 2004, Chart Bank will merge into and become a part of our subsidiary bank, Benjamin Franklin Bank, immediately following completion of the conversion.

     The acquisition will enable us to expand our branch network into Middlesex County, Massachusetts, where Chart Bank maintains two offices in Waltham and one office in Newton. In addition to expanding our geographic branching outreach, this acquisition will enable us to leverage our capital base and is expected to improve operating efficiency through increased scale. Our pro forma assets and deposits, after giving effect to the acquisition and the stock offering, assuming 6,612,500 shares are sold in the offering, would have been $836.7 million and $616.2 million, respectively, at September 30, 2004. See “Pro Forma Data” on page [#].

     In our merger agreement with Chart Bank, we agreed that the Chart Bank stockholders may elect to receive either $30.75 in cash or 3.075 shares of our common stock for each share of Chart Bank stock held by them, with 45.0% of the aggregate consideration to be paid in cash and 55.0% of the aggregate consideration to be paid in common stock. The aggregate consideration for the Chart Bank acquisition will be $22,492,000 in cash and 2,401,575 shares of our common stock, assuming that the Chart Bank options are cashed out at the closing rather than being exercised by optionees prior to the closing.

     If, for any reason, the Chart Bank acquisition cannot be completed, our Board will consider whether to proceed with the conversion. If we were to decide to proceed with the conversion without Chart Bank, we would resolicit subscribers, send them a modified prospectus and provide them with an opportunity to increase, decrease or rescind their orders. If for any reason the conversion cannot be completed, we will not proceed with the Chart Bank acquisition.

Terms of The Conversion and Offering

     We are offering between 4,250,000 and 5,750,000 shares of common stock of Benjamin Franklin Bancorp for sale to the public at an offering price of $10 per share. The subscription offering is made to Benjamin Franklin Bank’s eligible depositors, our tax qualified employee benefit plans and our officers, directors and employees. Shares not sold to these persons may be made available to the public in a direct community offering, and shares not purchased in the subscription offering or the direct community offering may be offered for sale through a syndicated community offering. The maximum number of shares that we sell in the offering may increase by up to 15.0%, to 6,612,500 shares, as a result of regulatory considerations, demand for the shares in the offering, or positive changes in financial markets in general and with respect to financial institution stocks in particular. Unless the number of shares of common stock to be offered is increased to more than 6,612,500 or decreased to less than 4,250,000, or the offering is extended beyond [date], 2005, subscribers will not have the opportunity to modify or rescind their stock orders. In addition, we will contribute shares of our authorized but unissued common stock to the Benjamin Franklin Bank Charitable Foundation, a new charitable foundation to be established by Benjamin Franklin Bank, in an amount up to 8.0% of the number of shares we actually sell in the offering, up to a maximum of 400,000 shares, which is 8.0% of the number of shares that would be issued at the 5,000,000 share midpoint of the offering range.

     If we do not receive orders for at least 4,250,000 shares of common stock, the minimum of the offering range, then we may apply up to 2,082,500 unsubscribed shares toward the merger consideration to be paid to Chart Bank stockholders, but only in order to issue sufficient shares to achieve the minimum of the offering range. This limitation was established to ensure that the Chart Bank stockholders’ ownership interest in Benjamin Franklin Bancorp will not exceed 49.0%. Applying unsubscribed shares toward the merger will not increase or reduce the number of shares issued to Chart Bank stockholders in the merger, but will reduce the total number of shares outstanding after the conversion and merger and will therefore increase the percentage of our outstanding stock owned by former Chart Bank stockholders.

     All investors will pay the same $10 purchase price per share. Investors will not be charged a commission to purchase shares of common stock. Ryan Beck & Co., Inc., our marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock. Ryan Beck & Co., Inc. is not obligated to purchase any shares of common stock in the offering.

How We Determined The Offering Range And The $10 Per Share Stock Price

     The amount of common stock we are offering in the conversion is based on an independent appraisal of the estimated market value of Benjamin Franklin Bancorp, assuming the offering, the funding of the Benjamin Franklin Bank Charitable foundation and the acquisition of Chart Bank are completed. RP Financial, LC., our independent appraiser, has estimated that, as of November 26, 2004, this market value ranged from $69.9 million to $85.5 million, with a midpoint of $78.0 million. Based on this valuation and the $10 per share price, the number of shares of common stock being offered for sale by Benjamin Franklin Bancorp will range from 4,250,000 shares to 5,750,000 shares. In addition, we will contribute shares of our authorized but unissued common stock to the Benjamin Franklin Bank Charitable Foundation in an amount up to 8.0% of the number of shares we actually sell in the offering, up to a maximum of 400,000 shares, which maximum is 8.0% of the number of shares that would be issued at the 5,000,000 share midpoint of the offering range. The contribution of shares of our common stock to the Benjamin Franklin Bank Charitable Foundation will have the effect of reducing our pro forma valuation. See “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation” on page [#]. We will issue an additional 2,401,575 shares of common stock to the Chart Bank stockholders as consideration for the Chart Bank merger. These shares are in addition to the shares issued in the offering, unless we elect to apply up to 2,082,500 unsubscribed shares toward the merger consideration in order to issue sufficient shares to achieve the minimum of the offering range. The $10 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

     The appraisal is based in part on Benjamin Franklin Bancorp’s financial condition and results of operations, the effect of the additional capital raised by the sale of shares of common stock in the offering, the acquisition of Chart Bank and an analysis of a peer group of 10 publicly traded thrift holding companies that RP Financial, LC. considered comparable to Benjamin Franklin Bancorp.

     The following table presents a summary of selected pricing ratios for the peer group companies and the pricing ratios for Benjamin Franklin Bancorp. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the conversion, the contribution to the Benjamin Franklin Bank Charitable Foundation, adoption of stock based benefit plans consistent with industry practice, and the proposed acquisition of Chart Bank.

		Price as a % of	Price as a % of
	Price as a Multiple	Pro Forma	Pro Forma Tangible
	of Pro Forma	Stockholders'	Stockholders'
	Earnings Per Share	Equity Per Share	Equity Per Share
Benjamin Franklin Bancorp (pro forma data as of September 30, 2004):
Maximum	34.09x	83.40%	129.70%
Minimum	28.85x	78.31%	132.63%
Valuation of Peer Group Companies as of November 26, 2004
Averages	19.04x	166.24%	178.05%
Medians	20.34x	159.61%	169.23%

     The independent appraisal does not indicate market value. Investors should not assume or expect that the valuation of Benjamin Franklin Bancorp as indicated above means that the common stock will trade at or above the $10 purchase price after the conversion.

     The independent appraisal will be updated prior to the completion of the conversion. Any changes to the appraisal would be subject to regulatory approval. The estimated pro forma market value of Benjamin Franklin Bancorp common stock to be sold in the conversion may be increased over the maximum level of $57.5 million by up to 15.0%, to up to $66.1 million, without notification to those who subscribed for shares in the offering. If this occurs, the maximum number of shares to be sold will correspondingly increase. See “Pro Forma Data” on page [#]. In the event that the updated appraisal results in an increase in the maximum valuation range to more than $66.1 million, or a decrease in the minimum valuation range below $42.5 million, the offering would not be completed without a resolicitation of subscribers. See “Pro Forma Data” on page [#], and “The Conversion And The Offering—Stock Pricing and Number of Shares to be Issued” on page [#].

After-Market Performance Information Provided by Independent Appraiser

     The following information was provided to the Board of Directors by RP Financial, LC. as part of the appraisal. The table presents information for all standard mutual-to-stock conversion transactions completed between January 1, 2003 and November 26, 2004. The information shows the average and median after-market performance of the trading price of the common stock at certain points after the completion of the stock conversion. Based on the independent valuation, Benjamin Franklin Bancorp has initial pro forma price-to-tangible stockholders’ equity ratios as of September 30, 2004 of 132.63%, 131.41%, 129.70%, and 128.21% at the minimum, midpoint, maximum, and maximum as adjusted of the valuation range, respectively. During the period, the average closing price to tangible stockholders’ equity ratios in the conversions are lower than the range of pro forma price to book ratios for Benjamin Franklin Bancorp and, with the exception of NewAlliance Bancshares, Inc. of Connecticut, which also involved the acquisition of other financial institutions, there were no other mutual-to-stock conversions with pro forma price-to-tangible stockholders’ equity ratios exceeding 100.0%. Thus, the pro forma price-to-tangible stockholders’ equity ratios for Benjamin Franklin Bancorp exceed by a significant amount essentially all of the comparable pro forma pricing ratios for standard mutual-to-stock conversions completed during the January 1, 2003 to November 26, 2004 period that did not also involve acquisitions of other financial institutions. The high pro forma price-to-tangible stockholders’ equity ratios for Benjamin Franklin may have a negative effect on any potential price appreciation of our stock. The information shown in the following table was not included in the appraisal report.

Mutual-to-Stock Conversion Offerings with Completed Closing Dates between January 1, 2003 and November 26, 2004

	Appreciation From Initial Trading Date
					Through
	Conversion				November
Transaction	Date	1 day	1 week	1 month	26, 2004
Third Century Bancorp, Inc. — IN	06/30/04	13.2%	10.5%	12.5%	30.0%
SE Financial Corp. — PA	05/06/04	(0.5%)	(1.5%)	(6.0%)	11.0%
NewAlliance Bancshares, Inc. — CT	04/02/04	51.7%	45.3%	36.5%	47.8%
KNBT Bancorp, Inc. — PA	11/03/03	68.8%	67.5%	70.5%	71.1%
Rainier Pacific Fin Group — WA	10/21/03	69.9%	66.0%	61.9%	78.9%
Community First Bancorp, Inc. — KY	06/27/03	20.0%	20.0%	20.5%	40.0%
Rantoul First Bank, s.b. — IL	04/02/03	15.1%	20.0%	23.5%	60.0%
Provident Fin. Services, Inc. — NJ	01/16/03	55.0%	56.5%	51.5%	93.5%
CCSB Financial Corp. — MO	01/09/03	20.0%	23.1%	25.0%	50.0%

		34.8%	34.2%	32.9%	53.6%

     RP Financial, LC. advised the Board that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public companies whose stocks have traded for at least one year prior to the valuation date. RP Financial, LC. also advised the Board that the aftermarket trading experience of recent transactions was considered in the appraisal as a general indicator of current market conditions, but was not relied upon as a primary valuation methodology.

     The table above is not intended to be indicative of how our stock may perform. Stock appreciation is affected by many factors, including, but not limited to, the factors set forth below. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the “Risk Factors” generally, beginning on page [#].

     Data represented in the table were calculated using a small sample. The data, therefore, may not be meaningful for investors. For example, in the period between January 1, 2003 and November 26, 2004, only one transaction had closed where the initial pro forma price-to-tangible stockholders’ equity ratio was 100.0% or greater. While stock prices of converting institutions have, on average, increased for the transactions presented, there can be no assurance that our stock price will not trade below $10 per share, as has been the case for some converted mutual institutions. In addition, the conversion transactions from which the data are derived occurred primarily during a falling interest rate environment, during which time the market for financial institution stocks typically increases. If interest rates rise, our net interest income and the value of our assets could be reduced, which could negatively affect our stock price. The increase in any particular company’s stock price is subject to various factors, including the amount of proceeds a company raises and the quality of management and management’s ability to deploy proceeds (such as through investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). In addition, stock prices may be affected by general market conditions, the interest rate environment, the market for financial institutions, merger or takeover transactions, the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not necessarily in the control of management.

     Our Board of Directors carefully reviewed the information provided to it by RP Financial, LC. through the appraisal process, but did not make any determination regarding whether prior standard mutual-to-stock conversions have been undervalued on a price to tangible stockholders’ equity basis, nor did the Board draw any conclusions regarding how the historical data reflected above may affect Benjamin Franklin Bancorp’s appraisal. Instead, the Board engaged RP Financial, LC. to help it understand the regulatory process as it applies to the appraisal and to advise the Board as to how much capital Benjamin Franklin Bancorp would be required to raise under the regulatory appraisal guidelines.

Who May Order Shares Of Common Stock In The Offering

     Under the terms of our plan of conversion, we are offering the shares of common stock of Benjamin Franklin Bancorp in a “subscription offering,” in the following descending order of priority:

(1)	First, to depositors with accounts at Benjamin Franklin Bank with aggregate balances of at least $50.00 on May 31, 2003;

(2)	Second, to depositors (other than Benjamin Franklin Bank officers, directors, trustees, corporators and their associates) with accounts at Benjamin Franklin Bank with aggregate balances of at least $50.00 on [_____________];

(3)	Third, to Benjamin Franklin Bancorp’s and Benjamin Franklin Bank’s tax qualified employee plans, including our employee stock ownership plan; and

(4)	Fourth, to Benjamin Franklin Bancorp’s and Benjamin Franklin Bank’s officers, directors, trustees and employees who do not have a higher priority right.

     Any remaining shares may be offered for sale in a “direct community offering” that can begin concurrently with, during or immediately following the subscription offering. Orders received in the direct community offering will be subordinate to subscription offering orders. Shares will be allocated in the community offering, to the extent available, first to natural persons who live in the Massachusetts counties of Norfolk, Worcester and Middlesex, then to the general public. Shares of common stock not purchased in the subscription offering or the direct community offering may be offered for sale through a “syndicated community offering” managed by Ryan Beck. We have the right to accept or reject, in our sole discretion, orders we receive in the direct community offering and syndicated community offering.

     If we do not receive orders for at least 4,250,000 shares of common stock (the minimum of the offering range) in the subscription and direct community offerings, then instead of proceeding with a syndicated community offering we may choose to apply up to 2,082,500 unsubscribed shares toward the merger consideration to be paid to Chart Bank stockholders, but only in order to issue sufficient shares to achieve the minimum of the offering range. We may also do this after holding a syndicated community offering if sufficient shares to achieve the minimum of the offering range are not ordered in the subscription, direct community and syndicated community offerings.

     If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated pursuant to our plan of conversion. A detailed description of share allocation procedures can be found in the section entitled “The Conversion And The Offering.”

How You May Purchase Shares Of Common Stock

     In the subscription offering and the community offering you may pay for your shares only by:

(1)	personal check, bank check or money order made payable directly to Benjamin Franklin Bancorp, Inc. (do not endorse third-party checks); or

(2)	authorizing us to withdraw money from your Benjamin Franklin Bank deposit account(s) without check writing privileges.

     If you wish to use your Benjamin Franklin Bank individual retirement account to pay for your shares, please be aware that you must first transfer your funds to a self-directed retirement account with a trustee other than Benjamin Franklin Bank. The transfer of such funds to a new trustee takes time, so please contact the Stock Information Center promptly for further information. Also, Benjamin Franklin Bank is not permitted to lend funds (including funds drawn on a Benjamin Franklin Bank line of credit or overdraft checking) to anyone for the purpose of purchasing shares of common stock in the offering.

     You can subscribe for shares of common stock in the offering by delivering to Benjamin Franklin Bancorp a signed and completed original stock order form, together with full payment or authorization to withdraw from one or more of your Benjamin Franklin Bank deposit accounts without checkwriting privileges, provided we receive the stock order form before 10:00 a.m. Massachusetts time on [date] 2005 (regardless of when the reply envelope is postmarked). Checks and money orders will be immediately deposited by us into a Benjamin Franklin Bank segregated savings account or, at our discretion, another insured depository institution. We will pay interest at Benjamin Franklin Bank’s passbook savings rate, currently 0.50% per annum, from the date those funds are received until completion or termination of the offering. Withdrawals from certificates of deposit at Benjamin Franklin Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Benjamin Franklin Bank must be available within the deposit accounts at the time the stock order form is received. However, funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable contractual deposit account rate until the completion of the offering. A hold will be placed on the amount of funds designated on your stock order form. Those funds will be unavailable to you for check writing or other purposes during the offering. After we receive an order, the order cannot be revoked or changed. Payment may not be made by wire transfer or any other electronic transfer of funds. In addition, we are not required to accept copies or facsimiles of order forms.

     For a further discussion regarding the stock ordering procedures, see “The Conversion and the Offering—Procedure for Purchasing Shares” on page [#].

Limits On How Much Common Stock You May Purchase

     The minimum number of shares of common stock that may be purchased is 25.

     No person, or persons exercising subscription rights through a single qualifying deposit account held jointly, may purchase more than 15,000 shares of common stock ($150,000) in the offering. If any of the following persons purchase stock, their purchases, when combined with your purchases, cannot exceed 25,000 shares ($250,000) in all categories of the offering, combined:

•	Your spouse, or any relative of you or your spouse, who either shares your home or is a director, trustee or officer of Benjamin Franklin Bancorp or Benjamin Franklin Bank;

•	Companies or other entities in which you are a director, officer or partner, or have a 10.0% beneficial ownership interest;

•	Trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in another fiduciary capacity; or

•	Other persons who may be acting together with you as associates or persons acting in concert.

     Persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to this overall purchase limitation.

     Subject to regulatory approval, we may increase or decrease the purchase limitations at any time. For additional information on purchase limitations, including the detailed definitions of “associates” and “acting in concert,” see “The Conversion And The Offering—Limitations On Common Stock Purchases” on page [#]. We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert. Our tax-qualified employee benefit plans, including our employee stock ownership plan, are authorized to purchase up to 10.0% of the shares issued in the offering (including shares issued to the Benjamin Franklin Bank Charitable Foundation) without regard to these purchase limitations.

Deadline For Orders Of Common Stock

     If you wish to purchase shares, a properly completed original stock order form, together with full payment for the shares of common stock, must be received by us (not postmarked) no later than 10:00 a.m., Massachusetts time, on [date], 2005. You may submit your order form in one of three ways: by mail using the return envelope provided, by overnight courier to the address indicated on the order form or by taking the stock order form and payment to our Stock Information Center located at our headquarters, 58 Main Street, Franklin, Massachusetts. Stock order forms may not be hand-delivered to branches of Benjamin Franklin Bank. Once submitted, your order is irrevocable unless the offering is terminated or extended beyond [date], 2005.

You May Not Sell Or Transfer Your Subscription Rights

     If you order stock in the subscription offering, you will be required on the stock order form to state that you are purchasing the stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or gives away their subscription rights. We will not accept your order if we have reason to believe that you sold or transferred your subscription rights. In addition, you may not add the names of others for joint stock registration unless you share the same subscription offering eligibility priority.

     The stock order form requires that you list all deposit accounts in which the subscriber had an interest, giving all names on each account and the account number at the applicable eligibility date, May 31, 2003 or [__________]. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation.

How We Intend To Use The Proceeds From The Offering

     We estimate net proceeds from the offering will be between $40.9 million and $55.8 million, or $64.4 million if the offering range is increased by 15.0%. We intend to use the net proceeds for the cash merger consideration portion of the acquisition of Chart Bank, approximately $22,492,000 assuming that the Chart Bank options are cashed out at the closing rather than being exercised by optionees prior to the closing; and for the loan to the employee stock ownership plan to fund its purchase of shares of common stock, between $3.7 million and $4.9 million, or $5.6 million if the offering is increased by 15.0%. Of the net proceeds remaining, we intend to retain at the parent-company level between $10.9 million and $20.8 million of the net proceeds, or $26.6 million if the offering range is increased by 15.0%, and to invest in Benjamin Franklin Bank approximately $4.9 million to $8.6 million of the net proceeds, or $10.7 million if the offering range is increased by 15.0%. Benjamin Franklin Bancorp may use the funds to pay cash dividends, repurchase shares of common stock and for general corporate purposes. Funds invested in Benjamin Franklin Bank will be used to support increased lending and new products and services. We may also use the net proceeds for future business expansion by establishing new branches or by acquiring branches or other whole banks. Initially, a substantial portion of the net proceeds could be used to pay down certain Federal Home Loan Bank of Boston borrowings, as well as invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

     Our Issuance Of Shares Of Common Stock To The Benjamin Franklin Bank Charitable Foundation

     To further our commitment to our local community, we intend to establish a charitable foundation as part of the conversion and issue shares of common stock to it immediately following completion of the conversion. We intend to make an initial contribution to the foundation of a number of shares of our authorized but unissued common stock in an amount up to 8.0% of the number of shares actually sold in the offering, up to a maximum of 400,000 shares. Assuming that we issue this maximum number, our contribution would have an initial market value of $4.0 million and we would record a pre-tax expense of approximately $4.0 million during the quarter in which the conversion is completed. The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities. The issuance of these additional shares of common stock to the charitable foundation will:

•	dilute the voting interests of purchasers of shares of our common stock in the offering,

•	result in an expense, and a reduction in earnings, of $4.0 million, offset in part by a corresponding tax benefit, during the quarter in which the contribution is made, and

•	reduce our pro forma market value and, accordingly, the number of shares that we otherwise would have offered for sale in the stock offering.

     See “Risk Factors—The Contribution of Shares to the Charitable Foundation Will Dilute Your Ownership Interests and Adversely Affect Net Income in 2005” on page [#], “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation” on page [#] and “The Benjamin Franklin Bank Charitable Foundation” on page [#].

Delivery Of Stock Certificates

     Certificates representing shares of common stock sold in the offering will be mailed to the certificate registration address noted on the order form, as soon as practicable following completion of the offering and receipt of all necessary regulatory approvals. It is possible that, until certificates for the common stock are available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.

Expiration of the Offering

     The subscription offering will expire at 10:00 a.m., Massachusetts time, on [date], 2005, unless extended by Benjamin Franklin Bancorp with the approval of the Massachusetts Commissioner of Banks and the Federal Reserve Board, if required. The direct community and syndicated community offerings, if conducted, must be completed by [date], 2005 unless extended, with regulatory approval, if necessary. If the subscription offering and/or direct community and syndicated community offerings extend beyond [date], 2005, we will be required to resolicit subscribers before proceeding with the offering. In no event may we extend the offering beyond October 28, 2006.

Steps We May Take If We Do Not Receive Orders For The Minimum Number Of Shares

     If we do not receive orders for at least 4,250,000 shares of common stock in the subscription offering, we may take several steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

(i)	make shares available to the public in a direct community offering,

(ii)	offer shares for sale through a syndicated community offering;

(iii)	apply up to 2,082,500 unsubscribed shares toward the stock portion of the merger consideration to be delivered to stockholders of Chart Bank;

(iv)	increase the purchase and ownership limitations;

(v)	seek regulatory approval to extend the offering beyond the [date], 2005 expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering; and

(vi)	terminate the offering, returning the subscription funds with interest and canceling deposit account withdrawal authorizations.

Purchases By Officers And Directors

     Our directors and executive officers will pay the same $10 per share purchase price paid by all other persons who purchase shares of common stock in the offering. We expect our directors and executive officers, together with their associates, to subscribe for 196,050 shares of common stock in the offering. Following the conversion and the issuance of additional shares to the Benjamin Franklin Bank Charitable Foundation and to the Chart Bank stockholders in the acquisition, these shares will represent 2.5% of our total outstanding shares of common stock at the midpoint of the offering range. In addition, the Chart Bank directors who will become Benjamin Franklin Bancorp directors are expected to beneficially own 825,128 shares of common stock, or 10.6% of our total outstanding shares of common stock at the midpoint of the offering range, based on these directors’ current beneficial ownership of Chart Bank common stock and assuming that such directors exchange 55.0% of their Chart Bank shares for shares of Benjamin Franklin Bancorp common stock and that all Chart Bank options held by these directors are cashed out at the closing rather than being exercised prior to the closing.

     Stock-Based Benefits To Management And Potential Dilution To Stockholders Resulting From The Conversion

     We have established an employee stock ownership plan that will award shares of our common stock to eligible employees primarily based on their compensation. At the completion of the conversion, we will make, or contribute funds to a subsidiary to enable it to make, a loan to the employee stock ownership plan to enable it to purchase shares of our common stock in the offering or in the open market following completion of the offering. It is expected that our employee stock ownership plan will purchase 8.0% of the shares issued in the offering, including shares issued to the Benjamin Franklin Bank Charitable Foundation. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to the total of 8.0% of shares of common stock issued in the offering. This plan is a tax-qualified retirement plan for the benefit of all our employees. Assuming the employee stock ownership plan purchases 492,000 shares in the offering (the number of shares it would purchase at the maximum of the offering range), we will recognize additional compensation expense of $4.9 million over a 30-year period, assuming the shares of common stock have a fair market value of $10 per share for the full 30-year period. If, in the future, the shares of common stock have a fair market value greater or less than $10 per share, the compensation expense will increase or decrease accordingly.

     In addition to the employee stock ownership plan, following the conversion we intend to implement a stock-based incentive plan that will provide for grants of stock options and restricted stock to directors, officers and employees. The stock-based incentive plan cannot be established sooner than six months after the offering and, if implemented less than one year after the offering, would require the approval of our stockholders by two-thirds of the outstanding shares of Benjamin Franklin Bancorp common stock. If the stock-based incentive plan is implemented more than one year after the offering, the stock-based incentive plan must be approved by a majority of the shares of Benjamin Franklin Bancorp present and voting. If such plan is adopted less than one year after completion of the offering, the number of options granted and restricted shares awarded under the plan may not exceed 10.0% and 4.0%, respectively, of the total shares issued in the offering, including shares issued to the Benjamin Franklin Bank Charitable Foundation. However, these limitations would not apply if such stock-based incentive plan is implemented one year or more after the completion of the offering. Finally, if adopted within one year, the stock-based incentive plan would be subject to such other limitations as may be imposed by the Massachusetts Commissioner of Banks, including certain vesting requirements.

     The employee stock ownership plan and grants under the stock-based incentive plan will increase our future compensation costs, thereby reducing our earnings. The Financial Accounting Standards

Board, or FASB, has proposed that beginning in 2005 it will require companies to expense the cost of stock options granted to officers, directors and employees. Based upon FASB’s final rules for the accounting of stock options, we expect to expense the cost of stock options, and this will increase our compensation costs. Additionally, while our intention is to fund our stock-based incentive plan with shares purchased on the open market, stockholders will experience a dilution in their ownership interest if newly issued shares of common stock are used to fund stock options and stock awards. See “Risk Factors—Our Stock Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income” and “Management of Benjamin Franklin Bancorp and Benjamin Franklin Bank—Benefit Plans” on page [#].

     The following table summarizes the stock benefits that our officers, directors and employees may receive following the reorganization and offering, at the maximum of the offering range and assuming that we initially implement a stock-based incentive plan granting options to purchase 10.0% of the shares issued in the offering and issued to the Benjamin Franklin Bank Charitable Foundation and awarding shares of common stock equal to 4.0% of the shares issued in the offering and issued to the Charitable Foundation (the maximum permissible amount of grants and awards if such plan is adopted less than one year from the date of completion of the offering). The table also shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. A portion of the stock grants shown in the table below may be made to non-management employees.

	Aggregate Number of Shares to be
	Granted or Purchased				Value of Grants (3)
			As a	Dilution
	At the	At the	Percentage	Resulting if	At the	At the
	minimum	maximum	of Common	We Issue New	minimum	maximum
	of the	of the	Stock to be	Shares for	of the	of the
	Offering	Offering	Issued in the	Stock Benefit	Offering	Offering
	Range	Range	Offering(1)	Plans (2)	Range	Range
	(Dollars in thousands)
Employee stock ownership plan	367,200	492,000	8.0%	5.4%	$3,672	$4,920
Stock options under stock-based incentive plan	459,000	615,000	10.0%	6.7%	—	—
Restricted stock awards under stock-based incentive plan	183,600	246,000	4.0%	2.8%	1,836	2,460

Total	1,009,800	1,353,000	22.0%	13.7%	$5,508	$7,380

(1)	Includes shares issued to the Benjamin Franklin Bank Charitable Foundation, but does not include shares issued to Chart Bank stockholders as merger consideration (other than the up to 2,082,500 unsubscribed shares that may be applied toward the merger consideration to be paid to Chart Bank stockholders in order to issue sufficient shares to achieve the minimum of the offering range).

(2)	Calculated at the maximum of the offering range.

(3)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10 per share. No value is given for options because their exercise price will be equal to the fair market value of the common stock on the day the options are granted.

Market For Common Stock

     Currently, there are no outstanding shares of Benjamin Franklin Bancorp common stock. We have applied to have the common stock of Benjamin Franklin Bancorp quoted on the Nasdaq National Market following the conversion, under the symbol “BFBC.” See “Market For The Common Stock” on page [#].

Our Dividend Policy

     Upon completion of the conversion, our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. While our Board of Directors intends to consider a policy of paying cash dividends, payment of dividends will depend upon a number of factors, including our future operating results and financial condition, ongoing capital requirements, regulatory limitations, tax considerations and general economic conditions. As a result, we cannot assure you that Benjamin Franklin Bancorp will pay dividends, or if paid, the amounts of such dividends, or whether such dividends will continue to be paid in the future. See “Our Policy Regarding Dividends” on page [#].

Tax Consequences of the Conversion

     Based on certain factual representations and assumptions, which we believe are consistent with the facts that will exist at the effective time of the conversion, our legal counsel, Foley Hoag LLP, has delivered to us its legal opinion to the effect that the conversion will constitute or be part of a tax-free “reorganization” for federal income tax purposes. As such, neither Benjamin Franklin Bank nor Benjamin Franklin Bancorp will recognize gain or loss as a result of the conversion. The opinion of our legal counsel, however, is not binding on the Internal Revenue Service. See “The Conversion And The Offering—Tax Aspects Of The Conversion And The Chart Bank Acquisition” on page [#].

Conditions to Completion of the Conversion

     We cannot complete our conversion and related offering unless:

•	We issue at least the minimum number of shares of common stock offered;

•	We receive the approval of the Massachusetts Commissioner of Banks and the Federal Reserve Board;

•	We complete the conversion by [date].

In addition, we intend to complete the conversion together with the completion of the Chart Bank acquisition. If, for any reason, the Chart Bank acquisition cannot be completed, our Board would consider whether to proceed with the conversion. If we were to decide to proceed with the conversion without Chart Bank, we would resolicit subscribers, providing them with a modified prospectus and provide them with an opportunity to increase, decrease or rescind their orders. If for any reason the conversion cannot be completed, we will not proceed with the Chart Bank acquisition.

How You Can Obtain Additional Information – Stock Information Center

     The employees of Benjamin Franklin Bank’s branch offices may not, by law, assist with investment related questions about the offering. If you have any questions regarding the stock offering, you may call our Stock Information Center, toll free, at [   ], Monday through Friday between 9:30 a.m. and 4:00 p.m., Massachusetts time. You may also visit our Stock Information Center, which is located at our headquarters, 58 Main Street, Franklin, Massachusetts. The Stock Information Center will be closed on weekends and bank holidays. Our branches will not have offering materials and cannot accept completed order forms.

     To ensure that each person receives a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days prior to such date or hand-deliver prospectuses later than two days prior to that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus.

     We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 10:00 a.m., Massachusetts time, on [date], 2005, whether or not we have been able to locate each person entitled to subscription rights.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF
BENJAMIN FRANKLIN BANCORP

     The following tables contain certain information concerning the financial position and results of operations of Benjamin Franklin Bancorp at the dates and for the periods indicated. This information should be read in conjunction with the Consolidated Financial Statements of Benjamin Franklin Bancorp, M.H.C. and Subsidiaries and notes thereto commencing on page [#] of this prospectus and the Management’s Discussion and Analysis of Benjamin Franklin Bancorp commencing on page [#]of this prospectus. The selected financial data and selected operating data of Benjamin Franklin Bancorp as of December 31, 2003 and 2002 and for the years then ended have been derived from Benjamin Franklin Bancorp’s consolidated financial statements which have been audited by Wolf & Company, P.C., independent accountants. See “Experts” on page [#]. The data presented at and for the nine months ended September 30, 2004 and 2003 were derived from unaudited consolidated financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

     The selected financial condition data and selected operating data of Benjamin Franklin Bancorp at or for the years ended December 31, 2001, 2000 and 1999 have been derived from Benjamin Franklin Bancorp’s consolidated financial statements that have been audited by Arthur Andersen LLP. Because Arthur Andersen has ceased accounting and auditing operations, Benjamin Franklin Bancorp is unable to obtain written consent of Arthur Andersen to incorporate their report in this prospectus. Because Arthur Andersen has not consented to incorporating their report in this prospectus, investors will not be able to recover against Arthur Andersen in connection with the use of their report. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from its provision of auditing and other services to Benjamin Franklin Bancorp) is limited as a result of the diminished amount of assets of Arthur Andersen that are now or may in the future be available to satisfy claims. See “Risk Factors—Risks Related to Prior Auditors of Benjamin Franklin Bancorp” on page [#].

	At September 30,	At December 31,
	2004	2003	2002	2001	2000	1999
	(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$517,931	$458,844	$452,230	$430,084	$443,092	$429,635
Loans, net	375,516	288,862	261,933	257,566	284,232	269,125
Investment securities	101,551	110,254	114,728	86,136	112,884	113,315
Deposits	399,562	380,257	373,300	360,979	388,332	324,050
Short-term borrowings	29,000	0	0	0	19,400	48,280
Long-term debt (1)	55,000	45,000	45,000	36,000	6,000	21,000
Retained earnings	30,586	29,301	29,814	26,937	24,794	28,652

(1)	Long-term debt includes advances from the Federal Home Loan Bank of Boston and subordinated debt. See “Investment Activities—Borrowings” on page [#].

	Nine Months Ended
	September 30,		Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(Dollars in thousands)
Selected Operating Data:
Interest and dividend income	$15,223	$14,529	$19,532	$21,406	$26,441	$28,064	$24,730
Interest expense	5,024	5,134	6,752	7,594	12,397	16,216	12,533

Net interest income	10,199	9,395	12,780	13,812	14,044	11,848	12,197
Provision for loan losses (1)	470	300	625	1,412	51	1	70

Net interest income after provision for loan losses	9,729	9,095	12,155	12,400	13,993	11,847	12,127
Non-interest income	1,658	2,450	2,990	1,285	1,752	1,819	1,510
Gain (loss) on sales of securities, net	8	113	86	1,569	(2,529)	(6,784)	1,402
Non-interest expense	9,457	9,626	12,724	12,115	11,565	10,851	10,280

Income (loss) before income tax expense	1,938	2,032	2,507	3,139	1,651	(3,969)	4,759
Income tax expense (2)	626	651	819	443	1,610	708	1,858

Net income (loss)	$1,312	$1,381	$1,688	$2,696	$41	($4,677)	$2,901

(1)	Refer to “Management’s Discussion and Analysis of Benjamin Franklin Bancorp,” beginning on page [#] for discussion of changes in the provision for loan losses for the periods from 2001 forward. For the year ended December 31, 2000, the provision declined to $1,000 from $70,000 recorded for the 1999 period, due primarily to the fact that impaired loans dropped to $308,000 at December 31, 2000 from $1.3 million at December 31, 1999.

(2)	Refer to “Management’s Discussion and Analysis of Benjamin Franklin Bancorp,” beginning on page [#] for discussion of changes in income tax expense for the periods from 2001 forward. For the year ended December 31, 2000, Benjamin Franklin recorded income tax expense of $708,000 despite incurring a pre-tax loss because a valuation allowance was established for the deferred tax asset associated with the impairment charge recorded to reflect the unrealized net losses on equity securities.

	At or For the Nine
	Months Ended
	September 30,		At or For the Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on assets (ratio of net income to average total assets) (1)	0.36%	0.40%	0.36%	0.61%	0.01%	(1.09%)	0.76%
Return on equity (ratio of net income to average equity) (1)	5.85%	6.13%	5.65%	9.45%	0.16%	(16.32%)	10.23%
Average interest rate spread (1) (2)	2.67%	2.76%	2.76%	3.32%	3.29%	2.87%	3.47%
Net interest margin (1)(3)	3.03%	2.93%	2.98%	3.47%	3.51%	3.57%	4.30%
Efficiency ratio (4)	79.31%	87.13%	84.78%	75.69%	72.84%	78.07%	73.53%
Non-interest expense to average total assets (1)	2.61%	2.76%	2.73%	2.76%	2.64%	2.53%	2.70%
Average interest-earning assets to average interest bearing liabilities	124.43%	110.89%	114.38%	108.04%	106.92%	88.16%	86.56%
Asset Quality Ratios:
Non-performing assets to total assets	0.08%	0.14%	0.10%	0.00%	0.04%	0.04%	0.04%
Non-performing loans to total loans	0.11%	0.24%	0.16%	0.00%	0.06%	0.06%	0.07%
Allowance for loan losses to non-performing loans	714.93%	394.35%	544.92%	115,600.00%	749.68%	603.39%	657.22%
Allowance for loan losses to total loans	0.80%	0.95%	0.87%	0.88%	0.46%	0.38%	0.44%
Capital Ratios:
Equity to total assets at end of period	5.91%	6.22%	6.39%	6.59%	6.26%	5.60%	6.67%
Average equity to average assets	6.19%	6.47%	6.42%	6.49%	5.82%	6.67%	7.45%
Risk-based capital ratio (bank only) at end of period	13.05%	14.01%	13.94%	13.54%	9.65%	7.69%	10.08%
Other Data:
Number of full service offices	6	6	6	6	6	6	6

(1)	Ratios for the nine months ended September 30, 2004 and 2003 are annualized.

(2)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the period.

(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(4)	The efficiency ratio represents non-interest expense for the period minus expenses related to the amortization of intangible assets divided by the sum of net interest income (before the loan loss provision) plus non-interest income (excluding net gains (losses) on sale of bank assets and the pension plan curtailment loss).

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF CHART BANK

     The following tables contain certain information concerning the financial position and results of operations of Chart Bank at the dates and for the periods indicated. This information should be read in conjunction with the Consolidated Financial Statements of Chart Bank, A Cooperative Bank and Subsidiaries and notes thereto commencing on page [#] of this prospectus and the Management’s Discussion and Analysis of Chart Bank commencing on page [#] of this prospectus. The selected financial data and selected operating data of Chart Bank as of December 31, 2003, 2002, 2001, 2000 and 1999, and for the years then ended have been derived from Chart Bank’s consolidated financial statements which have been audited by Wolf & Company, P.C., independent accountants. See “Experts” on page [#]. The data presented at and for the nine months ended September 30, 2004 and 2003 were derived from unaudited consolidated financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

	At September	At December 31,
	30, 2004	2003	2002	2001	2000	1999
	(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$256,261	$209,854	$202,932	$181,645	$168,702	$142,823
Loans, net	175,572	139,890	122,965	126,088	121,237	107,237
Investment securities	35,495	29,369	29,532	21,585	19,589	15,853
Deposits	215,972	175,801	170,279	145,549	152,749	129,436
Borrowings	22,000	15,930	14,986	19,731	1,923	3,449
Stockholders’ equity	17,546	17,399	16,061	14,980	13,384	9,362

	Nine Months Ended
	September 30,		Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(Dollars in thousands)
Selected Operating Data:
Interest and dividend income	$8,006	$7,621	$10,091	$11,033	$11,718	$11,023	$8,838
Interest expense	2,732	2,648	3,452	4,466	5,870	6,061	4,595

Net interest income	5,274	4,973	6,639	6,567	5,848	4,962	4,243
Provision for loan losses	90	90	120	120	120	131	180

Net interest income after provision for loan losses	5,184	4,883	6,519	6,447	5,728	4,831	4,063
Non-interest income	1,916	2,048	2,665	3,270	3,544	1,529	1,033
Non-interest expense	5,636	4,806	6,406	7,190	7,004	5,954	4,914

Income before income tax provision (benefit)	1,464	2,125	2,778	2,527	2,268	406	182
Income tax provision (benefit)	680	823	1,076	958	850	(141)	48

Net income	$784	$1,302	$1,702	$1,569	$1,418	$547	$134

	At or For the Nine
	Months Ended
	September 30,		At or For the Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income to average total assets) (1)	0.44%	0.86%	0.83%	0.81%	0.80%	0.35%	0.11%
Return on equity (ratio of net income to average equity) (1)	5.95%	10.61%	10.28%	10.31%	10.37%	4.43%	1.48%
Average interest rate spread (1) (2)	3.40%	3.87%	3.83%	3.88%	3.39%	2.99%	3.21%
Net interest margin (1)(3)	3.52%	4.00%	3.96%	4.06%	3.81%	3.56%	3.75%
Efficiency ratio (4)	79.29%	70.06%	70.09%	82.75%	92.34%	94.70%	98.60%
Non-interest expense to average total assets (1)	3.19%	3.16%	3.13%	3.72%	4.05%	3.94%	4.22%
Average interest-earning assets to average interest-bearing liabilities	106.87%	105.65%	106.08%	106.90%	110.92%	97.15%	99.86%

Asset Quality Ratios:
Non-performing assets to total assets	0.06%	0.01%	0.10%	0.01%	0.13%	0.00%	0.25%
Non-performing loans to total loans	0.08%	0.02%	0.15%	0.02%	0.18%	0.00%	0.32%
Allowance for loan losses to total loans	0.99%	1.22%	1.17%	1.23%	1.09%	1.07%	1.02%

Capital Ratios:
Equity to total assets at end of period	6.85%	8.31%	8.29%	7.91%	8.25%	7.93%	6.55%
Average equity to average assets	7.47%	8.08%	8.10%	7.87%	7.71%	7.92%	7.46%
Tier 1 risk-based capital ratio at end of period	10.90%	11.30%	11.30%	10.80%	10.60%	11.80%	9.80%

Other Data:
Number of full service offices	3	3	3	3	4	4	4

(1)	Ratios for the nine months ended September 30, 2004 and 2003 are annualized.

(2)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the period.

(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(4)	The efficiency ratio represents non-interest expense for the period divided by the sum of net interest income (before the loan loss provision) plus non-interest income (excluding net gains (losses) on sales of bank assets and deposits and loan referral fees).

RISK FACTORS

          Please consider the following risk factors, in addition to those you may find elsewhere in this Prospectus, when deciding whether to purchase our common stock in the conversion.

Our Financial Success Depends In Part On The Success Of Our Acquisition of Chart Bank.

          Our future operating performance will depend, in part, on the success of the merger with Chart Bank, which will be the largest merger Benjamin Franklin Bancorp has consummated. The success of the merger will, in turn, depend on a number of factors, including our ability to:

•	integrate into Benjamin Franklin Bank the operations and branches of Chart Bank,

•	retain Chart Bank’s deposits and customers,

•	control future non-interest expenses in a manner that enables us to improve our overall operating efficiencies,

•	retain and integrate key personnel of Chart Bank into our operations, particularly those with specialized expertise in the CSSI ATM management business.

          Integration of Chart Bank into Benjamin Franklin Bank following the merger will require the dedication of the time and resources of our management and may temporarily distract management’s attention from our day-to-day business. No assurance can be given that we will successfully integrate Chart Bank’s operations into our own, or that we will achieve anticipated benefits of the merger or achieve earnings results in the future similar to those we, or Chart Bank, have achieved in the past. Further, no assurance can be given that we will effectively manage any growth resulting from the merger.

Our Commercial Real Estate, Construction And Commercial Business Loans May Expose Us To Increased Credit Risks, And This Risk Will Increase If We Succeed In Increasing These Types Of Loans.

          Residential real estate loans represent a smaller proportion of our loan portfolio than the average for savings institutions in New England. As of September 30, 2004, commercial real estate, construction and commercial business loans represented 28.9% of our loan portfolio. This percentage would have been 39.9% on a pro forma basis as of that date with the acquisition of Chart Bank, and we intend to grow commercial real estate and commercial business loans further as a proportion of our portfolio over the next several years. Construction loans, while they are not likely to increase as a percentage of total loans, are expected to increase in absolute terms in line with the overall growth in the bank’s loan portfolio. In general, construction loans, commercial real estate loans and commercial business loans generate higher returns, but also pose greater credit risks, than do owner-occupied residential mortgage loans. As our various commercial loan portfolios increase, the corresponding risks and potential for losses from these loans may also increase.

          The repayment of construction and commercial real estate loans depends on the business and financial condition of borrowers and, in the case of construction loans, on the economic viability of projects financed. A number of our borrowers have more than one construction or commercial real estate loan outstanding with us. Further, these loans are concentrated primarily in Eastern Massachusetts. Economic events and changes in government regulations, which we and our borrowers cannot control, could have an adverse impact on the cash flows generated by properties securing our construction and commercial real estate loans and on the values of the properties securing those loans. Commercial properties tend to decline in value more rapidly than residential owner-occupied properties during economic recessions. We held $104.3 million in construction and commercial real estate loans in our loan portfolio as of September 30, 2004 representing 27.6% of total loans on that date. On a pro forma basis on that date, assuming that the merger with Chart Bank had been completed, we would have had $212.2 million of these loans in our portfolio representing 38.3% of total loans.

          We make both secured and some short-term unsecured commercial business loans, holding $5.0 million of these loans in our loan portfolio as of September 30, 2004, representing 1.3% of total loans on that date. On a pro forma basis on that date, assuming that the merger with Chart Bank had been completed, we would have had $9.1 million of commercial business loans in our portfolio, representing 1.6% of total loans. Repayment of both secured and unsecured commercial business loans depends substantially on borrowers’ underlying business, financial condition and cash flows. Unsecured loans generally involve a higher degree of risk of loss than do secured loans because, without collateral, repayment is wholly dependent upon the success of the borrowers’ businesses. Secured commercial business loans are generally collateralized by equipment, leases, inventory and accounts receivable. Compared to real estate, that type of collateral is more difficult to monitor, its value is harder to ascertain, it may depreciate more rapidly and it may not be as readily saleable if repossessed.

Our Continuing Concentration Of Loans In Our Primary Market Area May Increase Our Risk.

          Our success depends primarily on the general economic conditions in the counties in which we conduct business, and in the Boston metropolitan area in general. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers primarily in Norfolk and Worcester Counties, Massachusetts, southwest of Boston, and to lesser degree in Middlesex and Suffolk Counties, which include the City of Boston and areas east of Boston. Following our proposed acquisition of Chart Bank, we will expand our presence in Middlesex and Suffolk Counties. The local economic conditions in our market area have a significant impact on our loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would affect these local economic conditions and could adversely affect our financial condition and results of operations. Additionally, because we have a significant amount of commercial real estate loans, decreases in tenant occupancy may also have a negative effect on the ability of many of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings.

Our Return On Equity May Initially Be Low Compared To Other Financial Institutions. A Low Return Could Lower The Trading Price Of Our Common Stock.

          Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Our return on equity may be reduced due to the expenses we will incur in pursuing our growth strategies, the costs of being a public company and added expenses associated with our employee stock ownership plan and planned stock-based incentive plan. The increase in our core deposit intangible asset created by the Chart Bank acquisition will also have a negative impact on our return on equity, and if our periodic evaluation of the goodwill created by the Chart Bank acquisition results in a determination of impairment, we would be required to reduce its carrying value through a charge to earnings. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average for public thrifts, which may negatively affect the value of our common stock. At the midpoint of the offering range, pro forma return on equity is estimated to be 2.43% compared to our comparable peer group return on equity of 9.38%.

We May Have Difficulty Meeting Our Branch Expansion Goals, And Our Branch Expansion Strategy May Not Be Accretive To Earnings.

          Our growth plans include the opening of new branch offices in communities located between the Benjamin Franklin Bank and Chart Bank franchises as well as in other communities contiguous to those currently served by Benjamin Franklin Bank. Our ability to establish new branches will depend upon whether we can identify suitable sites and negotiate acceptable lease or purchase and sale terms, and we may not be able to do so, or it may take longer than we expect. Moreover, once we establish a new branch, numerous factors will contribute to its performance, such as a suitable location, qualified personnel and an effective marketing strategy. Additionally, it takes time for a new branch to gather significant loans and deposits to generate enough income to offset its expenses, some of which, like salaries and occupancy expense, are relatively fixed costs. There can be no assurance that our branch expansion strategy will be accretive to our earnings, or that it will be accretive to earnings within a reasonable period of time.

Strong Competition Within Our Market Area May Limit Our Growth And Profitability.

          We face significant competition both in attracting deposits and in the origination of loans. See “Business of Benjamin Franklin Bancorp— Market Area and Competition” on page [#]. Savings banks, credit unions, savings and loan associations and commercial banks operating in our primary market area have historically provided most of our competition for deposits. In addition, and particularly in times of high interest rates, we face additional and significant competition for funds from money-market mutual funds and issuers of corporate and government securities. Competition for the origination of real estate and other loans comes from other thrift institutions, commercial banks, insurance companies, finance companies, other institutional lenders and mortgage companies. Many of our competitors have substantially greater financial and other resources than ours. Moreover, we may face increased competition in the origination of loans if competing thrift institutions convert to stock form, because such converting thrifts would likely seek to invest their new capital into loans. Finally, credit unions do not pay federal or state income taxes and are subject to fewer regulatory constraints than savings banks and as a result, they may enjoy a competitive advantage over us. This advantage places significant competitive pressure on the prices of our loans and deposits.

Our Ability to Grow May Be Limited if We Cannot Make Acquisitions.

          In an effort to increase our loan and deposit growth, we will continue to seek to expand our banking franchise, including through acquisitions of other financial institutions or branches if opportunities arise. Our ability to grow through selective acquisitions of other financial institutions or branches will depend on successfully identifying, acquiring and integrating them. We compete with other financial institutions with respect to proposed acquisitions. We cannot assure you that we will be able to identify attractive acquisition candidates or make acquisitions on favorable terms. In addition, we cannot assure you that we can successfully integrate any acquired financial institutions or branches into our banking organization in a timely or efficient manner, that we will be successful in retaining existing customer relationships or that we can achieve anticipated operating efficiencies.

We Operate In A Highly Regulated Environment And May Be Adversely Affected By Changes In Law And Regulations.

          We are subject to extensive regulation, supervision and examination. See “Regulation and Supervision” on page [#]. Any change in the laws or regulations applicable to us, or in banking regulators’ supervisory policies or examination procedures, whether by the Massachusetts Commissioner of Banks, the FDIC, the Federal Reserve Board, other state or federal regulators, the United States Congress or the Massachusetts legislature could have a material adverse effect on our business, financial condition, results of operations and cash flows.

          We are subject to regulations promulgated by the Massachusetts Division of Banks, as our chartering authority, and by the FDIC as the insurer of our deposits up to certain limits. We also belong to the Federal Home Loan Bank System and, as a member of such system, we are subject to certain limited regulations promulgated by the Federal Home Loan Bank of Boston. In addition, the Federal Reserve Board regulates and oversees Benjamin Franklin Bancorp, as a Bank holding company.

          This regulation and supervision limits the activities in which we may engage. The purpose of regulation and supervision is primarily to protect the FDIC’s insurance fund and our depositors and borrowers. Regulatory authorities have extensive discretion in the exercise of their supervisory and enforcement powers. They may, among other things, impose restrictions on the operation of a banking institution, the classification of assets by such institution and such institution’s allowance for loan losses. Regulatory and law enforcement authorities also have wide discretion and extensive enforcement powers under various consumer protection and civil rights laws, including the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Real Estate Settlement Procedures Act and Massachusetts’s deceptive acts and practices law. These laws also permit private individual and class action law suits and provide for the recovery of attorneys fees in certain instances. No assurance can be given that the foregoing regulations and supervision will not change so as to affect us adversely.

Changes in Market Interest Rates Could Adversely Affect Our Financial Condition and Results of Operations.

          Our profitability, like that of most financial institutions, depends to a large extent upon our net interest income, which is the difference, or spread, between our gross interest income on interest-earning assets, such as loans and securities, and our interest expense on interest-bearing liabilities, such as deposits and borrowed funds. Accordingly, our results of operations and financial condition depend largely on movements in market interest rates and our ability to manage our interest-rate-sensitive assets and liabilities in response to these movements, including our adjustable-rate mortgage loans, which represent the largest portion of our residential loan portfolio. Changes in interest rates could have a material adverse effect on our business, financial condition, results of operations and cash flows. Because, as a general matter, our interest-bearing liabilities re-price or mature more quickly than our interest-earning assets, an increase in interest rates generally would result in a decrease in our interest rate spread and net interest income. See “Management’s Discussion and Analysis of Benjamin Franklin Bancorp—Financial Condition and Results of Operations—Quantitative and Qualitative Disclosure About Risk Management” on page [#].

          Changes in interest rates also affect the value of our interest-earning assets, including, in particular, the value of our investment securities portfolio. Generally, the value of investment securities fluctuates inversely with changes in interest rates. At September 30, 2004, our securities portfolio totaled $101.6 million, including $94.4 million of securities available for sale. Unrealized gains and losses on securities available for sale are reported as a separate component of surplus, net of related taxes. Decreases in the fair value of securities available for sale therefore would have an adverse affect on our stockholders’ equity. See “Business of Benjamin Franklin Bancorp—Investment Activities” on page [#].

          We are also subject to reinvestment risk relating to interest rate movements. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce their borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are not able to reinvest funds from such prepayments at rates that are comparable to the rates on the prepaid loans or securities. On the other hand, increases in interest rates on adjustable-rate mortgage loans result in larger mortgage payments due from borrowers, which could potentially increase our level of loan delinquencies and defaults.

The Issuance of Additional Shares May Dilute Your Ownership Interest.

          The exact number of shares of common stock to be issued in the conversion will not be determined until RP Financial, LC. updates its appraisal immediately prior to the completion of the sale of the common stock. However, in general, the higher the number of common stock shares issued, the lower our pro forma net income per share and pro forma stockholders’ equity per share, and the higher the purchase price of a share of our common stock as a percentage of pro forma stockholders’ equity per share and as a multiple of net income per share. Due to the intangibles (goodwill and core deposit value) created from the acquisition of Chart Bank, our pro forma tangible stockholders’ equity per share increases with a higher number of common shares issued, and therefore the purchase price of a share of our common stock as a percentage of pro forma stockholders’ tangible equity per share decreases. See “Pro Forma Data—Pro Forma Unaudited Financial Statements Giving Effect to Conversion and Acquisition” on page [#]. In addition, the issuance of shares to stockholders of Chart Bank in connection with the merger will dilute the ownership interest of purchasers of shares of common stock in the conversion.

Relatively High Pro Forma Pricing Multiples May Negatively Affect After-Market Stock Performance Compared with Other Recently Converted Institutions.

          The purchase price of a share of our common stock as a percentage of pro forma tangible stockholders’ equity per share of the shares of common stock sold in the conversion ranges from 132.63% at the minimum of the estimated offering range to 128.21% at 15.0% above the estimated offering range, taking into consideration the shares to be issued to the Chart Bank stockholders in the merger. The ratio of that purchase price to pro forma tangible stockholders’ equity exceeds by a significant amount the price to pro forma tangible stockholders’ equity of common stock sold in all standard mutual-to-stock conversions to date that do not also involve acquisitions of other financial institutions. Prospective investors should be aware that, as a result of the relatively high ratio of the price to pro forma tangible stockholders’ equity, the after-market performance of our common stock may be less favorable during the period immediately following the conversion than the price performance of common stock sold in recent mutual-to-stock conversions that do not involve an acquisition of another institution.

The Implementation of Stock-Based Benefit Plans May Dilute Your Ownership Interest.

          We expect to adopt a stock-based benefit plan following the conversion, subject to stockholder approval, and such plan could dilute the voting rights of our stockholders. Federal and state banking regulations allow our Board of Directors, and the Board may decide, to adopt one or more stock plans for the benefit of our employees, officers and directors, including a stock-based incentive plan. See “Management of Benjamin Franklin Bancorp and Benjamin Franklin Bank—Benefit Plans—Stock-Based Incentive Plan” on page [#]. This stock-based benefit plan will be funded either through open market purchases, if permitted, or from the issuance of authorized but unissued shares of common stock of Benjamin Franklin Bancorp. While our intention is to fund this plan through open market purchases, stockholders will experience a reduction or dilution in ownership interest of approximately 12.9% (approximately 9.1% dilution for stock options and approximately 3.8% dilution for restricted stock awards) in the event newly issued shares are used to fund stock options and stock awards made under this plan.

The Contribution of Shares to the Charitable Foundation Will Dilute Your Ownership Interests and Adversely Affect Net Income in 2005.

          We will make a contribution to the Benjamin Franklin Bank Charitable Foundation of 8.0% of the shares actually sold in the offering, up to a maximum of 400,000 shares of common stock, valued at the $10 offering price. Persons purchasing shares in the offering will have their ownership and voting interests in Benjamin Franklin Bancorp diluted by up to 7.4% and 6.5% at the minimum and maximum, respectively, of the offering range.

          This contribution will have a material adverse effect on our reported net income for the quarter and year in which the contribution to the Benjamin Franklin Bank Charitable Foundation is made. Assuming that the contribution will be fully deductible, the after-tax expense of the contribution will reduce net income that we report in our 2005 fiscal year by approximately $2.6 million, assuming the foundation is funded with 400,000 shares. If the contribution is determined to be less than fully deductible, then the after-tax expense recorded in that quarter could be a maximum of $4.0 million.

          We believe that our contribution to the Benjamin Franklin Bank Charitable Foundation should be deductible for federal income tax purposes. However, we do not have any assurance that the IRS will grant tax-exempt status to the Benjamin Franklin Bank Charitable Foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to fully use the deduction over the six years allowed. For additional discussion, see “The Benjamin Franklin Bank Charitable Foundation” on page [#].

There May Be Delays in Completion of the Offering and the Chart Bank Acquisition, and Stock Orders are Irrevocable.

          We will hold funds submitted to purchase shares of common stock in connection with the offering until we complete or terminate the offering, and we may not complete or terminate the offering for an extended period of time. The offering may be delayed one or more times because its completion will be subject to various conditions, including the receipt of regulatory approvals of both the conversion and the Chart Bank merger. If, for any reason, the Chart Bank acquisition cannot be completed, our Board will consider whether to proceed with the conversion. If we were to decide to proceed with the conversion without Chart Bank, we would resolicit subscribers, providing them with a modified prospectus and an opportunity to increase, decrease or rescind their orders. However, unless we resolicit subscribers or terminate the conversion, orders to purchase shares of common stock made in connection with the offering will be irrevocable. No assurance can be given that we will complete or terminate the offering on or before any particular date. However, if the offering is not completed by [date], 2005, the offering will be terminated and all subscribers will have applicable subscription funds returned promptly with interest (or have applicable withdrawal authorizations canceled).

We Have Never Issued Stock and We Cannot Guarantee That An Active Trading Market Will Develop.

          As a mutual institution, Benjamin Franklin Bancorp has never issued capital stock and, consequently, there is currently no existing market for our common stock. We have received conditional approval to have the our common stock quoted on the Nasdaq National Market under the symbol “BFBC” subject to the completion of the conversion and compliance with initial listing conditions, including the presence of at least three market makers.

          A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, the presence of which is dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. Accordingly, there can be no assurance that an active and liquid trading market for our common stock will develop or that, if developed, it will continue. The failure of an active and liquid trading market to develop would likely have a material adverse effect on the value of the our common stock. In addition, no assurance can be given that a purchaser in the conversion will be able to resell our common stock at or above the purchase price of the shares, nor can any assurance be given that a Chart Bank stockholder receiving shares in the merger will be able to sell those shares at or above the $10 price used in the calculation of the exchange ratio for the merger. See “Market for The Common Stock” on page [#].

Our Stock Value May Suffer From Anti-Takeover Provisions That May Impede Potential Takeovers.

          Our governing statute, and our articles and by-laws, contain provisions (sometimes known as “anti-takeover” provisions) that may impede efforts to acquire us, or stock purchases in furtherance of an acquisition, even though acquisition efforts or stock purchases might otherwise have a favorable effect on the price of our common stock. Those provisions will also make it more difficult to remove our board and management. The Massachusetts Business Corporation Law provides for staggered directors’ terms, limits the stockholders’ ability to remove directors and empowers only the directors to fill board vacancies. Even if our board elects to opt out of these statutory provisions, our articles contain similar provisions. Our articles and by-laws also provide for, among other things, restrictions on the acquisition of more than 10.0% of our outstanding voting stock for a period of five years after completion of the conversion, and approval of certain actions, including certain business combinations, by specified percentages of our “disinterested Directors” (as defined in the articles) or by specified percentages of the shares outstanding and entitled to vote. The articles also authorize the Board of Directors to issue shares of preferred stock, the rights and preferences of which may be designated by the Board, without the approval of our stockholders. The articles also establish supermajority voting requirements for amendments to the articles and by-laws, limit stockholders’ ability to call special meetings of stockholders, and impose advance notice provisions on stockholders’ ability to nominate directors or to propose matters for consideration at stockholder meetings.

          Our employee stock ownership plan, which expects to purchase 8.0% of the shares issued in the offering, contains provisions that permit participating employees to direct the voting of shares held in the employee stock ownership plan, and those provisions may have anti-takeover effects.

          The Benjamin Franklin Bank Charitable Foundation will be funded with up to 400,000 shares of our common stock, approximately 5.1% of the shares issued and outstanding after the conversion (at the midpoint of the valuation range), including shares issued to the Chart Bank stockholders in the merger. At least a majority of the Benjamin Franklin Bank Charitable Foundation’s Board of Directors will consist of current directors of Benjamin Franklin Bancorp.

          Federal and state regulations and laws may also have anti-takeover effects. The Change in Bank Control Act and the Bank Holding Company Act, together with Federal Reserve Board regulations under those acts, require that a person obtain the consent of the Federal Reserve Board before attempting to acquire control of a bank holding company. In addition, Massachusetts laws place certain limitations on acquisitions of the stock of banking institutions and imposes restrictions on business combination transactions between publicly held Massachusetts corporations and stockholders owning 5% or more of the stock of those corporations.

          For more information about the anti-takeover effects of our articles and by-laws, the employee stock ownership plan and certain federal and state regulations and laws, see “Restrictions on Acquisition of Benjamin Franklin Bancorp and Benjamin Franklin Bank” on page [#].

Risks Related To Prior Auditors Of Benjamin Franklin Bancorp

          Arthur Andersen LLP, which audited the financial statements included in this prospectus of Benjamin Franklin Bancorp for the year ended December 31, 2001, was convicted on June 15, 2002 of federal obstruction of justice arising from the government’s investigation of Enron Corp. As it has ceased operations, Arthur Andersen LLP has not consented to include in this prospectus their report on the financial statements of Benjamin Franklin Bancorp for the year ended December 31, 2001. Under Section 11 of the Securities Act of 1933, investors may have no effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission in the 2001 financial statements of Benjamin Franklin Bancorp included in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	our ability to consummate the acquisition of Chart Bank;

•	our ability to integrate the Chart Bank merger successfully;

•	our ability to enter new markets successfully and take advantage of growth opportunities;

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	adverse changes in the securities markets;

•	legislative or regulatory changes that adversely affect our business;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board and the Public Company Accounting Oversight Board; and

•	changes in our organization, compensation and benefit plans; and

•	the risk factors described above.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these and other uncertainties in “Risk Factors” beginning on page [#]. We disclaim any intent or obligation to update forward-looking statements whether in response to new information, future events or otherwise.

HOW WE INTEND TO USE THE NET PROCEEDS FROM THE OFFERING

          The amount of net proceeds will depend on the total number of shares of common stock sold in the offering, which in turn will depend on RP Financial, LC.’s appraisal as well as regulatory and market considerations, and the expenses incurred in connection with the offering. Although we will not be able to determine the actual net proceeds from the sale of the common stock until we complete the offering, we estimate the net proceeds will be between $40.9 million and $55.8 million, or $64.4 million if the offering is increased by 15.0%.

          The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering is used to sell shares not purchased in the subscription offering and community offering. The net proceeds will also vary if the number of shares to be sold in the offering is adjusted to reflect a change in the estimated pro forma market value of Benjamin Franklin Bancorp or if our employee stock ownership plan purchases shares in the open market at an average cost that is higher or lower than the $10 per share offering price. Payments for shares made through withdrawals from existing deposit accounts at Benjamin Franklin Bank will not result in the receipt of new funds for investment but will result in a reduction of Benjamin Franklin Bank’s deposits.

          We are undertaking the conversion and offering at this time primarily in order to provide the consideration for the acquisition of Chart Bank. For further information, see “The Acquisition of Chart Bank” on page [#].

          The table below indicates the net proceeds to us based on the number of shares sold in the offering.

				Adjusted
	Minimum	Midpoint	Maximum	Maximum
	(Dollars in thousands)
Gross proceeds	$42,500	$50,000	$57,500	$66,125
Less offering expenses	(1,554)	(1,622)	(1,691)	(1,771)

Net offering proceeds	40,946	48,378	55,809	64,354
Less:
Cash for acquisition of Chart Bank (1)	(21,469)	(21,469)	(21,469)	(21,469)
Employee stock ownership plan loan	(3,672)	(4,320)	(4,920)	(5,610)

Cash/excess	15,805	22,589	29,420	37,275

Distribution of cash/excess:
To Benjamin Franklin Bank	4,869	6,727	8,585	10,721
Retained by Benjamin Franklin Bancorp.	10,936	15,862	20,835	26,554

(1)	Equals cash portion of acquisition price of $19,649,250 plus cost of cashing out all outstanding options of $2,842,750, net of tax benefit of option cash-out of $1,023,390. Does not include 6,613,000 of other miscellaneous cash costs of the Chart Bank acquisition, consisting primarily of personnel contract payouts, contract termination fees, deal advisor fees and prepayment penalty on Federal Home Loan Bank of Boston advance repayments. Assumes that the Chart Bank options are cashed out at the closing rather than being exercised by optionees prior to the closing.

          The cash retained by Benjamin Franklin Bancorp, after paying the cash acquisition costs of the Chart Bank merger, lending funds to the employee stock ownership plan and contributing a portion to Benjamin Franklin Bank as shown above, would be used for general operating purposes. No specific uses are contemplated at this time. The additional funds available could be used as follows:

•	To pay cash dividends to stockholders;

•	To repurchase shares of our common stock;

•	To invest in securities;

•	To finance the acquisition of other financial institutions or branches although, except for the proposed acquisition of Chart Bank, we do not currently have any agreements or understandings regarding any specific acquisition transaction; and

•	for other general corporate purposes, including investment of additional funds in Benjamin Franklin Bank.

          Initially, a substantial portion of the remaining net proceeds will be invested in short-term investments, investment grade debt obligations and mortgage-backed securities.

          Massachusetts regulations restrict our ability to repurchase shares of our common stock for a three-year period following the conversion. See “Restrictions on Acquisition of Benjamin Franklin Bancorp and Benjamin Franklin Bank—Statutory and Regulatory Restrictions—Massachusetts Banking Law” on page [#].

          Benjamin Franklin Bank could use funds from the offering provided to it by Benjamin Franklin Bancorp as follows:

•	to pay down Federal Home Loan Bank of Boston borrowings, including a prepayment penalty of approximately $2.0 million;

•	to fund new loans, including single-family mortgage loans, multi-family residential and commercial mortgage loans, commercial business loans, construction loans and consumer loans;

•	to expand its retail banking franchise by establishing new branches;

•	to enhance existing products and services and to support new products and services;

•	to invest in securities; and

•	for other general corporate purposes.

OUR POLICY REGARDING DIVIDENDS

          Following completion of the offering, our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. In the future, our Board intends to consider a policy of paying cash or stock dividends on the common stock. However, no decision has been made with respect to whether or when the payment of dividends may occur. The payment of dividends will depend upon a number of factors, including capital requirements, Benjamin Franklin Bancorp’s and Benjamin Franklin Bank’s financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future.

          The only funds available for the payment of dividends on the capital stock of Benjamin Franklin Bancorp will be cash and cash equivalents held by Benjamin Franklin Bancorp, dividends paid by

Benjamin Franklin Bank to Benjamin Franklin Bancorp and borrowings. Benjamin Franklin Bank will be prohibited from paying cash dividends to Benjamin Franklin Bancorp to the extent that any such payment would reduce Benjamin Franklin Bank’s capital below required capital levels or would impair the liquidation account to be established for the benefit of Benjamin Franklin Bank’s eligible account holders and supplemental eligible account holders at the time of the conversion. See “The Conversion and The Offering—Effects of the Conversion—Liquidation Rights” on page [#].

          FDIC regulations limit Benjamin Franklin Bank’s ability to pay dividends to Benjamin Franklin Bancorp under certain circumstances. For example, Benjamin Franklin Bank could not pay dividends if it was not in compliance with applicable regulatory capital requirements. In addition, Massachusetts law provides that dividends may not be declared, credited or paid by Benjamin Franklin Bank so long as there is any impairment of capital stock. No dividend may be declared on Benjamin Franklin Bank’s common stock for any period other than for which dividends are declared upon preferred stock, except as authorized by the Commissioner. The approval of the Commissioner is also required for Benjamin Franklin Bank to declare a dividend, if the total of all dividends declared by it in any calendar year shall exceed the total of its net profits for that year combined with its retained net profits of the preceding two years, less any required transfer to surplus or a fund for the retirement of any preferred stock.

          If Benjamin Franklin Bancorp issues preferred stock, the holders of the preferred stock may have dividend preferences over the holders of common stock.

MARKET FOR THE COMMON STOCK

          We have not previously issued common stock, so there is currently no established market for the common stock. We have applied to have our common stock quoted on the Nasdaq National Market under the symbol “BFBC” after completion of the offering. Ryan Beck & Co., Inc. has advised us that it intends to make a market in the common stock following the conversion, but is under no obligation to do so. We will encourage and assist additional market makers to make a market in our common stock.

          The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or the control of any market maker. The number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares on short notice, and, therefore, you should not view the common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue, nor can we assure you that if you purchase shares you will be able to sell them at or above $10 per share.

          We also cannot assure that a Chart Bank stockholder receiving Benjamin Franklin Bancorp shares in the Chart Bank acquisition will be able to sell those shares at or above $10 per share. See “Risk Factors—We Have Never Issued Stock And We Cannot Guarantee That An Active Market Will Develop” on page [#] and “The Acquisition of Chart Bank” on page [#].

REGULATORY CAPITAL COMPLIANCE

          At September 30, 2004, Benjamin Franklin Bancorp and Benjamin Franklin Bank independently exceeded all their regulatory capital requirements. The following table sets forth the historical regulatory capital of Benjamin Franklin Bancorp and Benjamin Franklin Bank and the approximate pro forma regulatory capital of Benjamin Franklin Bancorp and Benjamin Franklin Bank after giving effect to the conversion and the Chart Bank acquisition, based on the assumptions set forth in the table on page [#] as to net offering proceeds and the cash cost of the Chart Bank acquisition and the employee stock ownership plan loan. The pro forma risk-based capital amounts assume the investment of the net proceeds in assets which have a risk-weight of 20.0% under applicable regulations as if such net proceeds had been received and so applied at September 30, 2004. The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies (on a consolidated basis) substantially similar to the FDIC’s capital requirements for Benjamin Franklin Bank. On a pro forma basis after completion of the conversion and the acquisition, Benjamin Franklin Bancorp’s and Benjamin Franklin Bank’s pro forma regulatory capital will exceed these requirements. See “Regulation and Supervision—Federal Regulation—Capital Requirements” on page [#].

	Benjamin Franklin		Pro Forma at September 30, 2004 based on (1)
	Historical at		4,250,000 Shares Sold @		5,000,000 Shares Sold @
	September 30, 2004		$10 Per Share (2)		$10 Per Share
		Percent		Percent		Percent
		of		of		of
	Amount	Assets (3)	Amount	Assets (3)	Amount	Assets (3)
	(Dollars in thousands)
Benjamin Franklin Bancorp:
Total capital shown on financial statements	$30,586	5.91%	$89,296	10.94%	$95,972	11.67%

Tier 1 leverage capital	37,281	7.42%	63,758	8.27%	70,434	9.06%
Tier 1 leverage requirement	20,093	4.00%	30,832	4.00%	31,099	4.00%

Excess capital	$17,188	3.42%	$32,926	4.27%	$39,335	5.06%

Tier 1 risk-based capital	37,281	11.71%	63,758	13.25%	70,434	14.59%
Tier 1 risk-based requirement(2)	12,738	4.00%	19,254	4.00%	19,307	4.00%

Excess capital	$24,543	7.71%	$44,504	9.25%	$51,127	10.59%

Total risk-based capital	40,298	12.65%	68,528	14.24%	75,204	15.58%
Total risk-based requirement	25,476	8.00%	38,507	8.00%	38,614	8.00%

Excess capital	$14,822	4.65%	$30,021	6.24%	$36,590	7.58%

Benjamin Franklin Bank:
Total capital shown on financial statements	$38,785	7.50%	$83,498	10.37%	$84,708	10.49%

Tier 1 leverage capital	36,481	7.27%	48,960	6.44%	50,170	6.58%
Tier 1 leverage requirement	20,059	4.00%	30,407	4.00%	30,481	4.00%

Excess capital	$16,422	3.27%	$18,553	2.44%	$19,689	2.58%

Tier 1 risk-based capital	36,481	11.50%	48,960	10.22%	50,170	10.47%
Tier 1 risk-based requirement(2)	12,685	4.00%	19,158	4.00%	19,173	4.00%

Excess capital	$23,796	7.50%	$29,802	6.22%	$30,997	6.47%

Total risk-based capital	39,498	12.45%	53,730	11.22%	54,940	11.46%
Total risk-based requirement	25,371	8.00%	37,317	8.00%	38,347	8.00%

Excess capital	$14,127	4.45%	$15,413	3.22%	$16,593	3.46%

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Pro Forma at September 30, 2004 based on (1)
	5,750,000 Shares Sold @		6,612,500 Shares Sold @
	$10 Per Share		$10 Per Share
		Percent		Percent
		of		of
	Amount	Assets (3)	Amount	Assets (3)
	(Dollars in thousands)
Benjamin Franklin Bancorp:
Total capital shown on financial statements	$102,503	12.36%	$110,013	13.15%

Tier 1 leverage capital	76,965	9.82%	84,475	10.67%
Tier 1 leverage requirement	31,361	4.00%	31,661	4.00%

Excess capital	$45,604	5.82%	$52,814	6.67%

Tier 1 risk-based capital	76,965	15.90%	84,475	17.40%
Tier 1 risk-based requirement(2)	19,359	4.00%	19,419	4.00%

Excess capital	$57,606	11.90%	$65,056	13.40%

Total risk-based capital	81,735	16.89%	89,245	18.38%
Total risk-based requirement.	38,718	8.00%	38,839	8.00%

Excess capital	$43,017	8.89%	$50,406	10.38%

Benjamin Franklin Bank:
Total capital shown on financial statements	$85,965	10.63%	$87,412	10.78%

Tier 1 leverage capital	51,427	6.73%	52,874	6.90%
Tier 1 leverage requirement	30,555	4.00%	30,641	4.00%

Excess capital	$20,872	2.73%	$22,233	2.90%

Tier 1 risk-based capital	51,427	10.72%	52,874	11.01%
Tier 1 risk-based requirement(2)	19,188	4.00%	19,205	4.00%

Excess capital	$32,239	6.72%	$33,669	7.01%

Total risk-based capital	56,197	11.72%	57,644	12.01%
Total risk-based requirement	38,376	8.00%	38,411	8.00%

Excess capital	$17,821	3.72%	$19,233	4.01%

(1)	Pro forma capital compliance figures shown for Benjamin Franklin Bancorp and Benjamin Franklin Bank.

(2)	If Benjamin Franklin Bancorp receives orders for fewer than 4,250,000 shares, Benjamin Franklin Bancorp may apply up to 2,082,500 unsubscribed shares toward the merger consideration to be paid to Chart Bank stockholders, but only in order to issue sufficient shares to achieve this minimum number. If the full 2,082,500 shares are applied in this manner, then Benjamin Franklin Bancorp would contribute to Benjamin Franklin Bank 90% (rather than 25%, as otherwise planned) of the cash proceeds of the offering remaining after providing for offering expenses, the cash consideration in the acquisition and the loan to the employee stock ownership plan, and the resulting pro forma regulatory capital ratios for Benjamin Franklin Bancorp and Benjamin Franklin Bank as of September 30, 2004 would be as follows:

	Benjamin Franklin Bancorp		Benjamin Franklin Bank
(Dollars in thousands)	Capital	Ratio	Capital	Ratio
Total capital per financial statements	$68,679	8.63%	$75,541	9.47%
Tier 1 leverage capital	43,141	5.75%	41,003	5.45%
Tier 1 risk-based capital	43,141	9.04%	41,003	8.59%
Total risk-based capital	47,911	10.04%	45,773	9.59%

(3)	Adjusted total or adjusted risk-weighted assets, as appropriate. Pro forma adjusted risk-weighted assets assume that funds infused into Benjamin Franklin Bank are held in assets that carry a risk-weighting of 20.0%.

CAPITALIZATION

     The following table presents the historical capitalization of Benjamin Franklin Bancorp and Chart Bank at September 30, 2004, and the approximate pro forma consolidated capitalization of Benjamin Franklin Bancorp after giving effect to the conversion and the Chart Bank acquisition.

				Benjamin Franklin Bancorp
			Benjamin Franklin	Pro Forma based upon a sale at $10 per share
	Benjamin		Bancorp				Maximum as
	Franklin		Pro Forma	Minimum	Midpoint	Maximum	adjusted
	Bancorp	Chart Bank	Consolidated	4,250,000	5,000,000	5,750,000	6,612,500
	Historical	Historical	Pre-	Price of $10	Price of $10	Price of $10	Price of $10
	Capitalization	Capitalization	Conversion(1)	per share	per share	per share	per share (2)
	(Dollars in thousands)
Deposits (3)	$399,562	$215,972	$616,237	$616,237	$616,237	$616,237	$616,237
Borrowings(4)	75,000	22,000	96,971	96,971	96,971	96,971	96,971
Subordinated Debt	9,000	—	9,000	9,000	9,000	9,000	9,000

Total deposits and borrowed funds	$483,562	$237,972	$722,208	$722,208	$722,208	$722,208	$722,208

Stockholders’ equity:
Common Stock, no par value, 75 million shares authorized; shares to be issued as reflected	$—	$1,420	$—	$—	$—	$—	$—
Additional paid-in capital	—	11,575	24,016	68,362	76,394	83,825	92,370
Retained earnings(5)	32,620	4,524	30,652	30,652	30,652	30,652	30,652
Less expense of contribution to foundation (6)	—	—	—	(3,400)	(4,000)	(4,000)	(4,000)
Plus: tax benefit of contribution to foundation (7)	—	—	—	1,224	1,440	1,440	1,440
Accumulated other comprehensive income (loss)	(2,034)	27	(2,034)	(2,034)	(2,034)	(2,034)	(2,034)
Less: common stock acquired by ESOP (8)	—	—	—	(3,672)	(4,320)	(4,920)	(5,610)
Less: common stock acquired by stock-based incentive plan (9)	—	—	—	(1,836)	(2,160)	(2,460)	(2,805)

Total stockholders’ equity	$30,586	$17,546	$52,634	$89,296	$95,972	$102,503	$110,013

(1)	Reflects the pro forma impact of the acquisition of Chart Bank, with the stock portion of the purchase price paid in newly issued shares of Benjamin Franklin Bancorp at a price of $10 per share and the purchase accounting mark-to-market adjustments required to adjust the deposits and borrowings of Chart Bank to market values. Additional paid-in capital reflects the issuance of $2,401,575 shares of common stock in the acquisition of Chart Bank. See footnote 11 to the pro forma balance sheets on pages [#]-[#] for the assumptions as to cash consideration and expenses in the acquisition.

(2)	As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range up to approximately 15.0% to reflect changes in market and financial conditions before the conversion is completed.

(3)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(4)	Pro forma borrowings reflect the employee stock ownership plan loan funded internally and eliminated in consolidation, but do not reflect the possible repayment of certain Federal Home Loan Bank of Boston borrowings after completion of the conversion.

(5)	The retained earnings of Benjamin Franklin Bancorp will be substantially restricted after the conversion. See “The Conversion and the Offering—Liquidation Rights” on page [#] and “Regulation and Supervision” on page [#].

(6)	Represents the pre-tax expense of the contribution of common stock to the Benjamin Franklin Bank Charitable Foundation.

(7)	Represents the tax benefit of the contribution of common stock in the Benjamin Franklin Bank Charitable Foundation based on an estimated tax rate of 36.0%.

(8)	Assumes that 8.0% of the common stock issued in the offering including shares contributed to the Benjamin Franklin Bank Charitable Foundation (but excluding shares to be issued to Chart Bank stockholders), will be acquired by the employee stock ownership plan. The common stock acquired by the employee stock ownership plan is reflected as a reduction in stockholders’ equity.

(9)	Gives effect to the stock-based incentive plan that Benjamin Franklin Bancorp expects to adopt after the conversion and Chart Bank acquisition and present to stockholders for approval at a meeting of stockholders to be held at least six months after conversion and the acquisition are completed. No shares will be purchased by the stock-based incentive plan in the conversion, and such plan cannot purchase any shares until stockholder approval has been obtained. If the stock-based incentive plan is approved by the Benjamin Franklin Bancorp stockholders, the plan intends to acquire an amount of common stock equal to 4.0% of the shares of common stock sold in the offering including shares contributed to the Benjamin Franklin Bank Charitable Foundation, but excluding shares to be issued to Chart Bank stockholders. The table assumes that stockholder approval has been obtained and that such shares are purchased in the open market at $10 per share. The common stock so acquired by the stock-based incentive plan is reflected as a reduction of stockholders’ equity. If the shares are purchased at prices higher or lower than the initial price of $10 per share, such purchases would have a greater or lesser impact, respectively, on stockholders’ equity. If the stock-based incentive plan purchases authorized but unissued from Benjamin Franklin Bancorp, such issuance would dilute the voting interests of existing stockholders by approximately 2.7% if 5,000,000 shares were sold in the conversion. See “Management of Benjamin Franklin Bancorp and Benjamin Franklin Bank—Benefit Plans—Stock-Based Incentive Plan” on page [#].

PRO FORMA DATA

Pro Forma Unaudited Financial Statements Giving Effect to Conversion and Acquisition

          The following Pro Forma Unaudited Consolidated Balance Sheets at September 30, 2004 and December 31, 2003, and the Pro Forma Unaudited Consolidated Statements of Income for the nine months ended September 30, 2004 and the year ended December 31, 2003 give effect to the proposed conversion and the Chart Bank acquisition based on the assumptions set forth below. The pro forma unaudited financial statements are based on the unaudited consolidated financial statements of Benjamin Franklin Bancorp and Chart Bank as of and for the nine months ended September 30, 2004 and the audited consolidated financial statements of Benjamin Franklin Bancorp and Chart Bank as of and for the year ended December 31, 2003. The pro forma unaudited financial statements give effect to the conversion and the acquisition using purchase accounting as required by accounting principles generally accepted in the United States.

          Chart Bank stockholders will receive in the acquisition either $30.75 in cash or 3.075 shares of Benjamin Franklin Bancorp common stock for each share of Chart Bank stock held by them, with 45.0% of the aggregate consideration to be paid in cash and 55.0% of the aggregate consideration to be paid in common stock. The purchase price for purposes of the pro forma presentation for Chart Bank was calculated as follows:

As of September 30, 2004
(Dollars in thousands)
Net assets acquired	$17,546
Fair value adjustments:
Estimated non-tax deductible merger costs remaining at September 30, 2004	(983)
Estimated tax deductible capitalized merger expenses	(3,091)
Loans(1)	299
Deposits(1)	(703)
Borrowings(1)	29
Fixed assets(2)	427
Core deposit intangible asset(3)	3,799
Tax impact of purchase accounting adjustments	(274)
Goodwill	28,435

Purchase price (net of tax effect of cashing out Chart Bank options)	45,484
Tax effect of cashing out Chart Bank options	1,023

Purchase price	$46,508

(1)	Loans, CDs and borrowing adjustments reflect the market value adjustment assigned to each class of these items. Market value adjustments are calculated using portfolio balances, portfolio rates and market rates as of September 30, 2004. Each adjustment was determined using present value analysis, discounting the difference between market rates of interest and portfolio rates of interest to present value over the contractual or estimated lives of the respective assets and liabilities. Cash flows were discounted at the estimated risk-adjusted market rate. Fair value adjustments are amortized using the interest method over the contractual or estimated lives of the respective assets and liabilities.

(2)	Fixed asset adjustments based on estimated current market values of acquired fixed assets. Fixed asset adjustments are amortized as depreciation expense over the estimated remaining lives of the fixed assets.

(3)	Core deposit intangibles reflect the present value benefit to Benjamin Franklin Bancorp of utilizing the acquired core deposits as a funding source relative to wholesale funding costs based on the rates of Federal Home Loan Bank advances. The core deposit intangible is calculated using deposit balances and interest rates as of September 30, 2004. Costs of the acquired core deposits include interest costs, plus estimated operating expenses, less estimated non-interest income to be derived from the core deposits. Acquired core deposits are projected to decay based on assumptions promulgated by the Office of Thrift Supervision. The yield benefit for each period is discounted to present value using a weighted average cost of capital. The core deposit intangibles are amortized over the estimated lives of the core deposits using the double declining balance accelerated amortization schedule.

          The pro forma adjustments in the tables assume the sale of 4,250,000 shares and 6,612,500 shares, respectively, in the offering at a price of $10 per share, which is the minimum and maximum, as adjusted, of the offering range, respectively. In addition, the pro forma adjustments in the tables assume the issuance of 2,401,575 shares to Chart Bank stockholders in the acquisition, and the contribution of 340,000 and 400,000 shares, respectively, of Benjamin Franklin Bancorp common stock to the Benjamin Franklin Bank Charitable Foundation. The number of shares issued to Chart Bank stockholders may vary if Chart Bank options are exercised prior to closing. The net proceeds are based upon the following assumptions:

•	Benjamin Franklin Bancorp will sell all shares of common stock offered in the conversion in the subscription offering;

•	Benjamin Franklin Bancorp’s employee stock ownership plan will purchase 8.0% of the shares of common stock issued in the offering, including shares contributed to the Benjamin Franklin Bank Charitable Foundation. The employee stock ownership plan is assumed to be funded internally with a loan from Benjamin Franklin Bancorp;

•	Benjamin Franklin Bancorp will make a contribution to the Benjamin Franklin Bank Charitable Foundation amounting to 340,000 and 400,000 shares, respectively, at the minimum and maximum, as adjusted, of its common stock with an assumed value of $10 per share;

•	Fixed expenses of the offering, other than the fees to be paid to Ryan Beck, are estimated to be $1.1 million; and

•	Ryan Beck will receive reimbursement of legal fees and other expenses in the amount of $100,000, in addition to fees equal to 1.0% of the aggregate purchase price of the shares of stock sold in the offering, excluding any shares purchased by any employee benefit plans, purchased by any of Benjamin Franklin Bancorp’s directors, officers or employees or members of their immediate families, issued to the Benjamin Franklin Bank Charitable Foundation or issued to the Chart Bank stockholders in the acquisition.

          The expenses of the conversion and the acquisition may vary from those estimated, and the fees paid to Ryan Beck will vary from the amounts estimated if the amount of shares of Benjamin Franklin Bancorp common stock sold varies from the amounts assumed above or if a syndicated community offering becomes necessary. Additionally, certain one-time charges to operating results are expected to occur following the conversion and the acquisition, which expenses are currently estimated to be approximately $3.1 million, pre-tax. These items, net of income tax effects, are shown as a reduction in stockholders’ equity in the balance sheets but are not shown as a reduction in net income for the periods shown in the income statements.

          Pro forma net income has been calculated for the nine months ended September 30, 2004 and for the year ended December 31, 2003 for Benjamin Franklin Bancorp and Chart Bank as if the shares of Benjamin Franklin Bancorp common stock to be issued in the offering had been sold and the shares issued to Chart Bank stockholders happened as of the beginning of the first period presented. Pro forma net income has also been calculated assuming the acquisition of Chart Bank had happened as of the beginning of each period. Pro forma merger adjustments to net income include entries to reflect the estimated difference between contractual yields and costs on financial assets and liabilities and comparable market yields and costs and the amortization of identifiable intangible assets created in the acquisition. Excluded from the calculation of pro forma net income are any adjustments to reflect the estimated interest income to be earned on the net proceeds of the offering, the estimated interest expense to be incurred on the cash required to fund the acquisition of Chart Bank and related expenses, and other estimated expense reductions from consolidating the operations of Chart Bank with those of Benjamin

Franklin Bancorp. Such entries will be recorded as incurred, are non-recurring, and are thus not reflected in the calculations of pro forma income.

          The pro forma unaudited consolidated statements of financial condition assume the conversion and the acquisition were consummated as of September 30, 2004 and as of the year ended December 31, 2003, respectively. The pro forma unaudited consolidated balance sheets reflect the estimated impact of the offering on Benjamin Franklin Bancorp and the estimated merger adjustments to reflect the acquisition of Chart Bank. Estimated merger adjustments reflect the application of the purchase method of accounting, including adjustments to reflect the difference between historical carrying values and estimated market values for financial assets and liabilities and fixed assets and the creation of intangible assets. The pro forma stockholders’ equity represents the combined book value of Benjamin Franklin Bancorp and Chart Bank, as adjusted for the offering and the acquisition, computed in accordance with generally accepted accounting principles used in the United States. This amount is not intended to represent fair market value nor does it represent amounts, if any, that would be available for distribution to stockholders in the event of liquidation.

          The pro forma unaudited financial statements are provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the market value of Benjamin Franklin Bancorp or the actual results that would have been achieved had the conversion and the acquisition been consummated on September 30, 2004 or December 31, 2003 or at the beginning of the periods presented, and is not indicative of future results. The pro forma unaudited financial statements should be read in conjunction with the consolidated financial statements and the notes thereto of Benjamin Franklin Bancorp and Chart Bank contained elsewhere in this prospectus.

          September 30, 2004 Pro Forma Balance Sheet—Minimum of Offering Range. The following table presents pro forma balance sheet information at September 30, 2004 for Benjamin Franklin Bancorp and Chart Bank assuming the sale of 4,250,000 shares at the minimum of the offering range.

	Benjamin			Benjamin
	Franklin	Pro Forma		Franklin
	Bancorp	Conversion		Bancorp as	Chart Bank	Pro Forma Merger		Pro Forma
	Historical	Adjustments (1)		Converted	Historical	Adjustments(2)		Consolidated
	(Dollars in thousands)
Assets
Cash and cash equivalents	$15,126	$—		$15,126	$38,773	—		$53,899
Securities available for sale, at fair value	94,423	35,438	(3)	129,861	3,669	(28,082	)(11)	105,448
Securities held to maturity, at amortized cost	266	—		266	31,826	—		32,092
Loans, net	375,516	—		375,516	175,572	299	(12)	551,387
Restricted equity securities, at cost	6,862	—		6,862	1,662	—		8,524
Premises and equipment, net	11,280	—		11,280	2,171	427	(13)	13,878
Goodwill	4,248	—		4,248	—	28,435	(14)	32,683
Core deposit intangible	91	—		91	—	3,799	(15)	3,890
Other amortizing intangible assets	720	—		720	—	—		720
Other assets	9,399	1,224	(4)	10,623	2,588	298	(16)	13,509

Total assets	$517,931	$36,662		$554,593	$256,261	$5,176		$816,030

Liabilities
Deposits	$399,562	$—		$399,562	$215,972	$703	(17)	$616,237
FHLB advances and other borrowings	75,000	—	(5)	75,000	22,000	(29	)(18)	96,971
Other liabilities	3,783	—		3,783	743	—		4,526
Subordinated debt	9,000	—		9,000	—	—		9,000

Total liabilities	487,345	—		487,345	238,715	674		726,734

Stockholder’s equity								—
Common Stock	—	—	(6)	—	1,420	(1,420	)(19)	—
Additional paid-in capital	—	44,346	(7)	44,346	11,575	12,441	(20)	68,362
Retained earnings	32,620	(2,176	)(8)	30,444	4,524	(6,492	)(21)	28,476
Employee stock ownership plan shares	—	(3,672	)(9)	(3,672)	—	—		(3,672)
Stock-based incentive plan shares	—	(1,836	)(10)	(1,836)	—	—		(1,836)
Accumulated other comprehensive (loss) income	(2,034)	—		(2,034)	27	(27	)(22)	(2,034)

Total stockholders’ equity	30,586	36,662		67,248	17,546	4,502		89,296

Total liabilities and stockholders’ equity.	$517,931	$36,662		$554,593	$256,261	$5,176		$816,030

(1)	Shows the effect of the mutual-to-stock conversion of Benjamin Franklin Bancorp, assuming gross proceeds of $42.5 million, the minimum of the offering range, offering expenses of $1.6 million, a contribution to the Benjamin Franklin Bank Charitable Foundation of $3.4 million of common stock, and establishment of an employee stock ownership plan and a stock-based incentive plan that will acquire 8.0% and 4.0%, respectively, of the number of shares issued in the offering including the shares issued to the Benjamin Franklin Bank Charitable Foundation. The employee stock ownership plan is assumed to purchase its shares in the offering and in open market purchases. The stock-based incentive plan will purchase shares in the open market after receiving stockholder approval to adopt the plan. Open market purchases by the employee stock ownership plan and stock-based incentive plan are assumed at $10 per share. The reduction in retained earnings reflects the one-time expense of funding the Benjamin Franklin Bank Charitable Foundation net of a deferred tax asset.

(2)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Chart Bank for a price of $30.75 per share in cash and newly issued common stock.

(3)	Net cash proceeds raised in the conversion equal to gross proceeds of $42.5 million, less offering expenses of $1.6 million, the purchase of shares by the employee stock ownership plan of $3.7 million, and the assumed purchase of the stock-based incentive plan shares of $1.8 million.

(4)	Deferred tax asset resulting from funding the Benjamin Franklin Bank Charitable Foundation based on marginal tax rate of 36.0%.

(5)	The employee stock ownership plan loan is assumed to be funded internally with a loan from Benjamin Franklin Bancorp, thus no borrowing liability will be recorded on the consolidated balance sheet of Benjamin Franklin Bancorp.

(6)	No par value common stock.

(7)	Net proceeds of stock offering $40.9 million plus shares contributed to the Benjamin Franklin Bank Charitable Foundation of $3.4 million.

(8)	After-tax impact to retained earnings from the $3.4 million expense for funding the Benjamin Franklin Bank Charitable Foundation based on a marginal tax rate of 36.0%.

(9)	Contra-equity account established to reflect the unallocated shares in the employee stock ownership plan, anticipated to purchase 8.0% of the shares issued in the offering (including shares contributed to the Benjamin Franklin Bank Charitable Foundation).

(10)	Contra-equity account established to reflect the unvested shares in the stock-based incentive plan equal to 4.0% of offering plus foundation shares.

(11)	Includes the cash portion of the merger consideration paid to Chart Bank in the amount of $21.5 million (which assumes that all Chart Bank options are cashed out at the closing and factors in the tax-deductibility of the option cash-out), estimated non-tax deductible transaction costs of $0.9 million remaining to be paid at September 30, 2004, estimated tax deductible one time acquisition costs of $3.1 million, and estimated $3.1 million of one time expenses that will be incurred by Benjamin Franklin Bancorp to consolidate Chart Bank, net of $0.5 million of cash received from return of the Chart Bank Cooperative Central Bank deposit.

(12)	Yield adjustment to reflect the difference between portfolio yields and market rates as of September 30, 2004 for loans acquired in the acquisition. Yield adjustments were calculated using present value analysis as follows: (a) the acquired loan portfolio was segregated into pools of similar loans; (b) cash flow projections were prepared for each loan pool based interest rates, balances, remaining terms to maturity, and estimated prepayment speeds for each pool; (c) cash flows were discounted to present value using risk adjusted discount rates for comparable loans; and (d) the resulting difference between the present value of future cash flows for each pool and the corresponding principal balance was the yield adjustment. Yield adjustments on acquired loans are amortized into interest income using the interest method over the estimated lives of the acquired loans, which range between 0.5 years and 8.3 years, depending upon the type of loan (average is 4.2 years).

(13)	Reflects the difference between market values and net book values of fixed assets acquired in the acquisition.

(14)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as:

Chart Bank
(Dollars in thousands,
except per share data)
Purchase price per share	$30.75
Number of shares acquired	1,420,000
Number of options acquired	137,000
Average exercise price of options	$10.00
Cost of purchasing shares	$43,665
Cost of purchasing options	2,843
Tax effect of purchasing options	(1,024)

Purchase price (net of tax effect of purchasing options)	45,484
Less: acquired stockholders’ equity	(17,546)
Plus: estimated non-tax deductible transaction costs	983
Plus: taxable purchase accounting adjustments
Estimated tax deductible expenses (pretax)	3,091
Yield adjustment for acquired CDs	703
Yield adjustment for acquired borrowings	(29)
Yield adjustment for acquired loans	(299)
Core deposit intangible	(3,799)
Market value adjustment for fixed assets	(427)
Tax effect at 36.0% marginal tax rate	274

Goodwill	$28,435

(15)	Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired Chart Bank deposit base, calculated as the present value benefit of funding operations with the acquired deposit base versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense on an accelerated basis using the double declining balance method over 8.3 years.

(16)	Deferred tax liability of $0.3 million on tax-deductible transaction costs and purchase accounting adjustments (see footnote 14) and deferred tax asset of $1.1 million on one time merger charges (see footnote 21), net of $0.5 million reduction from repayment of Chart Bank Cooperative Central Bank deposit.

(17)	Yield adjustment to reflect the difference between portfolio yields and market rates as of September 30, 2004 for time deposits acquired in the acquisition. Yield adjustment is calculated as the difference between the current portfolio balances for time deposits and the present value of projected cash flows related to the time deposits discounted using current market rates. Current market rates were based on average rates paid by institutions competing in the regional market area based on rate surveys on or around September 30, 2004. The yield adjustment for time deposits will be accreted into income using the interest method over the lives of the acquired time deposits based on their monthly maturities (5 years).

(18)	Yield adjustment to reflect the difference between portfolio yields and market rates as of September 30, 2004 for borrowings acquired in the acquisition. Yield adjustment is calculated as the difference between the current portfolio balance for borrowings and the present value of projected cash flows related to the borrowings discounted using current market rates. Current market rates were based on rates offered by the Federal Home Loan Bank of Boston as of September 30, 2004. The yield adjustment for borrowings will be amortized into expense using the interest method over the lives of the acquired borrowings based on their monthly maturities (4 years).

(19)	Eliminate Chart Bank common stock par value. Newly issued shares of Benjamin Franklin Bancorp have no par value.

(20)	Calculate as follows:

(Dollars in thousands)
Eliminate existing Chart Bank paid-in capital	$(11,575)
Common stock (par value) issued in acquisition	24,016

Adjustment to paid-in capital	$12,441

(21)	Calculate as follows:

(Dollars in thousands)
Eliminate existing Chart Bank retained earnings	$(4,524)
One-time merger charges incurred:
Restructure FHLB advances and conversion of accounts	(3,075)
Tax effect at marginal rate of 36.0%	1,107

Adjustment to retained earnings	$(6,492)

(22)	Calculate to eliminate the capital account entries of Chart Bank pursuant to purchase accounting.

          September 30, 2004 Pro Forma Balance Sheet—Maximum, as Adjusted, of Offering Range. The following table presents pro forma balance sheet information at September 30, 2004 for Benjamin Franklin Bancorp and Chart Bank assuming the sale of 6,612,500 shares at the maximum, as adjusted, of the offering range.

	Benjamin			Benjamin
	Franklin	Pro Forma		Franklin
	Bancorp	Conversion		Bancorp as	Chart Bank	Pro Forma Merger		Pro Forma
	Historical	Adjustments (1)		Converted	Historical	Adjustments (2)		Consolidated
	(Dollars in thousands)
Assets
Cash and cash equivalents	$15,126	$—		$15,126	$38,773	$—		$53,899
Securities available for sale, at fair value	94,423	55,939	(3)	150,362	3,669	(28,082	)(11)	125,949
Securities held to maturity, at amortized cost	266	—		266	31,826	—		32,092
Loans, net	375,516	—		375,516	175,572	299	(12)	551,387
Restricted equity securities, at cost	6,862	—		6,862	1,662	—		8,524
Premises and equipment, net	11,280	—		11,280	2,171	427	(13)	13,878
Goodwill	4,248	—		4,248	—	28,435	(14)	32,683
Core deposit intangible	91	—		91	—	3,799	(15)	3,890
Other amortizing intangible assets	720	—		720	—	—		720
Other assets	9,399	1,440	(4)	10,839	2,588	298	(16)	13,725

Total assets	$517,931	$57,379		$575,310	$256,261	$5,176		$836,747

Liabilities
Deposits	$399,562	$—		$399,562	$215,972	$703	(17)	$616,237
FHLB advances and other borrowings	75,000	—	(5)	75,000	22,000	(29	)(18)	96,971
Other liabilities	3,783	—		3,783	743	—		4,526
Subordinated debt	9,000	—		9,000	—	—		9,000

Total liabilities	487,345	—		487,345	238,715	674		726,734

Stockholder’s equity
Common Stock	—	—	(6)		1,420	(1,420	)(19)	—
Additional paid-in capital	—	68,354	(7)	68,354	11,575	12,441	(20)	92,370
Retained earnings	32,620	(2,560	)(8)	30,060	4,524	(6,492	)(21)	28,092
Employee stock ownership plan shares	—	(5,610	)(9)	(5,610)	—	—		(5,610)
Stock-based incentive plan shares	—	(2,805	)(10)	(2,805)	—	—		(2,805)
Accumulated other comprehensive (loss) income.	(2,034)	—		(2,034)	27	(27	)(22)	(2,034)

Total stockholders’ equity	30,586	57,379		87,965	17,546	4,502		110,013

Total liabilities and stockholders’ equity.	$517,931	$57,379		$575,310	$256,261	$5,176		$836,747

(1)	Shows the effect of the mutual-to-stock conversion of Benjamin Franklin Bancorp, assuming gross proceeds of $66.1 million, the maximum, as adjusted, offering expenses of $1.8 million, a contribution to the Benjamin Franklin Bank Charitable Foundation of $4.0 million of common stock, and establishment of an employee stock ownership plan and the stock-based incentive plan that will acquire 8.0% and 4.0%, respectively, of the number of shares issued in the offering including the shares issued to the Benjamin Franklin Bank Charitable Foundation. The employee stock ownership plan will purchase its shares in the offering and in open market purchases. The stock-based incentive plan will purchase shares in the open market after receiving stockholder approval to adopt the plan. Open market purchases by the employee stock ownership plan and stock-based incentive plan are assumed at $10 per share. The reduction in retained earnings reflects the one-time expense of funding the Benjamin Franklin Bank Charitable Foundation net of a deferred tax asset.

(2)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Chart Bank for a price of $30.75 per share in cash and newly issued common stock.

(3)	Net cash proceeds raised in the conversion equal to gross proceeds of $66.1 million, less offering expenses of $1.8 million, the purchase of shares by the employee stock ownership plan of $5.6 million, and the assumed purchase of the stock-based incentive plan shares of $2.8 million.

(4)	Deferred tax asset resulting from funding the Benjamin Franklin Bank Charitable Foundation based on marginal tax rate of 36.0%.

(5)	The employee stock ownership plan loan is assumed to be funded internally with a loan from Benjamin Franklin Bancorp, thus no borrowing liability will be recorded on the consolidated balance sheet of Benjamin Franklin Bancorp.

(6)	No par value common stock.

(7)	Net proceeds of stock offering $64.4 million plus shares contributed to the Benjamin Franklin Bank Charitable Foundation of $4.0 million.

(8)	After-tax impact to retained earnings from the $4.0 million expense for funding the Benjamin Franklin Bank Charitable Foundation based on a marginal tax rate of 36.0%.

(9)	Contra-equity account established to reflect the unallocated shares in the employee stock ownership plan, anticipated to purchase 8.0% of the shares issued in the offering (including shares contributed to the Benjamin Franklin Bank Charitable Foundation).

(10)	Contra-equity account established to reflect the unvested shares in the stock-based incentive plan equal to 4.0% of offering plus foundation shares.

(11)	Includes the cash portion of the merger consideration paid to Chart Bank in the amount of $21.5 million (which assumes that all Chart Bank options are cashed out at the closing and factors in the tax-deductibility of the option cash-out), estimated non-tax deductible transaction costs of $0.9 million remaining to be paid at September 30, 2004, estimated tax deductible one time acquisition costs of $3.1 million, and estimated $3.1 million of one time expenses that will be incurred by Benjamin Franklin Bancorp to consolidate Chart Bank, net of $0.5 million of cash received from return of the Chart Bank Cooperative Central Bank deposit.

(12)	Yield adjustment to reflect the difference between portfolio yields and market rates as of September 30, 2004 for loans acquired in the acquisition. Yield adjustments were calculated using present value analysis as follows: (a) the acquired loan portfolio was segregated into pools of similar loans; (b) cash flow projections were prepared for each loan pool based interest rates, balances, remaining terms to maturity, and estimated prepayment speeds for each pool; (c) cash flows were discounted to present value using risk adjusted discount rates for comparable loans; and (d) the resulting difference between the present value of future cash flows for each pool and the corresponding principal balance was the yield adjustment. Yield adjustments on acquired loans are amortized into interest income using the interest method over the estimated lives of the acquired loans, which range between 0.5 years and 8.3 years, depending upon the type of loan (average is 4.2 years).

(13)	Reflects the difference between market values and net book values of fixed assets acquired in the acquisition.

(14)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as:

Chart Bank
(Dollars in thousands,
except per share data)
Purchase price per share	$30.75
Number of shares acquired	1,420,000
Number of options acquired	137,000
Average exercise price of options	$10.00
Cost of purchasing shares	$43,665
Cost of purchasing options	2,843
Tax effect of purchasing options	(1,024)

Purchase price (net of tax effect of purchasing options)	45,484
Less: acquired stockholders’ equity	(17,546)
Plus: estimated non-tax deductible transaction costs	983
Plus: taxable purchase accounting adjustments
Estimated tax deductible expenses (pretax)	3,091
Yield adjustment for acquired CDs	703
Yield adjustment for acquired borrowings	(29)
Yield adjustment for acquired loans	(299)
Core deposit intangible	(3,799)
Market value adjustment for fixed assets	(427)
Tax effect at 36.0% marginal tax rate	274

Goodwill	$28,435

(15)	Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired Chart Bank deposit base, calculated as the present value benefit of funding operations with the acquired deposit base versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense on an accelerated basis using the double declining balance method over 8.3 years.

(16)	Deferred tax liability of $0.3 million on tax-deductible transaction costs and purchase accounting adjustments (see footnote 14) and deferred tax asset of $1.1 million on one time merger charges (see footnote 21), net of $0.5 million reduction from repayment of Chart Bank Cooperative Central Bank deposit.

(17)	Yield adjustment to reflect the difference between portfolio yields and market rates as of September 30, 2004 for time deposits acquired in the acquisition. Yield adjustment is calculated as the difference between the current portfolio balances for time deposits and the present value of projected cash flows related to the time deposits discounted using current market rates. Current market rates were based on average rates paid by institutions competing in the regional market area based on rate surveys on or around September 30, 2004. The yield adjustment for time deposits will be accreted into income using the interest method over the lives of the acquired time deposits based on their monthly maturities (5 years).

(18)	Yield adjustment to reflect the difference between portfolio yields and market rates as of September 30, 2004 for borrowings acquired in the acquisition. Yield adjustment is calculated as the difference between the current portfolio balance for borrowings and the present value of projected cash flows related to the borrowings discounted using current market rates. Current market rates were based on rates offered by the Federal Home Loan Bank of Boston as of September 30, 2004. The yield adjustment for borrowings will be amortized into expense using the interest method over the lives of the acquired borrowings based on their monthly maturities (4 years).

(19)	Eliminate Chart Bank common stock par value. Newly issued shares of Benjamin Franklin Bancorp have no par value.

(20)	Calculate as follows:

(Dollars in Thousands)
Eliminate existing Chart Bank paid-in capital	$(11,575)
Common stock (par value) issued in acquisition	24,016

Adjustment to paid-in capital	$12,441

(21)	Calculate as follows:

(Dollars in thousands)
Eliminate existing Chart Bank retained earnings	$(4,524)
One-time merger charges incurred:
Restructure FHLB advances and conversion of accounts	(3,075)
Tax effect at marginal rate of 36.0%	1,107
Adjustment to retained earnings	$(6,492)

(22)	Calculate to eliminate the capital account entries of Chart Bank pursuant to purchase accounting.

     December 31, 2003 Pro Forma Balance Sheet—Minimum of Offering Range. The following table presents pro forma balance sheet information at December 31, 2003 for Benjamin Franklin Bancorp and Chart Bank assuming the sale of 4,250,000 shares at the minimum of the offering range.

	Benjamin			Benjamin
	Franklin	Pro Forma		Franklin
	Bancorp	Conversion		Bancorp as	Chart Bank	Pro Forma Merger		Pro Forma
	Historical	Adjustments (1)		Converted	Historical	Adjustments (2)		Consolidated
	(Dollars in thousands)
Assets
Cash and cash equivalents	$35,485	$—		$35,485	$34,874	$—		$70,359
Securities available for sale, at fair value	102,646	35,438	(3)	138,084	5,404	(28,082	) (11)	115,406
Securities held to maturity, at amortized cost	386	—		386	23,965	—		24,351
Loans, net	288,862	—		288,862	139,890	299	(12)	429,051
Restricted equity securities, at cost	7,222	—		7,222	1,060	—		8,282
Premises and equipment, net	11,199	—		11,199	2,400	427	(13)	14,026
Goodwill	4,248	—		4,248	—	28,582	(14)	32,830
Core deposit intangible	226	—		226	—	3,799	(15)	4,025
Other amortizing intangible assets	862	—		862	—	—		862
Other assets	7,708	1,224	(4)	8,932	2,261	298	(16)	11,491

Total assets	$458,844	$36,662		$495,506	$209,854	$5,323		$710,683

Liabilities
Deposits	$380,257	$—		$380,257	$175,801	$703	(17)	$556,761
FHLB advances and other borrowings	36,000	—	(5)	36,000	15,930	(29	) (18)	51,901
Other liabilities	4,286	—		4,286	724	—		5,010
Subordinated debt	9,000	—		9,000	$—	—		9,000

Total liabilities	429,543	—		429,543	192,455	674		622,672

Stockholder’s equity
Common Stock	—	—	(6)	—	1,420	(1,420	)(19)	—
Additional paid-in capital	—	44,346	(7)	44,346	11,575	12,441	(20)	68,362
Retained earnings	31,308	(2,176	)(8)	29,132	4,337	(6,305	)(21)	27,164
Employee stock ownership plan shares	—	(3,672	)(9)	(3,672)	—	—		(3,672)
Stock-based incentive plan shares	—	(1,836	)(10)	(1,836)	—	—		(1,836)
Accumulated other comprehensive (loss income	(2,007)	—		(2,007)	67	(67	) (22)	(2,007)

Total stockholders’ equity	29,301	$36,662		65,963	17,399	4,649		88,011
Total liabilities and stockholders’ equity.	$458,844	$36,662		$495,506	$209,854	$5,323		$710,683

(1)	Shows the effect of the mutual-to-stock conversion of Benjamin Franklin Bancorp, assuming gross proceeds of $42.5 million, the minimum of the offering range, offering expenses of $1.6 million, a contribution to the Benjamin Franklin Bank Charitable Foundation of $3.4 million of common stock, and establishment of an employee stock ownership plan and the stock-based incentive plan that will acquire 8.0% and 4.0%, respectively, of the number of shares issued in the offering including the shares issued to the Benjamin Franklin Bank Charitable Foundation. The employee stock ownership plan will purchase its shares in the offering and in open market purchases. The stock-based incentive plan is assumed to purchase shares in the open market after receiving stockholder approval to adopt the plan. Open market purchases by the employee stock ownership plan and stock-based incentive plan are assumed at $10 per share. The reduction in retained earnings reflects the one-time expense of funding the Benjamin Franklin Bank Charitable Foundation net of a deferred tax asset.

(2)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Chart Bank for a price of $30.75 per share in cash and newly issued common stock.

(3)	Net cash proceeds raised in the conversion equal to gross proceeds of $42.5 million, less offering expenses of $1.6 million, the purchase of shares by the employee stock ownership plan of $3.7 million, and the assumed purchase of the stock-based incentive plan shares of $1.8 million.

(4)	Deferred tax asset resulting from funding the Benjamin Franklin Bank Charitable Foundation based on marginal tax rate of 36.0%.

(5)	The employee stock ownership plan loan is assumed to be funded internally with a loan from Benjamin Franklin Bancorp, thus no borrowing liability will be recorded on the consolidated balance sheet of Benjamin Franklin Bancorp.

(6)	No par value common stock.

(7)	Net proceeds of stock offering $40.9 million plus shares contributed to the Benjamin Franklin Bank Charitable Foundation of $3.4 million.

(8)	After-tax impact to retained earnings from the $3.4 million expense for funding the Benjamin Franklin Bank Charitable Foundation based on a marginal tax rate of 36.0%.

(9)	Contra-equity account established to reflect the unallocated shares in the employee stock ownership plan, anticipated to purchase 8.0% of the shares issued in the offering (including shares contributed to the Benjamin Franklin Bank Charitable Foundation).

(10)	Contra-equity account established to reflect the unvested shares in the stock-based incentive plan equal to 4.0% of offering plus foundation shares.

(11)	Includes the cash portion of the merger consideration paid to Chart Bank in the amount of $21.5 million (which assumes that all Chart Bank options are cashed out at the closing and factors in the tax-deductibility of the option cash-out), estimated non-tax deductible transaction costs of $0.9 million remaining to be paid at September 30, 2004, estimated tax deductible one time acquisition costs of $3.1 million, and estimated $3.1 million of one time expenses that will be incurred by Benjamin Franklin Bancorp to consolidate Chart Bank, net of $0.5 million of cash received from return of the Chart Bank Cooperative Central Bank deposit.

(12)	Yield adjustment to reflect the difference between portfolio yields and market rates as of September 30, 2004 for loans acquired in the acquisition. Yield adjustments were calculated using present value analysis as follows: (a) the acquired loan portfolio was segregated into pools of similar loans; (b) cash flow projections were prepared for each loan pool based interest rates, balances, remaining terms to maturity, and estimated prepayment speeds for each pool; (c) cash flows were discounted to present value using risk adjusted discount rates for comparable loans; and (d) the resulting difference between the present value of future cash flows for each pool and the corresponding principal balance was the yield adjustment. Yield adjustments on acquired loans are amortized into interest income using the interest method over the estimated lives of the acquired loans, which range between 0.5 years and 8.3 years, depending upon the type of loan (average is 4.2 years).

(13)	Reflects the difference between market values and net book values of fixed assets acquired in the acquisition.

(14)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as:

Chart Bank
(Dollars in thousands,
except per share data)
Purchase price per share	$30.75
Number of shares acquired	1,420,000
Number of options acquired	137,000
Average exercise price of options	$10.00
Cost of purchasing shares	$43,665
Cost of purchasing options	2,843
Tax effect of purchasing options	(1,024)

Purchase price (net of tax effect of purchasing options)	45,484
Less: acquired stockholders’ equity	(17,399)
Plus: estimated non-tax deductible transaction costs	983
Plus: taxable purchase accounting adjustments
Estimated tax deductible transaction expenses (pre-tax)	3,091
Yield adjustment for acquired CDs	703
Yield adjustment for acquired borrowings	(29)
Yield adjustment for acquired loans	(299)
Core deposit intangible	(3,799)
Market value adjustment for fixed assets	(427)
Tax effect at 36.0% marginal tax rate	274

Goodwill	$28,582

(15)	Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired Chart Bank deposit base, calculated as the present value benefit of funding operations with the acquired deposit base versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense on an accelerated basis using the double declining balance method over 8.3 years.

(16)	Deferred tax liability of $0.3 million on tax-deductible transaction costs and purchase accounting adjustments (see footnote 14) and deferred tax asset of $1.1 million on one time merger charges (see footnote 21), net of $0.5 million reduction from repayment of Chart Bank Cooperative Central Bank deposit.

(17)	Yield adjustment to reflect the difference between portfolio yields and market rates as of September 30, 2004 for time deposits acquired in the acquisition. Yield adjustment is calculated as the difference between the current portfolio balances for time deposits and the present value of projected cash flows related to the time deposits discounted using current market rates. Current market rates were based on average rates paid by institutions competing in the regional market area based on rate surveys on or around September 30, 2004. The yield adjustment for time deposits will be accreted into income using the interest method over the lives of the acquired time deposits based on their monthly maturities (5 years).

(18)	Yield adjustment to reflect the difference between portfolio yields and market rates as of September 30, 2004 for borrowings acquired in the acquisition. Yield adjustment is calculated as the difference between the current portfolio balance for borrowings and the present value of projected cash flows related to the borrowings discounted using current market rates. Current market rates were based on rates offered by the Federal Home Loan Bank of Boston as of September 30, 2004. The yield adjustment for borrowings will be amortized into expense using the interest method over the lives of the acquired borrowings based on their monthly maturities (4 years).

(19)	Eliminate Chart Bank common stock par value. Newly issued shares of Benjamin Franklin Bancorp have no par value.

(20)	Calculate as follows:

(Dollars in thousands)
Eliminate existing Chart Bank paid-in capital	$(11,575)
Common stock (par value) issued in acquisition	24,016

Adjustment to paid-in capital	$12,441

(21)	Calculate as follows:

(Dollars in thousands)
Eliminate existing Chart Bank retained earnings	$(4,337)
One-time merger charges incurred:
Restructure FHLB advances and conversion of accounts	(3,075)
Tax effect at marginal rate of 36.0%	1,107
Adjustment to retained earnings	$(6,305)

(22)	Calculate to eliminate the capital account entries of Chart Bank pursuant to purchase accounting.

     December 31, 2003 Pro Forma Balance Sheet—Maximum, as Adjusted, of Offering Range. The following table presents pro forma balance sheet information at December 31, 2003 for Benjamin Franklin Bancorp and Chart Bank assuming the sale of 6,612,500 shares at the maximum, as adjusted, of the offering range.

	Benjamin			Benjamin
	Franklin	Pro Forma		Franklin
	Bancorp	Conversion		Bancorp as	Chart Bank	Pro Forma Merger		Pro Forma
	Historical	Adjustments (1)		Converted	Historical	Adjustments (2)		Consolidated
	(Dollars in thousands)
Assets
Cash and cash equivalents	$35,485	$—		$35,485	$34,874	$—		$70,359
Securities available for sale, at fair value	102,646	55,939	(3)	158,585	5,404	(28,082	) (11)	135,907
Securities held to maturity, at amortized cost	386	—		386	23,965	—		24,351
Loans, net	288,862	—		288,862	139,890	299	(12)	429,051
Restricted equity securities, at cost	7,222	—		7,222	1,060	—		8,282
Premises and equipment, net	11,199	—		11,199	2,400	427	(13)	14,026
Goodwill	4,248	—		4,248	—	28,582	(14)	32,830
Core deposit intangible	226	—		226	—	3,799	(15)	4,025
Other amortizing intangible assets	862	—		862	—	—		862
Other assets	7,708	1,440	(4)	9,148	2,261	298	(16)	11,707

Total assets	$458,844	$57,379		$516,223	$209,854	$5,323		$731,400

Liabilities
Deposits	$380,257	$—		$380,257	$175,801	$703	(17)	$556,761
FHLB advances and other borrowings	36,000	—	(5)	36,000	15,930	(29	) (18)	51,901
Other liabilities	4,286	—		4,286	724	—		5,010
Subordinated debt	9,000	—		9,000	—	—		9,000

Total liabilities	429,543	—		429,543	192,455	674		622,672

Stockholder’s equity
Common Stock	—	—	(6)	—	1,420	(1,420	) (19)	—
Additional paid-in capital	—	68,354	(7)	68,354	11,575	12,441	(20)	92,370
Retained earnings	31,308	(2,560	)(8)	28,748	4,337	(6,305	) (21)	26,780
Employee stock ownership plan shares	—	(5,610	)(9)	(5,610)	—	—		(5,610)
Stock-based incentive plan shares	—	(2,805	)(10)	(2,805)	—	—		(2,805)
Accumulated other comprehensive (loss) income	(2,007)	—		(2,007)	67	(67	) (22)	(2,007)

Total stockholders’ equity	29,301	57,379		86,680	17,399	4,649		108,728

Total liabilities and stockholders’ equity	$458,844	$57,379		$516,223	$209,854	$5,323		$731,400

(1)	Shows the effect of the mutual-to-stock conversion of Benjamin Franklin Bancorp, assuming gross proceeds of $66.1 million, the maximum, as adjusted, offering expenses of $1.8 million, a contribution to the Benjamin Franklin Bank Charitable Foundation of $4.0 million of common stock, and establishment of an employee stock ownership plan and the stock-based incentive plan that will acquire 8.0% and 4.0%, respectively, of the number of shares issued in the offering including the shares issued to the Benjamin Franklin Bank Charitable Foundation. The employee stock ownership plan is assumed to purchase its shares in the offering and in open market purchases. The stock-based incentive plan is assumed to purchase shares in the open market after receiving stockholder approval to adopt the plan. Open market purchases by the employee stock ownership plan and stock-based incentive plan are assumed at $10 per share. The reduction in retained earnings reflects the one-time expense of funding the Benjamin Franklin Bank Charitable Foundation net of a deferred tax asset.

(2)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Chart Bank for a price of $30.75 per share in cash and newly issued common stock.

(3)	Net cash proceeds raised in the conversion equal to gross proceeds of $66.1 million, less offering expenses of $1.8 million, the purchase of shares by the employee stock ownership plan of $5.6 million, and the assumed purchase of the stock-based incentive plan shares of $2.8 million.

(4)	Deferred tax asset resulting from the expense of funding the Benjamin Franklin Bank Charitable Foundation based on marginal tax rate of 36.0%.

(5)	The employee stock ownership plan loan is assumed to be funded internally with a loan from Benjamin Franklin Bancorp, thus no borrowing liability will be recorded on the consolidated balance sheet of Benjamin Franklin Bancorp.

(6)	No par value common stock.

(7)	Net proceeds of stock offering $64.4 million plus shares contributed to the Benjamin Franklin Bank Charitable Foundation of $4.0 million.

(8)	After-tax impact to retained earnings from the $4.0 million expense for funding the Benjamin Franklin Bank Charitable Foundation based on a marginal tax rate of 36.0%.

(9)	Contra-equity account established to reflect the unallocated shares in the employee stock ownership plan, anticipated to purchase 8.0% of the shares issued in the offering (including shares contributed to the Benjamin Franklin Bank Charitable Foundation).

(10)	Contra-equity account established to reflect the unvested shares in the stock-based incentive plan equal to 4.0% of offering plus foundation shares.

(11)	Includes the cash portion of the merger consideration paid to Chart Bank in the amount of $21.5 million (which assumes that all Chart Bank options are cashed out at the closing and factors in the tax-deductibility of the option cash-out), estimated non-tax deductible transaction costs of $0.9 million remaining to be paid at September 30, 2004, estimated tax deductible one time acquisition costs of $3.1 million, and estimated $3.1 million of one time expenses that will be incurred by Benjamin Franklin Bancorp to consolidate Chart Bank, net of $0.5 million of cash received from return of the Chart Bank Cooperative Central Bank deposit.

(12)	Yield adjustment to reflect the difference between portfolio yields and market rates as of September 30, 2004 for loans acquired in the acquisition. Yield adjustments were calculated using present value analysis as follows: (a) the acquired loan portfolio was segregated into pools of similar loans; (b) cash flow projections were prepared for each loan pool based interest rates, balances, remaining terms to maturity, and estimated prepayment speeds for each pool; (c) cash flows were discounted to present value using risk adjusted discount rates for comparable loans; and (d) the resulting difference between the present value of future cash flows for each pool and the corresponding principal balance was the yield adjustment. Yield adjustments on acquired loans are amortized into interest income using the interest method over the estimated lives of the acquired loans, which range between 0.5 years and 8.3 years, depending upon the type of loan (average is 4.2 years).

(13)	Reflects the difference between market values and net book values of fixed assets acquired in the acquisition.

(14)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as:

Chart Bank
(Dollars in thousands,
except per share data)
Purchase price per share	$30.75
Number of shares acquired	1,420,000
Number of options acquired	137,000
Average exercise price of options	$10.00
Cost of purchasing shares	$43,665
Cost of purchasing options	2,843
Tax effect of purchasing options	(1,024)

Purchase price (net of tax effect of purchasing options)	45,484
Less: acquired stockholders’ equity	(17,399)
Plus: estimated non-tax deductible transaction costs	983
Plus: taxable purchase accounting adjustments Estimated tax deductible transaction expenses (pre-tax)	3,091
Yield adjustment for acquired CDs	703
Yield adjustment for acquired borrowings	(29)
Yield adjustment for acquired loans	(299)
Core deposit intangible	(3,799)
Market value adjustment for fixed assets	(427)
Tax effect at 36.0% marginal tax rate	274

Goodwill	$28,582

(15)	Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired Chart Bank deposit base, calculated as the present value benefit of funding operations with the acquired deposit base versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense on an accelerated basis using the double declining balance method over 8.3 years.

(16)	Deferred tax liability of $0.3 million on tax-deductible transaction costs and purchase accounting adjustments (see footnote 14) and deferred tax asset of $1.1 million on one time merger charges (see footnote 21), net of $0.5 million reduction from repayment of Chart Bank Cooperative Central Bank deposit.

(17)	Yield adjustment to reflect the difference between portfolio yields and market rates as of September 30, 2004 for time deposits acquired in the acquisition. Yield adjustment is calculated as the difference between the current portfolio balances for time deposits and the present value of projected cash flows related to the time deposits discounted using current market rates. Current market rates were based on average rates paid by institutions competing in the regional market area based on rate surveys on or around September 30, 2004. The yield adjustment for time deposits will be accreted into income using the interest method over the lives of the acquired time deposits based on their monthly maturities (5 years).

(18)	Yield adjustment to reflect the difference between portfolio yields and market rates as of September 30, 2004 for borrowings acquired in the acquisition. Yield adjustment is calculated as the difference between the current portfolio balance for borrowings and the present value of projected cash flows related to the borrowings discounted using current market rates. Current market rates were based on rates offered by the Federal Home Loan Bank of Boston as of September 30, 2004. The yield adjustment for borrowings will be amortized into expense using the interest method over the lives of the acquired borrowings based on their monthly maturities (4 years).

(19)	Eliminate Chart Bank common stock par value. Newly issued shares of Benjamin Franklin Bancorp have no par value.

(20)	Calculate as follows:

(Dollars in thousands)
Eliminate existing Chart Bank paid-in capital	$(11,575)
Common stock (paid-in capital) issued in acquisition	24,016

Adjustment to paid-in capital	$12,441

(21)	Calculate as follows:

(Dollars in thousands)
Eliminate existing Chart Bank retained earnings	$(4,337)
One-time merger charges incurred:
Restructure FHLB advances and conversion of accounts	(3,075)
Tax effect at marginal rate of 36.0%	1,107

Adjustment to retained earnings	$(6,305)

(22)	Calculate to eliminate the capital account entries of Chart Bank pursuant to purchase accounting.

     September 30, 2004 Pro Forma Income Statement—Minimum of Offering Range. The following table presents pro forma income statement information for the nine months ended September 30, 2004 for Benjamin Franklin Bancorp and Chart Bank assuming the sale of 4,250,000 shares at the minimum of the offering range.

	Benjamin		Benjamin		Pro Forma
	Franklin	Pro Forma	Franklin		Merger
	Bancorp	Conversion	Bancorp as	Chart Bank	Adjustments		Pro Forma
	Historical	Adjustments (1)	Converted	Historical (3)	(4)		Consolidated
	(Dollars in thousands)
Interest income	$15,223	$—	$15,223	$8,006	$(158	) (5)	$23,071
Interest expense	(5,024)	—	(5,024)	(2,732)	517	(6)	(7,239)

Net interest income before provision for loan losses	10,199	—	10,199	5,274	359		15,832
Provision for loan losses	(470)	—	(470)	(90)	—		(560)

Net interest income after provision for loan losses	9,729	—	9,729	5,184	359		15,272
Non-interest income	1,666	—	1,666	1,916	—		3,582
Non-interest expense	(9,457)	(92) (2)	(9,549)	(5,636)	(696	) (7)	(15,881)

Income before provision for income taxes	1,938	(92)	1,846	1,464	(337)		2,973
Provision for income taxes	(626)	33	(593)	(680)	121	(8)	(1,152)

Net income	$1,312	$(59)	$1,253	$784	$(216)		$1,821

(1)	Shows the effect of the mutual-to-stock conversion of Benjamin Franklin Bancorp, assuming gross proceeds of $42.5 million, the minimum of the offering range, offering expenses of $1.6 million, a contribution to the Benjamin Franklin Bank Charitable Foundation of $3.4 million of common stock, and establishment of an employee stock ownership plan that will acquire 8.0% of the number of shares issued in the offering including the shares issued to the Benjamin Franklin Bank Charitable Foundation. The employee stock ownership plan is assumed to purchase its shares in the offering and in open market purchases. The loan taken down by the employee stock ownership plan will be amortized over 30 years on a straight line basis. The employee stock ownership plan expense shown reflects the estimated amortization expense on a pretax basis for the period shown. Benjamin Franklin Bancorp also intends to adopt an stock-based incentive plan that will purchase 4.0% of the number of shares issued in the offering plus the shares issued to the Benjamin Franklin Bank Charitable Foundation. The stock-based incentive plan is assumed to purchase shares in the open market after receiving stockholder approval. Open market purchases by the employee stock ownership plan and stock-based incentive plan are assumed at $10 per share. Adjustments to record estimated stock-based incentive plan expenses and interest income to be earned on net proceeds of the offering will be recorded as incurred. Since these estimates are non-recurring, they are not reflected in the calculations of pro forma income. The estimated interest income assuming net cash proceeds of $35.4 million from the offering are invested at an average pretax yield of 2.16% for the nine months ended September 30, 2004 would be approximately $0.6 million pretax. The yield utilized approximates the yield on a one year U.S. Treasury security as of September 30, 2004. The estimated expense for the stock-based incentive plan assuming gross proceeds of $42.5 million is $0.3 million pretax for the nine months ended September 30, 2004. The employee stock ownership plan loan is amortized over 30 years on a straight-line basis. Employee stock ownership plan shares are assumed to be released at $10 per share. Stock-based incentive plan shares are assumed to vest over 5 years on a straight-line basis. Taxes are calculated on an assumed marginal rate of 36.0%. No expenses are included for the shares issued to the Benjamin Franklin Bank Charitable Foundation or other merger-related charges, all of which are one time expenses.

(2)	Employee stock ownership plan loan with a balance of $3.7 million, an amortization period of 30 years straight line. Employee stock ownership plan loan is assumed to be funded internally, so no interest expense is recorded on the consolidated income statement for Benjamin Franklin Bancorp Employee stock ownership plan expense thus reflects only the amortization of principal for the period shown.

(3)	Chart Bank operating results for the nine months ended September 30, 2004 include $382,000 of merger-related expenses.

(4)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Chart Bank for a price of $30.75 per share in cash and newly issued common stock.

(5)	Adjustment to interest income is the amortization of the loan premium on the Chart Bank loans resulting from purchase accounting. Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration paid to stockholders of Chart Bank and the expense of the acquisition will be recorded as incurred. Since these estimates are non-recurring, they are not reflected in the Pro forma income statements. The estimated reduction in interest income assuming total funding requirements of $28.1 million for the acquisition and related expenses, assuming such cash costs were funded with investments yielding 2.16% for the nine months ended September 30, 2004, would be approximately $0.5 million. The yield approximates the yield on the one year U.S. Treasury security on September 30, 2004.

(6)	Adjustment to interest expense is calculated as follows:

(Dollars in thousands)
Accretion of deposit premium from purchase accounting	$533
Amortization of borrowings discount from purchase accounting	(16)

Adjustment to interest income	$517

(7)	Adjustment to non-interest expense is calculated as follows:

Amortization of new core deposit intangible	$(684)
Depreciation adjustment for market value of fixed assets	(12)

Adjustment to non-interest expense	$(696)

(8)	Marginal tax rate of 36.0%.

     September 30, 2004 Pro Forma Income Statement—Maximum, as Adjusted, of Offering Range. The following table presents pro forma income statement information for the nine months ended September 30, 2004 for Benjamin Franklin Bancorp and Chart Bank assuming the sale of 6,612,500 shares at the maximum, as adjusted, of the offering range.

		Pro Forma	Benjamin		Pro Forma
	Benjamin	Conversion	Franklin		Merger
	Franklin	Adjustments	Bancorp as	Chart Bank	Adjustments		Pro Forma
	Historical	(1)	Converted	Historical(3)	(4)		Consolidated
			(Dollars in thousands)
Interest income	$15,223	$—	$15,223	$8,006	$(158	) (5)	$23,071
Interest expense	(5,024)	—	(5,024)	(2,732)	517	(6)	(7,239)

Net interest income before provision for loan losses	10,199	—	10,199	5,274	359		15,832
Provision for loan losses.	(470)	—	(470)	(90)	—		(560)

Net interest income after provision for loan losses.	9,729	—	9,729	5,184	359		15,272
Non-interest income	1,666	—	1,666	1,916	—		3,582
Non-interest expense	(9,457)	(141) (2)	(9,598)	(5,636)	(696	) (7)	(15,930)

Income before provision for income taxes	1,938	(141)	1,797	1,464	(337)		2,924
Provision for income taxes	(626)	51	(575)	(680)	121	(8)	(1,134)

Net income	$1,312	$(90)	$1,222	$784	$(216)		$1,790

(1)	Shows the effect of the mutual-to-stock conversion of Benjamin Franklin Bancorp, assuming gross proceeds of $66.1 million, the maximum, as adjusted, of the offering range, offering expenses of $1.8 million, a contribution to the Benjamin Franklin Bank Charitable Foundation of $4.0 million of common stock, and establishment of an employee stock ownership plan that will acquire 8.0% of the number of shares issued in the offering including the shares issued to the Benjamin Franklin Bank Charitable Foundation. The employee stock ownership plan is assumed to purchase its shares in the offering and in open market purchases. The loan taken down by the employee stock ownership plan will be amortized over 30 years on a straight line basis. The employee stock ownership plan expense shown reflects the estimated amortization expense on a pretax basis for the period shown. Benjamin Franklin Bancorp also intends to adopt an stock-based incentive plan that will purchase 4.0% of the number of shares issued in the offering plus the shares issued to the Benjamin Franklin Bank Charitable Foundation. The stock-based incentive plan is assumed to purchase shares in the open market after receiving stockholder approval. Open market purchases by the employee stock ownership plan and stock-based incentive plan are assumed at $10 per share. Adjustments to record estimated stock-based incentive plan expenses and interest income to be earned on net proceeds of the offering will be recorded as incurred. Since these estimates are non-recurring, they are not reflected in the calculations of pro forma income. The estimated interest income assuming net cash proceeds of $55.9 million from the offering are invested at an average pretax yield of 2.16% for the nine months ended September 30, 2004 would be approximately $0.9 million pretax. The yield utilized approximates the yield on a one year U.S. Treasury security as of September 30, 2004. The estimated expense for the stock-based incentive plan assuming gross proceeds of $66.1 million is $0.4 million pretax for the nine months ended September 30, 2004. The employee stock ownership plan loan is amortized over 30 years on a straight-line basis. Employee stock ownership plan shares are assumed to be released at $10 per share. Stock-based incentive plan shares are assumed to vest over 5 years on a straight-line basis. Taxes are calculated on an assumed marginal rate of 36.0%. No expenses are included for the shares issued to the Benjamin Franklin Bank Charitable Foundation or other merger-related charges, all of which are one time expenses.

(2)	Employee stock ownership plan loan with a balance of $5.6 million, an amortization period of 30 years straight line. Employee stock ownership plan loan is assumed to be funded internally, so no interest expense is recorded on the consolidated income statement for Benjamin Franklin Bancorp Employee stock ownership plan expense thus reflects only the amortization of principal for the period shown.

(3)	Chart Bank operating results for the nine months ended September 30, 2004 include $382,000 of merger-related expenses.

(4)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Chart Bank for a price of $30.75 per share in cash and newly issued common stock.

(5)	Adjustment to interest income is the amortization of the loan premium on the Chart Bank loans resulting from purchase accounting. Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration paid to stockholders of Chart Bank and the expense of the acquisition will be recorded as incurred. Since these estimates are non-recurring, they are not reflected in the Pro forma income statements. The estimated reduction in interest income assuming total funding requirements of $28.1 million for the acquisition and related expenses, assuming such cash costs were funded with investments yielding 2.16% for the nine months ended September 30, 2004, would be approximately $0.5 million. The yield approximates the yield on the one year U.S. Treasury security on September 30, 2004.

(6)	Adjustment to interest expense is calculated as follows:

		(Dollars in Thousands)
	Accretion of deposit premium from purchase accounting	$533
	Amortization of borrowings discount from purchase accounting	(16)

	Adjustment to interest expense	$517

(7)	Adjustment to non-interest expense is calculated as follows:

Amortization of new core deposit intangible	$(684)
Depreciation adjustment for market value of fixed assets	(12)

Adjustment to non-interest expense	$(696)

(8)	Marginal tax rate of 36.0%.

     December 31, 2003 Pro Forma Income Statement—Minimum of Offering Range. The following table presents pro forma income statement information for the year ended December 31, 2003 for Benjamin Franklin Bancorp and Chart Bank assuming the sale of 4,250,000 shares at the minimum of the offering range.

	Benjamin	Pro Forma		Benjamin
	Franklin	Conversion		Franklin		Pro Forma
	Bancorp	Adjustments		Bancorp as	Chart Bank	Merger		Pro Forma
	Historical	(1)		Converted	Historical	Adjustments (3)		Consolidated
				(Dollars in thousands)
Interest income	$19,532	$—		$19,532	$10,091	$(187	) (4)	$29,436
Interest expense	(6,752)	—		(6,752)	(3,452)	588	(5)	(9,616)

Net interest income before provision for loan losses	12,780	—		12,780	6,639	401		19,820
Provision for loan losses	(625)	—		(625)	(120)	—		(745)

Net interest income after provision for loan losses	12,155	—		12,155	6,519	401		19,075

Non-interest income	3,076	—		3,076	2,665	—		5,741
Non-interest expense	(12,724)	(122	) (2)	(12,846)	(6,406)	(928	) (6)	(20,180)
Income before provision for income taxes	2,507	(122)		2,385	2,778	(527)		4,636
Provision for income taxes	(819)	44		(775)	(1,076)	190	(7)	(1,661)

Net income	$1,688	$(78)		$1,610	$1,702	$(337)		$2,975

(1)	Shows the effect of the mutual-to-stock conversion of Benjamin Franklin Bancorp, assuming gross proceeds of $42.5 million, the minimum of the offering range, offering expenses of $1.6 million, a contribution to the Benjamin Franklin Bank Charitable Foundation of $3.4 million of common stock, and establishment of an employee stock ownership plan that will acquire 8.0% of the number of shares issued in the offering including the shares issued to the Benjamin Franklin Bank Charitable Foundation. The employee stock ownership plan is assumed to purchase its shares in the offering and in open market purchases. The loan taken down by the employee stock ownership plan will be amortized over 30 years on a straight line basis. The employee stock ownership plan expense shown reflects the estimated amortization expense on a pretax basis for the period shown. Benjamin Franklin Bancorp also intends to adopt an stock-based incentive plan that will purchase 4.0% of the number of shares issued in the offering plus the shares issued to the Benjamin Franklin Bank Charitable Foundation. The stock-based incentive plan is assumed to purchase shares in the open market after receiving stockholder approval. Open market purchases by the employee stock ownership plan and stock-based incentive plan are assumed at $10 per share. Adjustments to record estimated stock-based incentive plan expenses and interest income to be earned on net proceeds of the offering will be recorded as incurred. Since these estimates are non-recurring, they are not reflected in the calculations of pro forma income. The estimated interest income assuming net cash proceeds of $35.4 million from the offering are invested at an average pretax yield of 1.26% for the year ended December 31, 2003 would be approximately $0.5 million pretax. The yield utilized approximates the yield on a one year U.S. Treasury security as of September 30, 2004. The estimated expense for the stock-based incentive plan assuming gross proceeds of $42.5 million is $0.4 million pretax for the year ended December 31, 2003. The employee stock ownership plan loan is amortized over 30 years on a straight-line basis. Employee stock ownership plan shares are assumed to be released at $10 per share. Stock-based incentive plan shares are assumed to vest over 5 years on a straight-line basis. Taxes are calculated on an assumed marginal rate of 36.0%. No expenses are included for the shares issued to the Benjamin Franklin Bank Charitable Foundation or other merger-related charges, all of which are one time expenses.

(2)	Employee stock ownership plan loan with a balance of $3.7 million, an amortization period of 30 years straight line. Employee stock ownership plan loan is assumed to be funded internally, so no interest expense is recorded on the consolidated income statement for Benjamin Franklin Bancorp Employee stock ownership plan expense thus reflects only the amortization of principal for the period shown.

(3)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Chart Bank for a price of $30.75 per share in cash and newly issued common stock.

(4)	Adjustment to interest income is the amortization of the loan premium on the Chart Bank loans resulting from purchase accounting. Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration paid to stockholders of Chart Bank and the expense of the acquisition will be recorded as incurred. Since these estimates are non-recurring, they are not reflected in the Pro forma income statements. The estimated reduction in interest income assuming total funding requirements of $28.1 million for the acquisition and related expenses, assuming such cash costs were funded with investments yielding 1.26% for year ended December 31, 2003, would be approximately $0.4 million. The yield approximates the yield on the one year U.S. Treasury security on December 31, 2003.

(5)	Adjustment to interest expense is calculated as follows:

(Dollars in thousands)
Accretion of deposit premium from purchase accounting	$606
Amortization of borrowings discount from purchase accounting	(18)

Adjustment to interest income	$588

(6)	Adjustment to non-interest expense is calculated as follows:

Amortization of new core deposit intangible	$(912)
Depreciation adjustment for market value of fixed assets	(16)

Adjustment to non-interest expense	$(928)

(7)	Marginal tax rate of 36.0%.

     December 31, 2003 Pro Forma Income Statement—Maximum, as Adjusted, of Offering Range. The following table presents pro forma income statement information for the year ended December 31, 2003 for Benjamin Franklin Bancorp and Chart Bank assuming the sale of 6,612,500 shares at the maximum, as adjusted, of the offering range.

	Benjamin	Pro Forma		Benjamin		Pro Forma
	Franklin	Conversion		Franklin		Merger
	Bancorp	Adjustments		Bancorp as	Chart Bank	Adjustments		Pro Forma
	Historical	(1)		Converted	Historical	(3)		Consolidated
	(Dollars in thousands)
Interest income	$19,532	$—		$19,532	$10,091	$(187)	(4)	$29,436
Interest expense	(6,752)	—		(6,752)	(3,452)	588	(5)	(9,616)

Net interest income before provision for loan losses	12,780	—		12,780	6,639	401		19,820
Provision for loan losses	(625)	—		(625)	(120)	—		(745)

Net interest income after provision for loan losses	12,155	—		12,155	6,519	401		19,075
Non-interest income	3,076	—		3,076	2,665	—		5,741
Non-interest expense	(12,724)	(187	) (2)	(12,911)	(6,406)	(928	) (6)	(20,245)

Income before provision for income taxes	2,507	(187)		2,320	2,778	(527)		4,571
Provision for income taxes	(819)	67		(752)	(1,076)	190	(7)	(1,638)

Net income	$1,688	$(120)		$1,568	$1,702	$(337)		$2,933

(1)	Shows the effect of the mutual-to-stock conversion of Benjamin Franklin Bancorp, assuming gross proceeds of $66.1 million, the minimum of the offering range, offering expenses of $1.8 million, a contribution to the Benjamin Franklin Bank Charitable Foundation of $4.0 million of common stock, and establishment of an employee stock ownership plan that will acquire 8.0% of the number of shares issued in the offering including the shares issued to the Benjamin Franklin Bank Charitable Foundation. The employee stock ownership plan is assumed to purchase its shares in the offering and in open market purchases. The loan taken down by the employee stock ownership plan will be amortized over 30 years on a straight line basis. The employee stock ownership plan expense shown reflects the estimated amortization expense on a pretax basis for the period shown. Benjamin Franklin Bancorp also intends to adopt an stock-based incentive plan that will purchase 4.0% of the number of shares issued in the offering plus the shares issued to the Benjamin Franklin Bank Charitable Foundation. The stock-based incentive plan is assumed to purchase shares in the open market after receiving stockholder approval. Open market purchases by the employee stock ownership plan and stock-based incentive plan are assumed at $10 per share. Adjustments to record estimated stock-based incentive plan expenses and interest income to be earned on net proceeds of the offering will be recorded as incurred. Since these estimates are non-recurring, they are not reflected in the calculations of pro forma income. The estimated interest income assuming net cash proceeds of $55.9 million from the offering are invested at an average pretax yield of 1.26% for the year ended December 31, 2003 would be approximately $0.7 million pretax. The yield utilized approximates the yield on a one year U.S. Treasury security as of September 30, 2004. The estimated expense for the stock-based incentive plan assuming gross proceeds of $66.1 million is $0.6 million pretax for the year ended December 31, 2003. The employee stock ownership plan loan is amortized over 30 years on a straight-line basis. Employee stock ownership plan shares are assumed to be released at $10 per share. Stock-based incentive plan shares are assumed to vest over 5 years on a straight-line basis. Taxes are calculated on an assumed marginal rate of 36.0%. No expenses are included for the shares issued to the Benjamin Franklin Bank Charitable Foundation or other merger-related charges, all of which are one time expenses.

(2)	Employee stock ownership plan loan with a balance of $5.6 million, an amortization period of 30 years straight line. Employee stock ownership plan loan is assumed to be funded internally, so no interest expense is recorded on the consolidated income statement for Benjamin Franklin Bancorp Employee stock ownership plan expense thus reflects only the amortization of principal for the period shown.

(3)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Chart Bank for a price of $30.75 per share in cash and newly issued common stock.

(4)	Adjustment to interest income is the amortization of the loan premium on the Chart Bank loans resulting from purchase accounting. Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration paid to stockholders of Chart Bank and the expense of the acquisition will be recorded as incurred. Since these estimates are non-recurring, they are not reflected in the Pro forma income statements. The estimated reduction in interest income assuming total funding requirements of $28.1 million for the acquisition and related expenses, assuming such cash costs were funded with investments yielding 1.26% for year ended December 31, 2003, would be approximately $0.4 million. The yield approximates the yield on the one year U.S. Treasury security on December 31, 2003.

(5)	Adjustment to interest expense is calculated as follows:

(Dollars in thousands)
Accretion of deposit premium from purchase accounting	$606
Amortization of borrowings discount from purchase accounting	(18)

Adjustment to interest income	$588

(6)	Adjustment to non-interest expense is calculated as follows:

Amortization of new core deposit intangible	$(912)
Depreciation adjustment for market value of fixed assets	(16)

Adjustment to non-interest expense	$(928)

(7)	Marginal tax rate of 36.0%.

Pro Forma Conversion Data

          The actual net proceeds from the sale of Benjamin Franklin Bancorp common stock in the offering cannot be determined until the conversion is completed. However, the net proceeds in the offering are currently estimated to be between $40.9 million and $55.8 million, or up to $64.4 million at the maximum, as adjusted, in the event the offering range is increased by approximately 15.0%, based upon the following assumptions:

•	Benjamin Franklin Bancorp will sell all shares of common stock in the subscription offering;

•	Benjamin Franklin Bancorp’s employee stock ownership plan will purchase 8.0% of the shares of common stock issued in the offering, including shares contributed to the Benjamin Franklin Bank Charitable Foundation. The employee stock ownership plan is assumed to be funded internally with a loan from Benjamin Franklin Bancorp;

•	Benjamin Franklin Bancorp will make a contribution to the Benjamin Franklin Bank Charitable Foundation amounting to 340,000 shares of its common stock at the minimum of the offering range and 400,000 shares of its common stock at the midpoint, maximum and maximum as adjusted of the offering range, with an assumed value of $10 per share;

•	Expenses of the offering, other than the fees to be paid to Ryan Beck are estimated to be $1.1 million;

•	Ryan Beck will receive reimbursement of legal fees and other expenses in the amount of $100,000, in addition to fees equal to 1.0% of the aggregate purchase price of the shares of stock sold in the offering, excluding any shares purchased by any employee benefit plans, by any of Benjamin Franklin Bancorp’s directors, officers or employees or members of their immediate families, issued to the Benjamin Franklin Bank Charitable Foundation or issued to the Chart Bank Stockholders in the acquisition;

•	2,401,575 shares will be issued to Chart Bank’s stockholders in the acquisition; and

•	The cash required to fund the acquisition of Chart Bank was $28.1 million as of December 31, 2003 and September 30, 2004.

          Benjamin Franklin Bancorp has prepared the following tables, which set forth Benjamin Franklin Bancorp’s historical consolidated net income and stockholders’ equity in combination with Chart Bank prior to the conversion, and Benjamin Franklin Bancorp’s pro forma consolidated net income and stockholders’ equity following the conversion and acquisition of Chart Bank. In preparing these tables and in calculating pro forma data, the following assumptions have been made:

•	Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period and the net proceeds, if any, had been invested at an average yield of 2.16% and 1.26% for the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively, which approximates the yield on a one-year U.S. Treasury bill adjusted to a constant maturity (CMT) on September 30, 2004 and December 31, 2003, respectively;

•	The pro forma after-tax yield on the net proceeds from the offering is assumed to be 1.38% and 0.81% for the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively, based on a marginal tax rate of 36.00%;

•	No withdrawals were made from Benjamin Franklin Bancorp’s deposit accounts for the purchase of shares in the offering;

•	Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock issued in the conversion, issued to Chart Bank stockholders and issued to the Benjamin Franklin Bank Charitable Foundation, as adjusted in the pro forma net income per share to give effect to the purchase of shares by the employee stock ownership plan;

•	Pro forma stockholders’ equity amounts have been calculated as if Benjamin Franklin Bancorp common stock had been sold in the offering on September 30, 2004 and December 31, 2003, respectively, and, accordingly, no effect has been given to the assumed earnings effect of the transactions; and

•	Pro forma tangible stockholders’ equity amounts have been calculated by subtracting the estimated balances of intangible assets from pro forma stockholders’ equity; intangible assets include assets such as core deposit intangibles and goodwill.

          The following pro forma information may not be representative of the financial effects of the conversion at the date on which the conversion and the acquisition actually occur and should not be taken as indicative of future results of operations.

          Pro forma stockholders’ equity represents the difference between the stated amount of Benjamin Franklin Bancorp assets and liabilities computed in accordance with generally accepted accounting principles used in the United States. Stockholders’ equity does not give effect to intangible assets in the event of a liquidation. The pro forma stockholders’ equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation.

          Stockholders’ equity gives no effect to the liquidation account to be established for the benefit of eligible account holders and supplemental eligible account holders. See “The Conversion And The Offering-Effects Of The Conversion-Liquidation Rights “ on page [#].

          The tables on the following pages present historical data of Benjamin Franklin Bancorp and Chart Bank (as defined in the footnotes to the table), and Benjamin Franklin Bancorp’s pro forma data at or for the dates and periods indicated based on the assumptions set forth above and in the tables and should not be used as a basis for projection of the market value of the common stock following the conversion and the acquisition.

	At or for the nine months ended September 30, 2004
				Maximum
	Minimum of	Midpoint of	Maximum of	As Adjusted of
	Offering Range	Offering Range	Offering Range	Offering Range
	4,250,000 Shares at	5,000,000 shares	5,750,000 shares	6,612,500 shares
	$10 per share (1)	at $10 per share	at $10 per share	at $10 per share (2)
	(Dollars in thousands, except per share data)
Gross proceeds	$42,500	$50,000	$57,500	$66,125
Plus: shares issued to the foundation (3)	3,400	4,000	4,000	4,000
Plus: shares issued to Chart Bank (4)	24,016	24,016	24,016	24,016

Pro Forma Market Capitalization	$69,916	$78,016	$85,516	$94,141
Gross proceeds	$42,500	$50,000	$57,500	$66,125
Less: conversion expenses	(1,554)	(1,622)	(1,691)	(1,771)

Estimated net proceeds	40,946	48,378	55,809	64,354
Less: common stock acquired by ESOP (5)	(3,672)	(4,320)	(4,920)	(5,610)
Less: common stock acquired by stock-based incentive plan (6)	(1,836)	(2,160)	(2,460)	(2,805)

Estimated net proceeds as adjusted	35,438	41,898	48,429	55,939
Estimated acquisition cash costs (7)	$(28,082)	$(28,082)	$(28,082)	$(28,082)
For the nine months ended September 30, 2004
Consolidated net income
Historical consolidated net income(8)	$1,881	$1,881	$1,881	$1,881
Pro forma income on net proceeds	367	434	502	580
Pro forma acquisition adjustment	(291)	(291)	(291)	(291)
Pro forma ESOP adjustment (5)	(59)	(69)	(79)	(90)
Pro forma stock-based incentive plan adjustment (6)	(176)	(207)	(236)	(269)

Pro forma net income	$1,722	$1,748	$1,777	$1,811

Per share net income (reflects SOP93-6)
Historical consolidated net income	$0.28	$0.26	$0.24	$0.21
Pro forma income on net proceeds	0.06	0.06	0.06	0.06
Pro forma acquisition adjustment	(0.04)	(0.04)	(0.04)	(0.03)
Pro forma ESOP adjustment (5)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma stock-based incentive plan adjustment (6)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per share	$0.26	$0.24	$0.22	$0.20

Shares used for calculating pro forma earnings per share	6,633,555	7,380,375	8,071,875	8,867,100
Stock price as a multiple of pro forma earnings per share (6)(9)	28.85x	31.25x	34.09x	37.50x
At September 30, 2004
Stockholders’ equity:
Historical consolidated stockholders’ equity (10)	$52,634	$52,634	$52,634	$52,634
Estimated net proceeds	40,946	48,378	55,809	64,354
Plus: tax benefit of shares issued to foundation (3)	1,224	1,440	1,440	1,440
Plus: shares issued to foundation (3)	3,400	4,000	4,000	4,000
Less: shares issued to foundation (3)	(3,400)	(4,000)	(4,000)	(4,000)
Less: common stock acquired by ESOP (5)	(3,672)	(4,320)	(4,920)	(5,610)
Less: common stock acquired by stock-based incentive plan (6)	(1,836)	(2,160)	(2,460)	(2,805)

Pro forma stockholders’ equity	89,296	95,972	102,503	110,013
Intangible assets (11)	(36,573)	(36,573)	(36,573)	(36,573)

Pro forma tangible stockholders equity	$52,723	$59,399	$65,930	$73,440

Stockholders’ equity per share
Historical	$7.52	$6.75	$6.16	$5.59
Estimated net proceeds	5.86	6.20	6.53	6.84
Plus: tax benefit of shares issued to foundation (3)	0.18	0.18	0.17	0.15
Plus: shares issued to foundation (3)	0.49	0.51	0.47	0.42
Less: shares issued to foundation (3)	(0.49)	(0.51)	(0.47)	(0.42)
Less: common stock acquired by ESOP (5)	(0.53)	(0.55)	(0.58)	(0.60)
Less: common stock acquired by stock-based incentive plan (6)	(0.26)	(0.28)	(0.29)	(0.30)

Pro forma stockholders’ equity per share	12.77	12.30	11.99	11.68
Intangible assets (11)	(5.23)	(4.69)	(4.28)	(3.88)

Pro forma tangible stockholders’ equity per share	$7.54	$7.61	$7.71	$7.80

Shares used for pro forma stockholders equity per share	6,991,575	7,801,575	8,551,575	9,414,075
Stock price as a percentage of equity per share (6)	78.31%	81.30%	83.40%	85.62%
Stock price as a percentage of tangible equity per share (6)(9)(11)	132.63%	131.41%	129.70%	128.21%

(Footnotes on following page)

(1)	If Benjamin Franklin Bancorp receives orders for fewer than 4,250,000 shares, Benjamin Franklin Bancorp may apply up to 2,082,500 unsubscribed shares toward the merger consideration to be paid to Chart Bank stockholders, but only in order to issue sufficient shares to achieve this minimum number. If the full 2,082,500 shares are applied in this manner, then, as of September 30, 2004, Benjamin Franklin Bancorp’s pro forma earnings per share would be $0.33, pro forma stockholders’ equity per share would be $13.99, pro forma tangible stockholders’ equity per share would be $6.54, stock price as a multiple of annualized pro forma earnings per share would be 22.73 times, stock price as a percentage of equity per share would be 71.48% and stock price as a percentage of tangible equity per share would be 152.91%.

(2)	As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15.0% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.

(3)	Benjamin Franklin Bancorp will make a contribution to the Benjamin Franklin Bank Charitable Foundation amounting to the lesser of 8.0% of the shares actually sold in the offering and 400,000 shares of its common stock. The pro forma net income does not take into account the non-recurring expense that will be recognized as a result of the establishment of the Foundation. Benjamin Franklin Bancorp expects to recognize a tax benefit of and an after tax expense related to the contribution to the Benjamin Franklin Bank Charitable Foundation.

(4)	Assumes 2,401,575 shares of Benjamin Franklin Bancorp common stock will be issued to Chart Bank stockholders in the acquisition.

(5)	It is assumed that the employee stock ownership plan will purchase up to 8.0% of the shares issued in the offering, including shares issued to the Benjamin Franklin Bank Charitable Foundation. The employee stock ownership plan is assumed to be funded internally with a loan from Benjamin Franklin Bancorp. Benjamin Franklin Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and the interest requirement of the debt. Benjamin Franklin Bank’s total annual payments on the employee stock ownership plan debt is based upon 30 equal installments of principal and interest. The pro forma adjustments assume the employee stock ownership plan shares are allocated in equal installments based on the number of loan repayment installments assumed to be paid by Benjamin Franklin Bank, the fair value of the common stock remains at the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 36.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders equity. No reinvestment rate is assumed on the proceeds contributed to the fund the employee stock ownership plan. The pro forma net income further assumes (i) that 9,180, 10,800, 12,300 and 14,025 shares were committed to be released during the period at the minimum, midpoint, maximum and the adjusted maximum of the offering range, respectively, and (ii) only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(6)	If approved by Benjamin Franklin Bancorp’s stockholders, the stock-based incentive plan may purchase an aggregate number of shares of common stock equal to 4.0% of the shares to be sold in the offering, including shares issued to the Benjamin Franklin Bank Charitable Foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion, although such plan, including the amount awarded under such plan, may remain subject to supervisory restrictions), to be awarded as restricted shares to officers and directors Stockholder approval of the stock-based incentive plan and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Benjamin Franklin Bancorp or through open market purchases. The funds to be used by the stock-based incentive plan to purchase the shares will be provided by Benjamin Franklin Bancorp. The table assumes that (i) the stock-based incentive plan acquires the shares through open market purchases at $10 per share, (ii) 15.0% of the amount contributed to the stock-based incentive plan is amortized as an expense during the nine months ended September 30, 2004 and (iii) the stock-based incentive plan expense reflects an effective combined federal and state tax rate of 36.0%. Assuming stockholder approval of the stock-based incentive plan and that shares of common stock (equal to 4.0% of the shares sold in the offering including shares issued to the Benjamin Franklin Bank Charitable Foundation) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 2.7%.

(7)	Represents the cash portion of the purchase price of Chart Bank, transaction expenses related to the Chart Bank acquisition and cash merger expenses of Benjamin Franklin Bancorp as follows:

(Dollars in thousands)
Acquisition of Chart Bank (net of tax-effect of option cash-out)	$21,469
Transaction expenditures	983
Merger expenses	3,091
One time operating expenses	3,075
Less: Recovery of Chart Bank Cooperative Central Bank deposit	(536)

Total acquisition cash costs	$28,082

(8)	Historical net income includes the historical net income of Benjamin Franklin Bancorp and Chart Bank, and the impact of the recurring purchase accounting adjustments.

(9)	No effect has been given to the issuance of additional shares of common stock pursuant to options granted under the stock-based incentive plan, which is expected to be adopted by Benjamin Franklin Bancorp following the offering and presented to stockholders for approval not earlier than six months after the completion of the conversion. If the stock-based incentive plan is approved by stockholders, a number of shares up to 10.0% of the shares sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion, although such plan, including the amount awarded under such plan, may remain subject to supervisory restrictions) will be reserved for future issuance upon the exercise of options to be granted under the plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders’ ownership and voting interests by approximately 6.02% at the maximum of the offering range.

(10)	Historical stockholders’ equity includes the historical equity of Benjamin Franklin Bancorp and the impact of the Chart Bank acquisition.

(11)	Equity is adjusted to exclude $36.6 million of goodwill and other intangibles on a pro forma basis reflecting the acquisition as of September 30, 2004.

	At or for the year ended December 31, 2003
				Maximum,
	Minimum of	Midpoint of	Maximum of	As Adjusted, of
	Offering Range	Offering Range	Offering Range	Offering Range
	4,250,000 Shares	5,000,000 Shares	5,750,000 Shares	6,612,500 Shares
	at $10 per share (1)	at $10 per share	at $10 per share	at $10 per share (2)
	(Dollars in thousands, except per share data)
Gross proceeds	$42,500	$50,000	$57,500	$66,125
Plus: shares issued to the foundation (3)	3,400	4,000	4,000	4,000
Plus: shares issued to Chart Bank (4)	24,016	24,016	24,016	24,016

Pro Forma Market Capitalization	$69,916	$78,016	$85,516	$94,141
Gross proceeds	$42,500	$50,000	$57,500	$66,125
Less: conversion expenses	(1,554)	(1,622)	(1,691)	(1,771)

Estimated net proceeds	40,946	48,378	55,809	64,354
Less: common stock acquired by ESOP (5)	(3,672)	(4,320)	(4,920)	(5,610)
Less: common stock acquired by stock-based incentive plan (6)	(1,836)	(2,160)	(2,460)	(2,805)

Estimated net proceeds	35,438	41,898	48,429	55,939
Estimated acquisition cash costs (7)	$(28,082)	$(28,082)	$(28,082)	$(28,082)
For the 12 Months ended December 31, 2003
Consolidated net income
Historical consolidated net income (8)	$3,053	$3,053	$3,053	$3,053
Pro forma income on net proceeds	286	338	391	451
Pro forma acquisition adjustment	(226)	(226)	(226)	(226)
Pro forma ESOP adjustment (5)	(78)	(92)	(105)	(120)
Pro forma stock-based incentive plan adjustment (6)	(235)	(276)	(315)	(359)

Pro forma net income	$2,800	$2,797	$2,798	$2,799

Per share net income (reflects SOP93-6)
Historical	$0.46	$0.41	$0.38	$0.35
Pro forma income on net proceeds	0.04	0.05	0.05	0.05
Pro forma acquisition adjustment	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma ESOP adjustment (5)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma stock-based incentive plan adjustment (6)	(0.04)	(0.04)	(0.04)	(0.04)

Pro forma net income per share	$0.42	$0.38	$0.35	$0.32

Shares used for calculating pro forma earnings per share	6,636,615	7,383,975	8,075,975	8,871,775
Stock price as a multiple of pro forma earnings per share (6)(9)	23.81	26.32	28.57	31.25
At December 31, 2003
Stockholders’ equity:
Historical consolidated stockholders’ equity (10)	$51,349	$51,349	$51,349	$51,349
Estimated net proceeds	40,946	48,378	55,809	64,354
Plus: tax benefit of shares issued to foundation (3)	1,224	1,440	1,440	1,440
Plus: shares issued to foundation (3)	3,400	4,000	4,000	4,000
Less: shares issued to foundation (3)	(3,400)	(4,000)	(4,000)	(4,000)
Less: common stock acquired by ESOP (5)	(3,672)	(4,320)	(4,920)	(5,610)
Less: common stock acquired by stock-based incentive plan (6)	(1,836)	(2,160)	(2,460)	(2,805)

Pro forma stockholders’ equity	88,011	94,687	101,218	108,728
Intangible assets (11)	(36,855)	(36,855)	(36,855)	(36,855)

Pro forma tangible stockholders equity	$51,156	$57,832	$64,363	$71,873

Stockholders’ equity per share
Historical	$7.34	$6.58	$6.00	$5.45
Estimated net proceeds	5.86	6.20	6.54	6.85
Plus: tax benefit of shares issued to foundation (3)	0.18	0.18	0.17	0.15
Plus: shares issued to foundation (3)	0.49	0.51	0.47	0.42
Less: shares issued to foundation (3)	(0.49)	(0.51)	(0.47)	(0.42)
Less: common stock acquired by ESOP (5)	(0.53)	(0.55)	(0.58)	(0.60)
Less: common stock acquired by stock-based incentive plan (6)	(0.26)	(0.28)	(0.29)	(0.30)

Pro forma stockholders’ equity per share	12.59	12.13	11.84	11.55
Intangible assets (11)	(5.27)	(4.72)	(4.31)	(3.92)

Pro forma tangible stockholders’ equity per share	$7.32	$7.41	$7.53	$7.63

Shares used for pro forma stockholders equity per share	6,991,575	7,801,575	8,551,575	9,414,075
Stock price as a percentage of equity per share (6)	79.43%	82.44%	84.46%	86.58%
Stock price as a percentage of tangible equity per share (6)(9)(11)	136.61%	134.95%	132.80%	131.06%

(Footnotes on following page)

(1)	If Benjamin Franklin Bancorp receives orders for fewer than 4,250,000 shares, Benjamin Franklin Bancorp may apply up to 2,082,500 unsubscribed shares toward the merger consideration to be paid to Chart Bank stockholders, but only in order to issue sufficient shares to achieve this minimum number. If the full 2,082,500 shares are applied in this manner, then, as of December 31, 2003, Benjamin Franklin Bancorp’s pro forma earnings per share would be $0.58, pro forma stockholders’ equity per share would be $13.73, pro forma tangible stockholders’ equity per share would be $6.22, stock price as a multiple of annualized pro forma earnings per share would be 17.24 times, stock price as a percentage of equity per share would be 72.83% and stock price as a percentage of tangible equity per share would be 160.77%.

(2)	As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15.0% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.

(3)	Benjamin Franklin Bancorp will make a contribution to the Benjamin Franklin Bank Charitable Foundation amounting to the lesser of 8.0% of the shares actually sold in the offering and 400,000 shares of its common stock. The pro forma net income does not take into account the non-recurring expense that will be recognized as a result of the establishment of the Foundation. Benjamin Franklin Bancorp expects to recognize a tax benefit of and an after tax expense related to the contribution to the Benjamin Franklin Bank Charitable Foundation.

(4)	Assumes 2,401,575 shares of Benjamin Franklin Bancorp common stock will be issued to Chart Bank stockholders in the acquisition.

(5)	It is assumed that the employee stock ownership plan will purchase up to 8.0% of the shares issued in the offering, including shares issued to the Benjamin Franklin Bank Charitable Foundation. The employee stock ownership plan is assumed to be funded internally with a loan from Benjamin Franklin Bancorp. Benjamin Franklin Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and the interest requirement of the debt. Benjamin Franklin Bank’s total annual payments on the employee stock ownership plan debt is based upon 30 equal installments of principal and interest. The pro forma adjustments assume the employee stock ownership plan shares are allocated in equal installments based on the number of loan repayment installments assumed to be paid by Benjamin Franklin Bank, the fair value of the common stock remains at the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 36.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders equity. No reinvestment rate is assumed on the proceeds contributed to the fund the employee stock ownership plan. The pro forma net income further assumes (i) that 12,240, 14,400, 16,400 and 18,700 shares were committed to be released during the period at the minimum, midpoint, maximum and the adjusted maximum of the offering range, respectively, and (ii) only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(6)	If approved by Benjamin Franklin Bancorp’s stockholders, the stock-based incentive plan may purchase an aggregate number of shares of common stock equal to 4.0% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion, although such plan, including the amount awarded under such plan, may remain subject to supervisory restrictions), to be awarded as restricted shares to officers and directors. Stockholder approval of the stock-based incentive plan and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Benjamin Franklin Bancorp or through open market purchases. The funds to be used by the stock-based incentive plan to purchase the shares will be provided by Benjamin Franklin Bancorp. The table assumes that (i) the stock-based incentive plan acquires the shares through open market purchases at $10 per share, (ii) 15.0% of the amount contributed to the stock-based incentive plan is amortized as an expense during the year ended December 31, 2003 and (iii) the stock-based incentive plan expense reflects an effective combined federal and state tax rate of 36.0%. Assuming stockholder approval of the stock-based incentive plan and that shares of common stock (equal to 4.0% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 2.7%.

(7)	Represents the cash portion of the purchase price of Chart Bank, transaction expenses related to the Chart Bank acquisition and cash merger expenses of Benjamin Franklin Bancorp as follows:

Acquisition of Chart Bank (net of tax-effect of option cash-out)	$21,469
Transaction expenditures	983
Merger expenses	3,091
One time operating expenses	3,075
Less: Recovery of Chart Bank Cooperative Central Bank deposit	(536)

Total acquisition cash costs	$28,082

(8)	Historical net income includes the historical net income of Benjamin Franklin Bancorp and Chart Bank, and the impact of the recurring purchase accounting adjustments.

(9)	No effect has been given to the issuance of additional shares of common stock pursuant to options granted under the stock-based incentive plan, which is expected to be adopted by Benjamin Franklin Bancorp following the offering and presented to stockholders for approval not earlier than six months after the completion of the conversion. If the stock-based incentive plan is approved by stockholders, a number of shares up to 10.0% of the shares sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion, although such plan, including the amount awarded under such plan, may remain subject to supervisory restrictions) will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders’ ownership and voting interests by approximately 6.02% at the maximum of the offering range.

(10)	Historical stockholders’ equity includes the historical equity of Benjamin Franklin Bancorp and the impact of the Chart Bank acquisition.

(11)	Equity is adjusted to exclude $36.9 million of goodwill and other intangibles on a pro forma basis reflecting the acquisition as of December 31, 2003.

COMPARISON OF INDEPENDENT VALUATION AND PRO FORMA FINANCIAL INFORMATION WITH
AND WITHOUT THE BENJAMIN FRANKLIN BANK CHARITABLE FOUNDATION

          As set forth in the following table, if Benjamin Franklin Bancorp was not making a contribution to the Benjamin Franklin Bank Charitable Foundation as part of the conversion, RP Financial, LC. estimates that the pro forma valuation of Benjamin Franklin Bancorp would be greater, which would increase the amount of common stock offered for sale in the offering. Without the foundation, the amount of common stock offered for sale in the offering at the midpoint of the offering range would be approximately $6.0 million greater. If the Benjamin Franklin Bank Charitable Foundation were not established, there is no assurance that the appraisal prepared at the time of conversion would conclude that the pro forma market value of Benjamin Franklin Bancorp would be the same as the estimate set forth in the table below.

          The information presented in the following table is for comparative purposes only. It assumes that the conversion, the contribution to the Benjamin Franklin Bank Charitable Foundation and the Chart Bank acquisition were completed at September 30, 2004. It shows gross proceeds of $42.5 million, $50.0 million $57.5 million and $66.1 million, respectively, at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range and the establishment of an employee stock ownership plan and a stock-based incentive plan that would acquire 8.0% and 4.0% respectively, of the number of shares issued in the offering including the shares issued to the Benjamin Franklin Bank Charitable Foundation. It assumes that the employee stock ownership plan will purchase shares in the offering and open market and that the stock-based incentive plan will purchase shares in the open market within one year of the conversion. Open market purchases are assumed at $10 per share. For comparative purposes, the table also shows the effects of the conversion, assuming no contribution to the foundation and gross proceeds of $47.6 million, $56.0 million, $64.4 million and $74.1 million, respectively, at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range.

							At the maximum,
	At the Minimum		At the Midpoint		At the Maximum		as adjusted
	4,250,000 Shares		5,000,000 Shares		5,750,000 Shares		6,612,500 Shares
	With	Without	With	Without	With	Without	With	Without
	Foundation	Foundation	Foundation	Foundation	Foundation	Foundation	Foundation	Foundation
	(Dollars in thousands, except per share amounts)
Estimated offering amount (1)	$42,500	$47,600	$50,000	$56,000	$57,500	$64,400	$66,125	$74,060
Pro forma market capitalization (2)	69,916	71,616	78,016	80,016	85,516	88,416	94,141	98,076
Pro forma total assets (3)	816,030	819,653	822,706	826,967	829,237	834,282	836,747	842,694
Pro forma total liabilities (4)	726,734	726,734	726,734	726,734	726,734	726,734	726,734	726,734
Pro forma stockholders’ equity	89,296	92,919	95,972	100,233	102,503	107,548	110,013	115,960
Pro forma net income (5)	1,722	1,764	1,748	1,797	1,777	1,830	1,811	1,868
Pro forma stockholders’ equity per share	12.77	12.97	12.30	12.53	11.99	12.16	11.68	11.82
Pro forma tangible stockholders’ equity per share	7.54	7.86	7.61	7.96	7.71	8.02	7.80	8.09
Pro forma net income per share (5)	$0.26	$0.26	$0.24	$0.24	$0.22	$0.22	$0.20	$0.20
Pro forma pricing ratios
Offering price as a percent of pro forma stockholders’ equity per share	78.31%	77.10%	81.30%	79.81%	83.40%	82.24%	85.62%	84.60%
Offering price as a percent of pro forma tangible stockholders’ equity per share	132.63%	127.23%	131.41%	125.63%	129.70%	124.69%	128.21%	123.61%
Offering price as a multiple of pro forma net income per share (6)	28.85	28.85	31.25	31.25	34.09	34.09	37.50	37.50
Offering price to assets	8.57%	8.74%	9.48%	9.68%	10.31%	10.60%	11.25%	11.64%
Pro Forma Financial Ratios
Return on assets (7)	0.28%	0.29%	0.28%	0.29%	0.29%	0.29%	0.29%	0.30%
Return on stockholders’ equity (8)	2.57%	2.53%	2.43%	2.39%	2.31%	2.27%	2.19%	2.15%
Stockholders’ equity to assets	10.94%	11.34%	11.67%	12.12%	12.36%	12.89%	13.15%	13.76%
Tangible stockholders’ equity to assets.	6.76%	7.20%	7.56%	8.05%	8.32%	8.90%	9.18%	9.85%

(Footnotes on following page)

(1)	Gross proceeds of the offering, based on the midpoint of the preliminary pro forma valuation prepared by RP Financial, LC. as of November 26, 2004.

(2)	Gross proceeds of the offering, plus shares issued to the Benjamin Franklin Bank Charitable Foundation and shares issued to Chart Bank stockholders in the acquisition.

(3)	Pro forma total assets are equal to Benjamin Franklin Bancorp’s total assets at September 30, 2004, plus estimated net proceeds and the tax benefit created by the shares issued to the Benjamin Franklin Bank Charitable Foundation plus the assets of Chart Bank, as adjusted to reflect acquisition and purchase accounting adjustments.

(4)	Pro forma total liabilities are equal to Benjamin Franklin Bancorp’s total liabilities at September 30, 2004, plus the liabilities assumed through the acquisition of Chart Bank as adjusted to reflect acquisition and purchase accounting adjustments.

(5)	Pro forma earnings per share for the nine months ended September 30, 2004. If the contribution to the Benjamin Franklin Bank Charitable Foundation had been expensed during the nine months ended September 30, 2004, Benjamin Franklin Bancorp would have incurred a net loss.

(6)	Offering price of $10 per share divided by annualized pro forma net income per share.

(7)	If the contribution to the Benjamin Franklin Bank Charitable Foundation had been expensed during the nine months ended September 30, 2004, annualized pro forma return on assets would have been (0.07%), (0.13%), (0.13%), and (0.12%) at the minimum, midpoint, maximum, and maximum, as adjusted, respectively.

(8)	If the contribution to the Benjamin Franklin Bank Charitable Foundation had been expensed during the nine months ended September 30, 2004, annualized pro forma return on equity would have been (0.68%), (1.13%), (1.02%) and (0.91%), at the minimum, midpoint, maximum, and maximum, as adjusted, respectively.

BUSINESS OF BENJAMIN FRANKLIN BANCORP

General

          Benjamin Franklin Bancorp was organized in 1996 as a mutual holding company in connection with Benjamin Franklin Bank’s reorganization into the mutual holding company form of organization. Benjamin Franklin Bancorp is registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act. Since the formation of Benjamin Franklin Bancorp, it has owned 100.0% of Benjamin Franklin Bank’s outstanding capital stock and will continue to do so after the completion of the conversion. At September 30, 2004, Benjamin Franklin Bancorp had total assets of $517.9 million and total deposits of $399.6 million.

          Benjamin Franklin Bank is a full-service, community-oriented financial institution offering products and services to individuals, families and businesses through 6 offices located in Norfolk and Worcester counties in Massachusetts. Benjamin Franklin Bank was originally organized as a Massachusetts state-charted mutual savings bank in 1871. In 1996, it became a Massachusetts-chartered savings bank in stock form upon the formation of Benjamin Franklin Bancorp as its mutual holding company.

          Benjamin Franklin Bank’s business consists primarily of making loans to its customers, including residential mortgages, commercial real estate loans, construction loans, commercial business loans and consumer loans, and investing in a variety of investment and mortgage-backed securities. Benjamin Franklin Bank funds these lending and investment activities with deposits from the general public, funds generated from operations and selected borrowings.

          On September 1, 2004, we entered into an agreement to acquire Chart Bank, which operates through two offices in Waltham and one office in Newton, Massachusetts. At September 30, 2004, Chart Bank had total assets of $256.3 million and total deposits of $216.0 million. This acquisition will expand Benjamin Franklin Bank’s geographic branching outreach, leverage its capital base and is expected to improve operating efficiency through increased scale.

Market Area and Competition

          We offer a variety of financial products and services designed to meet the needs of the communities we serve. Our primary deposit-gathering area is concentrated southwest of Boston in the communities in which our six banking offices are located-specifically in the towns of Franklin, Foxboro, Bellingham, Milford, and Medfield-and in contiguous communities in Norfolk and Worcester Counties. Our lending area is broader than our deposit-gathering area and includes all of Massachusetts and northern Rhode Island, although most of our loans are made to customers located in our primary deposit-gathering market area.

          We are headquartered in Franklin, Massachusetts, located 41 miles southwest of Boston. Five of the six Benjamin Franklin Bank offices are located in Norfolk County, while one office is located just across the county border in the town of Milford, in Worcester County. The counties in which Benjamin Franklin Bank currently operates include a mixture of rural, suburban and urban markets. The economies of these areas were historically based on manufacturing, but similar to many areas of the country, have now evolved into more service-oriented economies with employment in most large economic sectors including wholesale/retail trade, service, manufacturing, finance, real estate and government. A large portion of Norfolk County residents work in other nearby areas, including the City of Boston and the greater Boston area. There is also significant employment located along the I-495 corridor, which runs directly through Benjamin Franklin Bank’s Norfolk County market area.

          According to published statistics, Norfolk County’s population has grown by 0.3% since the year 2000 to a total of 657,000 in 2004. Per capita income for the county has grown by 4.0% since 2000 to $38,037, 27.5% higher than that of Massachusetts and 57.9% higher than the U.S. as a whole. Median household income for Norfolk County was $72,764, 27.6% higher than for the state and 56.6% higher than the U.S. average. The unemployment rate for the county stood at 4.5% as of August 2004, lower than the state average of 4.6% and the U.S. average of 5.4%.

          We face substantial competition in our efforts to originate loans and attract deposits and other fee-based business. We face direct competition from a significant number of financial institutions, many with a state-wide, regional or national presence. Many of these financial institutions are significantly larger and have greater financial resources than Benjamin Franklin Bank.

Lending Activities

          General. Benjamin Franklin Bank’s gross loan portfolio aggregated $377.3 million at September 30, 2004, representing 72.9% of total assets at that date. In its lending activities, Benjamin Franklin Bank originates residential real estate loans secured by one-to-four-family residences, commercial real estate loans, residential and commercial construction loans, commercial loans, home equity lines-of-credit, fixed rate home equity loans, and other personal consumer loans. While Benjamin Franklin Bank makes loans throughout Massachusetts and northern Rhode Island, most of its lending activities are concentrated in its market area. Loans originated totaled $246.9 million in 2003 and $162.6 million in the first nine months of 2004. Residential mortgage loans sold in the secondary market, on a servicing-retained basis, totaled $96.3 million and $28.6 million during those same periods.

          Loans originated by Benjamin Franklin Bank are subject to federal and state laws and regulations. Interest rates charged by Benjamin Franklin Bank on its loans are influenced by the demand for such loans, the amount and cost of funding available for lending purposes, current asset/liability management objectives and the interest rates offered by competitors.

          The following table summarizes the composition of Benjamin Franklin Bank’s loan portfolio as of the dates indicated:

			At December 31,
	At September 30, 2004		2003		2002		2001		2000		1999
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
					(Dollars in thousands)
Mortgage loans on real estate:
Residential	$244,363	64.76%	$172,123	59.22%	$165,007	62.58%	$172,959	66.99%	$206,918	72.69%	$190,027	70.43%
Commercial	79,173	20.98%	68,652	23.62%	51,357	19.48%	45,532	17.64%	44,456	15.62%	43,734	16.21%
Construction	25,079	6.64%	23,936	8.23%	21,082	8.00%	19,106	7.40%	13,117	4.61%	19,429	7.20%
Home equity	21,883	5.80%	18,171	6.25%	16,507	6.26%	11,161	4.32%	9,778	3.44%	8,167	3.03%

	370,498	98.18%	282,882	97.32%	253,953	96.32%	248,758	96.35%	274,269	96.36%	261,357	96.87%

Other loans:
Commercial business	4,972	1.32%	5,559	1.92%	6,552	2.48%	5,512	2.14%	5,951	2.09%	4.649	1.72%
Consumer and other	1,879	0.50%	2,219	0.76%	3,157	1.20%	3,899	1.51%	4,417	1.55%	3,811	1.41%

	6,851	1.82%	7,778	2.68%	9,709	3.68%	9,411	3.65%	10,368	3.64%	8,460	3.13%

Total loans	377,349	100.00%	290,660	100.00%	263,662	100.00%	258,169	100.00%	284,637	100.00%	269,817	100.00%

Other items:
Deferred loan origination costs	1,184		725		583		574		663		491
Allowance for loan losses	(3,017)		(2,523)		(2,312)		(1,177)		(1,068)		(1,183)

Total loans, net	$375,516		$288,862		$261,933		$257,566		$284,232		$269,125

          Residential Real Estate Loans. Benjamin Franklin Bank offers fixed-rate and adjustable-rate residential mortgage loans with maturities of up to 30 years and maximum loan amounts generally of up to $1.5 million. As of September 30, 2004, this portfolio totaled $244.4 million, or 64.8% of the total gross loan portfolio on that date. Of the residential mortgage loans outstanding on that date, 59.9% were adjustable-rate loans with an average yield of 4.2% and 40.1% were fixed-rate mortgage loans with an average yield of 5.3%. Residential mortgage loan originations totaled $183.3 million and $103.1 million for 2003 and the first nine months of 2004, respectively.

          The decision to originate loans for portfolio or for sale in the secondary market is made by the Bank’s Asset/Liability Management Committee, and is based on the organization’s interest rate risk profile. Current practice is to sell almost all newly originated fixed-rate 15 and 30 year monthly payment loans. At September 30, 2004, 15 and 30 year fixed rate monthly payment loans held in portfolio totaled $9.4 million, or 3.8% of total residential real estate mortgage loans at that date. Benjamin Franklin Bank originates most such loans under forward rate commitments to Freddie Mac and Fannie Mae. Benjamin Franklin Bank continues to service loans sold to Freddie Mac and Fannie Mae and earns a fee equal to 0.25% of the loan amounts outstanding for providing these services. The total of loans serviced for others as of September 30, 2004 is $133.2 million.

          Benjamin Franklin Bank also offers fixed-rate bi-weekly residential mortgage loans with maturities generally ranging between 10 and 30 years. Generally, Benjamin Franklin retains in its portfolio bi-weekly loans with terms of 15 years or less and sells those with terms greater than 15 years in the secondary market, with servicing rights retained. As of September 30, 2004, bi-weekly residential mortgage loans held in portfolio totaled $88.6 million, or 36.3 % of total residential mortgage loans on that date.

          The adjustable-rate mortgage (ARM) loans offered by Benjamin Franklin Bank make up the largest portion of the residential mortgage loans held in portfolio. At September 30, 2004, ARM loans totaled $146.4 million or 59.9% of total residential loans outstanding at that date. ARMs are offered for terms of up to 30 years with initial interest rates that are fixed for 1, 3 or 5 years. After the initial fixed-rate period, the interest rates on the loans are reset based on the relevant U.S. Treasury CMT (Constant Maturity Treasury) Index plus add-on margins of varying amounts, for periods of 1, 3 or 5 years. Interest rate adjustments on such loans are typically limited to no more than 2.0% during any adjustment period and 6.0% over the life of the loan. This feature of ARM loans that allows for periodic adjustments in the interest rate charged helps to reduce Benjamin Franklin Bank’s exposure to changes in interest rates. However, ARM loans may possess an element of credit risk not inherent in fixed-rate mortgage loans, in that borrowers are potentially exposed to increases in debt service requirements over the life of the loan in the event market interest rates rise. Higher payments may increase the risk of default, though this risk has not had a material adverse effect on Benjamin Franklin Bank to date.

          In its residential mortgage loan originations, Benjamin Franklin Bank lends up to a maximum loan-to-value ratio of 95.0% on mortgage loans secured by owner-occupied property, with the condition that private mortgage insurance is required for loans with a loan-to-value ratio in excess of 80.0%. Title insurance, hazard insurance and, if appropriate, flood insurance are required for all properties securing real estate loans made by the Bank. A licensed appraiser appraises all properties securing residential first mortgage loans.

          In an effort to provide financing for low and moderate-income first-time home buyers, Benjamin Franklin Bank originates and services residential mortgage loans with private mortgage insurance provided by the Mortgage Insurance Fund (MIF) of the Massachusetts Housing Finance Agency, or MassHousing. The program provides mortgage payment protection as an enhancement to mortgage insurance coverage. This no-cost benefit, known as ‘MI Plus’, provides up to six monthly principal and interest payments in the event of a borrower’s job loss.

          Commercial Real Estate Loans. Benjamin Franklin Bank originated $27.1 million and $17.7 million of commercial real estate loans in 2003 and the first nine months of 2004, respectively, and had $79.2 million of commercial real estate loans in its portfolio as of September 30, 2004. We have placed increasing emphasis on commercial real estate lending over the past several years, and as a result such loans have grown from 16.2% of the total loan portfolio at December 31, 1999 to 21.0% as of September 30, 2004. Benjamin Franklin Bank intends to further grow this segment of its loan portfolio, both in absolute terms and as a percentage of its total loan portfolio.

          Benjamin Franklin Bank generally originates commercial real estate loans for terms of up to 25 years, typically with interest rates that adjust over periods of one to seven years based on various rate indices. Commercial real estate loans are generally secured by multi-family income properties, small office buildings, retail facilities, warehouses, industrial properties and owner-occupied properties used for business. Generally, commercial real estate loans do not exceed 80.0% of the appraised value of the underlying collateral.

          In its evaluation of a commercial real estate loan application, Benjamin Franklin Bank considers the net operating income of the borrower’s business, the borrower’s expertise, credit history, and the profitability and value of the underlying property. In addition, for loans secured by rental properties, Benjamin Franklin Bank will also consider the terms of the leases and the quality of the tenants. Benjamin Franklin Bank generally requires that the properties securing these loans have debt service coverage ratios (the ratio of cash flow before debt service to debt service) of at least 1.20x. Benjamin Franklin Bank generally requires the borrowers seeking commercial real estate loans to personally guarantee those loans.

          Commercial real estate loans generally have larger balances and involve a greater degree of risk than residential mortgage loans. Loan repayment is often dependent on the successful operation and management of the properties, as well as on the collateral value of the commercial real estate securing the loan. Economic events and changes in government regulations could have an adverse impact on the cash flows generated by properties securing Benjamin Franklin Bank’s commercial real estate loans and on the value of such properties. See “Risk Factors-Our Commercial Real Estate, Construction and Commercial Business Loans May Expose Us To Increased Credit Risks” on page [#].

          Construction Loans. Benjamin Franklin Bank originates land acquisition, development and construction loans to builders and developers, as well as loans to individuals to finance the construction of residential dwellings for personal use. Benjamin Franklin Bank originated $16.2 million and $25.6 million in construction loans during 2003 and during the first nine months of 2004, respectively, and had $25.1 million in construction loans in its portfolio, representing 6.6% of such portfolio, as of September 30, 2004.

          Acquisition loans help finance the purchase of land intended for further development, including single family houses and condominiums, multi-family houses and commercial income property. In some cases, Benjamin Franklin Bank makes an acquisition loan before the borrower has received approval to develop the land as planned. In general, the maximum loan-to-value ratio for a land acquisition loan is 75.0% of the lower of the cost or appraised value of the property. Benjamin Franklin Bank also makes development loans to builders in its market area to finance improvements to real estate, consisting mostly of single-family subdivisions, typically to finance the cost of utilities, roads, waste treatment and other costs. Builders typically rely on the sale of single-family homes to repay development loans, although in some cases the improved building lots may be sold to another builder. The maximum amount loaned is generally limited to the cost of the improvements, not to exceed 80.0% of the appraised value, as completed. Advances are made in accordance with a schedule reflecting the cost of the improvements.

          Benjamin Franklin Bank also grants construction loans to area builders, often in conjunction with the development loans. In the case of residential subdivisions, these loans finance the cost of completing homes on the improved property. Advances on construction loans are made in accordance with a schedule reflecting the cost of construction. The maximum amount of the loan is generally limited to the lower of 80.0% of the appraised value of the property, as completed, or the property’s cost of construction. For construction loans on residential units being constructed without a pre-sale agreement, the loan amount is limited to 75.0% of the appraised value of the property, as completed. Repayment of construction loans on residential subdivisions is normally expected from the sale of units to individual purchasers. In the case of income-producing property, repayment is usually expected from permanent financing upon completion of construction. Benjamin Franklin Bank commits to provide the permanent mortgage financing on most of its construction loans on income-producing property.

          For owner-occupied, one-to-four family properties, Benjamin Franklin Bank will lend up to 95.0% of the lesser of appraised value upon completion of construction or the cost of construction, provided that private mortgage insurance coverage is obtained for any loan with a loan-to-value or loan-to-cost in excess of 80.0%.

          Land acquisition, development and construction lending exposes Benjamin Franklin Bank to greater credit risk than residential mortgage lending to owner occupants. The repayment of these loans depends on the sale of the property to third parties or the availability of permanent financing upon completion of all improvements, and on the business and financial condition of the borrowers. In the event Benjamin Franklin Bank makes an acquisition loan on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. Development and construction loans also expose Benjamin Franklin Bank to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated. These events, as well as economic events and changes in government regulations could have an adverse impact on the value of properties securing construction loans and on the borrowers’ ability to repay. See “Risk Factors-Our Commercial Real Estate, Construction and Commercial Business Loans May Expose Us To Increased Credit Risks” on page [#].

          Home Equity Lines-of-Credit and Loans. Benjamin Franklin Bank offers home equity lines-of-credit and home equity term loans. Benjamin Franklin Bank originated $17.1 million and $13.4 million of home equity lines-of-credit and loans during 2003 and during the first nine months of 2004, respectively, and has $21.9 million of home equity lines-of-credit and loans outstanding at September 30, 2004, representing 5.8% of the loan portfolio at that date.

          Home equity lines-of-credit and loans are secured by second mortgages on one-to-four family owner occupied properties, and are made in amounts such that the combined first and second mortgage balances do not exceed 80.0% of the value of the property serving as collateral. The lines-of-credit are available to be drawn upon for 10 years, at the end of which time they become term loans amortized over 10 years. Interest rates on home equity lines normally adjust based on Benjamin Franklin Bank’s prime rate of interest. The undrawn portion of home equity lines-of-credit total $28.8 million at September 30, 2004.

          Commercial Business Loans. Benjamin Franklin Bank originates secured and unsecured commercial business loans to business customers in its market area for the purpose of financing equipment purchases, working capital, expansion and other general business purposes. Benjamin Franklin Bank originated $1.6 million and $1.7 million in commercial business loans during 2003 and during the first nine months of 2004, respectively, and had $5.0 million in commercial business loans in its portfolio, representing 1.3% of such portfolio, as of September 30, 2004. Benjamin Franklin Bank intends to grow this segment of its lending business in the future.

          Benjamin Franklin Bank’s commercial business loans are generally collateralized by equipment, accounts receivable and inventory, supported by personal guarantees. Benjamin Franklin Bank offers both term and revolving commercial loans. The former have either fixed or adjustable-rates of interest and generally fully amortize over a term of between three and seven years. Revolving loans are written for a one year term, renewable annually, with floating interest rates that are indexed to Benjamin Franklin Bank’s prime rate of interest.

          When making commercial business loans, Benjamin Franklin Bank considers the financial statements of the borrower, the borrower’s payment history with respect to both corporate and personal debt, the debt service capabilities of the borrower, the projected cash flows of the business, the viability of the industry in which the borrower operates and the value of the collateral. Benjamin Franklin Bank’s commercial business loans are not concentrated in any one industry.

          Commercial business loans generally bear higher interest rates than residential mortgage loans of like duration because they involve a higher risk of default since their repayment is generally dependent on the successful operation of the borrower’s business and the sufficiency of collateral, if any. Because commercial business loans often depend on the successful operation or management of the business, repayment of such loans may be affected by adverse changes in the economy. Further, collateral securing such loans may depreciate in value over time, may be difficult to appraise and to liquidate, and may fluctuate in value. See “Risk Factors-Our Commercial Real Estate, Construction and Commercial Business Loans May Expose Us To Increased Credit Risks” on page [#].

          Consumer and Other Loans. Benjamin Franklin Bank offers a variety of consumer and other loans, including auto loans and loans secured by passbook savings or certificate accounts. Benjamin Franklin Bank originated $1.6 million and $1.1 million of consumer and other loans during 2003 and during the first nine months of 2004, respectively, and has $1.9 million of consumer and other loans outstanding at September 30, 2004, representing 0.5% of the loan portfolio at that date.

          Loan Origination and Underwriting. Loan originations come from a variety of sources. The primary source of originations are our salaried and commissioned loan personnel, and to a lesser extent, local mortgage brokers, advertising and referrals from customers. From time to time Benjamin Franklin Bank purchases adjustable-rate residential mortgages from mortgage correspondents in the greater Boston area with whom the Bank has established relationships. Benjamin Franklin Bank also occasionally purchases participation interests in commercial real estate loans from banks located in the Boston area. Benjamin Franklin Bank underwrites such residential and commercial purchased loans using its own underwriting criteria.

          Benjamin Franklin Bank issues loan commitments to prospective borrowers conditioned on the occurrence of certain events. Commitments are made in writing on specified terms and conditions and are generally honored for up to 60 days from approval. At September 30, 2004, Benjamin Franklin Bank had loan commitments and unadvanced loans and lines-of-credit totaling $52.9 million. For information about Benjamin Franklin Bank’s loan commitments outstanding as of September 30, 2004, see “Management’s Discussion and Analysis of Benjamin Franklin Bancorp-Financial Condition and Results of Operations-Quantitative and Qualitative Disclosure About Risk Management-Liquidity Risk Management” on page [#].

          Benjamin Franklin Bank charges origination fees, or points, and collects fees to cover the costs of appraisals and credit reports on most residential mortgage loans originated. Benjamin Franklin Bank also collects late charges on real estate loans, and origination fees and prepayment penalties on commercial mortgage loans. For information regarding Benjamin Franklin Bank’s recognition of loan fees and costs, please refer to Note 1 to the Consolidated Financial Statements of Benjamin Franklin Bancorp beginning on page [#].

          The following table sets forth certain information concerning Benjamin Franklin Bank’s portfolio loan originations, inclusive of loan purchases:

	For the Nine Months
	Ended September 30,		For the Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
			(Dollars in thousands)
Loans at beginning of period	$290,660	$263,662	$263,662	$258,169	$284,637	$269,817	$244,584

Originations:
Mortgage loans on real estate:
Residential	103,120	172,210	183,263	151,241	94,461	32,084	67,027
Commercial	17,659	18,280	27,105	23,383	9,371	6,929	5,759
Construction	25,612	11,152	16,176	22,524	32,301	27,975	39,585
Home equity	13,350	13,584	17,115	14,509	9,104	8,071	6,794

	159,741	215,226	243,659	211,657	145,237	75,059	119,165
Other loans:
Commercial business	1,724	570	1,584	1,310	1,933	5,754	2,604
Consumer and other	1,126	1,281	1,625	1,953	3,502	3,131	4,073

	2,850	1,851	3,209	3,263	5,435	8,885	6,677

Total loans originated	162,591	217,077	246,868	214,920	150,672	83,944	125,842
Purchases of mortgage loans	34,207	26,332	26,546	1,298	853	11,739	0

Deduct:
Principal loan repayments and prepayments	81,534	132,286	149,623	140,554	114,717	74,067	87,570
Loan sales	28,566	92,606	96,256	69,752	63,244	6,645	12,678
Charge-offs	9	63	537	419	32	151	361
Transfers to OREO	0	0	0	0	0	0	0

Total deductions	110,109	224,955	246,416	210,725	177,993	80,863	100,609

Net increase/(decrease) in loans	86,689	18,454	26,998	5,493	(26,468)	14,820	25,233

Loans at end of period	$377,349	$282,116	$290,660	$263,662	$258,169	$284,637	$269,817

          Residential mortgage loans are underwritten by the Bank’s staff of residential loan underwriters. Conforming loans sold to Freddie Mac or Fannie Mae require the approval of the Senior Underwriter. Residential mortgage loans of less than $500,000 to be held in portfolio require the approval of the Senior Residential Loan Officer. Residential mortgage loans of $500,000 or more but less than $1 million require the approval of the management Credit Committee. Residential mortgage loans $1 million or greater require the approval of the Executive Committee of the Board.

          Commercial real estate and commercial business loans are underwritten by commercial credit analysts. For commercial real estate loans, loan officers may approve loans up to $75,000, while loans up to $300,000 may be approved by the Senior Commercial Loan Officer. Commercial real estate loans of up to $750,000 may be approved by the management Credit Committee. For Commercial business loans, individual loan officer authority is limited to $65,000 ($25,000 for unsecured loans). The Senior

Commercial Loan Officer may approve commercial business loans of up to $100,000 ($50,000 if unsecured), while the management Credit Committee may approve loans of up to $200,000 ($50,000 if unsecured). Loans over these limits require the approval of the Executive Committee of the Board.

           Consumer loans, including home equity loans and lines-of-credit, are underwritten by consumer loan underwriters. Loan officers and Branch Managers have approval authorities ranging from $25,000 to $35,000 ($3,500 to $10,000 if unsecured) for these loans. The Senior Residential Loan Officer may approve consumer loans of up to $100,000 ($25,000 if unsecured) while the management Credit Committee may approve loans of up to $300,000 ($25,000 if unsecured). All consumer loans in excess of these limits require the approval of the Executive Committee of the Board.

          Pursuant to its loan policy, Benjamin Franklin Bank generally will not make loans aggregating more than $5.0 million to one borrower (or related entity). Exceptions to this limit require the approval of the Executive Committee of the Board prior to loan origination. Benjamin Franklin Bank’s internal lending limit is lower than the Massachusetts legal lending limit, which is 20.0% of a bank’s surplus and capital stock accounts, or $7.3 million for Benjamin Franklin Bank as of September 30, 2004.

          Benjamin Franklin Bank has established a risk rating system for its commercial real estate, construction and commercial loans. This system evaluates a number of factors useful in indicating the risk of default and risk of loss associated with a loan. These ratings are performed by commercial credit analysts who do not have responsibility for loan originations. See "-Asset Quality-Classification of Assets and Loan Review” on page [#].

          Loan Maturity. The following table summarizes the scheduled repayments of Benjamin Franklin Bank’s loan portfolio at September 30, 2004. Demand loans, loans having no stated repayment schedule, and overdraft loans are reported as being due in one year or less:

	Residential Mortgage		Commercial Mortgage		Construction
		Weighted		Weighted		Weighted
		Average		Average		Average
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Due less than one year	$12,242	5.07%	$5,242	6.05%	$15,027	6.51%
Due after one year to five years	42,217	4.99%	17,429	5.84%	1,510	5.58%
Due after five years	189,904	4.77%	56,502	5.79%	8,542	5.50%

Total	$244,363	4.82%	$79,173	5.82%	$25,079	6.11%

			Home Equity,
	Commercial Business		Consumer and Other		Total
		Weighted		Weighted		Weighted
		Average		Average		Average
	Amount	Rate	Amount	Rate	Amount	Rate
			(Dollars in thousands)
Due less than one year	$2,202	6.80%	$12,215	4.86%	$46,928	5.67%
Due after one year to five years.	1,696	7.38%	1,250	6.63%	64,102	5.33%
Due after five years	1,074	6.98%	10,297	4.63%	266,319	5.01%

Total	$4,972	7.04%	$23,762	4.85%	$377,349	5.15%

          The following table sets forth, at September 30, 2004, the dollar amount of total loans, net of unadvanced funds on loans, contractually due after September 30, 2004 and whether such loans have fixed interest rates or adjustable interest rates.

	Fixed	Adjustable	Total
	(Dollars in thousands)
Residential mortgage	$97,940	$146,423	$244,363
Commercial mortgage	24,601	54,572	79,173
Construction	20,669	4,410	25,079
Commercial business	2,494	2,478	4,972
Home equity, consumer and other	3,878	19,884	23,762

Total Loans	$149,582	$227,767	$377,349

Asset Quality

          General. One of Benjamin Franklin Bank’s most important operating objectives is to maintain a high level of asset quality. Management uses a number of strategies in furtherance of this goal including maintaining sound credit standards in loan originations, monitoring the loan portfolio through internal and third-party loan reviews, and employing active collection and workout processes for delinquent or problem loans.

          Delinquent Loans. Management performs a monthly review of all delinquent loans. The actions taken with respect to delinquencies vary depending upon the nature of the delinquent loans and the period of delinquency. Generally, the Bank’s requirement is that a delinquency notice be mailed no later than the 10th or 16th day, depending on loan type, after the payment due date. A late charge is normally assessed on loans where the scheduled payment remains unpaid after a 10 or 15 day grace period. After mailing delinquency notices Benjamin Franklin Bank’s loan collection personnel call the borrower to ascertain the reasons for delinquency and the prospects for repayment. On loans secured by one-to-four family owner-occupied property, Benjamin Franklin Bank initially attempts to work out a payment schedule with the borrower in order to avoid foreclosure. Any such loan restructurings must be approved by the level of officer authority required for a new loan of that amount. If these actions do not result in a satisfactory resolution, Benjamin Franklin Bank refers the loan to legal counsel and counsel initiates foreclosure proceedings. For commercial real estate, construction and commercial business loans, collection procedures may vary depending on individual circumstances.

          The following table sets forth delinquencies in Benjamin Franklin Bank’s loan portfolio as of the dates indicated:

	Loans Delinquent For
	60-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At September 30, 2004
Residential mortgage	—	$—	1	$64	1	$64
Commercial mortgage	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial business	1	10	—	—	1	10
Home equity, consumer and other	15	11	5	1	20	12

Total	16	$21	6	$65	22	$86

At December 31, 2003
Residential mortgage	5	$538	—	$—	5	$538
Commercial mortgage	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial business	1	160	—	—	1	160
Home equity, consumer and other	12	12	8	5	20	17

Total	18	$710	8	$5	26	$715

At December 31, 2002
Residential mortgage	1	$41	—	$—	1	$41
Commercial mortgage	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Home equity, consumer and other	3	13	1	2	4	15

Total	4	$54	1	$2	5	$56

          Other Real Estate Owned. Benjamin Franklin Bank classifies property acquired through foreclosure or acceptance of a deed in lieu of foreclosure as other real estate owned (“OREO”) in its financial statements. When property is placed into OREO, it is recorded at the lower of the carrying value or the fair value less estimated costs to sell at the date of foreclosure or acceptance of deed in lieu of foreclosure. At the time of transfer to OREO, any excess of carrying value over fair value is charged to the allowance for loan losses. Management inspects all OREO property periodically. Holding costs and declines in fair value result in charges to expense after the property is acquired. At September 30, 2004, Benjamin Franklin Bank had no property classified as OREO.

          Classification of Assets and Loan Review. Benjamin Franklin Bank uses an internal rating system to monitor business and evaluate the credit risk inherent in its loan portfolio. At the time a loan is approved, all commercial real estate, construction and commercial business loans are assigned a risk rating based on all of the factors considered in originating the loan. The initial risk rating is recommended by the credit analyst charged with underwriting the loan, and subsequently approved by the relevant loan approval authority. Current financial information is sought for all commercial real estate, construction and commercial business borrowing relationships, and is evaluated on at least an annual basis to determine whether the risk rating classification is appropriate.

          In Benjamin Franklin Bank’s loan rating system, there are three classifications for problem assets: Substandard, Doubtful and Loss. An asset is considered Substandard if it is inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Substandard assets are characterized by the distinct possibility that Benjamin Franklin Bank will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of Substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full questionable, on the basis of currently existing facts, and there is a high possibility of loss. Assets classified Loss are considered uncollectible and of such little value that continuance as an asset of Benjamin Franklin Bank is not warranted. Assets that possess some weaknesses, but that do not expose Benjamin Franklin Bank to risk sufficient to warrant classification in one of the aforementioned categories, are designated as Special Mention. If an asset or portion thereof is classified as Loss, it is charged off in the quarter in which it is so classified. For assets designated as Special Mention, Substandard or Doubtful, Benjamin Franklin Bank establishes reserves in amounts management deems appropriate within the allowance for loan losses. This determination as to the classification of assets and the amount of the loss allowances established are subject to review by regulatory agencies, which can order the establishment of additional loss allowances. See “-Asset Quality-Allowance for Loan Losses” on page [#] and “Management’s Discussion and Analysis of Benjamin Franklin Bancorp-Critical Accounting Policies-Allowance for Loan Losses” on page [#].

          Benjamin business Franklin Bank engages an independent third party to conduct a semi-annual review of its commercial real estate, construction and commercial business loan portfolios. These loan reviews, which annually typically include a 70.0% penetration of the various commercial portfolios, provide a credit evaluation of individual loans to determine whether the risk ratings assigned are appropriate. In addition, independent loan reviews are performed on a quarterly basis for the residential mortgage portfolio, based on a sampling of newly originated loans during the period. Independent loan review findings are presented directly to the Executive Committee of the Board of Directors.

          At September 30, 2004, loans classified Substandard totaled $3.2 million, consisting of $2.4 million in commercial real estate loans and $0.8 million in commercial loans. Special Mention loans totaled $2.1 million, consisting of $2.0 million in commercial real estate loans and $0.1 million in commercial loans. One commercial loan in the amount of $10,000 was classified as Doubtful and no loans were classified as Loss on September 30, 2004.

          Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. At each date presented, we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates).

	At September	At December 31,
	30, 2004	2003	2002	2001	2000	1999
	(Dollars in thousands)
Non-accrual loans:
Residential mortgage	$—	$—	$—	$—	$—	$—
Commercial mortgage	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial business	357	458	—	157	—	—
Home equity, consumer and other	—	—	—	—	—	—

Total non-accrual loans	357	458	—	157	—	—

Loans greater than 90 days delinquent and still accruing:
Residential mortgage	64	—	—	—	177	180
Commercial mortgage	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Home equity, consumer and other	1	5	2	—	—	—

Total loans 90 days delinquent and still accruing	65	5	2	0	177	180

Total non-performing loans	422	463	2	157	177	180

Total non-performing assets	$422	$463	$2	$157	$177	$180

Ratios:
Non-performing loans to total loans	0.11%	0.16%	0.00%	0.06%	0.06%	0.07%
Non-performing assets to total assets	0.08%	0.10%	0.00%	0.04%	0.04%	0.04%

          Loans are placed on non-accrual status either when reasonable doubt exists as to the full timely collection of interest and principal, or when a loan becomes 90 days past due unless an evaluation by the management Credit Committee clearly indicates that the loan is well-secured and in the process of collection.. Restructured loans represent performing loans for which concessions were granted due to a borrower’s financial condition. Such concessions may include reductions of interest rates to below-market terms and/or extension of repayment terms.

          Allowance for Loan Losses. In originating loans, Benjamin Franklin Bank recognizes that losses will be experienced on loans and that the risk of loss will vary with many factors, including the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan over the term of the loan. Benjamin Franklin Bank maintains an allowance for loan losses to absorb losses inherent in the loan portfolio, and as such, this allowance represents management’s best estimate of the probable known and inherent credit losses in the loan portfolio as of the date of the financial statements.

          The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, portfolio volume and mix, geographic and large borrower concentrations, estimated credit losses based on internal and external portfolio reviews, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

          The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. See “-Asset Quality-Classification of Assets and Loan Review” on page [#]. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows or collateral value or observable market price of the impaired loan is lower than the carrying value of the loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

          A loan is considered impaired when, based on current information and events, it is probable that Benjamin Franklin Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, Benjamin Franklin Bank does not separately identify individual consumer and residential loans for impairment disclosures. At September 30, 2004, impaired loans totaled $357,000 and none of those loans carried a valuation allowance.

          While Benjamin Franklin Bank believes that it has established adequate specific and general allowances for losses on loans, adjustments to the allowance may be necessary if future conditions differ substantially from the information used in making the evaluations. In addition, as an integral part of their examination process, Benjamin Franklin Bank’s regulators periodically review the allowance for loan losses. These regulatory agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination, thereby negatively affecting Benjamin Franklin Bank’s financial condition and earnings.

     The following table sets forth activity in Benjamin Franklin Bank’s allowance for loan losses for the periods indicated:

	At or For the
	Nine Months Ended
	September 30,		At or For the Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(Dollars in thousands)
Balance at beginning of period	$2,523	$2,312	$2,312	$1,177	$1,068	$1,183	$1,418

Charge-offs:
Mortgage loans on real estate:	—	—	—	—	—	—	—

Other loans:
Commercial business	—	(43)	(43)	(389)	(10)	(138)	(325)
Consumer and other	(9)	(20)	(494)	(30)	(22)	(13)	(36)

Total other loans	(9)	(63)	(537)	(419)	(32)	(151)	(361)

Total charge-offs	(9)	(63)	(537)	(419)	(32)	(151)	(361)

Recoveries:
Mortgage loans on real estate.	—	—	—	—	20	20	—

Other loans:
Commercial business	23	94	100	132	55	9	48
Consumer and other	10	7	23	10	15	6	8

Total other loans	33	101	123	142	70	15	56

Total recoveries	33	101	123	142	90	35	56

Net (charge-offs) recoveries	24	38	(414)	(277)	58	(116)	(305)
Provision for loan losses	470	300	625	1,412	51	1	70

Balance at end of period	$3,017	$2,650	$2,523	$2,312	$1,177	$1,068	$1,183

Ratios:
Net (charge-offs) recoveries to average loans outstanding (annualized)	0.01%	0.01%	(0.15%)	(0.11%)	0.02%	(0.04%)	(0.12%)
Allowance for loan losses to non-performing loans at end of period	714.93%	394.35%	544.92%	115,600.00%	749.68%	603.39%	657.22%
Allowance for loan losses to total loans at end of period	0.80%	0.95%	0.87%	0.88%	0.46%	0.38%	0.44%

     The following tables set forth Benjamin Franklin Bank’s percent of allowance by loan category and the percent of the loans to total loans in each of the categories listed at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories:

				At December 31,
	At September 30, 2004			2003			2002
			Percent			Percent			Percent
			of Loans			of Loans			of Loans
		Loan	in Each		Loan	in Each		Loan	in Each
	Allowance	Balances	Category	Allowance	Balances	Category	Allowance	Balances	Category
	for Loan	by	to Total	for Loan	by	to Total	for Loan	by	to Total
	Losses	Category	Loans	Losses	Category	Loans	Losses	Category	Loans
	(Dollars in thousands)
Mortgage loans on real estate:
Residential	$615	$244,363	64.76%	$485	$172,123	59.22%	$552	$165,007	62.58%
Commercial	1,279	79,173	20.98%	1,136	68,652	23.62%	549	51,357	19.48%
Construction	358	25,079	6.64%	338	23,936	8.23%	422	21,082	8.00%
Home equity	127	21,883	5.80%	108	18,171	6.25%	82	16,507	6.26%

	2,379	370,498	98.18%	2,067	282,882	97.32%	1,605	253,953	96.32%

Other loans:
Commercial	400	4,972	1.32%	421	5,559	1.92%	181	6,552	2.48%
Consumer and other	24	1,879	0.50%	27	2,219	0.76%	276	3,157	1.20%
Unallocated	214	0	0.00%	8	0	0.00%	250	0	0.00%

	638	6,851	1.82%	456	7,778	2.68%	707	9,709	3.68%

Total	$3,017	$377,349	100.00%	$2,523	$290,660	100.00%	$2,312	$263,662	100.00%

	At December 31,
	2001			2000			1999
			Percent			Percent			Percent
			of Loans			of Loans			of Loans
		Loan	in Each		Loan	in Each		Loan	in Each
	Allowance	Balances	Category	Allowance	Balances	Category	Allowance	Balances	Category
	for Loan	by	to Total	for Loan	by	to Total	for Loan	by	to Total
	Losses	Category	Loans	Losses	Category	Loans	Losses	Category	Loans
	(Dollars in thousands)
Mortgage loans on real estate:
Residential	$433	$172,959	66.99%	$517	$206,918	72.69%	$508	$190,027	70.43%
Commercial	236	45,532	17.64%	227	44,456	15.62%	250	43,734	16.21%
Construction	143	19,106	7.40%	98	13,117	4.61%	194	19,429	7.20%
Home equity	28	11,161	4.32%	25	9,778	3.44%	28	8,167	3.03%

	840	248,758	96.35%	867	274,269	96.36%	980	261,357	96.87%

Other loans:
Commercial	90	5,512	2.14%	94	5,951	2.09%	91	4,649	1.72%
Consumer and other	30	3,899	1.51%	33	4,417	1.55%	19	3,811	1.41%
Unallocated	217	0	0.00%	74	0	0.00%	93	0	0.00%

	337	9,411	3.65%	201	10,368	3.64%	203	8,460	3.13%

Total	$1,177	$258,169	100.00%	$1,068	$284,637	100.00%	$1,183	$269,817	100.00%

Investment Activities

     General. Benjamin Franklin Bank’s investment policy is established by its Board of Directors. The Chief Executive Officer, Chief Financial Officer and Treasurer, as authorized by the Board, implement this policy based on the established guidelines within the written policy. The primary objective of the investment portfolio is to achieve a competitive rate of return without incurring undue interest rate and credit risk, to complement Benjamin Franklin Bank’s lending activities, to provide and maintain liquidity, and to assist in managing the interest rate sensitivity of its balance sheet. Individual investment decisions are made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets, and consistency with Benjamin Franklin Bank’s asset/liability management objectives.

     SFAS NO. 115 requires Benjamin Franklin Bank to designate its securities as held to maturity, available for sale or trading, depending on Benjamin Franklin Bank’s intent with regard to its investments at the time of purchase. At September 30, 2004, $94.4 million or 92.9% of the portfolio was classified as available for sale, and $0.3 million or 0.3% of the portfolio was classified as held to maturity. At September 30, 2004, the net unrealized loss on securities classified as available for sale was $2.2 million. Benjamin Franklin Bank does not currently maintain a trading portfolio of securities.

     U.S. Government and Agency Obligations. At September 30, 2004, Benjamin Franklin Bank’s U.S. Government and Agency securities portfolio totaled $37.5 million or 36.9% of the total portfolio on that date.

     Corporate Obligations. At September 30, 2004, Benjamin Franklin Bank’s portfolio of corporate obligations totaled $5.1 million, or 5.0% of the portfolio at that date. Benjamin Franklin Bank’s policy requires that investments in corporate obligations be restricted only to those obligations that are readily marketable and rated ‘A’ or better by a nationally recognized rating agency at the time of purchase. At September 30, 2004, all investments in corporate obligations were rated ‘A’ or better.

     Mortgage-Backed Securities. At September 30, 2004, Benjamin Franklin Bank’s portfolio of mortgage-backed securities totaled $52.1 million, or 51.3% of the total portfolio on that date, and consisted of pass-through securities ($4.5 million) and collateralized mortgage obligations ($47.6 million) directly insured or guaranteed by Freddie Mac, Fannie Mae or the Government National Mortgage Association (Ginnie Mae). In its purchase of collateralized mortgage obligations, Benjamin Franklin Bank has targeted instruments in the three to five year weighted average life tranches, with expected average life extensions up to a maximum of seven years in a rising rate environment. The objective of this strategy has been to limit the potential interest rate risk due to extension of this portfolio in a rising rate environment.

     Restricted Equity Securities. At September 30, 2004, Benjamin Franklin Bank’s portfolio of restricted equity securities totaled $6.9 million or 6.8% of the total portfolio at that date. These securities consisted primarily of stock in the Federal Home Loan Bank of Boston ($4.3 million) which must be held as a condition of membership in the Federal Home Loan Bank System and as a condition to Benjamin Franklin Bank’s borrowing under the Federal Home Loan Bank of Boston advance program. The remainder ($2.5 million) consisted of certain other equity investments in Savings Bank Life Insurance, the Community Investment Fund and the Depositors Insurance Fund (“DIF”).

     The following table sets forth certain information regarding the amortized cost and market values of Benjamin Franklin Bank’s investment securities at the dates indicated:

			At December 31,
	At September 30, 2004		2003		2002		2001
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value	Cost	Value
				(Dollars in thousands)
Securities available for sale:
U.S. Government and agency obligations	$37,691	$37,492	$30,272	$30,347	$67,513	$67,582	$38,506	$39,113
State agency and municipal obligations	0	0	0	0	570	570	1,942	1,915

	37,691	37,492	30,272	30,347	68,083	68,152	40,488	41,028
Corporate bonds and other obligations	5,086	5,057	0	0	3,536	3,716	23,091	23,214

	42,777	42,549	30,272	$30,347	71,619	71,868	63,539	64,242
Mortgage-backed securities	53,869	51,874	74,502	72,299	26,376	26,446	13,432	13,536

Total debt securities	96,646	94,423	104,774	102,646	97,995	98,314	76,971	77,778

Marketable equity securities:
Bank Investment Fund—Fund One	0	0	0	0	10,206	10,206	0	0

Total securities available for sale	$96,646	$94,423	$104,774	$102,646	$108,201	$108,520	$76,971	$77,778

Securities held to maturity:
Mortgage-backed securities	$266	$271	$386	$398	$986	$1,023	$2,749	$2,774

Restricted equity securities:
Federal Home Loan Bank of Boston stock	$4,347	$4,347	$3,707	$3,707	$3,707	$3,707	$3,707	$3,707
Access Capital Strategies Community Investment Fund	2,000	2,000	3,000	3,000	1,000	1,000	1,000	1,000
Savings Bank Life Insurance and Depositors Insurance Fund stock	515	515	515	515	515	515	902	902

Total restricted equity securities	$6,862	$6,862	$7,222	$7,222	$5,222	$5,222	$5,609	$5,609

     The table below sets forth certain information regarding the amortized cost, weighted average yields and contractual maturities of Benjamin Franklin Bank’s debt securities portfolio at September 30, 2004. In the case of mortgage-backed securities, the table shows the securities by their contractual maturities, however there are scheduled principal payments for these securities and there will also be unscheduled prepayments prior to their contractual maturity:

			More than One Year		More than Five Years
	One Year or Less		through Five Years		through Ten Years
		Weighted		Weighted		Weighted
	Amortized	Average	Amortized	Average	Amortized	Average
	Cost	Yield	Cost	Yield	Cost	Yield
			(Dollars in thousands)
Securities available for sale:
U.S. Government and agency securities	$15,152	1.71%	$22,539	2.26%	$0	—
Corporate bonds and other obligations.	1,480	2.35%	3,606	2.41%	0	—
Mortgage-backed securities:	7	7.50%	35	6.50%	6,475	3.74%

Total debt securities	16,639	1.77%	26,180	2.29%	6,475	3.74%

Securities held to maturity:
Mortgage-backed securities	0	—	221	6.00%	0	—

Total investment securities	$16,639	1.77%	$26,401	2.32%	$6,475	3.74%

	More than Ten Years		Total Securities
		Weighted			Weighted
	Amortized	Average	Amortized	Fair	Average
	Cost	Yield	Cost	Value	Yield
	(Dollars in thousands)
Securities available for sale:
U.S. Government and agency securities	$0	—	$37,691	$37,492	2.04%
Corporate bonds and other obligations.	0	—	5,086	5,057	2.39%
Mortgage-backed securities:	47,352	4.20%	53,869	51,874	4.15%

Total debt securities	47,352	4.20%	96,646	94,423	3.23%

Securities held to maturity:
Mortgage-backed securities	45	6.00%	266	271	6.00%

Total investment securities	$47,397	4.21%	$96,912	$94,694	3.24%

Sources of Funds

     General. Deposits are the primary source of Benjamin Franklin Bank’s funds for lending and other investment purposes. In addition to deposits, Benjamin Franklin Bank obtains funds from the amortization and prepayment of loans and mortgage-backed securities, the sale or maturity of investment securities, advances from the Federal Home Loan Bank of Boston, and cash flows generated by operations.

     Deposits. Consumer and commercial deposits are gathered primarily from Benjamin Franklin Bank’s primary market area through the offering of a broad selection of deposit products including checking, regular savings, money market deposits and time deposits, including certificate of deposit accounts and individual retirement accounts. The FDIC insures deposits up to certain limits (generally, $100,000 per depositor) and the DIF fully insures amounts in excess of such limits.

     The maturities of Benjamin Franklin Bank’s certificate of deposit accounts range from three months to four years. In addition, Benjamin Franklin Bank offers a variety of commercial business products to small businesses operating within its primary market area. Currently, Benjamin Franklin Bank does not generally negotiate interest rates to attract jumbo certificates of deposit, but accepts deposits of $100,000 or more from customers within its market area based on posted rates. Benjamin Franklin Bank does not use brokers to obtain deposits.

     Benjamin Franklin Bank relies primarily on competitive pricing of its deposit products, customer service and long-standing relationships with customers to attract and retain deposits. Market interest rates, rates offered by financial service competitors, the availability of other investment alternatives, and general economic conditions significantly affect Benjamin Franklin Bank’s ability to attract and retain deposits.

     The following tables set forth certain information relative to the composition of Benjamin Franklin Bank’s deposit accounts and the weighted average interest rate on each category of deposits:

	At September 30, 2004			At December 31, 2003
			Weighted			Weighted
			Average			Average
	Balance	Percent	Rate	Balance	Percent	Rate
			(Dollars in thousands)
Deposit type:
Demand deposits	$86,605	21.68%	0.00%	$85,681	22.53%	0.00%
NOW deposits	25,179	6.30%	0.14%	24,581	6.47%	0.15%
Money market deposits	54,390	13.61%	1.14%	50,094	13.17%	0.83%
Regular savings	99,799	24.98%	0.50%	96,118	25.28%	0.50%

Total transaction accounts	265,973	66.57%	0.43%	256,474	67.45%	0.36%
Certificates of deposit	133,589	33.43%	2.35%	123,783	32.55%	2.55%

Total deposits	$399,562	100.00%	1.07%	$380,257	100.00%	1.08%

	At December 31,
	2002			2001
			Weighted			Weighted
			Average			Average
	Balance	Percent	Rate	Balance	Percent	Rate
			(Dollars in thousands)
Deposit type:
Demand deposits	$36,730	9.84%	0.00%	$36,744	10.18%	0.00%
NOW deposits	79,904	21.41%	0.14%	68,429	18.96%	0.36%
Money market deposits	44,177	11.83%	0.87%	37,876	10.49%	1.60%
Regular savings	87,536	23.45%	0.50%	77,323	21.42%	0.75%

Total transaction accounts	248,347	66.53%	0.38%	220,372	61.05%	0.65%
Certificates of deposit	124,953	33.47%	3.09%	140,607	38.95%	3.99%

Total deposits	$373,300	100.00%	1.28%	$360,979	100.00%	1.95%

     The following table sets forth the time deposits of Benjamin Franklin Bank classified by interest rate as of the dates indicated:

	At September 30,	At December 31,
	2004	2003	2002	2001
		(Dollars in thousands)
Interest Rate
Less than 2%	$50,247	$55,034	$39,945	$387
2.00%-2.99%	60,282	37,753	38,374	46,442
3.00%-3.99%	8,713	7,776	9,808	29,213
4.00%-4.99%	10,967	13,960	17,353	28,278
5.00%-5.99%	1,443	4,034	12,641	36,287
6.00%-6.99%	1,937	5,226	6,832	—

Total	$133,589	$123,783	$124,953	$140,607

     The following table sets forth the amount and maturities of time deposits at September 30, 2004:

	Year ending September 30,				After September 30,
	2005	2006	2007	2008	2008	Total
		(Dollars in thousands)
Interest Rate
Less than 2%	$49,579	$668	$—	$—	$—	$50,247
2.00%-2.99%	36,486	17,780	4,850	1,166	—	60,282
3.00%-3.99%	1,640	1,770	1,837	3,466	—	8,713
4.00%-4.99%	4,028	6,911	—	28	—	10,967
5.00%-5.99%	1,443	—	—	—	—	1,443
6.00%-6.99%	1,921	—	—	16	—	1,937

Total	$95,097	$27,129	$6,687	$4,676	$—	$133,589

     As of September 30, 2004, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $38.7 million. The following table sets forth the maturity of those certificates as of September 30, 2004:

At September 30. 2004
(Dollars in thousands)
Three months or less	$8,859
Over three months through six months	14,949
Over six months through one year	5,049
Over one year to three years	7,982
Over three years	1,858

Total	$38,697

     Borrowings. Benjamin Franklin Bank utilizes advances from the Federal Home Loan Bank of Boston, primarily in connection with the funding of growth in its assets. Federal Home Loan Bank of Boston advances are secured primarily by certain of Benjamin Franklin Bank’s mortgage loans, certain investment securities and by Benjamin Franklin Bank’s holding of Federal Home Loan Bank of Boston stock. As of September 30, 2004, Benjamin Franklin Bank had outstanding $75.0 million in Federal Home Loan Bank of Boston advances, and had the ability to borrow up to a total of $154.6 million based on available collateral.

     The following table sets forth certain information concerning balances and interest rates on Benjamin Franklin Bank’s Federal Home Loan Bank of Boston advances at the dates and for the periods indicated:

	At or For the
	Nine Months Ended		At or For the Years Ended
	September 30,		December 31,
	2004	2003	2003	2002	2001
		(Dollars in thousands)
Balance at end of period	$75,000	$36,000	$36,000	$36,000	$36,000
Average balance during period	$44,421	$36,000	$36,000	$36,000	$35,242
Maximum outstanding at any month end	$75,000	$36,000	$36,000	$36,000	$36,150
Weighted average interest rate at end of period	3.21%	4.47%	4.47%	4.47%	4.47%
Weighted average interest rate during period	3.99%	4.47%	4.47%	4.47%	4.67%

     In 2002, Benjamin Franklin Bancorp raised net proceeds of $8.7 million in a sale of $9.0 million of subordinated debentures to Benjamin Franklin Capital Trust I (the “Trust”). The Trust funded the purchase by participating in a pooled offering of 9,000 capital securities representing preferred ownership interests in the assets of the Trust with a liquidation value of $1,000 each. Interest payable on the subordinated debentures and cumulative dividends payable quarterly on the preferred securities is 6.94% for the first five years and thereafter will be at a rate equal to the three month LIBOR rate plus 3.45%. Benjamin Franklin Bancorp has the option to defer interest payments on the subordinated debentures for up to five years and, accordingly, the Trust may defer dividend distributions for up to five years. The debentures and the preferred securities mature in November 2032 unless Benjamin Franklin Bancorp elects and obtains regulatory approval to accelerate the maturity to November 2007 or thereafter.

Properties

     Benjamin Franklin Bank conducts its business through its main office located in Franklin, Massachusetts and five other offices located southeast of the Boston metropolitan area. All of Benjamin Franklin Bank’s office facilities are owned by the Bank. The following table sets forth information about our offices as of September 30, 2004:

	Location	Year Opened
Main Office:	58 Main Street, Franklin, MA 02038	1935

Branch Offices:	231 East Central St., Franklin, MA 02038	1998
	4 North Main St., Bellingham, MA 02019	1982
	1 Mechanic St., Foxborough, MA 02035	1998
	76 North Street, Medfield, MA 02052	1998
	221 Main Street, Milford, MA 01757	1992

Subsidiary Activities

     Benjamin Franklin Bancorp conducts its principal business activities through its wholly-owned subsidiary, Benjamin Franklin Bank. Subsidiaries of Benjamin Franklin Bancorp and Benjamin Franklin Bank are as follows:

     Benjamin Franklin Bank Capital Trust I, a Delaware Trust, is a wholly-owned subsidiary of Benjamin Franklin Bancorp. In 2002, Benjamin Franklin Bancorp raised net proceeds of $8.7 million in a sale of $9.0 million in junior subordinated notes due 2032 to Benjamin Franklin Capital Trust I (the “Trust”). The Trust funded the purchase by participating in a pooled offering of 9,000 capital securities representing preferred ownership interests in the assets of the Trust with a liquidation value of $1,000 each. The interest rate payable on the subordinated notes is 6.94% for the first five years and thereafter will be at a rate equal to the three month LIBOR rate plus 3.45%.

     Benjamin Franklin Bank Securities Corp., a Massachusetts corporation, is a wholly-owned subsidiary of Benjamin Franklin Bank. Benjamin Franklin Bank Securities Corp. (“BFBSC”) engages exclusively in buying, selling and holding investment securities on its own behalf and not as a broker. The income earned on BFBSC’s investment securities is subject to a significantly lower rate of state tax than that assessed on income earned on investment securities maintained at Benjamin Franklin Bank. At September 30, 2004, BFBSC had total assets of $73.7 million, consisting primarily of cash and investment securities.

Legal Proceedings

     Benjamin Franklin Bank is not involved in any legal proceedings other than routine legal proceedings occurring in the ordinary course of business. Management believes that those routine legal proceedings involve, in the aggregate, amounts that are immaterial to the financial condition and results of operations of Benjamin Franklin Bank.

Employees

     As of September 30, 2004, Benjamin Franklin Bank had 110 full-time and 21 part-time employees. Employees are not represented by a collective bargaining unit and Benjamin Franklin Bank considers its relationship with its employees to be good.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF BENJAMIN FRANKLIN BANCORP

     This section is intended to help potential investors understand the financial performance of Benjamin Franklin Bancorp and Benjamin Franklin Bank through a discussion of the factors affecting our financial condition at September 30, 2004, December 31, 2003 and December 31, 2002 and our consolidated results of operations for the nine months ended September 30, 2004 and 2003 and for the years ended December 31, 2003, 2002 and 2001. This section should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear elsewhere in this prospectus. The financial condition and results of operations reported at September 30, 2004 and for the nine-month period ending September 30, 2004 are not necessarily indicative of the financial condition and results of operations that will result for the fiscal year ending December 31, 2004. In this section, we sometimes refer to Benjamin Franklin Bank and Benjamin Franklin Bancorp together as “Benjamin Franklin” since the financial condition and results of operation of Benjamin Franklin Bancorp closely reflect the financial condition and results of operation of its sole operating subsidiary, Benjamin Franklin Bank.

     Following the completion of the conversion, we anticipate that our non-interest expense will increase as a result of the increased costs associated with managing a public company, increased compensation expenses associated with the purchases of shares of common stock by our employee stock ownership plan, the costs of funding the Benjamin Franklin Bank Charitable Foundation and the adoption of a stock-based incentive plan, if approved by Benjamin Franklin Bancorp’s stockholders.

     Assuming that the adjusted maximum number of shares is sold in the offering (6,612,500 shares) and 400,000 shares are issued to the Benjamin Franklin Bank Charitable Foundation:

i.	the contribution to the Benjamin Franklin Bank Charitable Foundation will be approximately $4,000,000 million, all of which will be expensed in the quarter during which the conversion is completed;

ii.	the employee stock ownership plan will acquire 561,000 shares of common stock with a $5.6 million loan that is expected to be repaid over 30 years, resulting in an annual compensation expense (pre-tax) of approximately $187,000 (assuming that the common stock maintains a value of $10 per share);

iii.	the stock-based incentive plan would award a number of shares equal to 4.0% of the shares sold in the offering (including shares issued to the Benjamin Franklin Bank Charitable Foundation), or 280,500 shares to eligible participants, which would be expensed as the awards vest. Assuming that all shares are awarded under the stock-based incentive plan at a price of $10 per share, and that the awards vest over a five year period, the corresponding annual expense (pre-tax) associated with shares awarded under the stock-based incentive plan would be approximately $561,000.

     The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10 per share will increase the total employee stock ownership plan expense, and any accelerated repayment of the loan will increase the annual employee stock ownership plan expense. Further, the actual expense of the stock awards granted under the stock-based incentive plan will be determined by the fair market value of the stock on the grant date, which might be greater than $10 per share.

Overview

     Income. Benjamin Franklin Bancorp’s results of operations are dependent mainly on net interest income, which is the difference between the income earned on its loan and investment portfolios and interest expense incurred on its deposits and borrowed funds. Results of operations are also affected by fee income from banking and non-banking operations, provisions for loan losses, gains (losses) on sales of loans and securities available for sale, loan servicing income and other miscellaneous income.

     Expenses. Benjamin Franklin’s expenses consist primarily of compensation and employee benefits, office occupancy, technology, marketing, general administrative expenses and income tax expense.

     Results of operations are also significantly affected by general economic and competitive conditions, particularly with respect to changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact Benjamin Franklin’s financial condition and results of operations. See “Risk Factors” beginning on page [#].

Critical Accounting Policies

     Critical accounting policies are those that involve significant judgments and assessments by management, and which could potentially result in materially different results under different assumptions and conditions. Benjamin Franklin considers the following to be critical accounting policies:

     Allowance for Loan Losses. This accounting policy is considered critical due to the high degree of judgment involved, the subjectivity of the underlying assumptions used, and the potential for changes in the economic environment that could result in material changes in the amount of the allowance for loan losses considered necessary. The allowance is evaluated on a regular basis by management and is based on a periodic review of the collectibility of the loans in light of historical experience, the nature and size of the loan portfolio, adverse situations that may affect borrowers’ ability to repay, the estimated value of any underlying collateral and prevailing economic conditions. For a full discussion of the allowance for loan losses, please refer to “Business of Benjamin Franklin Bancorp—Asset Quality” on page [#].

     Income Taxes. Benjamin Franklin uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance related to deferred tax assets is established when, in management’s judgment, it is more likely than not that all or a portion of such deferred tax assets will not be realized. Refer to Note 1 of the notes to the financial statements in this prospectus.

     Intangible Assets. Benjamin Franklin considers accounting for goodwill to be critical because significant judgment is exercised in performing periodic valuations of this asset. In accordance with generally accepted accounting principles, goodwill is regularly evaluated for impairment, which involves tracking and measuring the fair value of the business unit acquired. If impairment is detected, the carrying value of goodwill is reduced through a charge to earnings. The evaluation of goodwill involves estimations of discount rates and the timing of projected future cash flows, which are subject to change with changes in economic conditions and other factors. Such changes in the assumptions used to evaluate this intangible asset affect its value and could have a material adverse impact on Benjamin Franklin’s results of operations.

     This discussion has highlighted those accounting policies that management considers to be critical, however all accounting policies are important, and therefore the reader is encouraged to review each of the policies included in Note 1 to the consolidated financial statements to gain a better understanding of how Benjamin Franklin’s financial performance is measured and reported.

Analysis of Net Interest Income

     Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

     The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

			Nine Months Ended September 30,
	At September 30, 2004		2004			2003
		Weighted
		Average	Average			Average
		Yield/	Outstanding		Yield/	Outstanding		Yield/
	Balance	Rate	Balance	Interest	Rate(1)	Balance	Interest	Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans	$375,516	5.00%	$324,944	$12,567	5.17%	$265,369	$11,601	5.84%
Investment securities	101,551	3.77%	109,898	2,549	3.10%	121,402	2,413	2.66%
Interest-earning deposits	6,831	1.71%	15,382	107	0.93%	41,565	515	1.66%

Total interest-earning assets	483,898	4.70%	450,224	15,223	4.52%	428,336	14,529	4.54%
Non-interest-earning assets	34,033		33,760			37,560

Total assets	$517,931		$483,984			$465,896

Interest-bearing liabilities:
Savings deposits	$99,799	0.50%	$99,172	368	0.50%	$92,652	345	0.50%
Money market	54,391	1.14%	51,779	332	0.86%	47,836	290	0.81%
NOW accounts	25,179	0.14%	23,955	27	0.15%	73,403	82	0.15%
Certificates of deposits	133,589	2.35%	133,492	2,494	2.50%	127,370	2,723	2.86%

Total deposits	312,958	1.37%	308,398	3,221	1.40%	341,261	3,440	1.35%
Short term borrowings	29,000	1.68%	6,195	56	1.21%	—	—	0.00%
Long-term debt	55,000	4.72%	47,226	1,747	4.94%	45,000	1,694	5.03%

Total interest-bearing liabilities	396,958	1.86%	361,819	5,024	1.85%	386,261	5,134	1.78%
Non-interest bearing liabilities	90,387		92,207			49,501

Total liabilities	487,345		454,026			435,762
Equity	30,586		29,958			30,134

Total liabilities and equity	$517,931		$483,984			$465,896

Net interest income				$10,199			$9,395

Net interest rate spread (2)(5)		2.84%			2.67%			2.76%
Net interest-earning assets (3)	$86,940		$88,405			$42,075

Net interest margin (4)		N/A			3.03%			2.93%
Average interest-earning assets to interest-bearing liabilities					124.43%			110.89%

	Years Ended December 31,
	2003			2002			2001
	Average			Average			Average
	Outstanding		Yield/	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollar in thousands)
Interest-earning assets:
Loans	$270,342	$15,530	5.74%	$249,260	$16,322	6.55%	$274,088	$20,355	7.43%
Investment securities	122,570	3,450	2.81%	89,295	4,166	4.67%	73,069	4,267	5.84%
Interest-earning deposits	35,293	552	1.56%	58,980	918	1.56%	53,084	1,819	3.43%

Total interest-earning assets	428,205	19,532	4.56%	397,535	21,406	5.38%	400,241	26,441	6.61%
Non-interest-earning assets	37,495			41,978			37,154

Total assets	$465,700			$439,513			$437,395

Interest-bearing liabilities:.
Savings deposits	$93,501	465	0.50%	$83,878	567	0.68%	$71,651	921	1.29%
Money market	48,256	392	0.81%	45,648	617	1.35%	37,919	849	2.24%
NOW accounts	60,751	92	0.15%	69,832	221	0.32%	61,957	360	0.58%
Certificates of deposits	126,856	3,538	2.79%	131,073	4,451	3.40%	167,566	8,622	5.15%

Total deposits	329,364	4,487	1.36%	330,431	5,856	1.77%	339,093	10,752	3.17%
Short-term borrowings	0	0	0.00%	0	0	0.00%	0	0	0.00%
Long-term debt	45,001	2,265	5.03%	37,504	1,738	4.63%	35,242	1,645	4.67%

Total interest-bearing liabilities	374,365	6,752	1.80%	367,935	7,594	2.06%	374,335	12,397	3.31%
Non-interest bearing liabilities	61,454			43,041			37,612

Total liabilities	435,819			410,976			411,947
Equity	29,881			28,537			25,448

Total liabilities and equity.	$465,700			$439,513			$437,395

Net interest income		$12,780			$13,812			$14,044

Net interest rate spread (5)			2.76%			3.32%			3.30%
Net interest-earning assets (3)	$53,840			$29,600			$25,906

Net interest margin (4)			2.98%			3.47%			3.51%
Average interest-earning assets to interest-bearing liabilities			114.38%			108.04%			106.92%

(1)	Yields and rates for the nine months ended September 30, 2004 and 2003 are annualized.

(2)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities at September 30, 2004.

(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

(5)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities for the nine months ended September 30, 2004 and 2003 and years ended December 31, 2003, 2002 and 2001.

     The following table presents the dollar amount of changes in interest income and interest expense for the major categories of Benjamin Franklin’s interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Nine Months Ended
	September 30,			Years Ended December 31,			Years Ended December 31,
	2004 vs. 2003			2003 vs. 2002			2002 vs. 2001
	Increase (Decrease)			Increase (Decrease)			Increase (Decrease)
	Due to		Total	Due to		Total	Due to		Total
			Increase			Increase			Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	(Dollars in thousands)
Interest-earning assets:
Loans	$2,604	$(1,638)	$966	$1,381	$(2,174)	$(793)	$(1,844)	$(2,189)	$(4,033)
Investment securities	(229)	364	135	1,552	(2,269)	(717)	948	(1,049)	(101)
Interest-earning deposits	(324)	(84)	(408)	(369)	2	(367)	202	(1,102)	(900)

Total interest-earning assets	2,051	(1,358)	693	2,564	(4,441)	(1,877)	(694)	(4,340)	(5,034)

Interest-bearing liabilities:
Savings deposits	24	—	24	65	(167)	(102)	157	(511)	(354)
Money market s	24	19	43	35	(260)	(225)	173	(406)	(233)
NOW accounts	(55)	—	(55)	(29)	(103)	(132)	46	(182)	(136)
Certificates of deposits	131	(361)	(230)	(143)	(770)	(913)	(1,878)	(2,294)	(4,172)

Total deposits	124	(342)	(218)	(72)	(1,300)	(1,372)	(1,502)	(3,393)	(4,895)
Short-term borrowings and long-term debt	84	23	107	347	180	527	106	(13)	93

Total interest-bearing liabilities	208	(319)	(111)	275	(1,120)	(845)	(1,396)	(3,406)	(4,802)

Change in net interest income	$1,843	$(1,039)	$804	$2,289	$(3,321)	$(1,032)	$702	$(934)	$(232)

Comparison of Financial Condition At September 30, 2004 and December 31, 2003

     Total Assets. Total assets increased by $59.1 million, or 12.9%, from $458.8 million at December 31, 2003 to $517.9 million at September 30, 2004. This increase was largely the result of an increase in the loan portfolio, offset by reductions in cash and short-term investments.

     Cash and Short-term Investments. Cash and correspondent bank balances decreased by $6.2 million to $8.3 million as of September 30, 2004 when compared to December 31, 2003. Over the same 9-month period, short-term investments, comprised of overnight fed funds sold and money market funds, decreased $14.1 million to $6.8 million at September 30, 2004. These reductions in short-term liquidity served primarily to fund increases in the Bank’s loan portfolio.

     Securities. The investment portfolio aggregated $94.7 million at September 30, 2004, a decrease of $8.3 million, or 8.1%, from $103.0 million at December 31, 2003. This reduction, caused by net paydowns in mortgage-backed securities totaling $20.5 million offset by increases in holdings of U.S. Agency securities and corporate bonds totaling $7.1 million and $5.1 million, respectively, was used to fund growth in the Bank’s loan portfolio.

     Net Loans. Net loans as of September 30, 2004 were $375.5 million, an increase of $86.7 million, or 30.0%, over net loan balances of $288.9 million as of December 31, 2003. Loan growth occurred in most product categories, including residential mortgage loans ($72.2 million), commercial real estate ($10.5 million), construction ($1.1 million), and home equity/consumer ($3.4 million). The significant growth in residential mortgage loans can be attributed to the attractive rates offered on adjustable-rate mortgages and 15-year bi-weekly mortgage loans.

     Deposits. Deposits increased by $19.3 million to $399.6 million at September 20, 2004, an increase of 5.1% over balances of $380.3 million at December 31, 2003. The largest increases came in certificates of deposit ($9.8 million), money market accounts ($4.3 million) and savings accounts ($3.7 million). The deposit increases overall were the result Ben Franklin’s continued marketing and promotional efforts in its market area, including efforts to remain competitive in all of its deposit product offerings.

     Borrowed Funds. Funds borrowed from the Federal Home Loan Bank of Boston increased by $39.0 million to $75.0 million at September 30, 2004, a 108.3% increase over balances of $36.0 million as of December 31, 2003. These additional funds were borrowed in order to fund the continued growth in the Bank’s loan portfolio during the nine months ended September 30, 2004. The $9.0 million balance in subordinated debt remained unchanged from December 31, 2003 to September 30, 2004.

     Retained Earnings. Retained earnings increased by $1.3 million to $30.6 million at September 30, 2004, an increase of 4.4% from a balance of $29.3 million as of December 31, 2003. This change was the result of net income for the first nine months of $1,312,000, offset by a small increase ($27,000) in the net unrealized loss on marketable securities.

Comparison of Operating Results For The Nine Months Ended September 30, 2004 and September 30, 2003

     Net Income. Net income for the nine months ended September 30, 2004 was $1,312,000, a decrease of 5.0% when compared to net income of $1,381,000 for the first nine months of 2003. An $897,000 decline in other income and a $170,000 increase in the provision for loan losses were almost entirely offset by an increase in net interest income of $804,000 and a $169,000 reduction in operating expenses.

     Net Interest Income. The tables on pages [#] and [#] set forth the components of Benjamin Franklin’s net interest income, yields on interest earning assets and interest bearing liabilities, and the effect on net interest income arising from changes in volume and rate.

     Benjamin Franklin earned net interest income of $10.2 million and $9.4 million in the first nine months of 2004 and 2003, respectively. The increase between the two periods of $804,000, or 8.6%, is due to a 10 basis point, or 3.4%, increase in the net interest margin coupled with a $21.9 million, or 5.1%, increase in average interest-earning assets. Though average yields and rates declined generally from the nine months ended September 30, 2003 to the same period in 2004, the 10 basis point increase in the net interest margin from 2003 to 2004 was achieved primarily through a change in mix in both earning assets and in funding liabilities. Within earnings assets, higher-yielding loans increased by $59.6 million between periods, while lower-yielding investment securities and short-term investments declined by $37.7 million on average. Within Benjamin Franklin’s funding liabilities, the mix shifted somewhat in favor of non-interest bearing accounts, which increased by $42.7 million on average. This shift was caused by a change made in the Bank’s primary checking account product in September 2003, whereby the payment of interest was eliminated.

      Interest Income. Interest income rose $694,000, or 4.8%, to $15.2 million for the nine months ended September 30, 2004 from $14.5 million for the nine months ended September 30, 2003. The increase was caused primarily by a $21.9 million increase in interest-earning assets, which had the effect of increasing interest income by $2.0 million. Loans increased on average by $59.6 million between the two periods, offset by decreases in the average balances of investment securities ($11.5 million) and short-term investments ($26.2 million). Despite the fact that the average yield on loans declined from 5.84% for the nine months ended September 30, 2003 to 5.17% for the same period in 2004, the overall yield on interest earning assets remained almost unchanged at 4.52% and 4.54% for the 2003 and 2004 periods, respectively, due to the change in the mix of interest earning assets.

      Interest Expense. Interest expense for the nine months ended September 30, 2004 declined, by $110,000 or 2.1%, to $5.0 million as compared to interest expense of $5.1 million for the nine months ended September 30, 2003. The effect of an increase in non-interest-bearing liabilities, which grew by an average of $42.7 million in the 2004 period, was offset partially by a 7 basis point, or 3.9%, increase in the average rates paid on interest-bearing liabilities. The increase in non-interest-bearing liabilities was due to a change made in the Bank’s primary checking account product, whereby the payment of interest was eliminated.

     Provision for Loan Losses. Benjamin Franklin records a provision for loan losses as a charge to its earnings when necessary in order to maintain the allowance for loan losses at a level sufficient to absorb potential losses inherent in the loan portfolio. Refer to “Business of Benjamin Franklin Bancorp—Asset Quality” on page [#] for additional information about Benjamin Franklin’s methodology for establishing its allowance for loan losses. Benjamin Franklin recorded $470,000 and $300,000 in loan loss provisions during the nine months ended September 30, 2004 and 2003, respectively. Provisions in both years were reflective of growth in the loan portfolio and the realization of net recoveries of $24,000 and $38,000 in the nine months ended September 30, 2004 and 2003, respectively. At September 30, 2004, the allowance for loan losses totaled $3.0 million, or 0.80% of the loan portfolio, compared to $2.7 million, or 0.95%, of total loans at September 30, 2003.

     Non-interest Income. Non-interest income for the nine month period ended September 30, 2004 declined to $1.7 million, a reduction of $0.9 million, or 35.0%, when compared to non-interest income of $2.6 million earned during the nine month period ended September 30, 2003. An $845,000 decline in gains on loan sales, a $122,000 reduction in loan servicing fees and a $105,000 decrease in gains on sales of securities were partially offset by a $52,000 increase in deposit service fees and an additional $123,000 in miscellaneous income. The largest area of decline, on loan sales, was attributable to the rise in market interest rates in 2004, which in turn caused a decline in the origination of fixed rate residential mortgage loans that the Bank typically sells at a small gain in the secondary market. Loan servicing fee income was also negatively affected by the reduction in fixed rate loan originations sold with servicing rights retained. The increase in miscellaneous income in the 2004 period was primarily attributable to an increase in fees earned on investment product sales, brought about by the addition of a second sales representative in the fourth quarter of 2003.

     Non-interest Expense. Non-interest expense declined, by $169,000 or 1.8%, to $9.5 million for the nine months ended September 30, 2004, compared to $9.6 million for the nine months ended September 30, 2003. Reductions in occupancy and equipment costs, and professional fees were offset in part by an increase in salaries and employee benefits.

     Salaries and employee benefits expenses increased $673,000, or 13.4%, to $5.7 million for the nine months ended September 30, 2004. The increase was primarily due to normal merit increases averaging 4.5%, the addition of one senior officer position, and significantly lower deferral of loan origination costs due to a lower volume of loan originations in the 2004 period when compared to 2003. Occupancy and equipment expenses declined $285,000, or 21.6%, to $1.0 million for the nine months ended September 30, 2004. Most of this reduction was attributable to a decline in depreciation expense associated with branch-related capital expenditures made five years earlier. Professional fees decreased $629,000, or 76.6%, to $192,000 for the nine months ended September 30, 2004, due primarily to a decline in legal costs and loan origination expenses.

     Income Taxes. Income tax expense was $626,000 for the nine months ended September 30, 2004, a decrease of $25,000, or 3.8%, compared to $651,000 for the nine months ended September 30, 2003. The effective tax rate remained essentially unchanged between years, at 32.3% and 32.0% in 2004 and 2003, respectively.

Comparison of Financial Condition At December 31, 2003 and December 31, 2002

     Total Assets. Total assets increased by $6.6 million, or 1.5%, from $452.2 million at December 31, 2002 to $458.8 million at December 31, 2003. This increase was largely the result of an increase in the loan portfolio, offset by a reduction in investment securities.

     Cash and Short-term Investments. While cash and correspondent bank balances remained essentially the same from year to year, short-term investments consisting of overnight fed funds sold and money market funds declined by $16.9 million to $21.0 million at September 30, 2003. This reduction in short-term liquidity served primarily to fund an increase in the loan portfolio.

     Securities. The investment portfolio aggregated $103.0 million at December 31, 2003, a decline of $6.5 million, or 5.9%, from $109.5 million at December 31, 2002. Within the securities portfolio, decreases in U.S. Treasury and Agency securities ($37.2 million) and other bonds and obligations ($14.5 million), offset by a $45.3 million increase in holdings of mortgage-backed securities, were used to fund increases in the Bank’s loan portfolio. The change in the securities portfolio mix is due to the more favorable yields available on mortgage-backed securities of like duration.

     Net Loans. Net loans as of December 31, 2003 were $288.9 million, an increase of $26.9 million, or 10.3%, over net loan balances of $261.9 million as of December 31, 2002. Most loan product categories increased during this period, including residential ($7.1 million), commercial real estate ($17.3 million), construction ($2.9 million), and consumer ($0.7 million). In 2003, Benjamin Franklin had its highest level of new loan activity to date, with total originations of $246.9 million, the product of its ability to offer competitive, attractive interest rates resulting from a historically low interest rate environment. Of that amount, $96.3 million of fixed rate loan originations were sold in the secondary market, with servicing rights retained. The low interest rate environment also brought significant refinancing activity, which resulted in total loan repayments and prepayments of $149.6 million during 2003.

     Deposits and Borrowed Funds. Deposits increased slightly, by 1.9% or $7.0 million, to $380.2 million at December 31, 2003 from $373.3 million at December 31, 2002. A modest shift in the mix of deposits occurred with increases in savings accounts ($8.6 million) and money market accounts ($5.9 million), offset by net reductions in demand deposits and NOW accounts ($6.4 million) and certificates of deposit ($1.2 million). Funds borrowed from the Federal Home Loan Bank of Boston remained unchanged from December 31, 2002 to December 31, 2003, at $36 million. The balance of subordinated debt also remained unchanged year over year, at $9.0 million.

     Retained Earnings. Retained earnings declined by $0.5 million to $29.3 million at December 31, 2003, a decrease of 1.7% from a balance of $29.8 million as of December 31, 2002. This change was the result of net income for the year of $1.7 million, offset by an increase in the net unrealized loss on marketable securities of $2.2 million.

Comparison of Operating Results For The Years Ended December 31, 2003 and December 31, 2002

     Net Income. Net income declined $1.0 million, or 37.4%, to $1.7 million for the year ended December 31, 2003 compared to $2.7 million for the year ended December 31, 2002. The decrease was primarily the result of a reduction in net interest income, an increase in operating expenses, an increase in income taxes, offset in part by an increase in other income and a reduction in the provision for loan losses.

     Net Interest Income. The tables on pages [#] and [#] set forth the components of Benjamin Franklin’s net interest income, yields on interest earning assets and interest bearing liabilities, and the effect on net interest income arising from changes in volume and rate.

     Benjamin Franklin earned net interest income of $12.8 million and $13.8 million in the years ended December 31, 2003 and 2002, respectively. The decline between the two periods of $1.0 million, or 7.5%, was caused by a 49 basis point, or 14.1%, reduction in the net interest margin, which had the effect of reducing net interest income by $3.3 million. This was offset in part by an increase in the volume of interest-earning assets, which grew by $30.7 million, or 7.7%, in 2003 as compared to 2002, which served to increase net interest income by $2.3 million.

     Interest Income. Interest income declined $1.9 million, or 8.8%, to $19.5 million for 2003 from $21.4 million for the prior year. The decrease was due to lower average yields on loans and investment securities, which was offset in part by higher average balances in both asset classes. In 2003 as compared to 2002, the yield earned on loans declined by 81 basis points, or 12.4%, to 5.74%, a change that reflected the drop in market interest rates generally in 2003. Offsetting this to some degree was an increase in loans outstanding, which grew by $21.1 million, or 8.5%. Consistent with the lower interest rate environment in 2003, yields on investments securities also dropped significantly when compared to 2002, falling by 186 basis points to 2.81% for the 2003 year. A $9.6 million net increase in the average balances of investment securities and short-term investments in 2003 partially offset the decline in yields.

     Interest Expense. Interest expense declined $842,000, or 11.1%, to $6.8 million for the year ended December 31, 2003 from $7.6 million in the prior year. The primary cause was a reduction in the rates paid on interest-bearing deposit accounts, which declined by 41 basis points, or 23.2%, to 1.36% for

2003 from 1.77% for 2002. The drop in deposit rates reflected the lower interest rate environment generally in 2003 as compared to 2002. The average balances of deposits and short-term Federal Home Loan Bank of Boston borrowings were virtually unchanged from year to year, while the average balance of long-term debt including subordinated debt increased by $7.5 million to an average of $45.0 million for 2003 from $37.5 million for 2002. The effect of the increase in this item, which paid rates equivalent to 5.03% and 4.63% for 2003 and 2002, respectively, was to increase interest expense by $527,000.

     Provision for Loan Losses. Benjamin Franklin’s provision for loan losses decreased by $787,000, or 55.7%, to $625,000 in 2003 from $1.4 million in 2002. Contributing to the higher level of provision in 2002 was the creation of a specific reserve in the amount of $250,000 for a non-performing loan with an outstanding balance of $462,000 at December 31, 2002. This loan was charged-off it its entirety in 2003. Further, in 2002 management decided to increase general reserve levels for the portfolio as a whole after a thorough reevaluation of the Bank’s methodology for establishing the allowance for loan losses. This analysis considered economic conditions, peer comparisons and management’s estimate of losses inherent in the portfolio, and resulted in increases in general reserves for commercial real estate, commercial business and home equity loans. Also affecting the provisions for 2003 and 2002 were net charge-offs aggregating $414,000 and $277,000, respectively. The allowance for loan losses of $2.5 million at December 31, 2003 represented 0.87% of total loans, essentially unchanged when compared to 0.88% at December 31, 2002.

     Non-interest Income. Total non-interest income was $3.1 million in 2003, an increase of $222,000, or 7.8% from $2.9 million for 2002. The increase was primarily the result of a $904,000 rise in gains realized on sales of fixed rate residential mortgage loans sold in the secondary market and the fact that a $741,000 loss realized on the curtailment of the Bank’s pension plan was recognized in 2002, offset in part by a $1.5 million reduction in net gains realized on sales of investment securities. Also contributing to the change between years were a $189,000 decline in loan servicing fees and an increase of $180,000 in other income. The decrease in loan servicing fees was primarily the result of accelerated amortization of mortgage servicing rights due to accelerated principal payments caused by a reduction in market interest rates. The increase in other income was primarily caused by a $50,000 increase in fees earned on investment product sales due to the addition of a second sales representative during 2003 and a $125,000 increase in income from $1.3 million of BOLI contracts Benjamin Franklin purchased in the second half of 2003.

     Non-interest Expense. Non-interest expense increased $609,000, or 5.0%, to $12.7 million in 2003 as compared to $12.1 million in 2002. The largest increases occurred in salaries and benefits and professional fees, offset partially by a reduction in other general and administrative expenses. Salaries and employee benefits expenses increased $518,000, or 8.4%, to $6.7 million for the year ended December 31, 2003. Normal merit increases averaging 4.8% accounted for over half of this difference, supplemented by increases in retirement costs, medical insurance costs and an increase in the incentive bonus plan. Professional fees increased $262,000 or 36.2%, to $985,000 for 2003. This increase was caused primarily by increases in legal fees and loan origination costs. Other general and administrative expenses fell $223,000, or 10.8%, to $1.8 million for the year ended December 31, 2003. Contributing to this decline were reductions in fees paid to Board members, the result of fewer meetings in 2003 than 2002, and a drop in supplies expense as the Bank negotiated more favorable terms with its primary supplies vendor.

     Income Taxes. Income tax expense was $819,000 for the year ended December 31, 2003 an increase of $376,000, or 84.9%, compared to $443,000 for the year ended December 31, 2002. The effective tax rate was 32.7% in 2003 compared to 14.1% in 2002. The effective tax rate was unusually low in 2002 due to a $524,000 reduction in the deferred tax asset valuation allowance, a reduction made possible by the capital gain income realized on the sale of investment securities during the year.

Comparison of Operating Results For The Years Ended December 31, 2002 and December 31, 2001

     Net Income. Net income rose to $2.7 million in 2002 from $41,000 in 2001. The primary reasons for the increase in income were a $4.1 million net change between years in the gain/loss realized on sale of securities and a significant reduction in the effective tax rate in 2002 when compared to 2001.

     Net Interest Income. The tables on pages [#] and [#] set forth the components of Benjamin Franklin’s net interest income, yields on interest earning assets and interest bearing liabilities, and the effect on net interest income arising from changes in volume and rate.

     Benjamin Franklin earned net interest income of $13.8 million and $14.0 million in the years ended December 31, 2002 and 2001, respectively. The decline between the two periods of $232,000, or 1.7%, resulted from a 4 basis point, or 1.1%, reduction in the net interest margin, and a $2.7 million, or 0.7%, drop in interest-earning assets.

     Interest Income. Interest income fell by $5.0 million, or 19.0%, to $21.4 million for 2003 from $26.4 million for the prior year. The decline was caused primarily by 1.23% reduction in the yield on interest-earning assets, which averaged 5.38% for 2002 as compared to 6.61% for 2001. All interest-earning asset categories experienced declines in yield between the two years, with loans declining 88 basis points to 6.55%, investment securities declining 117 basis points to 4.67% and short-term investments declining by 187 basis points to 1.56%. All yield declines were consistent with an interest rate environment that was lower generally in 2002 than in 2001. Though earning asset average balances declined by only $2.7 million in the aggregate, average loans outstanding fell by $24.8 million to an average of $249.3 million from $274.1 million in 2001, as a consequence of heavy refinancing activity in late 2001 and 2002. The Company’s liquidity position increased as a result, with increases in average balances of investment securities and short-term investments aggregating $16.2 million and $5.9 million, respectively. The net effect of these changes in earning asset volumes was to reduce interest income by $694,000 year over year. The $4.3 million remaining reduction in interest income from 2001 to 2002 was the result of the decline in earning-asset yields.

     Interest Expense. Interest expense declined $4.8 million, or 38.7%, to $7.6 million for the year ended December 31, 2002 from $12.4 million in the prior year. A 125 basis point, or 37.8%, decline in the average rate paid on interest-bearing liabilities, from 3.31% in 2001 to 2.06% in 2002 was responsible for $3.4 million of the reduction in interest expense. The remaining decline of $1.4 million was caused by a shift in the mix of deposits as well as by an overall reduction in deposit balances of $8.7 million or 2.6%. In response to the low interest rate environment existing in 2002, customers shifted funds out of term certificates into money market, savings and transaction accounts. The average volume of certificates of deposit declined by $36.5 million, or 21.8%, to an average of $131.1 million outstanding in 2002 from $167.6 million in 2001. Average balances of savings, money market and interest-bearing checking increased in the aggregate by $27.8 million from 2001 to 2002.

     Provision for Loan Losses. Benjamin Franklin’s provision for loan losses increased to $1.4 million for 2002 from $51,000 in 2001. The higher level of provision in 2002 was attributable in part to the creation of a specific reserve in the amount of $250,000 for a $462,000 non-performing loan classified “doubtful” and to a decision by management to increase general reserve levels for the portfolio as a whole. This decision was based on a review of economic conditions, peer comparisons and management’s estimate of losses inherent in the portfolio. As a result of this analysis, general reserves for commercial real estate, commercial construction, commercial business and home equity loans were increased significantly, by 100.0% to 167.0% of previous levels. For further discussion of the Benjamin Franklin’s current methodology, please refer to “Business of Benjamin Franklin Bancorp—Asset Quality” on page [#]. The provision in 2002 also included an amount sufficient to replenish the allowance for the effect of net charge-offs aggregating $277,000. In 2001, net recoveries of $58,000 were reflected in determining the provision for the year. The allowance for loan losses of $2.3 million at December 31, 2002 represented 0.88% of total loans, as compared to 0.46% at December 31, 2001.

     Non-interest Income. Total non-interest income was $2.9 million in 2002 as compared to net other charges aggregating $777,000 for the 2001 year. The swing between years was caused primarily by a $4.1 million change in gains/losses on sales of securities. In 2001, the Bank realized a net loss on securities sales of $2.5 million, while in 2002, net gains of $1.6 million were recorded. Offsetting this somewhat in 2002 was a $741,000 loss incurred on the curtailment of the Bank’s pension plan. Loan servicing fees also increased significantly in 2002, to $525,000 from $86,000 in 2001 as a result of an increase in fixed rate residential loans serviced.

     Non-interest Expense. Non-interest expense increased $550,000, or 4.8%, to $12.1 million in 2002 as compared to $11.6 million in 2001. Most of this increase occurred in salaries and benefits, which increased $529,000, or 9.4%, to $6.2 million for the year ended December 31, 2002. This increase was due to normal merit increases averaging 4.3% and costs associated with transitioning to a new CEO during 2002.

     Income Taxes. Income tax expense was $443,000 for the year ended December 31, 2002, a reduction of $1,167,000, or 72.5%, when compared to $1.6 million for the year ended December 31, 2001. The effective tax rate fell to 14.1% in 2002 as compared to 97.5% in 2001. The effective tax rate was unusually low in 2002 and unusually high in 2001 due to changes in the Bank’s deferred tax asset valuation allowance. In 2002, the valuation allowance was reduced by $524,000, a reduction allowed for by the capital gain income realized on the sale of investment securities during the year. In 2001, the valuation allowance increased by $1.0 million due to the fact that the capital losses on sales of securities realized during the year were not deductible for tax purposes.

Losses and Regulatory Action Arising from Equity Investments in 1999 and 2000

     Benjamin Franklin Bank entered into a Memorandum of Understanding (MOU) in June 2001 in response to regulatory concerns over equity investments made by the Bank under prior management in 1999 and 2000. The MOU was lifted in October 2002.

     In February 2001, the FDIC informed the Bank that both the size and concentration of its equity securities portfolio exceeded regulatory limits. The FDIC found that the $36 million equity securities portfolio at March 31, 2000 represented 154.0% of the Bank’s Tier 1 capital, and that technology stocks comprised approximately 50.0% of the total. The FDIC ordered Benjamin Franklin Bank to immediately cease equity investment activities and to liquidate the remaining equity securities in its portfolio. In March 2001, Benjamin Franklin Bank sold a substantial portion of its equity portfolio, resulting in an aggregate loss of $15.2 million. On this basis, Benjamin Franklin Bancorp determined that an other-than-temporary impairment existed with regard to certain equity securities in its portfolio as of December 31, 2000, and recorded an impairment charge of $11.4 million in the year ended December 31, 2000. After giving effect to the impairment charge and the net losses recognized upon the liquidation of the equity securities portfolio, partially offset by net gains on sales of other investment securities, Benjamin Franklin Bancorp reported a net loss of $4.7 million for the year ended December 31, 2000, and net income of only $41,000 for the year ended December 31, 2001.

     In June 2001, the Board of Directors of Benjamin Franklin Bank entered into an MOU with the FDIC and the Massachusetts Commissioner of Banks. The significant provisions of the MOU required the Board to evaluate its management team using an independent consultant, to prepare a management and staffing plan, and to retain qualified management consistent with such plan. The MOU also prohibited the Bank from purchasing any equity security without regulatory approval, called for a profit plan and revisions to the Bank’s liquidity and funds management policy, and required an increase in Tier 1 capital to at least 7.0%.

     In February 2002, the Bank’s former president retired, and the Board hired Thomas R. Venables as President and CEO. In October 2002, the FDIC and the Commissioner lifted the MOU in recognition of the substantial progress the Bank had made in satisfying its terms, and the Board of Directors adopted a Board Resolution addressing the matters remaining to be resolved. In July 2003, the Bank’s former Executive Vice President and Treasurer resigned. In August 2003, the FDIC and the Commissioner allowed the Board to rescind the Board Resolution, as all of the terms of the Resolution and the previous MOU had been satisfied.

Quantitative And Qualitative Disclosures About Risk Management

     Management and the Board of Benjamin Franklin recognize that taking and managing risk is fundamental to the business of banking. Through the development, implementation and monitoring of its policies with respect to risk management, the Bank strives to measure, evaluate and control the risks it faces. The Board and management understand that an effective risk management system is critical to the safety and soundness of the Bank. Chief among the risks faced by Benjamin Franklin are credit risk, market risk including interest rate risk, liquidity risk, operational (transaction) risk and compliance risk.

     Within management, the responsibility for risk management rests with the Risk Management Committee, chaired by the Compliance and Risk Management Officer. Other members of the Committee include the Chief Executive Officer, Chief Financial Officer, Treasurer, Chief Information Officer, and the senior officers responsible for lending, retail banking and human resources. The Risk Management Committee meets on a monthly basis to review the status of the Company’s risk management efforts, including reviews of internal and external audit findings, loan review findings, and the activities of the Asset/Liability Committee with respect to monitoring interest rate and liquidity risk. The Committee tracks any open items requiring corrective action with the goal of ensuring that each is addressed on a timely basis. The Compliance and Risk Management Officer reports all findings of the Risk Management Committee directly to the Board’s Audit and Risk Management Committee.

     Management of Credit Risk. Benjamin Franklin considers credit risk to be the most significant risk it faces, in that it has the greatest potential to affect the financial condition and operating results of the Bank. Credit risk is managed through a combination of policies established by the Board, the monitoring of compliance with these policies, and the periodic evaluation of loans in the portfolio, including those with problem characteristics. In general, Benjamin Franklin’s policies establish maximums on the amount of credit that may be granted to a single borrower (including affiliates), the aggregate amount of loans outstanding by type in relation to total assets and capital, and loan concentrations. Collateral and debt service coverage ratios, approval limits and other underwriting criteria are also specified. Policies also exist with respect to performing periodic credit reviews, the rating of loans, when loans should be placed on non-performing status and factors that should be considered in establishing the Bank’s allowance for loan losses. For additional information, refer to “Business of Benjamin Franklin Bancorp – Lending Activities,” on page [#].

     Management of Market Risk. Market risk is the risk of loss due to adverse changes in market prices and rates, and typically encompasses exposures such as sensitivity to changes in market interest rates, foreign currency exchange rates, and commodity prices. Benjamin Franklin has no exposure to foreign currency exchange or commodity price movements. Because net interest income is Benjamin Franklin’s primary source of revenue, interest rate risk is a significant market risk to which the Bank is exposed.

     Interest rate risk is the exposure of Benjamin Franklin’s net interest income to adverse movements in interest rates. Net interest income is affected by changes in interest rates as well as by fluctuations in the level and duration of Benjamin Franklin’s assets and liabilities. Over and above the influence that interest rates have on net interest income, changes in rates may also affect the volume of lending activity, the ability of borrowers to repay variable rate loans, the volume of loan prepayments and refinancings, the flow and mix of deposits, and the market value of the Bank’s assets and liabilities.

     Exposure to interest rate risk is managed by Benjamin Franklin through periodic evaluations of the current interest rate risk inherent in its rate-sensitive assets and liabilities, coupled with determinations of the level of risk considered appropriate given the Bank’s capital and liquidity requirements, business strategy, and performance objectives. Through such management, Benjamin Franklin seeks to reduce the vulnerability of its net interest income to changes in interest rates.

     Strategies used by Benjamin Franklin to reduce the potential volatility of its earnings include:

•	Emphasizing the origination and retention of adjustable-rate mortgage loans, variable rate commercial loans and variable rate home equity lines-of-credit;

•	Investing in securities with relatively short maturities and/or expected average lives;

•	Classifying nearly all of the investment portfolio as “available for sale” in order to provide for flexibility in liquidity management.

     Benjamin Franklin’s Asset/Liability Committee, comprised of several members of senior and middle management, is responsible for managing interest rate risk. On a quarterly basis, the Committee reviews with the Board of Directors its analysis of the Bank’s exposure to interest rate risk, the effect subsequent changes in interest rates could have on the Bank’s future net interest income, its strategies and other activities, and the effect of those strategies on Benjamin Franklin’s operating results. The Committee is also actively involved in the Bank’s planning and budgeting process as well as in determining pricing strategies for deposits and loans.

     The Committee’s primary method for measuring and evaluating interest rate risk is income simulation analysis. This analysis considers the maturity and repricing characteristics of assets and liabilities, as well as the relative sensitivities of these balance sheet components over a range of interest rate scenarios. Interest rate scenarios tested generally include instantaneous rate shocks, rate ramps over a one year period, and static (or flat) rates. The simulation analysis is used to measure the exposure of net interest income to changes in interest rates over a specified time horizon, usually a two year period.

     The table below sets forth, as of September 30, 2004, the estimated changes in Benjamin Franklin’s net interest income that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

Percentage Change in Estimated
Net Interest Income over 12 months
300 basis point increase in rates	(6.85%)
200 basis point increase in rates	(4.21%)
100 basis point increase in rates	(1.86%)
Flat interest rates	—
100 basis point decrease in rates	(2.47%)

     As indicated in the table above, the result of an immediate 100 basis point increase in interest rates is estimated to decrease net interest income by 1.86% over a 12-month horizon, when compared to the flat rate scenario. For an immediate 200 basis point parallel increase in the level of interest rates, net interest income is estimated to decline by 4.21% over a 12-month horizon, when compared against the flat rate scenario. Inherent is these estimates is the assumption that transaction and savings account deposit rates would only increase by 25 basis points and that money market deposit account rates would only increase by 75 basis points for each 100 basis point increase in market interest rates. These assumptions are based on the Bank’s past experience with the changes in rates paid on these non-maturity deposits coincident with changes in market interest rates. The estimated change in net interest income from the flat rate scenario for a 100 basis point decline in the level of interest rates is a decrease of 2.47%, which assumes no decrease in savings and interest-bearing checking rates, and an average decrease in money market rates of 58 basis points. This simulation also incorporates the assumption that $29 million of short-term FHLBB borrowings at September 30, 2004 are replaced with longer-term borrowings with maturities ranging from 2 years to 2.75 years in mid-October, 2004. This lengthening of the average maturity of the Company’s borrowings in mid-October, 2004 had the effect of decreasing the liability-sensitivity of the balance sheet. This factor, coupled with the fact that the Company’s core deposit accounts reach their effective floors in the simulation analysis without giving full effect to the 100 basis point decline in rates, causes the estimated decline in net interest income of 2.47% when compared to the flat interest rate scenario.

     There are inherent shortcomings in income simulation, given the number and variety of assumptions that must be made in performing the analysis. The assumptions relied upon in making these calculations of interest rate sensitivity include the level of market interest rates, the shape of the yield curve, the degree to which certain assets and liabilities with similar maturities or periods to repricing react to changes in market interest rates, the degree to which non-maturity deposits react to changes in market rates, the expected prepayment rates on loans and mortgage-backed securities, the degree to which early withdrawals occur on certificates of deposit and the volume of other deposit flows. As such, although the analysis shown above provides an indication of Benjamin Franklin’s sensitivity to interest rate changes at a point in time, these estimates are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on Benjamin Franklin’s net interest income and will differ from actual results.

     In its management of interest rate risk, Benjamin Franklin also relies on the analysis of its interest rate “gap,” which is the measure of the mismatch between the amount of Benjamin Franklin’s interest-earning assets and interest-bearing liabilities that mature or reprice within specified timeframes. An asset-sensitive position (positive gap) exists when there are more rate-sensitive assets than rate-sensitive liabilities maturing or repricing within a particular time horizon, and generally signifies a favorable effect on net interest income during periods of rising interest rates and a negative effect during periods of falling interest rates. Conversely, a liability-sensitive position (negative gap) would generally indicate a negative effect on net interest income during periods of rising rates and a positive effect during periods of falling rates.

     The table below shows Benjamin Franklin’s interest sensitivity gap position as of September 30, 2004, indicating the amount of interest-earning assets and interest-bearing liabilities that are anticipated to mature or reprice in each of the future time periods shown. Generally, these assets and liabilities are shown in the table based on the earlier of the time remaining to repricing or contractual maturity. However, residential mortgage loans and mortgage-backed securities have been presented in a manner that also incorporates the estimated effects of prepayment assumptions. Interest-bearing checking, savings and money market deposit accounts are assumed to have annual rates of withdrawal (decay rates) of 12.7%, 46.1% and 47.7%, respectively.

			More than	More than	More than
		More than	two years	three years	four years
	Up to	one year to	to three	to four	to five	More than
	one year	two years	years	years	years	five years	Total
	(Dollars in thousands)
Interest-earning assets:
Loans	$124,891	$61,882	$73,424	$31,222	$41,131	$44,442	$376,992
Investment securities	26,729	30,643	10,752	4,978	4,396	26,276	103,774
Short-term investments	6,831	—	—	—	—	—	6,831

Total interest-earning assets	158,451	92,525	84,176	36,200	45,527	70,718	487,597

Interest-bearing liabilities:
Savings deposits	46,007	24,798	13,366	7,205	3,883	4,540	99,799
Money market	25,944	13,569	7,096	3,712	1,941	2,128	54,390
NOW accounts	3,198	2,792	2,437	2,128	1,857	12,767	25,179
Certificates of deposits	95,097	27,129	6,687	4,660	16	—	133,589
Short-term borrowings	29,000	—	—	—	—	—	29,000
Long-term debt	—	—	10,000	—	6,000	39,000	55,000

Total interest-bearing liabilities	199,246	68,288	39,586	17,705	13,697	58,435	396,957

Interest rate sensitivity gap	$(40,795)	$24,237	$44,590	$18,495	$31,830	$12,283	$90,640

Interest rate sensitivity gap as a % of total assets	(7.88%)	4.68%	8.61%	3.57%	6.15%	2.37%
Cumulative interest rate sensitivity gap	(40,795)	(16,558)	28,032	46,527	78,357	90,640

Cumulative interest rate sensitivity gap as a % of total assets	(7.88%)	(3.20%)	5.41%	8.98%	15.13%	17.50%

     Certain factors may serve to limit the usefulness of the measurement of the interest rate gap. For example, interest rates on certain assets and liabilities are discretionary and may change in advance of, or may lag behind, changes in market rates. Certain assets, such as adjustable-rate loans, have features that may restrict the magnitude of changes in interest rates both on a short-term basis and over the life of the assets. Further, in the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the gap analysis. Lastly, should interest rates increase, the ability of borrowers to service their debt may decrease.

     Liquidity Risk Management. Liquidity risk, or the risk to earnings and capital arising from an organization’s inability to meet its obligations without incurring unacceptable losses, is managed by Benjamin Franklin’s Treasurer, who monitors on a daily basis the adequacy of Benjamin Franklin’s liquidity position. Oversight is provided by the Asset/Liability Committee, which reviews Benjamin Franklin’s liquidity on a weekly basis, and by the Board of Directors, which reviews the adequacy of Benjamin Franklin’s liquidity resources on a monthly basis.

     Benjamin Franklin’s primary sources of funds are from deposits, amortization of loans, loan prepayments and the maturity of loans, mortgage-backed securities and other investments, and other funds provided by operations. While scheduled payments from amortization of loans and mortgage-

backed securities and maturing loans and investment securities are relatively predictable sources of funds, deposit flows and loan prepayments can be greatly influenced by general interest rates, economic conditions and competition. Benjamin Franklin maintains excess funds in cash and short-term interest-bearing assets that provide additional liquidity. At September 30, 2004, cash and due from banks, short-term investments and debt securities maturing within one year totaled $31.8 million or 6.1% of total assets.

     Benjamin Franklin also relies on outside borrowings from the Federal Home Loan Bank of Boston, as an additional funding source. In the first nine months of 2004, Benjamin Franklin has expanded its use of Federal Home Loan Bank of Boston borrowings to fund growth in the loan portfolio and to assist in the management of its interest rate risk. Since December 31, 2003, Benjamin Franklin has increased Federal Home Loan Bank of Boston borrowings by $39 million to a total of $75 million outstanding as of September 30, 2004. On that date, Benjamin Franklin had the ability to borrow an additional $79.1 million from the Federal Home Loan Bank of Boston.

     Benjamin Franklin uses its liquidity to fund existing and future loan commitments, to fund maturing certificates of deposit and borrowings, to fund other deposit withdrawals, to invest in other interest-earning assets and to meet operating expenses. Benjamin Franklin anticipates that it will continue to have sufficient funds and alternative funding sources to meet its current commitments.

     Contractual Obligations. The following tables present information indicating various contractual obligations and commitments of Benjamin Franklin as of the dates indicated and the respective maturity dates:

	September 30, 2004
			More than	More than
			One Year	Three Years
		One Year or	through	Through	Over Five
	Total	Less	Three Years	Five Years	Years
	(Dollars in thousands)
Federal Home Loan Bank of Boston Advances (1)	$75,000	$29,000	$10,000	$6,000	$30,000
Subordinated debt	9,000	—	—	—	9,000
Other (2)	4,557	1,153	2,216	1,188	—

Total contractual obligations	$88,557	$30,153	$12,216	$7,188	$39,000

(1)	Secured under a blanket security agreement on qualifying assets, principally 1-4 Family Residential mortgage loans. Advances shown with a maturity of greater than three years may be called by the Federal Home Loan Bank of Boston during the period remaining to maturity.

(2)	Represents contracts for technology services and employee compensation.

	December 31, 2003
			More than	More than
			One Year	Three Years
		One Year or	through	Through	Over Five
	Total	Less	Three Years	Five Years	Years
	(Dollars in thousands)
Federal Home Loan Bank of Boston Advances (1)	$36,000	$—	$—	$—	$36,000
Subordinated debt	9,000	—	—	—	9,000
Other (2)	5,161	1,136	2,229	1,599	196

Total contractual obligations	$50,161	$1,136	$2,229	$1,599	$45,196

(1)	Secured under a blanket security agreement on qualifying assets, principally 1-4 Family Residential mortgage loans. These advances may be called by the Federal Home Loan Bank of Boston during the period remaining to maturity.

(2)	Represents contracts for technology services and employee compensation.

     Loan Commitments. The following tables present certain information about Benjamin Franklin Bank’s loan commitments outstanding as of the dates indicated:

	September 30, 2004
			More than	More than
			One Year	Three Years
		One Year or	through	through	Over Five
	Total	Less	Three Years	Five Years	Years
	(Dollars in thousands)
Commitments to grant loans (1)	$7,055	$7,055	$—	$—	$—
Commercial loan lines-of-credit	3,412	3,412	—	—	—
Unused portion of home equity loans (2)	28,839	—	—	—	28,839
Unused portion of construction loans (3)	11,483	10,083	1,400	—	—
Unused portion of personal lines-of-credit(4)	2,158	—	—	—	2,158

Total loan commitments	$52,947	$20,550	$1,400	$—	$30,997

	December 31, 2003
			More than	More than
			One Year	Three Years
		One Year or	through	through	Over Five
	Total	Less	Three Years	Five Years	Years
	(Dollars in thousands)
Commitments to grant loans(1)	$11,567	$11,567	$—	$—	$—
Commitments to purchase real estate loans	2,953	2,953	—	—	—
Commercial loan lines-of-credit	3,717	3,717	—	—	—
Unused portion of home equity loans (2)	24,812	0	—	—	24,812
Unused portion of construction loans (3)	10,264	8,065	2,199	—	—
Unused portion of personal lines-of-credit(4)	2,200	0	—	—	2,200

Total loan commitments	$55,513	$26,302	$2,199	$—	$27,012

General: Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract and generally have fixed expiration date or other termination clauses.

(1)	Commitments for loans are extended to customers for up to 180 days after which they expire.

(2)	Unused portions of home equity loans are available to the borrower for up to 10 years.

(3)	Unused portions of construction loans are available to the borrower for up to two years for development loans and up to one year for other construction loans.

(4)	Unused portion of checking overdraft lines-of-credit are available to customers in “good standing” indefinitely.

     Management of Other Risks. Two additional risk areas that receive significant attention by management and the Board are operational risk and compliance risk. Operational risk is the risk to earnings and capital arising from control deficiencies, problems with information systems, fraud, error or unforeseen catastrophes. Compliance risk is the risk arising from violations of, or nonconformance with, laws, rules, regulations, prescribed practices, internal policies and procedures or ethical standards. Compliance risk can expose the Company to fines, civil money penalties, payment of damages and the voiding of contracts.

     Benjamin Franklin addresses such risks through the establishment of comprehensive policies and procedures with respect to internal control, the management and operation of its information and communication systems, disaster recovery, and compliance with laws, regulations and banking ‘best practice’. Monitoring of the efficacy of such policies and procedures is performed through a combination of Benjamin Franklin’s internal audit program, through periodic internal and third-party compliance reviews, and through the ongoing attention of its managers charged with supervising compliance and operational control. Oversight of these activities is provided by the Risk Management Committee and the Audit and Risk Management Committee of the Board.

Off-Balance-Sheet Arrangements

     Benjamin Franklin Bancorp does not have any off-balance-sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Impact of Inflation and Changing Prices

     The financial statements, accompanying notes, and related financial data of Benjamin Franklin presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of Benjamin Franklin operations. Most of Benjamin Franklin’s assets and liabilities are monetary in nature, and therefore the impact of interest rates has a greater impact on its performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Impact of Recent Accounting Standards

     In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities.” (FIN 46) requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns, or both. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. On December 17, 2003, the FASB revised FIN 46 and deferred the effective date of FIN 46 to no later than the end of the first reporting period that ends after March 15, 2004. The adoption of FIN 46 and Interpretation No. 46R did not have a material effect on Benjamin Franklin’s financial statements.

     In April 2003, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 149, “Amendment of Statement 133, Accounting for Derivative Instruments and Hedging Activities,” which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133. This Statement was effective for contracts and hedging relationships entered into or modified after June 30,2003. This Statement did not affect Benjamin Franklin’s consolidated financial statements.

     In March 2004, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 105, “Application of Accounting Principles to Loan Commitments,” which provides guidance regarding loan commitments that are accounted for as derivative instruments. In this SAB, the Securities and Exchange Commission determined that an interest rate lock commitment should generally be valued at zero at inception. The rate locks will continue to be adjusted for changes in value resulting from changes in market interest rates. This SAB did not have any effect on Benjamin Franklin Bancorp’s financial position or results of operations.

     On June 30, 2004, the FASB published an Exposure Draft, “Share-Based Payment,” an Amendment of FASB Statement Nos. 123 and 95 (the “Exposure Draft”). The FASB is proposing, among other things, amendments to SFAS No. 123 and thus, the manner in which share-based compensation, such as stock options, will be accounted for by both public and non-public companies. For public companies, the cost of employee services received in exchange for equity instruments including options and restricted stock awards generally would be measured at fair value at the grant date. The grant date fair value would be estimated using option-pricing models adjusted for the unique characteristics of those options and instruments, unless observable market prices for the same or similar options are available. The cost would be recognized over the requisite service period, often the vesting period, and would be re-measured subsequently at each reporting date through settlement date. The proposed changes in accounting would replace existing requirements under SFAS No. 123, “Accounting for Stock-Based Compensation,” and would eliminate the ability to account for share-based compensation transactions using APB Opinion No. 25, “Accounting for Stock Issued to Employees,” which does not require companies to expense options if the exercise price is equal to the trading price at the date of grant. Under the terms of the Exposure Draft, the accounting for similar transactions involving parties other than employees or the accounting for employee stock ownership plans that are subject to American Institute of Certified Public Accountants (“AICPA”) Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans,” would remain unchanged.

     On September 30, 2004, the FASB issued FASB Staff Position (“FSP”) Emerging Issues Task Force (“EITF”) Issue No. 03-1-1 delaying the effective date of paragraphs 10-20 of EITF 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” which provides guidance for determining the meaning of “other-than-temporarily impaired” and its application to certain debt and equity securities within the scope of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless the Bank can assert and demonstrate its intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment which might mean maturity. The delay of the effective date of EITF 03-1 will be superseded concurrent with the final issuance of proposed FSP Issue 03-1-a. Proposed FSP Issue 03-1-a is intended to provide implementation guidance with respect to all securities analyzed for impairment under paragraphs 10-20 of EITF 03-1. Management continues to closely monitor and evaluate how the provisions of EITF 03-1 and proposed FSP Issue 03-1-a will affect Benjamin Franklin Bancorp.

MANAGEMENT OF BENJAMIN FRANKLIN BANCORP
AND BENJAMIN FRANKLIN BANK

Directors of Benjamin Franklin Bancorp

     The Board of Benjamin Franklin Bancorp (which is now known as the Board of Trustees but will be renamed the Board of Directors upon the completion of the conversion) currently consists of 11 members, each of whom belongs to one of three classes. Directors serve three-year staggered terms so that only approximately one-third of the Directors will be elected at each annual meeting of stockholders. Upon the completion of the Chart Bank acquisition, six directors from Chart Bank will join the Benjamin Franklin Bancorp Board of Directors: Richard E. Bolton Jr., the President and Chief Executive Officer of Chart Bank, Paul E. Capasso, Jonathan A. Haynes, Daniel F. O’Brien, Donald P. Quinn, and Neil E. Todreas. Such former directors of Chart Bank will be classified evenly, to the extent practicable, into each of the three Board classes. Each of the directors of Benjamin Franklin Bancorp also serves as a director of Benjamin Franklin Bank, and following the completion of the Chart Bank acquisition each of the designated Chart Bank directors named above will also join the Board of Directors of Benjamin Franklin Bank. The following table sets forth the current Directors’ names, ages as of November 15, 2004, the years when they began serving as Directors, and when their current term expires.

		Date
Name (1)	Age	Elected (2)	Term Expires
Dr. Mary Ambler	72	1977	2008
William P. Bissonnette	58	1997	2006
William F. Brady, Jr., D.D.S.	72	1985	2007
John C. Fuller	72	1998	2007
Anne M. King	75	1997	2006
Richard D. Mann	69	1967	2007
John D. Murphy	74	1984	2006
Charles F. Oteri	59	1984	2008
Thomas R. Venables	49	2002	2008
Alfred H. Wahlers	71	1973	2007
Charles Yergatian	76	1980	2006

(1)	In addition to the Directors set forth in this table, six members of Chart Bank’s board of directors will be appointed to the Benjamin Franklin Bancorp Board of Directors upon completion of the Chart Bank acquisition: Richard E. Bolton, Jr., Paul E. Capasso, Jonathan A. Haynes, Daniel F. O’Brien, Donald P. Quinn, and Neil E. Todreas.

(2)	“Date Elected” indicates the date the Director first joined the Board of Trustees or Board of Directors of Benjamin Franklin Bancorp or Benjamin Franklin Bank.

     The principal occupation and business experience for the last five years for each of Benjamin Franklin Bancorp’s Directors is set forth below. All Directors have held their present positions for five years unless otherwise stated.

     Dr. Mary Ambler is a retired physician and a Professor Emeritus of Brown University.

     William P. Bissonnette is a partner in the firm of Little & Bissonnette, CPAs.

     William F. Brady, Jr., D.D.S. is a retired dentist.

     John C. Fuller is retired. He was formerly a Vice President and member of the Board of Directors of the Foxboro Company, a controls and instrumentation company located in Foxboro, Massachusetts.

     Anne M. King, Clerk of Benjamin Franklin Bancorp and Benjamin Franklin Bank, is a retired journalist and currently works part-time in public relations.

     Richard D. Mann is an owner of Buckley & Mann, Inc., a textile manufacturer located in Norfolk, Massachusetts. He also serves as a member of the Board of Trustees of Clark-Cutler-McDermott Co. of Franklin, Massachusetts and of Draper Knitting Co. of Canton, Massachusetts.

     John D. Murphy is self-employed in the field of real estate.

     Charles F. Oteri is the Chief Executive Officer and Funeral Director of Oteri Funeral Home in Franklin, Massachusetts.

     Thomas R. Venables has served as President and Chief Executive Officer of Benjamin Franklin Bancorp and Benjamin Franklin Bank since 2002. Prior to 2002, Mr. Venables co-founded Lighthouse Bank of Waltham, Massachusetts in 1999 and served as its President and Chief Executive Officer. From 1998 to 1999, Mr. Venables was employed as a consultant with Marsh and McLennan Capital, Inc. He was employed by Grove Bank of Newton, Massachusetts from 1974 until it was acquired by Citizens Bank in 1997, serving as its President and Chief Executive Officer for the last 11 years of his tenure.

     Alfred H. Wahlers, is the Chairman of the Board of Benjamin Franklin Bancorp and Benjamin Franklin Bank. Mr. Wahlers is a retired insurance executive.

     Charles Yergatian is a retired residential real estate developer.

     Upon completion of the Chart Bank acquisition, six directors of Chart Bank will be appointed as directors of Benjamin Franklin Bancorp and Benjamin Franklin Bank. The principal occupation and business experience for the last five years for each of these Chart Bank directors is set forth below. All of these individuals have held their present positions for five years unless otherwise stated.

     Richard E. Bolton, Jr. has served as the President and Chief Executive Officer of Chart Bank since 1995. He has served as President of Chart Bank’s subsidiary, CSSI, since 1999. Mr. Bolton is 45 years old.

     Paul E. Capasso is the President of Capasso Realty Corporation located in Newton, Massachusetts, a real estate investment company specializing in apartment and office building ownership. Mr. Capasso is 48 years old.

     Jonathan A. Haynes is the President of Haynes Management, a real estate management firm located in Wellesley Hills, Massachusetts, and President of D.M. Bernardi, a general contracting firm located in Wellesley Hills, Massachusetts. Mr. Haynes is 48 years old.

     Daniel F. O’Brien is a certified public accountant and owner and president of O’Brien, Riley and Ryan, a CPA firm located in Boston. Mr. O’Brien is also the manager of State Street Wealthcare Advisors, LLC, a financial services company and State Street Consulting, LLC, a computer services consulting firm. Mr. O’Brien is also a practicing attorney. Mr. O’Brien is 49 years old.

     Donald P. Quinn is an attorney in private practice in Plymouth, Massachusetts. He was formerly a partner concentrating in commercial business and real estate matters at Goodwin Procter LLP, a law firm located in Boston. Mr. Quinn is 66 years old.

     Neil E. Todreas is a professor of nuclear engineering and a professor of mechanical engineering at Massachusetts Institute of Technology. He also provides consulting services through his company, Energy Technology Associates, Inc. Mr. Todreas is 69 years old.

Meetings of the Board of Directors and Committees

     Benjamin Franklin Bank’s Board of Directors meets on a monthly basis and may hold additional special meetings. During 2004, the Board held twelve regular meetings, one of which was an annual meeting, and five special meetings.

     The Board of Trustees of Benjamin Franklin Bancorp held four regular meetings and eight special meetings during 2004. The Benjamin Franklin Bancorp regular meetings are held immediately before or after the Benjamin Franklin Bank Board meeting scheduled for that month. Following the conversion, the Board of Directors of Benjamin Franklin Bancorp is expected to meet on a monthly basis, or more often as may be necessary.

     The Boards of Directors of Benjamin Franklin Bank and Benjamin Franklin Bancorp currently have three standing Board Committees. Those Board Committees are the Executive Committee, the Audit and Risk Management Committee and the Compensation Committee. In addition, in anticipation of the conversion, the Board of Benjamin Franklin Bancorp will appoint a Governance Committee. Each of the Audit and Risk Management Committee, Compensation Committee and Governance Committee will be comprised solely of independent directors within the meaning of the rules promulgated under the Sarbanes-Oxley Act of 2002 and the Nasdaq listing requirements. The Board of Directors may, by resolution, designate one or more additional committees.

     The following committee descriptions set forth the current members of each of Benjamin Franklin Bancorp’s existing Board committee. However, immediately after completion of the Chart Bank acquisition, each committee will be reconstituted to integrate the six Chart Bank directors who will join the Board such that, to the extent feasible, former Chart directors serve on each committee in the same proportions as they serve on the Board of Directors. This committee reorganization is also likely to result in certain changes in the committee assignments of the current Benjamin Franklin Bancorp Board members.

     The Executive Committee currently consists of Dr. William Brady, Jr., William Bissonnette, Anne King, John Murphy, Thomas Venables, Alfred Wahlers, Charles Yergatian, with Dr. Brady serving as Chair. The Executive Committee meets semi-monthly to review ongoing activities and performance of the Bank. The Committee approves loan originations that exceed certain internal limitations, and reviews other loans originations, the monthly asset/liability report and monthly financial reports. The Executive Committee met [twenty-five] times during 2004.

     The Audit and Risk Management Committee currently consists of Charles Oteri, Dr. Mary Ambler, John Fuller, Richard Mann, with Mr. Oteri serving as Chair. Each member of the Audit and Risk Management Committee is an independent director as determined in accordance with the Sarbanes-Oxley Act of 2002 and the Nasdaq listing requirements. The Audit and Risk Management Committee, which operates under a charter, oversees the independent auditor relationship, the internal audit, risk management and compliance functions. The Audit and Risk Management Committee met [five] times during 2004.

     The Compensation Committee currently consists of William Bissonnette, Richard Mann, John Murphy, Charles Oteri and Alfred Wahlers, with Mr. Bissonnette serving as Chair. The Compensation Committee oversees Director and executive officer compensation and certain employee benefit plans.

     The Governance Committee is expected to consist of six directors. The Governance Committee will be responsible for establishing criteria for Directors, making recommendations for the nomination of Directors, overseeing self-assessment evaluations for the Board and its Committees and addressing other governance issues.

Compensation of Directors

     During 2004, members of the Benjamin Franklin Bank Board of Directors received an annual retainer of $4,000 for their service on the Board and $450 for each Board meeting that they attended. The Chairman of the Board and the Clerk each received an additional $1,000 retainer for his or her service in that capacity. During 2004, members of the Executive Committee and the Audit and Risk Management Committee received $450 and $600, respectively, for each committee meeting that they attended, but did not receive a separate retainer, except that the Chairman of each committee and the Clerk of the Executive Committee received a $1,000 annual retainer.

     Upon completion of the conversion, and in recognition of Benjamin Franklin Bank’s increased size and change to public company form, the Board and Committee fees will be adjusted as follows. The annual Board retainer will increase to $10,000 per year, and the per meeting fee for Board of Directors meetings will increase to $500 per meeting attended. The annual retainer for the Chairman of the Board and the Clerk of Benjamin Franklin Bank will increase to $2,000 per year. The Executive Committee’s per meeting fee will also increase to $500, and the Executive Committee Chairman’s annual retainer will increase to $2,000, but the Executive Committee Clerk will no longer receive a retainer. Members of the Audit and Risk Management Committee, Governance Committee and Compensation Committee will not receive per meeting fees, but will receive annual retainers of $8,000, $3,000 and $3,000, respectively. The Chair of each of these three committees will receive an additional annual retainer of $2,000.

     Members of the Board who are employees of Benjamin Franklin Bank or Benjamin Franklin Bancorp do not receive these fees. Generally, Benjamin Franklin Bancorp’s Board of Directors meets immediately prior to or after a Benjamin Franklin Bank Board meeting. In such instances, directors do not receive additional fees for attendance at meetings of Benjamin Franklin Bancorp’s Board. Otherwise, the directors of Benjamin Franklin Bancorp receive the same fees they receive for attendance at a Benjamin Franklin Bank Board meeting.

Executive Officers

     The names, ages as of November 15, 2004, and positions of each of our executive officers, other than Thomas R. Venables, who is included in the description of directors above, are set forth below.

Name (1)	Age	Position
Claire S. Bean	52	Executive Vice President/Chief Financial Officer, Benjamin Franklin Bank; Treasurer and Chief Financial Officer, Benjamin Franklin Bancorp
Stephen F. Banks	52	Executive Vice President/Chief Information Officer, Benjamin Franklin Bank; Vice President, Benjamin Franklin Bancorp
Ronald E. Baron	48	Senior Vice President/Treasurer, Benjamin Franklin Bank
Mariane E. Broadhurst	47	Senior Vice President/Retail Banking, Benjamin Franklin Bank
Rose M. Buckley	37	Senior Vice President/Senior Commercial Lending Officer, Benjamin Franklin Bank
Michael J. Piemonte	50	Senior Vice President/Risk Management and Compliance, Benjamin Franklin Bank
Brian E. Ledwith	36	Vice President/Senior Retail Lending Officer, Benjamin Franklin Bank
Kathleen P. Sawyer	47	Vice President/Human Resources, Benjamin Franklin Bank

(Footnote on following page)

(1)	Upon completion of the Chart Bank merger, two officers of Chart Bank, Alfred F. Odoardi and James Golden, are expected to become our executive officers. Their biographies are included below.

     Claire S. Bean has served as Executive Vice President/Chief Financial Officer of Benjamin Franklin Bank since July, 2004. Prior to her employment with Benjamin Franklin Bank, Ms. Bean served as Banking Advisor in the Capital Markets Group of FINCA International, Inc. and later as Regional Director of FINCA for Eastern Europe and NIS. From May 2002 to June 2003, Ms. Bean served as Director of Economic Development in Kyrgyzstan for the Mercy Corps, and from June 2003 to September 2003, she served as Manager of Micro-enterprise and Economic Development for the same organization. In addition, from 1999 to 2001, Ms. Bean served as Chief Operating Officer and Chief Financial Officer of Lighthouse Bank of Waltham, Massachusetts. From 1991 to 1997, Ms. Bean served as Executive Vice President/Treasurer of Grove Bank of Chestnut Hill, Massachusetts.

     Stephen F. Banks has served as Executive Vice President/Chief Information Officer of Benjamin Franklin Bank since January 2001. Mr. Banks joined the Bank in 1996 as Assistant Vice President/ Operations and was promoted to Senior Vice President of Systems/Operations in 1998. Prior to his employment at Benjamin Franklin Bank, Mr. Banks served as a data center manager at Bankline New England from 1995 to 1996 and as Vice President/Senior Operations Officer of Quincy Savings Bank from 1987 to 1995.

     Ronald E. Baron has served as Senior Vice President/Treasurer of Benjamin Franklin Bank since April, 2003. Mr. Baron joined the Bank in June 1997 as Assistant Vice President/Controller. He was promoted to Vice President/Treasurer and Controller in January 2002 and to Senior Vice President in April 2003. Prior to his employment at Benjamin Franklin Bank, Mr. Baron served as Vice President of Finance at Educor, Inc. for three years and was a Credit Specialist at Federal Deposit Insurance Corporation from 1991 to 1994.

     Mariane E. Broadhurst has served as Senior Vice President/Retail Banking of Benjamin Franklin Bank since April, 2003. Ms. Broadhurst joined the Bank in August 1992 as a Branch Manager. She was promoted to Assistant Vice President/Branch Administrator in December 1997 and in April 2002 was promoted to Vice President of Retail Banking. Prior to her employment with Benjamin Franklin Bank, Ms. Broadhurst was employed as an Assistant Treasurer/Branch Sales Manager of Heritage Bank in Worcester, Massachusetts, beginning in 1988.

     Rose M. Buckley has served as Senior Vice President/Senior Commercial Lending Officer of Benjamin Franklin Bank since April 2003. She joined the Bank in 1984 as a commercial loan officer. She was promoted to Assistant Vice President/Commercial Lending in April 1997 and to Vice President/Commercial Lending in April 1998.

     Michael J. Piemonte has served as Senior Vice President/Risk Management and Compliance of Benjamin Franklin Bank since December, 2003. He joined Benjamin Franklin Bank in March, 1998 as Assistant Vice President/Auditor/Compliance and Loan Review Officer in the Internal Audit Department. He became Assistant Vice President/Compliance Officer in the Compliance Department in July 2001 and became Vice President/Risk Management and Compliance in December 2001.

     Brian E. Ledwith has served as Vice President/Senior Retail Lending Officer of Benjamin Franklin Bank since September, 2004. He joined the Bank in February, 2004 as Vice President/Commercial Lending. Prior to his employment with Benjamin Franklin Bank, Mr. Ledwith served as Vice President/Senior Loan Officer of Medway Cooperative Bank of Medway, Massachusetts. From 2000 to 2002, Mr. Ledwith served as Vice President of Commercial Lending Department of Strata Bank in Franklin, Massachusetts. In addition, from 1998 to April 2000, Mr. Ledwith served as Vice President of Commercial Banking of Rockland Trust in Brockton, Massachusetts.

     Kathleen P. Sawyer has served as Vice President/Human Resources of Benjamin Franklin Bank since April, 2003. Ms. Sawyer served as a Human Resources Officer of Benjamin Franklin Bank from 1996 to 2000, and as Assistant Vice President/Human Resources from 2000 to 2003.

     Upon completion of the Chart Bank acquisition, the following two officers of Chart Bank will become executive officers of Benjamin Franklin Bank.

     Alfred J. Odoardi, has served as Senior Vice President — Commercial Lending of Chart Bank and Senior Loan Officer since August 1995. Upon completion of the Chart Bank acquisition, Mr. Odoardi is expected to become Senior Vice President of Benjamin Franklin Bank and will be responsible for the commercial business loan department that Benjamin Franklin Bank intends to establish following the acquisition. Mr. Odoardi is 55 years old.

     James Golden is Vice President of Chart Bank’s ATM cash management and settlement services subsidiary, CSSI, a position he has held since October 2001. Previously, he served as Chart Bank’s Vice President — Retail Banking, from October 2001 to October 2003, and as a branch manager from August 1997 to January 2000. Mr. Golden has also served Chart Bank as its Compliance Officer since October 1997 and as its Security Officer and CRA Officer since January 1998. Upon completion of the Chart Bank acquisition, Mr. Golden is expected to become a Vice President of Benjamin Franklin Bank and will continue to be responsible for the CSSI ATM cash management and settlement services business. Mr. Golden is 41 years old.

Indemnification and Limitation of Liability

     The By-Laws of Benjamin Franklin Bancorp provide that each director of Benjamin Franklin Bancorp and each officer appointed or elected by the Board of Directors of Benjamin Franklin Bancorp who is serving in the level of vice president or above shall be indemnified by Benjamin Franklin Bancorp to the maximum extent permitted by law against all expenses and other liabilities incurred by such person in connection with any threatened, pending or completed proceeding in which he or she is involved as a result of (i) his or her serving or having served as a director of Benjamin Franklin Bancorp, (ii) his or her serving or having served as an officer of Benjamin Franklin Bancorp, or (iii) while he or she is or was serving as a director or officer of Benjamin Franklin Bancorp, his or her serving or having served in any capacity with respect to any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the request or direction of Benjamin Franklin Bancorp. The Board of Directors may, in its discretion, indemnify officers serving below the level of vice president and employees of Benjamin Franklin Bancorp. The articles of organization of Benjamin Franklin Bancorp provide that, to the maximum extent permitted by the Massachusetts Business Corporation Act, no director shall be personally liable to Benjamin Franklin Bancorp or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability.

Executive Officer Compensation

     The following table sets forth certain information as to the total remuneration paid by Benjamin Franklin Bancorp and Benjamin Franklin Bank during the fiscal year ended December 31, 2004 to the President and Chief Executive Officer of Benjamin Franklin Bancorp and Benjamin Franklin Bank and the four other most highly compensated executive officers of Benjamin Franklin Bancorp and Benjamin Franklin Bank who receive total annual compensation in excess of $100,000. Each of the individuals listed on the table below is referred to as a “named executive officer.”

Name and Principal Position with Benjamin Franklin	Annual Compensation
Bancorp and Benjamin				Other Annual	All Other
Franklin Bank	Year	Salary	Bonus	Compensation	Compensation
Thomas R. Venables, President and Chief Executive Officer	2004

Employment and Change in Control Agreements

     Employment Agreements. In connection with the conversion, Benjamin Franklin Bancorp will enter into employment agreements with its Chief Executive Officer, Mr. Venables, and its two Executive Vice Presidents, Ms. Bean and Mr. Banks. The agreements provide for an annual base salary, subject to increase (which increased amount becomes a floor below which the officer’s base salary may not fall during the term of the agreement), and certain benefits. They also guarantee customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination. The current base salary of each of Mr. Venables, Ms. Bean and Mr. Banks is $[       , $       , and $       ], respectively.

     The initial term of each agreement is three years, with the term automatically extended by one day for each day that the officer is employed by Benjamin Franklin Bancorp and Benjamin Franklin Bank, although the automatic extensions may be discontinued at any time by Benjamin Franklin Bancorp, Benjamin Franklin Bank or the officer. For a one-year period following termination of the executive’s employment, the executive must adhere to a non-competition restriction and refrain from soliciting employees or certain large commercial loan customers. Such provision is not operative after the occurrence of a change in control of Benjamin Franklin Bancorp.

     In the event the officer’s employment is terminated by Benjamin Franklin Bancorp or Benjamin Franklin Bank for other than “specially-defined cause” or by the officer for “good reason,” each as defined in the agreements, the officer will be entitled to receive a lump sum severance benefit equal to three times the highest yearly compensation paid to the officer in the three fiscal years preceding the termination, plus certain other benefits. These benefits include continuation of disability and medical benefits for three years following termination, an adjustment to the officer’s pension, and acceleration of all vesting of stock awards and options. If the executive’s employment is terminated following a change in control, the non-competition and nonsolicitation provisions described above would not apply.

     Mr. Venables and Ms. Bean would also be entitled to receive an additional tax indemnification payment if payments under the employment agreements or any other payments triggered liability under Section 280G of the Internal Revenue Code as an excise tax constituting “excess parachute payments.” Under applicable law, the excise tax is triggered by change in control-related payments that equal or exceed three times the executive’s average annual compensation over the five calendar years preceding the change in control. The excise tax equals 20.0% of the amount of the payment in excess of one times the executive’s average compensation over the preceding five calendar year period. In the event payments and benefits under Mr. Banks’s employment agreement, together with other payments and benefits he may receive, would constitute an excess parachute payment under Section 280G of the Internal Revenue Code, such payments would be reduced to an amount necessary to avoid such payments constituting parachute payments.

     Change in Control Agreements. Benjamin Franklin Bancorp will also enter into change in control agreements with six of its senior officers in connection with the conversion. The change in control agreements provide for a lump sum severance payment equal to approximately one times (in the case of Mr. Baron, Mr. Ledwith, Mr. Piemonte and Ms. Sawyer) or two times (in the case of Ms. Broadhurst and Ms. Buckley) the officer’s base salary plus the highest annual bonus paid during the three most recent calendar years and certain other benefits upon termination of the officer’s employment under certain circumstances.

     Pursuant to the terms of the change in control agreements, these severance payments will be triggered if, within two years after a “change in control,” as defined in the agreements, of Benjamin Franklin Bancorp or Benjamin Franklin Bank, the officer’s employment is terminated for any reason other than death, deliberate dishonesty or gross misconduct of the officer with respect to Benjamin Franklin Bancorp or any of its subsidiaries, or conviction of the officer for the commission of a felony. These payments will also be triggered if the officer terminates his or her employment following: (i) a reduction in the officer’s annual base salary; (ii) a relocation of the offices of Benjamin Franklin Bancorp or Benjamin Franklin Bank at which the officer is principally employed by more than a specified number of miles; (iii) a failure of Benjamin Franklin Bancorp or Benjamin Franklin Bank to pay any portion of compensation due to the officer within seven days of the date such compensation is due; (iv) a failure by Benjamin Franklin Bancorp or Benjamin Franklin Bank to continue the officer’s participation in any material compensation, incentive bonus or benefit plan (or in a successor plan) or the failure of a successor in interest to make available its benefits plans to the officer on a basis that is not substantially less favorable than the successor generally affords to its other employees holding similar positions; or (v) a failure of Benjamin Franklin Bancorp or Benjamin Franklin Bank to obtain a satisfactory agreement from any successor to assume and agree to perform the officer’s change in control agreement.

     In addition, if the officer’s employment is terminated for the reasons described above, Benjamin Franklin Bancorp will continue to pay to the officer the disability and medical benefits existing as of and at the level in effect on the date of termination, at no greater cost to the officer than the officer is currently paying, for one year (in the case of Mr. Baron, Mr. Ledwith, Mr. Piemonte and Ms. Sawyer) or two years (in the case of Ms. Broadhurst and Ms. Buckley). In the event payments and benefits under the change in control agreements, together with other payments and benefits the officers may receive, would constitute an excess parachute payment under Section 280G of the Internal Revenue Code, such payments would be reduced to an amount necessary to avoid such payments constituting parachute payments.

Benefit Plans

     Employee Stock Ownership Plan. In anticipation of the conversion, Benjamin Franklin Bank has established an employee stock ownership plan for its employees. Employees who have been credited with at least 1,000 hours of service during a consecutive twelve-month period and who have attained age 21 will be eligible to participate in Benjamin Franklin Bank’s employee stock ownership plan.

     As part of the conversion, the employee stock ownership plan intends to purchase 8.0% of the common stock issued in the offering (including shares issued to the Benjamin Franklin Bank Charitable Foundation). Benjamin Franklin Bank anticipates that the employee stock ownership plan will borrow from Benjamin Franklin Bancorp (or a subsidiary established for that purpose) to fund these purchases. The loan from Benjamin Franklin Bancorp to the employee stock ownership plan will be repaid principally from Benjamin Franklin Bank’s contributions to the employee stock ownership plan over a period of 30 years and the collateral for the loan will be the stock purchased by the employee stock ownership plan. The interest rate for the employee stock ownership plan loan from Benjamin Franklin Bancorp will be fixed and is expected to be at Benjamin Franklin Bank’s prime rate at the date the loan is entered into with the employee stock ownership plan. Benjamin Franklin Bank and Benjamin Franklin Bancorp may, in any plan year, make additional discretionary contributions for the benefit of plan participants in cash, shares of common stock, or other property. The timing, amount and manner of future contributions to the employee stock ownership plan will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

     Shares purchased by the Benjamin Franklin Bank employee stock ownership plan will be held in a suspense account and released for allocation to participants on a pro rata basis as debt service payments are made. Shares released from the employee stock ownership plan will be allocated to each eligible participant’s employee stock ownership plan account based on the ratio of each such participant’s compensation, as defined, to the total compensation of all eligible employee stock ownership plan participants. Forfeitures shall be reallocated among remaining participating employees.

     Upon the completion of two years of service, the account balances of participants within the employee stock ownership plan will become 20.0% vested. The vested percentage of participants’ account balances will thereupon be increased by an additional 20.0% for each additional year of service, until account balances reach 100.0% vesting upon the completion of six years of service. Credit is given for years of service with Benjamin Franklin Saving Bank or any of its affiliates prior to the adoption of the employee stock benefit plan. In the event of a “change in control,” as defined in the employee stock ownership plan, however, participants will become immediately fully vested in their account balances. Participants will also become fully vested in their account balances upon death, disability, retirement, termination of this plan, or the permanent and complete discontinuance of contributions by Benjamin Franklin Bank and any of its affiliates to this plan. Benefits may be payable upon retirement or separation from service.

     It is currently expected that an independent corporate trustee will be appointed by Benjamin Franklin Bank to serve as the trustee of the Benjamin Franklin Bank employee stock ownership plan. Under the terms of the Benjamin Franklin Bank employee stock ownership plan, the trustee must generally vote all allocated shares held in the employee stock ownership plan in accordance with the instructions from the participating employees. Unallocated shares and allocated shares for which no written instructions have been received by the trustee regarding voting will be voted by the trustee in a manner calculated to most accurately reflect the instructions the trustee has received from participants regarding allocated shares, and must be voted in a manner determined by the trustee to be solely in the best interests of the participants and beneficiaries of the plan.

     Generally accepted accounting principles require that any third party borrowing by the Benjamin Franklin Bank employee stock ownership plan be reflected as a liability on Benjamin Franklin Bank’s balance sheet. If the employee stock ownership plan borrows the necessary funds from Benjamin Franklin Bancorp, the loan will not be treated as a liability but instead will be excluded from stockholders’ equity. If the employee stock ownership plan purchases newly issued shares from Benjamin Franklin Bancorp, total stockholders’ equity would neither increase nor decrease, but per share stockholders’ equity and per share net earnings would decrease as the newly issued shares are allocated to the employee stock ownership plan participants.

     Benjamin Franklin Bank’s employee stock ownership plan will be subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations of the Internal Revenue Service and the Department of Labor.

     401(k) Plan. Benjamin Franklin Bank maintains the SBERA 401(k) Plan as adopted by Benjamin Franklin Bank, a tax-qualified plan under Section 401(a) of the Internal Revenue Code with a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. In general, all salaried and hourly employees who are at least age 21 become eligible to make salary reduction contributions in the 401(k) plan and to receive matching contributions from Benjamin Franklin Bank under the 401(k) plan on the first day of the month following the completion of three months of employment with Benjamin Franklin Bank.

     Under the 401(k) plan, participants may elect to have Benjamin Franklin Bank contribute up to 75.0% of their compensation to the 401(k) plan, subject to the dollar limitations imposed by the Internal Revenue Code. Benjamin Franklin Bank currently makes matching contributions to the 401(k) plan equal to 200.0% of the first 3.0% of compensation deferred by a participant. Compensation for purposes of the 401(k) plan generally consists of total taxable income of a participant as reported on Form W-2 with all pre-tax contributions added, but excluding compensation received from the Vacation Buy Back Program. The level of matching contributions under the 401(k) plan may change from time to time.

     Currently, participants in the 401(k) plan may direct the investment of their accounts in several types of investment funds. In connection with the conversion, Benjamin Franklin Bank has amended the 401(k) plan to permit participants in the 401(k) plan to direct the investment of their accounts in common stock of Benjamin Franklin Bancorp, which shares will be held in a newly formed Employer Stock Fund. Investment in the Employer Stock Fund will generally be limited to 20.0% of a participant’s 401(k) account, but a participant may waive this limitation upon signing a certification that he or she understands the risk of Benjamin Franklin Bancorp stock ownership. Participants in the 401(k) plan will be given the opportunity to direct the 401(k) plan trustee to subscribe for shares of Benjamin Franklin Bancorp common stock in the conversion based on their individual subscription priorities, using the funds in the participants’ 401(k) plan accounts. See “The Conversion and the Offering—Subscription Offering and Subscription Rights” on page [#].

     Participants are always 100.0% vested in their elective deferrals and related earnings under the 401(k) plan. In addition, participants become fully vested in matching contributions and related earnings when such contributions are deposited. Participants may receive distributions from the 401(k) plan in the form of a single lump payment or installment payments.

     Benefit Restoration Plan. In connection with the conversion, Benjamin Franklin Bank intends to establish the Benefit Restoration Plan, a non-tax-qualified plan that will provide restorative payments to certain executives who are prevented from receiving earned benefits under Benjamin Franklin Bank’s 401(k) plan or employee stock ownership plan because of limitations in the Internal Revenue Code applicable to tax-qualified plans. The initial participants in the benefit restoration plan will be Mr. Venables and Ms. Bean, with the Board of Directors of Benjamin Franklin Bank designating certain management personnel or highly compensated employees as additional participants in the benefit restoration plan from time to time. The Board of Directors of Benjamin Franklin Bank may also limit which benefits such additional participants will receive under the benefit restoration plan.

     Eligible participants will receive a restorative payment equal to the amount of additional benefits the participants would receive under the 401(k) plan if there were no income limitations imposed by the Internal Revenue Code. Eligible participants will also receive a restorative payment in lieu of shares that cannot be allocated to participants under the employee stock ownership plan due to the legal limitations imposed on tax-qualified plans. In addition, eligible participants who “retire” before the repayment in full of the loan to the employee stock ownership plan will receive restorative payments equal to the projected value of shares of Benjamin Franklin Bancorp common stock that would have been allocated to the executive over the remaining term of any loan, as if employment had continued through the full term of the loan, regardless of limitations in the Internal Revenue Code. “Retirement” is defined in the benefit restoration plan as the first to occur of termination of employment at any time following satisfaction of the requirements for early or normal retirement under the employee stock ownership plan (unless otherwise permitted by the Benjamin Franklin Bank Board of Directors), death while employed as a full-time employee, or the occurrence of a “change in control,” regardless of whether the participant continues in the employ of the employer or any successor following the change in control.

     Executive Salary Continuation Agreement and Supplemental Executive Retirement Plan. Each of Mr. Venables and Mr. Banks is also entitled to retirement benefits pursuant to the terms of a Salary Continuation Agreement with Benjamin Franklin Bank and Benjamin Franklin Bancorp (in the case of Mr. Venables) or a Supplemental Executive Retirement Plan (“SERP”) with Benjamin Franklin Bank (in the case of Mr. Banks).

     Under the terms of his Salary Continuation Agreement, Mr. Venables is entitled to an annual retirement benefit, payable in monthly installments for a period of 20 years, equal to 75.0% of his total compensation for the last full calendar year of employment, but reduced by his annual annuity retirement benefit from Benjamin Franklin Bank’s contributions to his 401(k) plan and his annual social security benefit. Under the terms of his SERP, Mr. Banks is entitled to an annual retirement benefit, payable in monthly installments for a period of 15 years, equal to 65.0% of the average of his annual compensation during the 36 consecutive calendar months during his last ten years of employment by Benjamin Franklin Bank in which such compensation was the highest, but reduced by the annual amount of benefits payable to him arising from Benjamin Franklin Bank’s contributions to his 401(k) plan, the annual amount of benefits payable to him from any other non-qualified supplemental retirement plan of Benjamin Franklin Bank, the annual amount of benefits payable to him from any qualified defined benefit pension plan of Benjamin Franklin Bank, and one-half of his annual social security benefit.

     In connection with the conversion, Benjamin Franklin Bancorp intends to amend the Salary Continuation Agreement of Mr. Venables and the SERP of Mr. Banks to include a provision that any amounts payable under these agreements will be reduced by amounts payable to each executive under the employee stock ownership plan and, in the case of Mr. Venables, the benefit restoration plan. Benjamin Franklin Bancorp also intends to amend the Salary Continuation Agreement of Mr. Venables so that his annual retirement benefit, payable under the Salary Continuation Agreement, will be reduced by one-half of his annual social security benefit, instead of the full amount of his annual social security benefit. These amendments will not be implemented until the Internal Revenue Service issues a release interpreting a recent amendment to the Internal Revenue Code affecting deferred compensation arrangements. In addition, after the IRS has issued its interpretive release, Benjamin Franklin Bancorp intends to implement an additional salary continuation agreement to provide for supplemental retirement benefits to Ms. Bean, upon terms similar to those of Mr. Banks’s agreement.

     Employee Salary Continuation Plan. Benjamin Franklin Bancorp has established, effective upon completion of the conversion, an employee salary continuation plan, which will provide eligible employees with severance pay benefits and other benefits in the event that their employment is terminated within a year after a change in control of Benjamin Franklin Bancorp or Benjamin Franklin Bank. Severance benefits will be equal to the greater of (i) two weeks’ salary for each year or partial year of service, up to a maximum of 52 weeks’ salary, or (ii) the applicable “minimum benefit.” For Senior Vice Presidents or higher, the “minimum benefit” is 52 weeks’ salary, for Vice Presidents, it is 39 weeks’ salary, for Assistant Vice Presidents, it is 26 weeks’ salary, for all other exempt employees, it is 13 weeks’ salary, for all other full-time employees, it is 8 weeks’ salary, and for all part-time employees, it is 6 weeks’ salary. Employees entitled to severance also receive continued employer-paid life and health insurance coverage for the greater of (a) six months or (b) the number of weeks of salary continuation benefits to which the employee is entitled under the plan, as well as professional outplacement and job assistance services. These benefits are also available to employees who resign because they have not been offered a comparable position following a change in control. A “comparable position” is defined as a position which is offered to an employee where (a) there is no reduction in base salary or scheduled hours, and (b) the employee will be principally employed at a location not more than 25 miles from the office where the employee is principally employed immediately prior to the change in control.

     Directors Fee Continuation Plan. Benjamin Franklin Bancorp has established, effective upon completion of the conversion, a directors fee continuation plan, which provides certain benefits to all eligible non-employee members of the boards of directors of Benjamin Franklin Bank and Benjamin Franklin Bancorp upon retirement. A director is eligible to receive these benefits (provided that the director was not terminated for cause) if the director has served as a director for three years or more with Benjamin Franklin Bank or Benjamin Franklin Bancorp. Service with a corporate predecessor, such as Chart Bank, is not included in determining whether this three-year service requirement has been met.

     A director who has served on the board for at least 15 years (10 years for those who have attained age 70) is entitled to receive an annual payment, commencing upon termination of service and payable for five years, equal to the average total yearly fees for services as a director paid by Benjamin Franklin Bancorp or Benjamin Franklin Bank to the director for the three calendar years preceding the year of the director’s retirement. Service with a corporate predecessor, such as Chart Bank, is included in determining the amount of the normal retirement benefit. Eligible directors who retire prior to attaining the full 15 (or 10) years of service are entitled to receive a reduced retirement benefit, based upon the director’s number of years of service, payable annually for five years following termination of service.

     In the event of a “change in control,” as defined in the directors fee continuation plan, if an eligible director’s service is terminated or if the director is not proposed for reelection within three years following the “change in control,” the director is entitled to receive a full normal retirement benefit (as if he had served as a director for 15 years) as a lump sum upon termination of service. An eligible director who becomes disabled prior to age 70 is also entitled to receive the normal retirement benefit, payable in equal installments over five years and commencing upon termination of service. In addition, upon the death of an eligible director prior to termination of service, the director’s beneficiary is entitled to receive a normal retirement benefit, and upon the death of an eligible director after retirement, the director’s beneficiary is entitled to receive the remainder of any benefit payments to which the director is entitled, with each such benefit payable annually and commencing upon the death of the director.

     Stock-Based Incentive Plan. Following the conversion we intend to implement a stock-based incentive plan that will provide for grants of stock options and restricted stock to directors, officers and employees. The stock-based incentive plan cannot be established sooner than six months after the offering and, if implemented less than one year after the offering, would require the approval of our stockholders by two-thirds of the outstanding shares of Benjamin Franklin Bancorp common stock. If the stock-based incentive plan is implemented more than one year after the offering, the stock-based incentive plan must be approved by a majority of the shares of Benjamin Franklin Bancorp present and voting. If such plan is adopted less than one year after completion of the offering, the number of options granted and restricted shares awarded under the plan may not exceed 10.0% and 4.0%, respectively, of the total shares issued in the offering, including shares issued to the Benjamin Franklin Bank Charitable Foundation. However, these limitations would not apply if such stock-based incentive plan is implemented one year or more after the completion of the offering. Finally, if adopted within one year, the stock-based incentive plan would be subject to such other limitations as may be imposed by the Massachusetts Commissioner of Banks, including the following requirements:

•	Non-employee directors in the aggregate may not receive more than 30.0% of the options and restricted awards authorized under the plan;

•	Any one non-employee director may not receive more than 5.0% of the options and restricted awards authorized under the plan;

•	Any officer or employee may not receive more than 25.0% of the options and restricted awards authorized under the plan;

•	The options and restricted awards may not vest more rapidly than 20.0% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	Accelerated vesting is not permitted except for death or disability.

     After the first anniversary of the conversion, we may amend the plan to change or remove these restrictions. If we adopt a stock option plan within one year after the conversion, we expect to amend the plan later to remove these restrictions and to provide for accelerated vesting in cases of retirement and change of control. We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases.

     We have not decided whether we will implement this plan before or after the one-year anniversary of the conversion.

Transactions with Directors and Executive Officers

     Federal law and regulation generally require that all loans or extensions of credit to directors and executive officers must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. However, regulations also permit directors and executive officers to receive the same terms through benefit or compensation plans that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to the other participating employees. Pursuant to such a program, loans have been extended to directors and executive officers, which loans are on substantially the same terms as those prevailing at the time for comparable transactions with the general public. These loans do not involve more than the normal risk of repayment or present other unfavorable features.

     The six directors of Chart Bank who will become directors of Benjamin Franklin Bancorp are stockholders of Chart Bank, and in such capacity they have a material interest in the merger agreement between Benjamin Franklin Bancorp and Chart Bank. The following table summarizes the number of shares of Benjamin Franklin Bancorp common stock and amount of cash that each of these directors will receive in the merger in exchange for his shares of Chart Bank common stock and Chart Bank options. The information in the table is based on the number of shares of Chart Bank common stock in which a director has or shares a direct or indirect pecuniary interest as of December 6, 2004, which in some cases is different from the number of shares that the director beneficially owns, and assumes that each director exchanges 55% of his Chart Bank shares for shares of Benjamin Franklin Bancorp common stock and 45% of his Chart Bank shares for cash and that all Chart Bank options are cashed out at the closing rather than being exercised prior to the closing.

Director	Shares	Cash
Richard E. Bolton, Jr.	14,375	$947,638
Paul E. Capasso	35,711	292,237
Jonathan A. Haynes (1)	115,287	943,340
Daniel F. O’Brien	17,250	141,166
Donald P. Quinn (2)	58,863	481,680
Neil E. Todreas	116,273	951,342

(1)	Includes 40,792 shares and $333,790 in which Mr. Haynes’s children have a pecuniary interest.

(2)	Includes 7,120 shares and $34,289 in which Mr. Quinn’s spouse has a pecuniary interest, but with respect to which Mr. Quinn disclaims beneficial ownership.

     See “The Acquisition of Chart Bank—Interests of Chart Bank’s Directors and Officers in the Merger” for a description of the payments and waiver agreement and consulting and non-competition agreement we have entered into with Richard E. Bolton Jr. and the severance agreement between Alfred Odoardi and Chart Bank. Mr. Odoardi is expected to become an executive officer of Benjamin Franklin Bank after completion of the Chart Bank acquisition.

Compensation Committee Interlocks and Insider Participation

     The Board of Trustees of Benjamin Franklin Bancorp established a Compensation Committee in connection with the adoption of various compensation plans and agreements in anticipation of the conversion. The members of the Compensation Committee are William Bissonnette, Richard Mann, John Murphy, Charles Oteri and Alfred Wahlers.

     No person now serving as a member of the Compensation Committee is a current or former officer or employee of Benjamin Franklin Bancorp or Benjamin Franklin Bank or engaged in certain transactions with Benjamin Franklin Bancorp or Benjamin Franklin Bank that are required to be disclosed by SEC regulations. Additionally, there are no compensation committee “interlocks,” which generally means that no executive officer of Benjamin Franklin Bancorp or Benjamin Franklin Bank served as a director or member of the compensation committee of another entity, one of whose executive officers serves as a Director or member of the Compensation Committee.

PURCHASES BY BENJAMIN FRANKLIN BANCORP MANAGEMENT IN THE OFFERING

     The following table sets forth information regarding intended common stock purchases by each of our directors and executive officers and their associates, and by all directors and executive officers as a group, assuming the availability of shares. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. This table excludes shares to be purchased by the employee stock ownership plan. The table also shows the shares to be issued in the Chart Bank acquisition to the directors and officers of Chart Bank who will become our directors and officers after completion of the acquisition, assuming that 55% of the shares of Chart Bank common stock beneficially owned by these persons are exchanged for shares of Benjamin Franklin Bancorp common stock and that all Chart Bank options are cashed out at the closing rather than being exercised prior to the closing.

	Proposed Purchases in				Total Common Stock
	the Offering		Shares to be		to be Held
Current Benjamin Franklin	Number of	Aggregate	Issued in the		Number of		% of Total
Bancorp Directors	Shares	Price	Acquisition		Shares		Outstanding (1)
Dr. Mary Ambler	20,000	$200,000	0		20,000		0.26%
William P. Bissonnette	10,000	100,000	0		10,000		0.13%
William F. Brady, Jr., D.D.S	15,000	150,000	0		15,000		0.19%
John C. Fuller	10,000	100,000	0		10,000		0.13%
Anne M. King	5,000	50,000	0		5,000		0.06%
Richard D. Mann	20,000	200,000	0		20,000		0.26%
John D. Murphy	15,000	150,000	0		15,000		0.19%
Charles F. Oteri	5,000	50,000	0		5,000		0.06%
Thomas R. Venables	25,000	250,000	0		25,000		0.32%
Alfred H. Wahlers	5,000	50,000	0		5,000		0.06%
Charles Yergatian	15,000	150,000	0		15,000		0.19%
Chart Bank Directors who will become Benjamin Franklin Bancorp Directors

Richard E. Bolton, Jr.	0	0	14,375	(2)	14,375	(2)	0.18%
Paul E. Capasso	0	0	35,711	(3)	35,711	(3)	0.46%
Jonathan A. Haynes	0	0	210,472	(4)	210,472	(4)	2.70%
Daniel F. O’Brien	0	0	17,250		17,250		0.22%
Donald P. Quinn	0	0	431,047	(5)	431,047	(5)	5.53%
Neil E. Todreas	0	0	116,273		116,273		1.50%
Current Executive Officers of Benjamin Franklin Bancorp who are not Directors

Claire S. Bean	25,000	$250,000	0		25,000		0.32%
Stephen F. Banks	6,500	65,000	0		6,500		0.08%
Rose M. Buckley	5,000	50,000	0		5,000		0.06%
Mariane E. Broadhurst	10,000	100,000	0		10,000		0.13%
Ronald E. Baron	250	2,500	0		250		*
Michael J. Piemonte	1,000	10,000	0		1,000		0.01%
Kathleen P. Sawyer	2,500	25,000	0		2,500		0.03%
Brian E. Ledwith	1,500	15,000	0		1,500		0.02%
Chart Officers who will become Benjamin Franklin Bancorp Executive Officers

Alfred F. Odoardi	0	0	0		0		0
James Golden	0	0	0		0		0
All Directors and Executive Officers as a Group					1,021,878		13.10%

* Less than 0.01%	(Footnotes on following page)

(1)	Based on an assumed 7,801,575 shares outstanding, including 5,000,000 shares issued in the offering at the midpoint of the offering range, 400,000 shares issued to the Benjamin Franklin Bank Charitable Foundation and 2,401,575 shares issued to the Chart Bank stockholders in the acquisition.

(2)	Includes 6,765 shares of common stock held by a voting trust of which Richard E. Bolton, Sr. is the sole trustee and with respect to which Mr. Bolton, Jr. has sole investment power.

(3)	Includes 14,943 shares of common stock held by a voting trust of which Donato D. Capasso is the sole trustee and with respect to which Mr. P. Capasso has sole investment power.

(4)	Includes 149,574 shares of common stock held by The Charter Voting Trust – 1996, of which Mr. Haynes is the sole trustee and with respect to which Mr. Haynes has sole voting power. Mr. Haynes may also be deemed to have sole investment power with respect to 54,389 of the 149,574 shares of common stock held by The Charter Voting Trust – 1996, including 40,792 shares beneficially owned by Mr. Haynes’s children.

(5)	Includes (a) 47,557 shares of common stock held in an IRA account of Mr. Quinn and (b) 383,490 shares of common stock held by Village Voting Trust - 1995, of which Mr. Quinn is the sole trustee and with respect to which Mr. Quinn has sole voting power. Mr. Quinn may also be deemed to have sole investment power with respect to 12,151 of the 383,490 shares of common stock held by Village Voting Trust – 1995, including 6,698 shares beneficially owned by Mr. Quinn’s spouse and 1,690 shares beneficially owned by a limited partnership of which Mr. Quinn is the sole general partner.

BUSINESS OF CHART BANK

General

     Chart Bank, A Cooperative Bank, is a Massachusetts cooperative bank that was formed in 1985. Chart Bank primarily conducts its business from two banking offices in Waltham, Massachusetts and one banking office in Newton, Massachusetts. Chart Bank is engaged principally in the business of investing in various types of residential and commercial mortgages, consumer and commercial loans, and investment securities, funded primarily with deposits from the general public and loan proceeds from the Federal Home Loan Bank of Boston. Chart Bank offers a wide variety of deposit and loan products and services to individual and commercial customers. Additionally, Chart Bank, through its subsidiary, Creative Strategic Solutions, Inc., or CSSI, manages cash for owners of automatic teller machines, or ATMs, and provides related cash management services to a nationwide customer base.

     As a Massachusetts cooperative bank, Chart Bank is regulated by the Massachusetts Division of Banks, the FDIC and the Cooperative Central Bank. Chart Bank’s deposits are insured by the FDIC up to FDIC limits (generally $100,000 per depositor) and by the Share Insurance Fund of the Cooperative Central Bank for the portion of deposits in excess of that insured by the FDIC. Chart Bank is also a member of the Federal Home Loan Bank System.

     Chart Bank’s main office is located at 75 Moody Street, Waltham, Massachusetts 02453. Its telephone number is 781-398-2700.

Market Area

     Chart Bank’s primary market area is centered in Waltham, Massachusetts, where its main office is located, and Newton, Massachusetts, both approximately 10 miles west of Boston, and includes other cities and towns of Middlesex County, Massachusetts. The majority of Chart Bank’s customers reside in or maintain their principal offices in Middlesex County, Massachusetts. Middlesex County, and Waltham and Newton in particular, have a relatively diversified employment base, with employment spread among most economic sectors. Education-related employment is particularly significant in this area. Other dominant sectors include services, manufacturing and wholesale/retail trade.

     According to published statistics, Middlesex County’s population has grown by 0.1% since the year 2000 to a total of 1,470,000 in 2004. Per capita income for the county has grown by 3.8% since 2000 to $36,220, which is 21.4% higher than that of Massachusetts and 50.3% higher than the United States as a whole. Median household income for Middlesex County was $69,234 in 2004, which is 21.4% higher than that of Massachusetts and 49.0% higher than the U.S. average. The unemployment rate for Middlesex County stood at 4.4% as of August 2004, lower than the average for Massachusetts of 4.6% and the U.S. average of 5.4%.

     Chart Bank faces significant competition from savings, cooperative and commercial banks, as well as from a variety of non-bank financial institutions. Many of these competitors are larger and have a state-wide, regional or national presence, and have greater financial resources than Chart Bank.

Lending Activities

     Chart Bank’s principal business is lending, and loans represent a large portion of Chart Bank’s assets. Chart Bank’s lending activity has focused on the origination of commercial loans secured by liens on real estate and first mortgage loans for the purchase, refinance or construction of residential properties in Chart Bank’s market area. Currently, Chart Bank maintains the commercial loans it originates in its loan portfolio, although, in some instances, other financial institutions may also participate in these loans. Chart Bank typically sells the fixed-rate residential mortgages and retains the adjustable-rate residential mortgages that it originates. Loans secured by mortgages on a borrower’s principal residence are generally viewed as the least vulnerable to major economic changes and at the same time provide an attractive source of interest income.

     Chart Bank’s loan portfolio consists of many types of loans, including residential mortgage loans, including home equity lines-of-credit, monthly installment loans for consumers, as well as commercial loans that include lines-of-credit, short-term loans, Small Business Administration loans and real estate loans for business customers. The following table summarizes the composition of Chart Bank’s loan portfolio as of the dates indicated:

			December 31,
	September 30, 2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate mortgage loans:
Residential (1)	$64,953	36.63%	$37,666	26.61%	$33,719	27.09%
Commercial	99,682	56.21%	91,788	64.85%	83,619	67.16%
Construction	8,225	4.64%	6,498	4.59%	3,327	2.67%

	172,860	97.48%	135,952	96.05%	120,665	96.92%

Commercial loans:
Secured	4,029	2.27%	3,913	2.76%	3,182	2.56%
Unsecured	95	0.06%	512	0.36%	255	0.20%

	4,124	2.33%	4,425	3.12%	3,437	2.76%

Consumer loans:
Consumer share secured	132	0.07%	741	0.53%	61	0.05%
Other consumer	209	0.12%	429	0.30%	338	0.27%

	341	0.19%	1,170	0.83%	399	0.32%

Total loans	177,325	100.00%	141,547	100.00%	124,501	100.00%

Allowance for loan losses	(1,753)		(1,657)		(1,536)

Loans, net	$175,572		$139,890		$122,965

(1)	Includes home equity lines-of-credit.

     Loan Originations, Purchases and Sales. The following table sets certain information concerning Chart Bank’s loan activity during the periods indicated:

	For the
	Nine Months Ended
	September 30,		For the Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(Dollars in thousands)
Loans at beginning of period	$141,547	$124,501	$124,501	$127,475	$122,548	$108,338	$84,710
Originations:
Residential mortgage	18,222	12,711	16,318	6,628	10,658	10,446	15,279
Commercial mortgage	20,294	16,501	26,260	28,738	18,815	19,889	23,965
Construction	10,566	6,325	9,161	6,968	2,515	4,882	5,010
Commercial	1,799	2,556	3,770	801	2,315	2,053	4,006
Consumer and other	967	2,653	2,687	4,041	2,262	822	2,642

Total loans originated	51,848	40,746	58,196	47,176	36,565	38,092	50,902
Purchases of mortgage loans	14,002	—	—	—	—	—	—

Total additions	65,850	40,746	58,196	47,176	36,565	38,092	50,902

Deduct:
Principal loan repayments and prepayments	30,078	32,415	41,151	50,179	31,594	24,051	27,375
Charge-offs (recoveries), net	(6)	(1)	(1)	(29)	44	(79)	(101)

Total deductions	30,072	32,414	41,150	50,150	31,638	23,972	27,274

Net increase (decrease) in loans	35,778	8,332	17,046	(2,974)	4,927	14,120	23,628

Loans at end of period	$177,325	$132,833	$141,547	$124,501	$127,475	$122,548	$108,338

Investment Activities

     Chart Bank’s investment portfolio is an important component of its balance sheet, and interest and dividends represent an important source of its earnings. Chart Bank’s investment policy is designed to complement its lending activities, provide an alternative source of income through interest, dividends and capital gains, diversify Chart Bank’s assets and improve liquidity while minimizing Chart Bank’s tax liability. Investment decisions are made in accordance with Chart Bank’s investment policy and are based upon the quality of a particular investment, its inherent risks, the composition of the balance sheet, market expectations, Chart Bank’s liquidity and income needs and how the investment fits within Chart Bank’s interest rate risk strategy. Chart Bank’s investment portfolio is comprised of obligations of various federal agencies, and corporate equity securities. At September 30, 2004, Chart Bank’s investment portfolio totaled $35.5 million, which represents approximately 13.9% of total assets.

     The following table presents the amortized cost, gross unrealized gains and losses and fair value of Chart Bank’s securities at the dates indicated. At December 31, 2003 and 2002, all securities consisted of federal agency obligations.

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gain	Losses	Value
	(Dollars in thousands)
September 30, 2004
Securities available for sale:
Federal agency obligations	$2,009	$26	$—	$2,035
Marketable equity securities	1,614	59	(39)	1,634

Total securities available for sale	$3,623	$85	$(39)	$3,669

Securities held to maturity:
Federal agency obligations	$31,826	$66	$(150)	$31,742

December 31, 2003
Securities available for sale	$5,292	$112	$—	$5,404

Securities held to maturity	$23,965	$113	$(118)	$23,960

December 31, 2002
Securities available for sale	$16,142	$364	$—	$16,506

Securities held to maturity	$13,026	$146	$—	$13,172

Deposit Activities and Other Sources of Funds

     Deposits are the major external source of funds for Chart Bank’s lending and investment activities. Chart Bank offers a wide variety of deposit accounts with a range of interest rates and terms, including, among others, interest bearing checking, non-interest bearing checking, regular savings, money market savings, NOW accounts and certificates of deposit. Chart Bank also generates funds internally from loan principal repayments and prepayments and maturing investment securities. In addition, Chart Bank is a member of the Federal Home Loan Bank of Boston which permits Chart Bank to borrow from the Federal Home Loan Bank of Boston to fund asset growth when other sources of funds are unavailable. At September 30, 2004, Chart Bank had total deposits of $216.0 million and the ability to borrow a total of $37.2 million from the Federal Home Loan Bank of Boston, in addition to the outstanding borrowings from the Federal Home Loan Bank of Boston of $22.0 million.

     The following tables set forth certain information relative to the composition of Chart Bank’s deposit accounts at the dates indicated:

			At December 31,
	At September 30, 2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Demand deposits	$33,205	15.38%	$30,458	17.32%	$27,701	16.27%
NOW accounts	11,266	5.22%	9,601	5.46%	9,384	5.51%
Money market deposits	64,383	29.81%	50,977	29.00%	49,848	29.27%
Other savings accounts	14,630	6.77%	21,479	12.22%	18,988	11.15%

Total non-certificate accounts	123,484	57.18%	112,515	64.00%	105,921	62.20%

Term certificates less than $100,000	48,762	22.58%	32,013	18.21%	38,094	22.37%
Term certificates of $100,000 or more	43,726	20.24%	31,273	17.79%	26,264	15.43%

Total certificate accounts	92,488	42.82%	63,286	36.00%	64,358	37.80%

Total deposits	$215,972	100.00%	$175,801	100.00%	$170,279	100.00%

Cash Management Business — CSSI Subsidiary

     Chart Bank’s subsidiary, Creative Strategic Solutions, Inc. or CSSI, manages cash for owners of ATMs and provides related cash management services to a nationwide customer base. CSSI’s primary business is supplying cash funds to ATMs owned by independent service organizations, who are its customers, and processing the transactions effected at those ATMs. Currently, CSSI manages over 1700 ATMs for numerous independent service organizations in the United States. CSSI typically receives fees based on the amount of cash in the ATMs and in transit, tied to a floating index rate such as the Prime Rate. Chart Bank considers this business as an important part of its asset liability management program, and as of September 30, 2004 was using $31.2 million, or approximately 12.2% of its total assets, in this business. The cash used in this business remains an asset of Chart Bank. CSSI employs independent, bonded transit companies to transport the cash, and also insures the cash in ATMs against theft or loss through common insurance carriers.

Non-Performing Assets

     The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. At each date presented, we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates).

	At September	At December 31,
	30, 2004	2003	2002	2001	2000	1999
	(Dollars in thousands)
Non-accrual loans:
Residential mortgage	$119	$120	$—	$—	$—	$—
Commercial mortgage	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Consumer and other	—	—	—	—	—	—

Total non-accrual loans	$119	$120	$—	$—	$—	$—

Loans greater than 90 days delinquent:
and still accruing:
Residential mortgage	$—	$—	$—	$—	$—	$—
Commercial mortgage	—	68	—	—	—	351
Construction	—	—	—	—	—	—
Commercial	25	25	25	230	—	—
Consumer and other	—	—	—	—	—	—

Total loans 90 days and still accruing	$25	$93	$25	$230	$—	$351

Total non-performing loans	$144	$213	$25	$230	$—	$351

Total real estate owned	$—	$—	$—	$—	$—	$—

Total non-performing assets	$144	$213	$25	$230	$—	$351

Ratios:
Non-performing loans to total loans	0.08%	0.15%	0.02%	0.18%	—%	0.32%
Non-performing assets to total assets	0.06%	0.10%	0.01%	0.13%	—%	0.25%

Employees

     Chart Bank’s workforce at September 30, 2004 was 48 employees, of whom 44 were full-time and 4 were part-time.

Properties

     Chart Bank currently conducts its business through its main office located in Waltham, Massachusetts and two other full-service banking offices. In addition, Chart Bank operates eight off-site ATMs.

	Location	Leased or Owned	Year Opened	Expiration of Lease
Main Office:	75 Moody Street, Waltham,
	Massachusetts 02453	Leased	1996	March 2008
Branch Offices:	1290 Main Street, Waltham,
	Massachusetts 02451	Owned	1996	N/A
	40 Austin Street, Newton,
	Massachusetts 02460	Owned	1998	N/A
Administrative	295 Weston Street
Office:	Waltham, Massachusetts 02453	Leased	1999	April 2005

MANAGEMENT’S DISCUSSION AND ANALYSIS OF CHART BANK

     The following discussion should be read in conjunction with “Selected Consolidated Financial Information of Chart Bank” and the Consolidated Financial Statements of Chart Bank, A Cooperative Bank and Subsidiaries and related Notes appearing elsewhere in this prospectus.

Forward-Looking Statements

     This management’s discussion and analysis of Chart Bank’s financial condition and results of operations contains forward-looking statements that are based on assumptions and describe future plans, strategies and expectations of Chart Bank, including those with respect to its pending acquisition by Benjamin Franklin Bank. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Chart Bank’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of Chart Bank include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in Chart Bank’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Subject to applicable laws and regulations, Chart Bank does not undertake—and specifically disclaims any obligation—to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

General

     Chart Bank’s results of operations depend primarily on net interest income, which is the difference between the interest income earned on its interest-earning assets, such as loans and securities, and the interest expense on its interest-bearing liabilities, such as deposits and borrowings. Chart Bank also generates noninterest income primarily from fees charged on customers’ accounts and income generated through Chart Bank’s subsidiary, CSSI. CSSI provides cash to ATMs owned by independent service organizations nationwide. Fees are collected from the independent service organizations for managing the ATMs and for the use of the cash in the machines. Chart Bank’s noninterest expenses primarily consist of employee compensation and benefits, occupancy, advertising and other operating expenses. Chart Bank’s results of operations are affected by general economic and competitive conditions, notably changes in market interest rates, government policies and regulations. Chart Bank exceeded all of its regulatory capital requirements at December 31, 2003 and at September 30, 2004.

Critical Accounting Policies

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of income and expenses during the reporting periods.

     Note 1 of the Notes to Chart Bank’s consolidated financial statements includes a summary of the significant accounting policies and methods used in the preparation of Chart Bank’s consolidated financial statements. The following is a brief discussion of the critical accounting policy used by Chart Bank in preparation of its financial statements.

     Allowance For Loan Losses. The most significant estimate made by Chart Bank in the preparation of its financial statements relates to determining the allowance for loan losses. The actual amount of loan losses could differ significantly from this estimate. Senior management has discussed the development and selection of this accounting estimate, the assumptions on which this estimate is based, and the related disclosures with the audit committee of Chart Bank’s Board of Directors.

     Chart Bank devotes significant attention to maintaining high loan quality through its underwriting standards, active servicing of loans and aggressive management of nonperforming assets. The allowance for loan losses is maintained at a level estimated by management to provide adequately for probable loan losses inherent in the loan portfolio. Probable loan losses are estimated based on a monthly review of the loan portfolio, loss experience, specific problem loans, economic conditions and other pertinent factors. In assessing risks inherent in the portfolio, management considers the risk of loss on non-performing and classified loans including an analysis of collateral in each situation. Chart Bank’s methodology for assessing the appropriateness of the allowance for loan losses includes several key elements. Problem loans are identified and analyzed individually to detect specific losses including an analysis of estimated cash flows for impaired loans. The loan portfolio is also segmented into pools of loans that are similar in type and risk characteristics (i.e., commercial, consumer and mortgage loans). Loss factors based on Chart Bank’s historical charge offs are applied using Chart Bank’s historical experience and may be adjusted for significant factors that, in management’s judgment, affect the collectability of the portfolio as of the evaluation date. Additionally, the portfolio is segmented into pools based on internal risk ratings with estimated loss factors applied to each rating category. Other factors considered in determining probable loan losses are any changes in concentrations in the portfolio, trends in loan growth, the relationship and trends in recent years of recoveries as a percentage of prior charge offs and peer bank’s loss experience. Although management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary, and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while Chart Bank believes it has established its existing allowance for loan losses consistent with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing Chart Bank’s loan portfolio, will not request Chart Bank to increase its allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Material increases in the allowance for loan losses will adversely affect Chart Bank’s financial condition and results of operations.

Changes in Chart Bank’s Financial Condition and Results of Operations

     The following analysis discusses changes in the financial condition and results of operations for the nine months ended September 30, 2004 and 2003, and for the years ended December 31, 2003 and 2002, and should be read in conjunction with Chart Bank’s consolidated financial statements and the notes thereto, appearing elsewhere herein.

Comparison of Chart Bank’s Financial Condition at September 30, 2004 and December 31, 2003

     General. Chart Bank’s total assets increased $46.4 million, or 22.1%, to $256.3 million at September 30, 2004 as compared to $209.9 million at December 31, 2003. The increase in assets was mainly attributable to a $35.7 million increase in net loans, a $6.1 million increase in securities and a $3.9 million increase in cash and cash equivalents. The growth in assets was primarily funded by an increase in deposit account balances of $40.2 million and advances from the Federal Home Loan Bank of Boston of $6.1 million.

     Net Loans. Net loans increased $35.7 million, or 25.5%, from $139.9 million at December 31, 2003 to $175.6 million at September 30, 2004, primarily as a result of increased residential mortgage loans, commercial mortgage loans and construction loans. Residential mortgage loans increased $27.3 million, or 72.4%, from $37.7 million at December 31, 2003 to $65.0 million at September 30, 2004 mainly due to additional residential mortgage loan originations primarily resulting from refinancing activity in a low interest rate environment and the purchase of $14.0 million of residential mortgage loans from another institution. Commercial mortgage loans increased $7.9 million, or 8.6%, from $91.8 million at December 31, 2003, to $99.7 million at September 30, 2004, primarily due to additional commercial mortgage originations. Construction loans increased $1.7 million, or 26.6%, from $6.5 million at December 31, 2003 to $8.2 million at September 30, 2004, primarily due to additional construction loan originations.

     Securities. Available for sale securities decreased $1.7 million, or 32.1%, from a fair value of $5.4 million at December 31, 2003 to a fair value of $3.7 million at September 30, 2004. Held to maturity securities increased $7.9 million from an amortized cost of $24.0 million at December 31, 2003 to $31.8 million at September 30, 2004. The decrease in available for sale securities and the increase in held to maturity securities primarily resulted from the reinvestment of proceeds from maturities, calls and sales of available for sale securities in held to maturity securities and an additional net increase of $6.2 million of federal agency securities, which were classified as held to maturity securities.

     Cash and Cash Equivalents. Cash and cash equivalents increased $3.9 million, or 11.2%, from $34.9 million at December 31, 2003 to $38.8 million at September 30, 2004, primarily as a result of a $4.2 million, or 15.5%, increase in the cash deployed in ATMs by CSSI from $27.0 million at December 31, 2003 to $31.2 million at September 30, 2004 and a $1.0 million increase in short-term investments, partially offset by a $1.3 million decrease in cash and due from banks primarily resulting from fluctuations in the ordinary course of business.

     Deposits and Borrowed Funds. Deposits totaled $216.0 million at September 30, 2004, an increase of $40.2 million, or 22.9%, compared to $175.8 million at December 31, 2003. Certificates of deposit increased $29.2 million, or 46.1%, from $63.3 million at December 31, 2003 to $92.5 million at September 30, 2004. Savings and money market accounts increased $6.6 million, or 9.0%, from $72.5 million at December 31, 2003 to $79.0 million at September 30, 2004. NOW and demand deposit accounts increased $4.4 million, or 11.0%, from $40.0 million at December 31, 2003 to $44.5 million at September 30, 2004. Borrowed funds from the Federal Home Loan Bank of Boston increased $6.1 million, or 38.1%, from $15.9 million to $22.0 million at September 30, 2004.

     Non-performing Assets, Delinquencies and Allowance for Loan Losses. Non-performing assets, all of which consisted of loans, totaled $144,000 at September 30, 2004, compared to $213,000 at December 31, 2003, a decrease of $69,000.

     On a monthly basis, management informs the Board of Directors of the amount of loans delinquent for more than 30 days, all loans in foreclosure and all foreclosed and repossessed property that Chart Bank owns. Chart Bank ceases accruing interest on mortgage loans when principal or interest payments are delinquent 90 days or more unless management determines that the loan principal and interest is fully secured and in the process of collection. Once the accrual of interest on a loan is discontinued, all interest previously accrued is reversed against current period interest income.

     The allowance for loan losses was $1.8 million at September 30, 2004, an increase of $96,000 from the $1.7 million recorded at December 31, 2003. The allowance for loan losses as a percentage of gross loans was 0.99% at September 30, 2004 as compared to 1.17% at December 31, 2003. The allowance for loan losses as a percentage of non-performing loans was 1,217% at September 30, 2004 as compared to 778% at December 31, 2003.

     The allowance for loan losses consists of a formula allowance for various loan portfolio classifications and an amount for loans identified as impaired, if necessary. The allowance is an estimate, and ultimate losses may vary from current estimates. See “—Critical Accounting Policies—Allowance for Loan Losses” on page [#] for a discussion of the factors considered in making this estimate and the risks associated and the risks associated with using those factors. Changes in the estimate are recorded in the results of operations in the period in which they become known, along with provisions for estimated losses incurred during that period.

     A portion of the allowance for loan losses is not allocated to any specific segment of the loan portfolio. This unallocated reserve is maintained for two primary reasons: there exists an inherent subjectivity and imprecision to the analytical processes employed, and the prevailing business environment, as it is affected by changing economic conditions and various external factors, which may impact the portfolio in ways currently unforeseen. Moreover, management has identified certain risk factors, which could impact the degree of loss sustained within the portfolio. These include: market risk factors, such as the effects of economic variability on the entire portfolio, and unique portfolio risk factors that are inherent characteristics of Chart Bank’s loan portfolio. Market risk factors may consist of changes to general economic and business conditions that may impact Chart Bank’s loan portfolio customer base in terms of ability to repay and that may result in changes in value of underlying collateral. Unique portfolio risk factors may include industry or geographic concentrations, or trends that may exacerbate losses resulting from economic events which Chart Bank may not be able to fully diversify out of its portfolio.

     Due to the inherent imprecise nature of the loan loss estimation process and ever changing conditions, these risk attributes may not be adequately captured in data related to the formula-based loan loss components used to determine allocations in Chart Bank’s analysis of the adequacy of the allowance for loan losses. Management, therefore, has established and maintains an unallocated allowance for loan losses. The amount of the unallocated allowance was $22,000 at September 30, 2004 as compared to $79,000 at December 31, 2003.

     Stockholders’ Equity. Total stockholders’ equity increased $147,000, or 0.8%, to $17.5 million at September 30, 2004 compared to $17.4 million at December 31, 2003. The increase is due primarily to net income of $784,000 for the nine months ended September 30, 2004, partially offset by $597,000 in dividends paid to stockholders during the period ended September 30, 2004 and a reduction in accumulated other comprehensive income. The decrease in accumulated other comprehensive income was due to a reduction in the unrealized gain on securities available for sale, net of taxes of $40,000. The decline in the unrealized gain was due to the realization of $53,000, or $32,000 net of taxes, of security gains during the nine months ended September 30, 2004 and a higher interest rate environment reducing the fair value of Chart Bank’s fixed income portfolio.

Comparison of Chart Bank’s Operating Results for the Nine Months Ended September 30, 2004 and 2003

     Net Income. Net income for the nine months ended September 30, 2004 was $784,000 compared to $1.3 million for the nine months ended September 30, 2003. The decrease of $518,000 was mainly the result of an increase in noninterest expense of $830,000, primarily resulting from merger-related expenses and increases in salaries and employee benefits, partially offset by a $301,000 increase in net interest income.

     Net Interest Income. Net interest income increased $301,000, or 6.1%, to $5.3 million for the first nine months of 2004 compared to $5.0 million for the first nine months of 2003. The increase was primarily due to higher average loans and a lower cost of funds, partially offset by lower asset yields.

     Interest Income. Total interest and dividend income increased $385,000, or 5.1%, to $8.0 million for the first nine months of 2004 from $7.6 million for the first nine months of 2003. Interest income on loans increased $478,000, or 7.1%, to $7.2 million for the nine months ended September 30, 2004 compared to $6.7 million for the nine months ended September 30, 2003. The increase was due a $27.3 million increase in the average balance of net loans outstanding partially offset by an 81 basis point decrease in the average yield on loans. The increase in loan volume and the decrease in yield were mainly due to a lower interest rate environment, additional originations primarily resulting from prepayments and refinancing activity in a low interest rate environment and the purchase of $14.0 million of residential mortgage loans from another institution during the first nine months of 2004 compared to the first nine months of 2003. Interest and dividend income from investment securities, short-term investments and other investments decreased $93,000, or 10.6%, to $781,000 for the nine months ended September 30, 2004, compared to $874,000 for the nine months ended September 30, 2003. The decrease in income was due to a 74 basis point decrease in the average yield on these investments partially offset by a $6.4 million increase in the average balance of these investments outstanding. The lower yields on these investments resulted from a lower interest rate environment during the first nine months of 2004 compared to the first nine months of 2003.

     Interest Expense. Interest expense increased $84,000, or 3.2%, to $2.7 million for the nine months ended September 30, 2004 compared to $2.6 million for the nine months ended September 30, 2003. The increase was primarily due to an increase in interest-bearing liabilities of $29.7 million, or 18.9%, to $186.8 million for the nine months ended September 30, 2004 from $157.1 million for the nine months ended September 30, 2003 partially offset by a decrease in the average cost of funds for interest-bearing liabilities of 30 basis points. The average cost of interest-bearing liabilities for the first nine months of 2004 was 1.95% as compared to 2.25% for the first nine months of 2003. The decrease in the average cost of interest-bearing liabilities was primarily due to a lower interest rate environment. The higher average balance of interest-bearing liabilities for the first nine months of 2004 primarily resulted from a $12.9 million increase in the average balance of certificates of deposit, a $8.7 million increase in the average balances in money market/NOW accounts and a $10.9 million increase in the average balance of Federal Home Loan Bank of Boston advances, partially offset by a $2.7 million decrease in savings deposits.

     Provision for Loan Losses. The provision for loan losses was $90,000 for the nine months ended September 30, 2004 and $90,000 for the nine months ended September 30, 2003.

     Noninterest Income. Noninterest income was $1.9 million for the nine months ended September 30, 2004 as compared to $2.0 million for the nine months ended September 30, 2003, a decrease of $132,000, or 6.4%. The decrease in noninterest income was due to a decrease in loan referral fees of $126,000 as more loans originated by Chart Bank were for its own portfolio, a decrease in customer service fees of $89,000 due to a reduction in service fees on deposit accounts that was instituted in the fourth quarter of 2003, partially offset by increases in revenues from net gain on sales and redemptions of securities of $47,000, ATM service contract fees of $24,000 and miscellaneous income of $12,000.

     Noninterest Expense. Noninterest expense increased $830,000, or 17.3%, from $4.8 million for the nine months ended September 30, 2003 to $5.6 million for the nine months ended September 30, 2004. The increase in noninterest expense from the prior year period was primarily due to merger-related expenses of $382,000 and increases in expense relating to salaries and employee benefits of $345,000, data processing of $90,000 due to added volume and new services offered, advertising and marketing expenses of $81,000 and legal fees of $38,000, partially offset by decreases in telephone costs of $34,000, exam and audit related costs of $9,000, stationary and supplies costs of $25,000, and occupancy and equipment expenses of $31,000 as certain assets became fully depreciated.

     Provision for Income Taxes. The provision for income taxes decreased $263,000 from $823,000 for the first nine months of 2003 to $680,000 for the nine months ended September 30, 2004. The effective tax rate for the nine months ended September 30, 2004 increased to 46.4% from 38.7% in the prior year period, primarily due to merger-related expenses that are not deductible for tax purposes.

Comparison of Chart Bank’s Financial Condition at December 31, 2003 and 2002

     General. Chart Bank’s total assets increased $6.9 million, or 3.3%, to $209.9 million at December 31, 2003 as compared to $203.0 million at December 31, 2002. The increase was primarily due to a $16.9 million increase in net loans, partially offset by a $9.9 million decrease in cash and cash equivalents. The growth in assets was primarily funded by an increase in deposits of $5.5 million and advances from the Federal Home Loan Bank of Boston of $944,000.

     Net Loans. Net loans increased $16.9 million, or 13.8%, to $123.0 million at December 31, 2002 to $139.9 million at December 31, 2003, primarily as a result of increased commercial mortgage loans, residential mortgage loans and construction loans. Commercial mortgage loans increased $8.2 million, or 9.8%, from $83.6 million at December 31, 2002 to $91.8 million at December 31, 2003, primarily as a result of additional originations of commercial mortgage loans. Residential mortgage loans increased $3.9 million, or 11.7%, from $33.7 million at December 31, 2002 to $37.7 million at December 31, 2003, primarily as a result of additional originations of residential mortgage loans. Construction loans increased $3.2 million, or 95.3%, from $3.3 million at December 31, 2002 to $6.5 million at December 31, 2003, primarily as a result of additional originations of construction loans.

     Securities. Available for sale securities decreased by $11.1 million, or 67.3%, from a fair value of $16.5 million at December 31, 2002 to a fair value of $5.4 million at December 31, 2003. Held to maturity securities increased $10.9 million, or 84.0%, from an amortized cost of $13.0 million at December 31, 2002 to $24.0 million at December 31, 2003. The decrease in available for sale securities and the increase in held to maturity securities primarily resulted from the reinvestment of proceeds from maturities, calls and sales of available for sale securities and held to maturity securities in held to maturity securities.

     Cash and Cash Equivalents. Cash and cash equivalents decreased $9.9 million, or 22.1%, from $44.8 million at December 31, 2002 to $34.9 million at December 31, 2003, primarily as a result of a $9.1 million decrease in short-term investments and a $781,000 decrease in cash and due from banks primarily resulting from fluctuations in the ordinary course of business. The decrease in cash and cash equivalents was mainly due to the deployment of cash and cash equivalents in loans. Cash deployed in ATMs by CSSI increased from $26.7 million at December 31, 2002 to $27.0 million at December 31, 2004.

     Deposits and Borrowed Funds. Deposits totaled $175.8 million at December 31, 2003, an increase of $5.5 million, or 3.1%, compared to $170.3 million at December 31, 2002. The deposit growth reflects an increase in nonmaturity deposits partially offset by a decrease in certificates of deposit. Nonmaturity deposits (savings, money market, NOW and demand deposit accounts) increased $6.6 million, while certificates of deposit decreased $1.1 million. Chart Bank shifted its marketing focus during 2003 to obtain nonmaturity deposit accounts to take advantage of their lower cost of funds when compared to certificates of deposit. Advances from the Federal Home Loan Bank of Boston increased

$944,000, or 5.9%, to $15.9 million at December 31, 2003 from $15.0 million at December 31, 2002. These funds were primarily used to fund loan growth.

     Non-Performing Assets, Delinquencies and Allowance for Loan Losses. Non-performing assets, all of which consisted of loans, totaled $213,000 at December 31, 2003, compared to $25,000 at December 31, 2002, representing an increase of $188,000. The increase in non-performing assets was an increase in non-performing residential mortgage loans of $120,000 and an increase in non-performing commercial mortgage loans of $68,000.

     The allowance for loan losses was $1.7 million at December 31, 2003, an increase of $121,000 from the $1.5 million recorded at December 31, 2002. The allowance for loan losses as a percentage of gross loans was 1.17% at December 31, 2003 as compared to 1.23% at December 31, 2002. The allowance for loan losses as a percentage of non-performing loans was 778% at December 31, 2003 as compared to 6,144% at December 31, 2002. The amount of the unallocated allowance, which is not allocated to any specific segment of the loan portfolio, was $79,000 December 31, 2003 as compared to $219,000 at December 31, 2002. The allowance is an estimate, and ultimate losses may vary from current estimates. See “—Critical Accounting Policies—Allowance for Loan Losses” on page [#] for a discussion of the factors considered in making this estimate and the risks associated and the risks associated with using those factors.

     Stockholders’ Equity. Total stockholders’ equity increased $1.3 million, or 8.3%, to $17.4 million at December 31, 2003, compared to $16.1 million at December 31, 2002. The increase was primarily due to net income of $1.7 million during the year ended December 31, 2003, partially offset by dividends paid to stockholders during 2003 of $213,000 and the reduction of accumulated other comprehensive income of $151,000. The decrease in accumulated other comprehensive income was due to a reduction in the unrealized gain on securities available for sale, net of taxes of $151,000. The decline in the unrealized gains was primarily due to a higher interest rate environment reducing the fair value of Chart Bank’s fixed income portfolio.

Comparison of Chart Bank’s Operating Results for the Years Ended December 31, 2003 and 2002

     Net Income. Net income for the year ended December 31, 2003 was $1.7 million compared to net income of $1.6 million for the prior year. The increase of $133,000 was mainly the result of a decrease in noninterest expense of $784,000, partially offset by a decrease in noninterest income of $605,000, both of which primarily related to the partial discontinuation of the residential loan referral program.

     Net Interest Income. Net interest income remained consistent at $6.6 million for 2003 from 2002. Net interest income increased as a result of higher interest income from an increase in the level of average interest earning assets, but was offset by lower yields and higher interest expense resulting from an increase in the level of average interest bearing liabilities.

     Interest Income. Total interest and dividend income decreased $942,000, or 8.5%, to $10.1 million for 2003 from $11.0 million for 2002. Interest income on loans decreased $602,000, or 6.3%, to $9.0 million in 2003 from $9.6 million in 2002. The decrease was due to a 70 basis point decrease in the average yield on loans, partially offset by a $4.2 million increase in the average balance of net loans outstanding. The decrease in yield and increase in loan volume was due to a lower interest rate environment and higher prepayments and refinancing of residential and commercial mortgage loans in 2003 compared to 2002. Interest and dividend income from investment securities, short-term investments and other investments decreased $340,000, or 23.3%, to $1.1 million in 2003 from $1.5 million in 2002. The decrease was due to a 114 basis point decrease in the average yield on these investments, partially offset by a $2.1 million increase in the average balance of these investments outstanding. The lower yields on these investments resulted from a lower interest rate environment in 2003 compared to 2002.

     Interest Expense. Interest expense decreased $1.0 million, or 22.7%, to $3.5 million for 2003 from $4.5 million for 2002. The decrease was primarily due to a decrease in the average cost of funds for interest-bearing liabilities of 77 basis points, partially offset by an increase in the average balance of interest-bearing liabilities of $7.0 million, or 4.6%, to $158.2 million in 2003 from $151.2 million in 2002. The average cost of interest-bearing liabilities for 2003 was 2.18% as compared to 2.95% for 2002. The decrease in the average interest-bearing liabilities was primarily due to a lower interest rate environment. The higher average balance of interest-bearing liabilities in 2003 primarily resulted from an $8.1 million increase in the average balances in money market/NOW accounts and a $2.4 million increase in savings deposits, partially offset by a $3.4 million decrease in the average balance of Federal Home Loan Bank of Boston advances.

     Provision for Loan Losses. The provision for loan losses was $120,000 for 2003 and 2002.

     Noninterest Income. Noninterest income decreased $605,000, or 18.5%, to $2.7 million for 2003 as compared to $3.3 million for 2002. The decrease in noninterest income was due to the decrease in loan referral fees of $589,000 due to the partial discontinuation of the residential loan referral program due to lack profitability, gain on the sale of the Hyannis banking office of $316,000 in 2002, which did not recur in 2003, the decrease in gains from sales and redemptions of securities of $79,000, partially offset by increases in revenues from ATM service contracts of $318,000 and customer service fees of $102,000 and $41,000 in miscellaneous income due to a legal settlement.

     Noninterest Expense. Noninterest expense decreased $784,000, or 10.9%, to $6.4 million for 2003 from $7.2 million for 2002. The decrease in noninterest expense for 2003 was primarily due to decreases in expenses relating to salaries and employee benefits of $432,000 due to the partial discontinuation of the residential loan referral program, and reductions in advertising and marketing of $129,000, data processing of $85,000, professional services of $46,000 and other general and administrative of $91,000.

     Provision for Income Taxes. The provision for income taxes increased $118,000, or 12.3%, to $1.1 million for 2003 from $958,000 in for 2002. The effective tax rates were 38.7% for 2003 and 37.9% for 2002.

     Average Balances, Interest And Average Yields/Cost. The following table presents certain information for the periods indicated regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented.

     Average balances were derived from average daily balances. The yields and rates include fees which are considered adjustments to yields.

     The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

			Nine Months Ended September 30,
	At September 30, 2004		2004			2003
			Average			Average
	Outstanding	Yield/	Outstanding			Outstanding
	Balance	Rate	Balance	Interest	Yield/Rate(1)	Balance	Interest	Yield/Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans, net	$175,572	6.07%	$156,122	$7,225	6.17%	$128,862	$6,747	6.98%
Investment securities	40,658	2.65	43,467	781	2.40	37,107	874	3.14

Total interest-earning assets	216,230	5.43	199,589	8,006	5.35	165,969	7,621	6.12

Non-interest-earning assets	40,031		35,860			36,640

Total assets	$256,261		$235,449			$202,609

Interest-bearing liabilities:
Savings deposits	$14,630	0.77	$17,521	105	0.80	$20,215	148	0.98
Money market/NOW accounts	75,649	1.42	68,349	722	1.41	59,694	618	1.38
Certificates of deposit	92,488	2.63	77,982	1,504	2.57	65,128	1,566	3.21

Total deposits	182,767	1.98	163,852	2,331	1.90	145,037	2,332	2.14
FHLB advances	22,000	2.52	22,913	401	2.33	12,051	316	3.50

Total interest-bearing liabilities	204,767	2.04	186,765	2,732	1.95	157,088	2,648	2.25

Non-interest-bearing liabilities	33,948		31,106			29,153

Total liabilities	238,715		217,871			186,241
Stockholders’ equity	17,546		17,578			16,368

Total liabilities and stockholders’ equity	$256,261		$235,449			$202,609

Net interest income				$5,274			$4,973

Net interest rate spread (2)(5)		3.39%			3.40%			3.87%
Net interest-earning assets (3)	$11,046		$12,824			$8,881

Net interest margin (4)					3.52%			4.00%
Average interest-earning assets to interest-bearing liabilities					106.87%			105.65%
(footnotes on following page)

	Years Ended December 31,
	2003			2002
	Average			Average
	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$130,425	$8,971	6.88%	$126,264	$9,573	7.58%
Investment securities	37,416	1,120	2.99	35,365	1,460	4.13

Total interest-earning assets	167,841	10,091	6.01	161,629	11,033	6.83

Non-interest-earning assets	36,517			31,792

Total assets	$204,358			$193,421

Interest-bearing liabilities:
Savings deposits	$20,643	194	0.94	$18,244	310	1.70
Money market/NOW accounts	60,408	828	1.37	52,280	1,079	2.06
Certificates of deposit	64,672	1,992	3.08	64,734	2,520	3.89

Total deposits	145,723	3,014	2.07	135,258	3,909	2.89
FHLB advances	12,491	438	3.51	15,932	557	3.50

Total interest-bearing liabilities	158,214	3,452	2.18	151,190	4,466	2.95

Non-interest-bearing liabilities	29,592			27,013

Total liabilities	187,806			178,203
Stockholders’ equity	16,552			15,218

Total liabilities and stockholders’ equity	$204,358			$193,421

Net interest income		$6,639			$6,567

Net interest rate spread (5)			3.83%			3.88%
Net interest-earning assets (3)	$9,627			$10,439

Net interest margin (4)			3.96%			4.06%
Average of interest-earning assets to interest-bearing liabilities			106.08%			106.90%

(1)	Yields and rates for the nine months ended September 30, 2004 and 2003 are annualized.

(2)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities at September 30, 2004.

(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

(5)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities for the nine months ended September 30, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001.

Liquidity and Capital Resources

     Liquidity is the ability to meet current and future financial obligations of a short-term nature. Chart Bank further defines liquidity as the ability to respond to the needs of depositors and borrowers as well as maintaining the flexibility to take advantage of investment opportunities. Primary sources of funds consist of deposit inflows, loan repayments, maturities, pay downs, and sales of mortgage obligations and investments and advances from the Federal Home Loan Bank of Boston. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

     Chart Bank’s primary investing activities are: (1) originating and purchasing commercial mortgage loans, residential mortgage loans, construction loans, commercial business loans and consumer loans (2) investing in federal agency obligations and corporate equity securities and (3) funding cash in ATMs for Chart Bank’s subsidiary CSSI. These activities are funded primarily by principal and interest payments on loans, deposit growth, Federal Home Loan Bank of Boston advances and maturities of securities.

     During the nine months ended September 30, 2004, Chart Bank’s loan originations and purchases, net of repayments, totaled $35.4 million, including the purchase of $14.0 million in residential mortgage loans from another institution. For the nine months ended September 30, 2004, Chart Bank purchased federal agency obligations and corporate equity securities totaling $15.7 million and had proceeds from maturities and sales of securities of $9.5 million. Chart Bank experienced a net increase in total deposits of $40.2 million for the nine months ended September 30, 2004. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by Chart Bank and its local competitors and other factors. Net Federal Home Loan Bank of Boston advances for the nine months ended September 30, 2004 were $6.1 million.

     During the years ended December 31, 2003 and 2002, Chart Bank’s loan originations, net of repayments totaled $17.0 million and a decline of $3.0 million, respectively. For the years ended December 31, 2003 and 2002, Chart Bank purchased federal agency obligations totaling $23.1 million and $24.6 million, respectively, and had proceeds from maturities, calls and sales of securities of $22.9 million and $16.5 million, respectively. Chart Bank experienced a net increase in total deposits of $5.5 million and $24.7 million for the years ended December 31, 2003 and 2002, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by Chart Bank and its local competitors and other factors. Net Federal Home Loan Bank of Boston advances for the years ended December 31, 2003 and 2002 were $944,000 and a reduction of $4.7 million, respectively

     Chart Bank closely monitors its liquidity position on a daily basis. If Chart Bank should require funds beyond its ability to generate them internally, additional sources of funds are available through Federal Home Loan Bank of Boston advances and through a borrowing agreement with the Federal Reserve Bank of Boston at an interest rate that adjusts daily.

     Outstanding commitments for all loans and unadvanced construction loans and lines-of-credit totaled $31.7 million and $27.6 million at September 30, 2004 and December 31, 2003, respectively. Management of Chart Bank anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit that are scheduled to mature in one year or less from September 30, 2004 totaled $17.4 million and from December 31, 2003 totaled $20.6 million. Chart Bank relies primarily on competitive rates, customer service, and long-standing relationships with customers to retain deposits. Occasionally, Chart Bank will also offer special competitive promotions to its customers to increase retention and promote deposit growth. Based upon Chart Bank’s historical experience with deposit retention, management believes that a significant portion of its deposits will remain with Chart Bank.

     Chart Bank must satisfy various regulatory capital requirements administered by the federal banking agencies including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories.

     At September 30, 2004, Chart Bank exceeded all of its regulatory capital requirements with a leverage capital level of $17.5 million, or 6.8% of average assets, which is above the required level of $10.4 million, or 4.0%, and total risk-based capital of $19.4 million, or 12.0% of risk weighted assets, which is above the required level of $12.9 million, or 8.0%. Chart Bank is considered “well capitalized” under regulatory guidelines.

     At December 31, 2003, Chart Bank exceeded all of its regulatory capital requirements with a leverage capital level of $17.3 million, or 8.4% of average quarterly assets, which was above the required level of $8.3 million, or 4.0%, and total risk-based capital of $19.0 million, or 12.4% of risk weighted assets, which is above the required level of $12.3 million, or 8.0%. At December 31, 2003, Chart Bank was considered “well capitalized” under regulatory guidelines.

     The following table summarizes our principal contractual obligations as of September 30, 2004 and the effects such obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period
		Less than 1			More than 5
	Total	Year	1-3 Years	3-5 Years	Years
	(in thousands)
Contractual Obligations:
FHLBB borrowings	$22,000	$17,000	$2,000	$3,000	$—
Operating lease obligations	571	227	275	69	—
Data processing contracts	1,250	480	770	—	—

Total	$23,821	$17,707	$3,045	$3,069	$—

Off-Balance Sheet Information

     Chart Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments included commitments to extend credit of approximately $31.7 million, $27.6 million and $14.6 million as of September 30, 2004, December 31, 2003 and 2002, respectively, and standby letters of credit of approximately $618,000, $542,000 and $232,000 as of September 30, 2004, December 31, 2003 and 2002, respectively. Management of Chart Bank anticipates that it will have sufficient funds available to meet its current loan commitments.

     These consolidated financial instruments involve, to varying degrees, elements of credit and interest rate risk. Chart Bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument is represented by the contractual amount of those instruments. Chart Bank uses the same credit policies in making commitments as it does for existing loans. Management believes that Chart Bank controls the credit risk of these financial instruments through credit approvals, lending limits, monitoring procedures and the receipt of collateral when deemed necessary.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments could expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Chart Bank’s management evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Chart Bank, upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include income producing commercial properties, accounts receivable, inventory and property, plant and equipment.

     Standby letters of credit are conditional commitments issued by Chart Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in existing loan facilities to customers. Chart Bank holds real estate and marketable securities as collateral supporting those commitments for which collateral is deemed necessary.

Impact of Inflation and Changing Prices

     The consolidated financial statements of Chart Bank and related data presented in this document have been prepared in conformity with accounting principles generally accepted in the United States of

America, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike many industrial companies, substantially all of the assets and liabilities of Chart Bank are monetary in nature. As a result, interest rates have a more significant impact on Chart Bank’s performance than the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as inflation.

Impact of New Accounting Standards

     On June 30, 2004, the Financial Accounting Standards Board (“FASB”) published an Exposure Draft, “Share-Based Payment,” an amendment of Statement of Financial Accounting Standards (“SFAS”) Nos. 123 and 95 (the “Exposure Draft”). The Exposure Draft is proposing, among other things, amendments to SFAS No. 123 and thus, the manner in which share-based compensation, such as stock options, will be accounted for by both public and non-public companies. The Exposure Draft allows nonpublic entities, such as Chart Bank, to elect to measure compensation cost of awards of equity share options and similar instruments at intrinsic value through the date of settlement and therefore, is not expected to have a material impact on Chart Bank’s consolidated financial statements.

     On September 30, 2004, the FASB issued FASB Staff Position (“FSP”) Emerging Issues Task Force (“EITF”) Issue No. 03-1-1 delaying the effective date of paragraphs 10-20 of EITF 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”, which provides guidance for determining the meaning of “other-than-temporarily impaired” and its application to certain debt and equity securities within the scope of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless the Bank can assert and demonstrate its intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment which might mean maturity. The delay of the effective date of EITF 03-1 will be superceded concurrent with the final issuance of proposed FSP Issue 03-1-a. Proposed FSP Issue 03-1-a is intended to provide implementation guidance with respect to all securities analyzed for impairment under paragraphs 10-20 of EITF 03-1. Management continues to closely monitor and evaluate how the provisions of EITF 03-1 and proposed FSP Issue 03-1-a will affect Chart Bank.

Quantitative and Qualitative Disclosures About Market Risk

     Chart Bank’s most significant form of market risk is interest rate risk. The principal objectives of Chart Bank’s interest rate risk management are to evaluate the interest rate risk inherent in certain balance sheet accounts, determine the level of risk appropriate given its business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with its established policies. Chart Bank has an Asset/Liability Committee, responsible for reviewing its asset/liability policies and interest rate risk position, which meets quarterly and reports trends and interest rate risk position to the Finance Committee of the Board of Directors and the Board of Directors quarterly. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of Chart Bank. Chart Bank manages interest rate risk by:

(1)	Maintaining a high quality securities portfolio that provides adequate liquidity and flexibility to take advantage of opportunities that may arise from fluctuations in market interest rates, the overall maturity and duration of which is monitored in relation to the repricing of its loan portfolio;

(2)	Promoting lower cost liability accounts such as demand deposits savings and money market deposits; and

(3)	Using advances from the Federal Home Loan Bank of Boston to better structure maturities of its interest rate sensitive liabilities.

     Chart Bank’s investment policy authorizes it to be a party to financial instruments with off-balance sheet risk in the normal course of business to reduce its exposure to fluctuations in interest rates. All counter-parties must be pre-approved by Chart Bank’s Executive Committee and reported to its Finance Committee.

Quantitative Aspects Of Market Risk

     Chart Bank analyzes its interest rate sensitivity position to manage the risk associated with interest rate movements through the use of balance sheet simulation and gap analyses. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period.

     Chart Bank’s goal is to manage asset and liability positions so as to moderate the effects of interest rate fluctuations on net interest income. Balance sheet simulations are completed quarterly and presented to the Board of Directors. The simulations provide an estimate of the impact of changes in interest rates on net interest income under a range of assumptions. The numerous assumptions used in the simulation process are what Chart Bank’s management believes to be the most appropriate assumptions about customer and competitor behavior in the specified interest rate scenario and are reviewed by its Asset/Liability Committee on a quarterly basis. In performing the simulations, Chart Bank assumes that there is no overall growth, decline or change in the mix of its interest-bearing assets and liabilities during the period measured. Simulation analysis may have certain limitations caused by market conditions varying from those assumed in a model. Actual results can often differ due to the effects of prepayments and refinancings of loans and investments, as well as the repricing or runoff of deposits, which may be different from that which has been assumed. Changes to these assumptions can significantly affect the results of the balance sheet simulation.

     Chart Bank’s current limits on interest-rate risk specify that if interest rates were to ramp up a total of 100, 200 or 300 basis points or down a total of 100 basis points over a twelve month period beginning October 1, 2004 as a result of equal monthly increases or decreases, estimated net interest income for the two-year period beginning October 1, 2004 should not increase or decrease by greater than 5% per year. The results of these simulations are shown below:

	Calculated increase (decrease) in projected
	net interest income for the year ending
	September 30,
	2005	2006
Changes in interest rates:
+300 bps	1.15%	3.91%
+200 bps	1.24	3.58
+100 bps	0.62	1.65
-100 bps	-1.00	-3.65
Policy Limit	+/-5.00%	+/-5.00%

     As noted above, one of the tools used to measure rate sensitivity is the funds gap. The funds gap is defined as the amount by which a bank’s rate sensitive assets exceed its rate sensitive liabilities. A positive gap exists when rate sensitive assets exceed rate sensitive liabilities. This indicates that a greater volume of assets than liabilities will reprice during a given period. This mismatch will improve earnings in a rising rate environment and inhibit earnings when rates decline. Conversely, when rate sensitive liabilities exceed rate sensitive assets, the gap is referred to as negative and indicates that a greater volume of liabilities than assets will reprice during the period. In this case, a rising rate environment will inhibit earnings and declining rates will improve earnings. Notwithstanding this general description of the effect on income of the gap position, it may not be an accurate predictor of changes in net interest income.

     The following table shows the amounts of interest-earning assets and interest-bearing liabilities at September 30, 2004 that reprice during the periods indicated:

	Repricing or Maturity Date
		Over Six	Over One
	One Day to	Months to	Year to Five	Over Five
	Six Months	One Year	Years	Years	Total
		(Dollars in thousands)
Interest earning assets:
Loans(1)	$43,844	$15,519	$107,300	$10,217	$176,880
Investment securities	10,815	3,204	26,619	20	40,658

Total interest-earning assets	54,659	18,723	133,919	10,237	217,538

Interest bearing liabilities:
Deposits – non-certificates(2)	63,757	—	—	26,522	90,279
– certificates	20,506	49,395	22,587	—	92,488
Borrowings	13,000	4,000	5,000	—	22,000

Total interest-bearing liabilities	97,263	53,395	27,587	26,522	204,767

Net interest rate sensitivity gap	$(42,604)	$(34,672)	$106,332	$(16,285)	$12,771

Cumulative interest rate sensitivity gap	$(42,604)	$(77,276)	$29,056	$12,771

(1)	Excludes the allowance for loan losses and net deferred loan costs.

(2)	Regular savings and NOW accounts have been included in the over five year timeframe; money market accounts have primarily been included in the one day to six months category.

THE ACQUISITION OF CHART BANK

     We decided to undertake the conversion in connection with our decision to enter into an Agreement and Plan of Merger with Chart Bank dated September 1, 2004. Based on September 30, 2004 unaudited financials for Benjamin Franklin Bancorp and Chart Bank at the minimum of the valuation range, the combined entity would have on a pro forma basis total assets of $815.9 million, total deposits of $6l6.2 million, and net loans of $551.4 million. For pro forma income statements and balance sheets, see “Pro Forma Data” on page [#]. For historical financial information about Chart Bank, see “Selected Consolidated Financial Information of Chart Bank” on page [#] and the Consolidated Financial Statements of Chart Bank, A Cooperative Bank and Subsidiaries on page [#].

Background and Reasons for the Acquisition.

     We believe that the acquisition of Chart Bank furthers our expansion strategy, including geographic market area, customer base and asset size, while maintaining our loan portfolio quality and relatively low cost of funds. Although it is a cooperative bank, Chart Bank has a significant amount of commercial loans, which furthers our goal of increasing such loans. We believe that our current product offerings and corporate culture will blend well with that of Chart Bank, which will facilitate the integration of the two companies after the acquisition.

     Over the past few years, our Board has come to the conclusion that we need to grow Benjamin Franklin Bank in order to have the scale to effectively compete with the larger institutions in our market and to continue to be a meaningful provider of financial services to our communities. In a series of special meetings to consider various growth strategies, the Board met with outside consultants who assisted the Board in analyzing its strategic alternatives. Among the alternatives considered was the possible merger with another mutual institution, but such transactions are difficult to initiate. The Board recognizes that our ability to grow by internal expansion has been hampered somewhat by our capital level; as a mutual institution, our primary means of increasing our capital is through retaining our earnings, and earnings take time to generate. The Board determined that it was willing to consider a mutual to stock conversion or minority stock issuance if necessary to facilitate an expansion opportunity.

     In June 2004, Chart Bank’s investment advisor, Ryan Beck & Co., Inc., contacted Thomas R. Venables, our President and Chief Executive Officer, and asked him if Benjamin Franklin Bancorp would be interested in exploring a strategic transaction with Chart Bank. Mr. Venables met with Richard E. Bolton, Jr., Chart Bank’s President and Chief Executive Officer, and the parties signed a confidentiality agreement pursuant to which Chart Bank provided Mr. Venables with preliminary information regarding Chart Bank to enable him to assess whether Benjamin Franklin Bancorp would be interested in pursuing a transaction with Chart Bank.

     Mr. Venables met with the Benjamin Franklin Bancorp Board on July 8, 2004, and discussed the possible transaction with Chart Bank, including the necessity to undergo a full conversion to a public company in order to effect the transaction. After a lengthy discussion, the Board authorized Mr. Venables to move to the next stage of the process. On July 13, the Board held another special meeting at which the Board authorized the engagement of McConnell Budd & Romano, investment advisors, and Foley Hoag LLP, legal counsel, to assist in formulating a proposal to acquire Chart Bank and in negotiating the terms of a possible transaction. Representatives of both McConnell Budd & Romano and Foley Hoag LLP were present at that meeting and engaged in a detailed discussion of the process that a transaction with Chart Bank would follow.

     Over the next three weeks, Mr. Venables and his team of advisors worked to formulate a financial proposal for the possible acquisition of Chart Bank. During this period, Mr. Venables also hired as Chief Financial Officer Claire Bean, who had worked with him as chief financial officer at two prior banks. On July 28, 2004, the Benjamin Franklin Bancorp Board met again with representatives of McConnell Budd & Romano and Foley Hoag, as well as with senior management of Benjamin Franklin Bank. After a thorough discussion of the financial analysis presented by McConnell Budd representatives, and a discussion of various strategic alternatives available to the institution, the Board authorized management and representatives of McConnell, Budd & Romano to submit to Chart Bank a non-binding expression of interest in pursuing a transaction and to conduct price negotiations in a range of $30.50 to $31.50, with 55.0% of the consideration to be paid in stock and 45.0% of the consideration to be paid in cash. The transaction would be conditioned on Benjamin Franklin Bancorp’s conversion to stock form.

     Subsequent to the July 28, 2004 Board meeting, management of Benjamin Franklin Bancorp, with the assistance of its legal and financial advisors, engaged in discussions with Chart Bank, and the parties proceeded to draft a letter of intent to form the basis of negotiations of a definitive merger agreement. After several days of negotiations, Benjamin Franklin Bancorp and Chart Bank agreed to some, but not all, of the material terms of a transaction, including a price of $30.75 per share, and executed a non-binding letter of intent on August 11, 2004. Pursuant to the letter of intent, the parties agreed to work together diligently towards execution of a definitive agreement.

     After the parties executed the letter of intent, legal counsel for Benjamin Franklin Bancorp prepared and circulated a draft merger agreement and the parties began negotiations concerning the terms of the merger agreement. Drafts of consulting agreements and payments and waiver agreements with Richard E. Bolton, Sr. and Richard E. Bolton, Jr. and a draft voting agreement to be executed by certain stockholders of Chart Bank, also were prepared and circulated for discussion. On August 21, 2004, representatives of Benjamin Franklin Bancorp and Chart Bank conducted more specific financial, business, regulatory and legal due diligence at an off-site location. During the period between August 21 and August 30, 2004, the parties discussed and negotiated various issues, including without limitation, the representations and warranties to be made by Chart Bank, the treatment of Chart Bank’s employees in the transaction, the conduct of the respective parties’ businesses between signing and closing of the transaction, the parties’ respective conditions to closing, the rights of the parties to abandon the transaction, the voting agreements to be entered into by certain stockholders of Chart Bank pursuant to which such stockholders would agree to vote their shares of Chart Bank stock in favor of the transaction, and the consulting and payments and waiver agreements for Mr. Bolton, Sr. and Mr. Bolton, Jr.

     On August 25, 2004, the Board of Trustees of Benjamin Franklin Bancorp met to discuss the status of the merger negotiations and to hear presentations by senior management about their due diligence review of Chart Bank. On August 30, 2004, the Board met again to consider the terms of the merger agreement, the potential advantages and risks associated with the merger and the conversion, and an update of the financial analyses of McConnell Budd & Romano. Following a discussion by the Benjamin Franklin Bancorp Board, McConnell Budd & Romano delivered an oral opinion concerning the fairness, from a financial point of view, of the proposed consideration to be paid to Chart Bank’s stockholders as set forth in the merger agreement, [which opinion was later confirmed in writing.] Following discussion, by the unanimous vote of all of the directors, the Benjamin Franklin Bancorp Board approved and adopted the merger agreement, authorized management to enter into the merger agreement and directed management and legal counsel to move promptly toward preparation of a plan of conversion and other documents related to the conversion. Chart Bank and Benjamin Franklin Bancorp executed the merger agreement and related agreements on September 1, 2004 and the transaction was publicly announced later that same day.

     The acquisition will immediately expand our geographic market toward the more densely populated suburbs closer to Boston and will result in a larger branch network for the benefit of the customers of the combined institution. The market served by Chart Bank is a logical geographic extension of our current market area, and is an area in which our Chief Executive Officer and our Chief Financial Officer have significant banking experience. We currently operate in communities southwest of the city of Boston, and the merger with Chart Bank will extend our market area northeast toward Boston. Over the next several years, we intend to open new banking offices in select towns located between the two market areas, which will further enhance the accessibility and convenience of the organization for our combined customer base.

     Our Board believes that the combination with Chart Bank will enhance the competitive position of the combined entity and will enable the resulting institution to compete more effectively than would the individual institutions alone. We currently compete with a variety of financial institutions, including many that have competitive advantages due to greater financial resources, larger loan limits, larger branch networks and a broader offering of financial services. The combination with Chart Bank will result in a larger company with a larger branch network and greater financial resources that can be utilized to enhance the services we offer. Among the factors considered by our Board were the following:

•	The ability of Benjamin Franklin Bank to establish its physical presence in Middlesex County, which is a contiguous market that offers the opportunity for us to reach new customers and expand our franchise;

•	The beneficial impact of the conversion and the Chart Bank acquisition on the depositors, employees, customers and communities served by the two institutions. The conversion and acquisition results in a larger, well-capitalized company that will have greater resources and more locations to serve its depositors, customers and communities. The creation of the charitable foundation will provide additional benefits to the community.

As a larger company, we will be better able provide career development opportunities for our employees.

•	The difficulty and expense of expanding our presence through de novo branching in contrast to the efficacy of expanding through acquisition;

•	Information concerning the pro forma financial condition, results of operations, capital levels, asset quality and prospects of the combined institutions which provided a basis for the board of directors to understand and ultimately approve of the transactions;

•	The ability to substantially increase our commercial business and commercial real estate loans, which represent key components of our lending activities;

•	The general structure of the transactions and the compatibility of the respective managements and business philosophies that are thought to have beneficial implications with respect to the integration of the companies;

•	The ability of the combined enterprise to compete more effectively as described above; and

•	General industry and economic conditions that were viewed as favorable with respect to our plans for expansion through acquisition.

     As a result of the acquisition, six members of Chart Bank’s Board of Directors (including Richard E. Bolton Jr., Chart Bank’s Chief Executive Officer) will serve on both the Benjamin Franklin Bancorp and the Benjamin Franklin Bank Boards of Directors.

     We anticipate that when the acquisition is completed, a majority of the employees of Chart Bank will become employees of Benjamin Franklin Bank. Former employees of Chart Bank will be entitled to benefits afforded to our existing employees generally. We will be working to identify operational efficiencies that may be obtained through the consolidation of the entities in the acquisition. It is anticipated that some management and support positions will be eliminated following the acquisition. We have no continuing obligation under the terms of the merger to retain any specific employees of Chart Bank as our employees.

The Chart Bank Merger Agreement

     The following is a brief summary of the significant provisions of the merger agreement between Benjamin Franklin Bancorp and Chart Bank dated as of September 1, 2004. The merger agreement is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference herein. The merger agreement contains the complete terms of that agreement and this summary is qualified in its entirety by reference to that agreement.

     General; Exchange Ratio. Our merger agreement with Chart Bank provides that Chart Bank will merge into Benjamin Franklin Bank immediately after completion of the conversion of Benjamin Franklin Bancorp into stock form. At the effective time of the merger, each outstanding share of Chart Bank common stock will be converted into the right to receive either $30.75 in cash or 3.075 shares of Benjamin Franklin Bancorp common stock, plus cash in lieu of any fractional share, subject to allocation election procedures. Each Chart Bank option outstanding at the effective time of the merger will be terminated in exchange for a cash payment equal to $30.75, minus the exercise price applicable to the option, multiplied by the number of Chart Bank shares subject to the option. Chart Bank is a closely-held cooperative bank, so its shares are not publicly traded.

     Chart Bank stockholders will be given the opportunity to elect to receive all cash, all stock or a combination of cash and stock. The election and allocation procedures set forth in the merger agreement will ensure that 55.0% of the shares of Chart Bank common stock will be converted into the right to receive shares of Benjamin Franklin Bancorp common stock and 45.0% of the shares of Chart Bank common stock will be converted into the right to receive cash. Thus, Chart Bank stockholders may not receive exactly the form of consideration that they elect. Instead, they may receive a pro rata amount of cash and Benjamin Franklin Bancorp common stock even if they elect all cash or all stock.

     As of November 30, 2004, there were 1,420,000 shares of Chart Bank common stock and options to purchase 137,000 shares of Chart Bank common stock outstanding. The aggregate consideration for the Chart Bank acquisition will be $22,492,000 in cash and 2,401,575 newly issued shares of Benjamin Franklin Bancorp common stock, assuming that the Chart Bank options are cashed out at the closing rather than being exercised by optionees prior to the closing.

     Conditions to the Merger. The merger agreement provides that completion of the acquisition is subject to the satisfaction or waiver of specified conditions by Benjamin Franklin Bancorp and Chart Bank. The respective obligations of each party under the merger agreement are subject to the fulfillment or waiver of the following conditions at or prior to the completion of the merger:

•	approval of the merger agreement by the stockholders of Chart Bank.

•	approval of the merger agreement and the conversion by our corporators.

•	receipt of all regulatory approvals required to consummate the conversion and the merger, which approvals do not contain any conditions, restrictions or requirements which our Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the conversion and the merger to such a degree that we would not have entered into the merger agreement if the conditions, restrictions or requirements had been known, and expiration of all applicable waiting periods.

•	absence of any law, judgment, decree, injunction or other order of any governmental authority prohibiting consummation of the conversion or the merger.

•	effectiveness under the Securities Act of 1933 of the registration statements registering the shares of our common stock to be issued in the conversion and the merger and absence of a stop order suspending the effectiveness or proceedings for that purpose initiated by the SEC and not withdrawn.

•	authorization for listing on the Nasdaq National Market of the shares of our common stock to be issued in the merger and the conversion, subject to official notice of issuance.

•	completion of the conversion, resulting in net proceeds sufficient to enable Benjamin Franklin Bank to remain well-capitalized under applicable federal banking law and otherwise to meet regulatory capital requirements after giving effect to the merger.

•	receipt by both parties of an opinion dated as of the effective date of the merger that the merger will constitute a tax-free reorganization described in section 368(a) of the Internal Revenue Code.

•	receipt by Benjamin Franklin Bancorp of an opinion dated as of the effective date that the conversion will constitute a tax-free reorganization described in section 368(a) of the Internal Revenue Code.

•	the accuracy of the representations and warranties of the other party in all material respects as of September 1, 2004 and as of the closing date (except to the extent that a representation or warranty speaks as of an earlier date), except that any inaccuracies in a party’s representations and warranties shall not prevent that party’s satisfaction of this condition unless the cumulative effect of all inaccuracies, taken together, would be reasonably likely to be material and adverse to the financial condition, results of operation or business of that party, or would materially impair the ability of that party to perform its obligations or would otherwise materially impede the completion of the conversion or the merger, such change or effect being referred to as a “material adverse effect”.
•	performance by the other party in all material respects of all obligations required to be performed by it under the merger agreement.

•	no change that individually or in the aggregate has a material adverse effect on the other party, excluding the impact of any (1) changes in banking and similar laws or interpretations of these laws by governmental authorities, (2) changes in generally accepted accounting principles or regulatory accounting requirements, (3) changes in economic conditions affecting financial institutions generally, including changes in general levels of interest rates, (4) direct effects of complying with the merger agreement and (5) the effects of any action or omission otherwise contemplated by the merger agreement or any related document..

     In addition, Benjamin Franklin Bancorp’s obligation to consummate the merger is subject to the fulfillment of each of the following conditions:

•	shares of Chart Bank common stock as to which Chart Bank stockholders have exercised dissenters’ rights represent shall less than 10.0% or more of the outstanding shares of Chart Bank common stock.

•	each of Richard E. Bolton, Jr., the President and Chief Executive Officer of Chart Bank, and Richard E. Bolton, Sr., the Chairman of the Board of Directors of Chart Bank shall have entered into, and performed in all material respects, a payments and waiver agreement which, among other things, terminates the officer’s existing employment arrangements with Chart Bank upon the effectiveness of the merger in consideration of specified termination payments.

•	all consents of third parties, other than of regulatory authorities, necessary to permit lawful completion of the merger have been obtained, except if the failure to obtain such consents would not individually or in the aggregate have a material adverse effect on Benjamin Franklin Bancorp after giving effect to the conversion and the merger, and none of the consents shall contain any term or condition which would, individually or in the aggregate, have a material adverse effect on Chart Bank or Benjamin Franklin Bancorp.

•	Chart Bank shall have not taken any action or made any payment that would result in a parachute payment under section 280G, or in a payment that would be nondeductible under Section 162(m), of the Internal Revenue Code.

     Conduct of Business Prior to the Merger. Each of Chart Bank and Benjamin Franklin Bancorp has each agreed that between the date of the merger agreement and the completion of the merger it will conduct its business in the ordinary course of business. In addition, Chart Bank has agreed that it will

•	continue to operate in the same geographic markets serving the same market segments.

•	maintain its current loan, deposit, banking products and service programs on substantially the same terms and conditions.

•	use commercially-reasonable efforts to preserve its business organization, keep available the present services of its officers, employees and directors and preserve current relationships and goodwill with customers, suppliers and others.

     Each of Chart Bank and Benjamin Franklin Bancorp has agreed that, except as otherwise expressly contemplated or permitted by the merger agreement or consented to in writing by the other, it will not do any of the following:

•	take any action that would materially adversely affect or delay its ability to obtain any necessary approvals of any governmental authority for the transactions contemplated by the merger agreement or perform its covenants and agreements under the merger agreement or any related document.

•	acquire the assets, business, deposits or properties of any other entity, including through merger or consolidation, , other than in the ordinary course of business or, in the case of Benjamin Franklin Bancorp, as would not be expected to prevent, impede or materially delay the completion of the transactions contemplated by the merger agreement and related documents.

•	change its accounting principles, practices or methods.

•	take any action that would prevent the merger (or conversion, for Benjamin Franklin Bancorp) from qualifying as a tax-free reorganization.

•	take any action that is intended or is reasonably likely to result in: any of its representations or warranties in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effectiveness of the merger; any of the conditions to the merger not being satisfied; or a material violation of any provision of the merger agreement or related documents.

     In addition, Chart Bank has agreed that, except as otherwise expressly contemplated or permitted by the merger agreement or consented to in writing by Benjamin Franklin Bancorp, it will not do any of the following:

•	issue, sell or otherwise permit to become outstanding any additional shares of stock, other than upon exercise of existing stock options.

•	grant stock options.

•	declare or pay any dividends or other distributions on its capital stock except for a regular quarterly cash dividend not in excess of $0.16 per share or, if declared after April 1, 2005, $0.18 per share.

•	enter into, amend or terminate any material contracts.

•	adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

•	hire any new employees, except to fill vacancies for positions with a base salary, including bonus, not in excess of stated limits.

•	enter into new or amend existing benefit plans, including stock option, deferred compensation, pension, retirement and bonus plans, or accelerate the vesting or exercisability of any benefits or awards under these plans, except for the acceleration of vesting of existing stock options.

•	sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, or cancel or release any indebtedness or claims held by any person, except in the ordinary course of business.

•	enter into new or amend existing employment, consulting, severance or similar agreements with directors, officers and employees or increase compensation or any employee benefit, including bonuses, beyond stated limits.

•	foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property, or foreclose if the environmental assessment indicates the presence of material amounts of hazardous substances on that property.

•	make any investments in any other company, except as otherwise permitted in connection with its investment securities portfolio.

•	make capital expenditures beyond stated limits and only in the ordinary course of business.

•	amend its charter or by-laws.

•	settle any lawsuits or similar proceedings for an amount in excess of stated limits or resulting in the imposition of any material restriction on its business.

•	enter into any derivatives contract, except in the ordinary course of business.

•	make any commercial, commercial real estate or industrial loan other than in the ordinary course of business and consistent with existing lending policies and practices.

•	restructure or materially change its investment securities portfolio, other than in the ordinary course of business.

•	make equity investments in real estate, other than in foreclosed properties, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business.

•	change in any material respect its loan or investment policies and procedures.

•	enter into, renew, amend or terminate any agreement with respect to office space, operations space or branch space except in the ordinary course of business, or enter into, renew, amend or terminate any such agreement exceeding stated dollar and term limits, whether or not in the ordinary course of business.

•	materially breach any material contract or license or any agreement with a governmental authority.

•	make an “excess parachute payment” within the meaning of 280G of the Internal Revenue Code or a payment that would be nondeductible under Section 162(m) of the Internal Revenue Code.

•	become responsible for the obligations of any other entity or incur any indebtedness for borrowed money, with certain exceptions.

•	renew, amend or permit to expire, lapse or terminate any of its material insurance policies, with certain exceptions.

     No Solicitation of Third Party Proposals to Acquire Chart Bank. Chart Bank has also agreed, subject to certain exceptions relating to the fiduciary duties of the Chart Bank board of directors, that neither it nor its officers, directors, employees, agents or representatives will, directly or indirectly:

•	initiate, solicit, encourage or otherwise facilitate any inquiries regarding, or the making of any proposal to engage in, a change in control transaction with respect to Chart Bank; or

•	engage in any negotiations concerning, or provide any confidential information or data to or have any discussions with any person or entity relating to, a proposal to engage in a change in control transaction with respect to Chart Bank; or

•	enter into any agreement, arrangement or understanding with respect to a change in control transaction with respect to Chart Bank, or requiring it (or conditioned upon requiring it) to abandon, terminate or fail to consummate the merger with Benjamin Franklin Bank or any other transactions contemplated by the merger agreement.

     A “change in control transaction” is a merger or similar transaction involving Chart Bank, the disposition of 25.0% or more of the consolidated assets of Chart Bank or the issuance, sale or other disposition of securities representing 19.9% or more of the voting power of Chart Bank or any subsidiary.

     Chart Bank has agreed that it will notify Benjamin Franklin Bancorp immediately if any inquiries, proposals or offers are received by, any such information is requested from, or any discussions or negotiations are sought to be initiated or continued with, any of its officers, directors or employees relating to a proposal to engage in a change in control transaction. Chart Bank has agreed that it will promptly advise Benjamin Franklin Bancorp following receipt of any such proposal and the substance of the proposal, and will keep Benjamin Franklin Bancorp apprised of any related developments, discussions and negotiations of any such proposal on a current basis.

     Employee Matters. The merger agreement contains certain agreements of the parties with respect to various employee matters, which are briefly described below.

     As soon as administratively practicable after the effective time of the merger, Benjamin Franklin Bancorp will take all reasonable action so that employees of Chart Bank and its subsidiaries will:

•	receive employee benefits which are no less favorable than those generally afforded to other employees of Benjamin Franklin Bancorp and its subsidiaries holding similar positions; and

•	be entitled to participate in the Benjamin Franklin Bancorp employee benefit plans of general applicability to the same extent as similarly-situated employees of Benjamin Franklin Bancorp and its subsidiaries.

     For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for determining the amount of benefits or determining accrual of benefits) under the Benjamin Franklin Bancorp employee benefit plans, Benjamin Franklin Bancorp will recognize years of service with Chart Bank and its subsidiaries to the same extent as such service was credited for such purpose by Benjamin Franklin Bancorp.

     If employees of Chart Bank or any of its subsidiaries become eligible to participate in a medical, dental or health plan of Benjamin Franklin Bancorp, Benjamin Franklin Bancorp will cause each such plan to:

•	waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Benjamin Franklin Bancorp;

•	waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee on or after the effective time of the merger to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the effective time of the merger; and

•	provide full credit under such plans for any deductibles, co-payments and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation.

     Employees of Chart Bank or its subsidiaries (other than employees who are a party to an employment agreement, a severance agreement or a special termination agreement) whose employment is involuntarily terminated other than for cause within two years after the effective time of the merger will be entitled to receive severance payments in accordance with Chart Bank’s merger severance benefit program.

     Other Covenants. In the merger agreement, each of Benjamin Franklin Bancorp and Chart Bank agreed to use its reasonable best efforts, in good faith, to take all actions necessary, proper, desirable or advisable to enable the conversion and the merger to be completed, and to:

•	cooperate in preparing applications for approval of regulatory authorities and securities filings;

•	provide ongoing access to information about itself to the other party, subject to confidentiality requirements;

•	consult with the other party before issuing a press release relating to the merger or conversion, and, except as required by law, rule or regulation, not issue such a release without the other party’s consent, which shall not be unreasonably withheld;

•	notify the other party of facts, events and circumstances that would have been required to have been disclosed if known as of the date of the merger agreement;

•	provide current financial statements and internal control reports to the other party;

•	notify the other of material changes in its business, or the institution or threat of material litigation;

•	consult with each other on the introduction of new products and services not currently offered by Chart; or

•	make changes or elections with respect to tax matters or accounting methods

Benjamin Franklin Bancorp agreed to take certain additional actions, including:

•	making all regulatory and securities filings necessary for the completion of the conversion and the merger by specified dates;

•	convening a special meeting of its corporators to vote on the conversion and the merger, and recommending that the corporators approve the conversion and the merger;

•	listing its common stock on the Nasdaq National Market;

•	taking steps required to cause the acquisition of its stock under the merger agreement to be exempt from Rule 16b-3 under the Securities Exchange Act of 1934.

Chart Bank agreed to take certain additional actions, including:

•	convening a special meeting of its stockholders to vote on the merger, and recommending that the stockholders approve the merger, except as otherwise required in order for its directors to comply with their fiduciary duties under applicable law;

•	cause its affiliates to deliver to Benjamin Franklin Bancorp an affiliate agreement to comply with the requirements of Rule 145 under the Securities Act of 1933 in connection with the sale or transfer of Benjamin Franklin Bancorp common stock received by them in the merger;

•	manage its assets and liabilities in accordance with its asset and liability management policy in effect on the date of the merger agreement, and consult on investment programs to be administered by Chart Bank.

•	consistent with generally accepted accounting principles, the rules and regulations of the Securities and Exchange Commission and applicable banking laws and regulations, modify or change its loan, other real estate owned, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Benjamin Franklin Bancorp.

     Representations and Warranties. The merger agreement contains representations and warranties by Benjamin Franklin Bancorp and Chart Bank regarding various legal, regulatory, financial and business matters including, but not limited to, the following:

•	organization, standing and authority

•	capital structure;

•	subsidiaries;

•	corporate power and authority;

•	regulatory approvals, reports and other matters;

•	absence of violation of organizational documents and terms of agreements;

•	financial statements;

•	absence of undisclosed liabilities;

•	material contracts;

•	tax matters;

•	loan portfolio and allowance for loan losses;

•	capitalization;

•	absence of material adverse change;

•	environmental matters;

•	legal proceedings;

•	employee benefit plans;

•	properties;

•	investment securities;

•	transactions with affiliates;

•	labor matters;

•	compliance with the Community Reinvestment Act, Bank Secrecy Act and privacy of customer information requirements contained in any federal and state privacy laws and regulations;

•	compliance with laws;

•	use of brokers;

•	risk management instruments;

•	bank owned life insurance;

•	intellectual property;

•	fiduciary accounts;

•	books and records;

•	insurance;

•	credit card accounts; and

•	merchant credit card processing services.

     The merger agreement also contains additional representations and warranties by Chart Bank relating to:

•	required vote for the merger and absence of anti-takeover provisions applicable to the merger;

•	material interests of certain persons; and

•	receipt of a fairness opinion.

     Except as otherwise provided in the merger agreement, these representations and warranties do not survive after the effective time of the merger.

     Termination and Termination Fees. The merger agreement may be terminated at any time prior to the effective time as follows:

•	by mutual consent of Benjamin Franklin Bancorp and Chart Bank.

•	by either party if the merger shall not have occurred on or before July 15, 2005 or a later date agreed to in writing by the parties, unless the failure of the merger to occur by that date results from the knowing action or inaction of the party seeking to terminate or, in the case of a termination by Chart Bank, its stockholders’ actions in violation of their obligations under the merger agreement or related voting agreements.

•	by either party if the approval of any governmental authority required for completion of the merger shall have been denied by final nonappealable action or an application for approval shall have been permanently withdrawn at the request of a governmental authority.

•	by either party if Benjamin Franklin Bancorp’s board of trustees or corporators shall have not approved the conversion, the approval of any governmental authority required for completion of the conversion shall have been denied by final nonappealable action or an application for approval shall have been permanently withdrawn at the request of a governmental authority or a court of competent jurisdiction or other governmental authority shall have issued an order, decree or ruling prohibiting the conversion, which order, decree or ruling shall have become final and nonappealable.

•	by either party in the event of a material breach by the other party of any representation or warranty contained in the merger agreement which breach would constitute, if occurring or continuing on the closing date, the failure of the conditions to completion of the merger relating to the accuracy of the representations and warranties and which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of the breach.

•	by either party in the event of a material breach by the other party of any of the covenants or agreements contained in the merger agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of the breach.

•	by either party if the Chart Bank stockholders do not approve the merger, provided that Chart Bank may not terminate if it has materially breached its covenants relating to the stockholders meeting.

•	by either party if the corporators of Benjamin Franklin Bancorp do not approve the merger and the conversion , provided that Benjamin Franklin Bancorp may not terminate if it has materially breached its covenants relating to the corporators meeting and obtaining all necessary regulatory approvals for the conversion and the merger.

•	by Benjamin Franklin Bancorp if, prior to the Chart Bank stockholders meeting at which the merger is considered:

•	Chart Bank materially breaches its covenant regarding third party proposals to acquire Chart Bank, or

•	the Chart Bank board fails to recommend to its stockholders that they approve the merger, withdraws such recommendation or modifies or changes such recommendation in a manner adverse in any respect to the interests of Benjamin Franklin Bancorp or

•	Chart Bank materially breaches its obligations to call, give notice of, convene and hold the Chart Bank stockholders meeting.

•	by Benjamin Franklin Bancorp if a tender offer is commenced, other than by Benjamin Franklin Bancorp, and the Chart Bank board recommends that its stockholders tender their shares in the tender offer or otherwise fails to recommend that its stockholders reject the tender offer.

     If the merger agreement is terminated as a result of a breach of a representation, warranty, covenant or other agreement that is caused by the gross negligence or willful or intentional breach of a party to the merger agreement, the breaching party is liable to the non-breaching party for all out-of-pocket costs and expenses, including reasonable fees and expenses of lawyers, accountants and investment bankers, incurred by the non-breaching party in connection with the merger agreement, up to a maximum of $500,000.

     In addition, Benjamin Franklin Bancorp would be liable to Chart Bank for Chart Bank’s out-of-pocket costs and expenses, up to a maximum of $500,000:

•	if the merger agreement is terminated because the conversion was not approved by the trustees or corporators of Benjamin Franklin Bancorp or by the regulatory authorities or because the conversion was prohibited by a court or other governmental authority (except under circumstances in which a breach of a representation, warranty or covenant by Chart Bank materially adversely affected Benjamin Franklin Bancorp’s ability to obtain the necessary approvals), or

•	if Benjamin Franklin Bancorp has not completed the conversion by July 15, 2005, except that such expense payment would not apply in circumstances where Benjamin Franklin Bancorp is obligated to pay the termination fee described in the next paragraph, and Benjamin Franklin Bancorp would not be obligated to make such a payment if a breach of a representation, warranty or covenant by Chart Bank has materially adversely affected Benjamin Franklin Bancorp’s ability to complete the conversion in a timely manner.

     The merger agreement provides that Benjamin Franklin Bancorp must pay Chart Bank a termination fee of $2.3 million if:

•	Benjamin Franklin Bancorp has failed to consummate the conversion by July 15, 2005 as a result of a material failure to perform or comply with any of its covenants or agreements in the merger agreement, or

•	Chart Bank has terminated the merger agreement because Benjamin Franklin Bancorp has intentionally or willfully breached any of its representations or warranties in the merger agreement or intentionally and willfully failed to perform or comply with any of its covenants or agreements in the merger agreement, in each case to such an extent as to permit Chart Bank to terminate the merger agreement.

     The merger agreement provides that Chart Bank must pay Benjamin Franklin Bancorp a termination fee of $2.3 million if a payment event has occurred before the special payment termination date.

     A “payment event” means any of the following events:

•	without Benjamin Franklin Bancorp’s prior written consent, Chart Bank or the stockholders of Chart Bank have entered into an agreement to effect or have consummated a change in control transaction with a third party.

•	Benjamin Franklin Bancorp has terminated the merger agreement because

•	Chart Bank has materially breached its covenant regarding third party proposals to acquire Chart Bank, or

•	the Chart Bank board has failed to recommend to its stockholders that they approve the merger, has withdrawn such recommendation or has modified or changed such recommendation in a manner adverse in any respect to the interests of Benjamin Franklin Bancorp or

•	Chart Bank has materially breached its obligations to call, give notice of, convene and hold the Chart Bank stockholders meeting;

•	or the Chart Bank board has recommended that the stockholders of Chart Bank tender their shares to a third party in a tender offer.

•	Benjamin Franklin Bancorp has terminated the merger agreement because Chart Bank has intentionally or willfully breached any of its representations or warranties in the merger agreement or intentionally and willfully failed to perform or comply with any of its covenants or agreements in the merger agreement, in each case to such an extent as to permit Benjamin Franklin Bancorp to terminate the merger agreement.

     The “special payment termination date” is the earliest to occur of

•	the effectiveness of the merger.

•	the date that is 12 months after termination of the merger agreement following the occurrence of a time extension event.

•	the date on which the merger agreement is terminated in accordance with its terms, but only if the termination takes place prior to the occurrence of a payment event or a time extension event.

     A “time extension event” is any of the following events:

•	a third party has commenced a tender offer for the Chart Bank common stock.

•	a third party (or a group) has acquired beneficial ownership of or has the contractual right to acquire beneficial ownership of 15.0% or more of the then outstanding shares of Chart Bank common stock.

•	following a third party proposal for a change in control transaction with respect to Chart Bank, the holders of Chart Bank common stock fail to approve the merger agreement at the Chart Bank stockholder meeting.

•	following a third party proposal for a change in control transaction with respect to Chart Bank, the Chart Bank stockholders meeting to approve the merger is not held in violation of Chart Bank’s obligations, Chart Bank’s board has withdrawn or modified in a manner adverse to Benjamin Franklin Bancorp the recommendation of Chart Bank’s board with respect to the merger with Benjamin Franklin Bank, or Chart Bank has willfully or intentionally breached any representation, warranty, covenant or obligation in the merger agreement and such breach would entitle Benjamin Franklin Bancorp to terminate the merger agreement.

     Amendment and Waiver. Prior to the effectiveness of the merger, any provision of the merger agreement may be waived by the party benefited by the provision or amended or modified by an agreement in writing among the parties to the merger agreement, except that after the Chart Bank stockholders meeting no amendment may be made that changes in kind or reduces in amount the merger consideration without the further approval of Chart Bank’s stockholders.

     Voting Agreements; Release Agreements. Directors of Chart Bank beneficially owning 39.1% of Chart Bank’s outstanding common stock as of the record date for the stockholders meeting at which the approval of the merger agreement is to be considered have entered into voting agreements with Benjamin Franklin Bancorp pursuant to which each such director has agreed that at any meeting of the stockholders of Chart Bank, or in connection with any written consent of the stockholders of Chart Bank, the director shall cause all of the shares of Chart Bank common stock that he beneficially owns to be counted as present for purposes of calculating a quorum and vote those shares:

•	in favor of adoption and approval of the merger agreement and the transactions contemplated thereby;

•	against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Chart Bank contained in the merger agreement or of the director contained in the voting agreement; and

•	against any third party proposal to acquire Chart Bank or agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or materially and adversely affect completion of the merger or any of the transactions contemplated by the merger agreement.

     The voting agreements also provide that the director executing the agreement will not, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, assignment or other disposition of, any of the shares or option or right to obtain shares of Chart Bank common stock owned by him or her, except as may be permitted under the terms of the voting agreement. The voting agreements will remain in effect until the earlier of the special payment termination date of the mutual written agreement of the parties.

     In addition, each Chart Bank director has entered into a release agreement pursuant to which the director has agreed to release Chart Bank and Benjamin Franklin Bancorp from certain claims such director may have in his capacity as a stockholder of Chart Bank.

Interests of Chart Bank’s Directors and Officers in the Merger

     Chart Bank’s directors and executive officers have interests in the merger that are different from, or are in addition to, their interests as shareholders of Chart Bank generally. These include, among other things, severance payments and agreement with Richard E. Bolton, Sr., Richard E. Bolton, Jr., Alfred J. Odoardi, Dean Kenney, non-continuing directors and other executive officers of Chart Bank, consulting and non-competition agreements with Messrs. Bolton, Sr. and Bolton, Jr., indemnification rights and insurance coverage and payment of director fees to Chart Bank directors who will serve on the Benjamin Franklin Bancorp board.

     Severance Agreements and Payments. In connection with the Chart Bank merger agreement, we entered into payments and waiver agreements with Richard E. Bolton, Jr., the President and Chief Executive Officer of Chart Bank, and Richard E. Bolton, Sr., the Chairman of the Board of Directors of Chart Bank and an executive officer of its wholly owned subsidiary, CSSI. The payments and waiver agreements provide for the termination of Mr. Bolton, Jr.’s employment agreement and Mr. Bolton, Sr.’s employment and consulting agreement and all of Mr. Bolton, Jr.’s and Mr. Bolton, Sr.’s employment and director relationships with Chart Bank and its subsidiaries, effective upon the merger. The payments and waiver agreements also provide for Chart Bank to make termination payments of $486,000 and $620,000 to Mr. Bolton, Sr. and Mr. Bolton, Jr., respectively, immediately prior to the effectiveness of the merger. Mr. Bolton, Jr.’s payments and waiver agreement also provides that he will be appointed as a director of Benjamin Franklin Bancorp and Benjamin Franklin Bank as of the effective time of the merger.

     In addition, Chart Bank entered into a Special Termination Agreement with Alfred J. Odoardi, Senior Vice President of Chart Bank, as of August 20, 2004. Under the special termination agreement, Mr. Odoardi is entitled to certain severance benefits in the event that his employment with Chart Bank is terminated after a “change in control” for any reason other than death, disability, or “cause,” each as defined in the agreement, including continuation of his base salary and medical benefits for 18 months following termination and full vesting of all unexercisable stock options held by Mr. Odoardi on the date of termination. The value to Mr. Odoardi of the severance pay and benefits continuation under this agreement is $214,645, based on his current level of his base salary and medical benefits. Although the completion of the merger will constitute a change in control under the special termination agreement, it is not expected that Mr. Odoardi’s employment will terminate following the merger.

     As part of the negotiation of the merger, we also agreed that if Dean Kenney, the Treasurer and Chief Financial Officer of Chart Bank, is terminated within two years of the effective date of the merger, if his title or position is reduced or changed during the first two years after the effective date, if his base salary as of the effective date is reduced, or if his new designated place of employment is more than 30 driving miles from his principal place of residence, he will receive severance benefits, including two years of his annual base salary and continuation of his medical and dental benefits for two years following the date of termination. The value to Mr. Kenney of the severance pay and benefits continuation under this agreement is $245,194 based on his current level of his base salary and medical benefits.

     Chart Bank’s other officers whose employment is terminated in connection with the merger, or who resign following the merger by reason of a reduction in pay or increase in commute of greater than 10 miles, will be entitled to receive severance benefits under Chart Bank’s employee severance benefit program. Officers at the level of Vice President and above are entitled to receive severance in an amount equal to five times the officer’s weekly base pay multiplied by the officers’ whole and partial years of service with Chart Bank. Any employee who has completed five full years of service as of the date of the completion of the merger will be entitled to receive an additional lump-sum severance benefit equal to 15.0% of the employee’s annual base salary.

     Pursuant to the terms of the merger agreement, Chart Bank may make severance payments in the aggregate amount of $120,000 to the three members of the Chart Bank Board of Directors who will not become directors of Benjamin Franklin Bancorp or Benjamin Franklin Bank following the completion of the merger.

     Consulting and Non-Competition Agreements. We have also entered in consulting and non-competition agreements with Messrs. Bolton, Sr. and Bolton, Jr. in connection with the merger. Under these agreements, Messrs. Bolton, Sr. and Bolton, Jr. have agreed to provide consulting services to us and have agreed to non-competition obligations for a period of one year after the effectiveness of the merger. We will pay Messrs. Bolton, Sr. and Bolton, Jr. fees of $310,000 and $150,000, respectively, and will reimburse each of them for their travel or other expenses incurred in connection with the services provided under the consulting and non-competition agreements.

     Indemnification and Insurance. We have agreed that if the merger becomes effective, we will indemnify and hold harmless Chart Bank’s directors, officers and employees arising from actions taken before the effectiveness of the merger, as provided in Chart Bank’s articles of organization and bylaws. The merger agreement also provides for continued directors’ and officers’ liability insurance coverage for Chart Bank’s directors and officers, with respect to acts and omissions in their capacities as officers and directors of Chart Bank prior to the merger, for a period of six years from the effectiveness of the merger. That insurance may also protect Benjamin Franklin Bancorp and Benjamin Franklin Bank in connection with their obligations to indemnify those directors and officers.

     Director Fees. Six of Chart Bank’s directors will continue as directors of Benjamin Franklin Bancorp and Benjamin Franklin Bank following the merger. These directors will be entitled to receive payment of the directors fees and other benefits provided to directors of these entities, including, among other things, the annual $10,000 retainer, per meeting fees and annual retainers for committee members.

THE CONVERSION AND THE OFFERING

General

     Our Board of Trustees adopted the plan of conversion on October 28, 2004. Pursuant to the plan, Benjamin Franklin Bancorp will convert from a Massachusetts-chartered bank holding company in mutual form to a Massachusetts-chartered bank holding company in stock form, and will drop “M.H.C.” and add “Inc.” to its name. Benjamin Franklin Bank is now and will continue to be the wholly-owned subsidiary of Benjamin Franklin Bancorp. As part of the conversion, Benjamin Franklin Bancorp is offering between 4,250,000 and 5,750,000 shares of common stock to the public, which offering may be increased to 6,612,500, and is forming a new charitable foundation, to which additional shares of Benjamin Franklin Bancorp common stock will be contributed.

     We intend to use the net proceeds for the cash merger consideration portion of the acquisition of Chart Bank, approximately $22,492,000 assuming that the Chart Bank options are cashed out at the closing rather than being exercised by optionees prior to the closing; and for the loan to the employee stock ownership plan to fund its purchase of shares of common stock, between $3.7 million and $4.9 million, or $5.6 million if the offering is increased by 15.0%. Of the net proceeds remaining, we intend to retain at the parent-company level between $10.9 million and $20.8 million of the net proceeds, or $26.6 million if the offering range is increased by 15.0%, and to invest in Benjamin Franklin Bank approximately $4.9 million to $8.6 million of the net proceeds, or $10.7 million if the offering range is increased by 15.0%. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion and reorganization. The minimum may include up to 2,082,500 shares of the common stock of Benjamin Franklin Bancorp that will be issued in connection with the acquisition of Chart Bank.

     The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, supplemental eligible account holders, our tax-qualified employee benefit plans (specifically our employee stock ownership plan) and to officers, directors and employees of Benjamin Franklin Bank who are not eligible or supplemental eligible account holders.

     Subject to the purchase priority rights of these holders of subscription rights, we may also offer the common stock for sale in a direct community offering to members of the general public, with a preference given to natural persons residing in the Massachusetts counties of Norfolk, Worcester and Middlesex. The direct community offering may begin at the same time as, during or after the subscription offering.

     We may sell any shares of Benjamin Franklin Bancorp common stock that are not sold in the subscription offering or the direct community offering to the general public in a syndicated community offering. In addition, if we do not receive aggregate subscriptions in the subscription and direct community offerings totaling 4,250,000 shares (the minimum of the offering range), we may choose to apply up to 2,082,500 unsubscribed shares toward the merger consideration to be paid to the Chart Bank stockholders in the Chart Bank merger. Such shares will “count” in determining whether we have issued the minimum number of shares required to be issued in the conversion, but will not increase the total number of shares to be issued to the Chart Bank stockholders.

     We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the direct community offering or the syndicated community offering. The community offerings must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Massachusetts Commissioner of Banks. See “—Direct Community Offering” on page [#] and “—Syndicated Community Offering” on page [#].

     We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated pro forma market value of the Benjamin Franklin Bancorp common stock. All shares of common stock to be sold in the offering will be sold at $10 per share. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” on page [#] for more information as to the determination of the estimated pro forma market value of the common stock.

Reasons For The Conversion

     The primary reasons for the conversion and related stock offering are:

•	to provide us with the capital and the form of consideration (stock) necessary to acquire Chart Bank;

•	to facilitate growth through other acquisitions and de novo branching opportunities;

•	to increase our capital base so as to support internal growth through lending in communities we serve;

•	to enhance existing products and services and support the development of new products and services; and

•	to improve our overall competitive position.

     As a stock holding company, we will have greater flexibility in structuring further mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. Our current mutual holding company structure limits our ability to offer shares of common stock as consideration for a merger or acquisition since a mutual holding company is required to own a majority of the outstanding shares of common stock of its subsidiary bank. Potential sellers often want stock for at least part of the purchase price. Our stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise. Except for the agreement to acquire Chart Bank, we do not have any agreement or understanding as to any specific acquisition.

Effects Of The Conversion

     General. Each depositor in a mutual savings bank has both a deposit account in the institution and a pro rata interest in the equity of the institution based upon the balance in the depositor’s account. This interest may only be realized in the event of a liquidation of the savings institution. However, this ownership interest is tied to the depositor’s account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the equity of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes such depositor’s account receives the balance in the account but receives nothing for such depositor’s ownership interest in the equity of the institution, which is lost to the extent that the balance in the account is reduced. Consequently, depositors of a mutual savings bank have no way to realize the value of their ownership interest, except in the unlikely event that the mutual savings bank is liquidated. In such event, the depositors of record at that time would share pro rata in any residual surplus and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

     When a mutual savings bank converts to stock form, permanent non-withdrawable capital stock is created to represent the ownership of the institution’s equity and the former pro rata interest of depositors is thereafter represented exclusively by their liquidation rights as described below. Capital stock is separate and apart from deposit accounts and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the capital stock sold in connection with the conversion. The stock certificates are transferable, and, therefore, the stock may be sold or traded with no effect on any deposit account the seller or trader may hold in the institution.

     Continuity. While the conversion is pending, our normal business of accepting deposits and making loans will continue without interruption. Benjamin Franklin Bank will continue to be subject to regulation by the Massachusetts Commissioner of Banks and the FDIC. After the conversion, we will continue to provide existing services to depositors, borrowers and other customers under Benjamin Franklin Bank’s current policies by its present management and staff, as supplemented by Chart Bank personnel.

     The directors and officers of Benjamin Franklin Bank at the time of the conversion will continue to serve as directors and officers of Benjamin Franklin Bank after the conversion, and the trustees and officers of Benjamin Franklin Bancorp at the time of the conversion will continue to serve as directors and officers of Benjamin Franklin Bancorp after the conversion. In each case, upon completion of the Chart Bank merger, six directors of Chart Bank will become directors of both Benjamin Franklin Bank and Benjamin Franklin Bancorp. See “Management of Benjamin Franklin Bancorp and Benjamin Franklin Bank—Directors of Benjamin Franklin Bancorp” on page [#].

     Effect on Deposit Accounts. The conversion will have no effect on Benjamin Franklin Bank’s deposit accounts, except to the extent that funds in the account are withdrawn to purchase conversion shares and except with respect to liquidation rights. Subject to certain limitations, each such account will be insured by the FDIC to the same extent as before the conversion, and each such account will continue to be insured in full for amounts in excess of FDIC limits by the excess insurer of savings bank deposits, the DIF. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

     Effect on Loans. No loan outstanding from Benjamin Franklin Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the conversion.

     Tax Effects. Benjamin Franklin Bancorp has received a favorable opinion regarding the federal income tax consequences of the conversion to the effect that the conversion will not result in any adverse federal or state tax consequences to eligible account holders. See “—Tax Aspects Of The Conversion And The Chart Bank Acquisition” on page [#].

     Liquidation Rights. The plan of conversion provides for us to establish and maintain a liquidation account for the benefit of eligible account holders and supplemental eligible account holders, in an amount equal to the net worth of Benjamin Franklin Bancorp as set forth in the most recent consolidated statement of financial condition contained in this prospectus. In the unlikely event of a complete liquidation of Benjamin Franklin Bancorp, and only in such event, each eligible account holder and supplemental eligible account holder who continues to maintain such account holder’s deposit account at Benjamin Franklin Bank following the conversion would be entitled to a distribution from the liquidation account prior to any payment to the holders of Benjamin Franklin Bancorp’s capital stock (but following all liquidation payments to creditors, including depositors).

     Each eligible account holder and supplemental eligible account holder would initially have a pro rata interest in the total liquidation account based on the proportion that the aggregate balance of such person’s qualifying deposit accounts on May 31, 2003 (the eligibility record date) and [   ] (the supplemental eligibility record date), as applicable, bears to the aggregate balance of all qualifying deposit accounts of all eligible account holders and supplemental eligible account holders on such dates. For this purpose, qualifying deposit accounts include all savings, time, demand, interest bearing demand, money market and passbook savings accounts maintained at Benjamin Franklin Bank (excluding any escrow accounts). The liquidation account will be an off-balance sheet memorandum account that will not be reflected in the published financial statements of Benjamin Franklin Bank or Benjamin Franklin Bancorp.

     If, however, on the last day of any fiscal year of Benjamin Franklin Bancorp commencing after the completion of the conversion, the amount in any deposit account is less than either the amount in such deposit account on May 31, 2003 (with respect to an eligible account holder) or on [   ] (with respect to a supplemental eligible account holder), or the amount in such deposit account on any previous fiscal year closing date, then the interest in the liquidation account relating to such deposit account would be reduced in an amount proportional to the reduction in such deposit balance, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account.

     Neither Benjamin Franklin Bank nor Benjamin Franklin Bancorp will be required to set aside funds for the purpose of establishing the liquidation account, and the creation and maintenance of the liquidation account will not operate to restrict the use or application of any of the net worth accounts of Benjamin Franklin Bank or Benjamin Franklin Bancorp, except that neither Benjamin Franklin Bank nor Benjamin Franklin Bancorp, as the case may be, shall declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect of such a transaction would be to cause its net worth to be reduced below the amount required for the liquidation account.

     Any payments to eligible account holders or supplemental eligible account holders pursuant to liquidation rights would be separate and apart from the payment to them of any insured deposit accounts. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to the stockholders of Benjamin Franklin Bancorp.

     We have no plans to liquidate.

Approvals Required

     Our Board of Trustees [and corporators (including a majority of our “independent” corporators)] have approved our plan of conversion and the establishment and funding of the Benjamin Franklin Bank Charitable Foundation. [The Massachusetts Commissioner of Banks and the Federal Reserve Board have also conditionally approved the plan of conversion;] such approvals, however, do not constitute a recommendation or endorsement of the plan of conversion by the Massachusetts Commissioner of Banks or the Federal Reserve Board. The Massachusetts Commissioner must issue a further approval (based on the final updated appraisal) before we can consummate the conversion and issue shares of common stock.

     Our Board of Trustees also has approved the merger agreement for the acquisition of Chart Bank. The merger agreement also has been approved by the Board of Directors of Chart Bank, but has not yet been approved by the stockholders of Chart Bank.

     The merger must be also be approved by the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation. Benjamin Franklin has filed applications for approval of the merger with the Commissioner of Banks and the Federal Deposit Insurance Corporation. In addition, the Massachusetts Board of Bank Incorporation has advised Benjamin Franklin Bancorp that Board of Bank Incorporation approval of the merger is required as well. Accordingly, Benjamin Franklin Bancorp has filed an application with the Board of Bank Incorporation, although it does not believe that it is or would become at any point in connection with the merger a bank holding company under Massachusetts law or that the approval of the Board of Bank Incorporation is legally required.

The Stock Offering

     We are offering between 4,250,000 and 5,750,000 shares of common stock (subject to adjustment to up to 6,612,500) pursuant to this prospectus and the plan of conversion.

     The shares of common stock are being offered for sale at a purchase price of $10 per share in the subscription offering pursuant to subscription rights in the following order of priority to:

•	eligible account holders: each holder of deposit accounts with aggregate balances of $50.00 or more on May 31, 2003;

•	supplemental eligible account holders: each holder of deposit accounts (other than our directors and officers and their associates) with aggregate balances of $50.00 or more on [ ];

•	our tax qualified employee plans, specifically our employee stock ownership plan; and

•	officers, directors, and employees of Benjamin Franklin Bank who do not have a higher priority right.

     Subject to the prior rights of holders of subscription rights, remaining shares of common stock may be offered in the direct community offering at $10 per share to certain members of the general public, with a preference first given to natural persons residing in the Massachusetts counties of Norfolk, Worcester and Middlesex. The direct community offering may begin at the same time as the subscription offering, or after the subscription offering begins. We also may offer shares of common stock not purchased in the subscription offering or the direct community offering through a syndicated community offering. If we do not receive orders for at least 4,250,000 shares of common stock (the minimum of the offering range), then we may apply up to 2,082,500 unsubscribed shares toward the merger consideration to be paid to Chart Bank stockholders, but only in order to complete the offering and conversion at the minimum of the offering range. Applying unsubscribed shares to the merger will not affect the number of shares issued to Chart Bank stockholders in the merger, but will reduce the total number of shares outstanding after the conversion and merger and will therefore increase the percentage of the combined company owned by former Chart Bank stockholders.

     We have the right to reject any order submitted in the offering by a person we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent, the terms and conditions of the plan of conversion.

Stock Pricing And Number Of Shares To Be Issued

     The plan of conversion and regulations require that the aggregate purchase price of the common stock issued in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. Benjamin Franklin Bancorp has retained RP Financial, LC. to make this valuation. For its services in preparing the initial valuation, RP Financial, LC. will receive a fee of $75,000. This amount does not include a fee of $15,000 to be paid to RP Financial, LC. for assistance in the preparation of a business plan. We have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as appraiser, except where RP Financial, LC.’s liability results from its bad faith, willful misconduct or gross negligence.

     The independent valuation states that as of November 26, 2004, the estimated pro forma market value of the shares to be outstanding immediately following the conversion (including the shares to be issued to the Chart Bank stockholders in the acquisition and shares to be issued to the Benjamin Franklin Bank Charitable Foundation), was $69,915,750 at the minimum of the valuation range and $85,515,750 at the maximum of the valuation range, with a midpoint value of $78,015,750. Based on the $10 per share offering price determined by the Board of Trustees of Benjamin Franklin Bancorp, this valuation range equates to total shares outstanding of 6,991,575 at the minimum, 8,551,575 at the maximum and 7,801,575 at the midpoint of the valuation range. Based on this valuation range, the estimated pro forma market value of the shares to be sold in the offering (not including shares issued to the Chart Bank stockholders in the acquisition or the shares issued to the Benjamin Franklin Bank Charitable Foundation) is as follows: $42,500,000 at the minimum and $57,500,000 at the maximum, with a midpoint of $50,000,000. Based on the $10 per share offering price determined by the Board of Trustees, the minimum of the offering range is 4,250,000 shares, the midpoint of the offering range is 5,000,000 shares and the maximum of the offering range is 5,750,000 shares. In addition, we are contributing to the Benjamin Franklin Bank Charitable Foundation a number of shares of our authorized but unissued common stock in an amount up to 8.0% of the number of shares actually sold in the offering, up to a maximum of 400,000 shares. The contribution of the common stock to the Benjamin Franklin Bank Charitable Foundation will not be considered in determining whether the minimum number of shares of common stock (4,250,000) has been issued in order to complete the offering.

     The Board of Trustees of Benjamin Franklin Bancorp reviewed the independent valuation and, in particular, considered the following:

•	Our financial condition and results of operations;

•	Comparison of our financial performance ratios to those of other financial institutions of similar size; and

•	Stock market conditions generally and in particular for financial institutions.

     All of these factors are set forth in the independent valuation. The Board of Trustees also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation and the Board believes that such assumptions were reasonable. The offering range may be amended with the approval of the bank regulators, if required, as a result of subsequent developments in our financial condition or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of the Benjamin Franklin Bancorp common stock to less than $42.5 million or more than $66.1 million, the appraisal will be filed with the Securities and Exchange Commission by post-effective amendment.

     The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. RP Financial, LC. did not independently verify the financial statements and other information that Benjamin Franklin Bancorp provided to them, nor did RP Financial, LC. independently value the assets or liabilities of Benjamin Franklin Bancorp. The independent valuation considers Benjamin Franklin Bancorp as a going concern and should not be considered as an indication of the liquidation value of Benjamin Franklin Bancorp. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10 price.

     Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15.0% to up to $66.1 million, which will result in a corresponding increase of up to 15.0% in the maximum of the offering range to up to 6,612,500 shares, to reflect changes in the market and financial conditions, demand for the shares or regulatory considerations, without resoliciting subscribers. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10 per share will remain fixed.

     If the update to the independent valuation prior to the completion of the conversion results in an increase in the maximum of the offering range to more than $66.1 million and a corresponding increase in the offering size to more than 6,612,500 shares, or a decrease in the minimum of the offering range to less than $42.5 million and a corresponding decrease in the offering size to fewer than 4,250,000 shares, then, after consulting with the bank regulators, we may terminate the plan of conversion and cancel deposit account withdrawal authorizations and return by check all funds received promptly with interest at Benjamin Franklin Bank’s applicable passbook savings rate. Alternatively, we may hold a new offering with a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the bank regulators in order to complete the conversion and the offering. In the event that a resolicitation is commenced, all subscribers will have the right to increase, decrease or rescind their subscriptions. Unless we receive an affirmative response from an investor within a reasonable designated period of time, we will return all funds received promptly to the investor as described above. Any resolicitation would not exceed 45 days unless further extended with the approval of the bank regulators.

     An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and Benjamin Franklin Bancorp’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and Benjamin Franklin Bancorp’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data” on page [#].

     Copies of the appraisal report of RP Financial, LC. are available for inspection at the main office of Benjamin Franklin Bank and as specified under “Additional Information” on page [#].

Subscription Offering And Subscription Rights

     In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and as described below under “Limitations on Common Stock Purchases” on page [#].

     Priority 1: Eligible Account Holders. Each eligible account holder will receive, as first priority and without payment, nontransferable rights to subscribe for common stock in an amount of up to $150,000. See “—Limitations on Common Stock Purchases” on page [#].

     If there are not sufficient shares available to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder to purchase a number of shares sufficient to make such eligible account holder’s total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining eligible account holders whose subscriptions remain unfilled in the proportion that the amount of their respective qualifying deposit bears to the total amount of qualifying deposits of all eligible account holders whose subscriptions remain unfilled. However, no fractional shares shall be issued.

     To ensure proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on the eligibility record date of May 31, 2003. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of eligible account holders who are also directors, trustees, corporators or officers of Benjamin Franklin Bank or Benjamin Franklin Bancorp, and the associates of such persons, will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in the one year period preceding May 31, 2003. “Associates” is defined below under “Limitations on Common Stock Purchases” on page [#].

     Priority 2: Supplemental Eligible Account Holders. To the extent that there are shares remaining after satisfaction of the subscriptions by eligible account holders, each supplemental eligible account holder will receive, as a second priority and without payment, non-transferable rights to subscribe for common stock in an amount of up to $150,000. See “—Limitations on Common Stock Purchases” on page [#].

     If there are not sufficient shares available to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder to purchase a number of shares sufficient to make such supplemental eligible account holder’s total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amount of their respective qualifying deposit bears to the total amount of qualifying deposits of all supplemental eligible account holders whose subscriptions remain unfilled. However, no fractional shares shall be issued.

     To ensure proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on the supplemental eligibility record date of [   ]. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

     Priority 3: The Tax-Qualified Employee Benefit Plans. On a third priority basis, our tax-qualified employee benefit plans will receive, as a third priority and without payment therefor, non-transferable subscription rights to purchase up to 10.0% of the common stock to be issued in the offering. As a tax-qualified employee benefit plan, our employee stock ownership plan expects to purchase 8.0% of the shares issued in the offering, including shares issued to the Benjamin Franklin Bank Charitable Foundation. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the subscription and community offerings, including subscriptions of any of Benjamin Franklin Bank’s directors, officers or employees. In the event that the total number of shares offered is increased to more than 5,750,000 shares, the tax qualified plans will have a first priority right to purchase any such shares up to an aggregate of 10.0% of the shares issued in the offering and issued to the Benjamin Franklin Bank Charitable Foundation. Unsubscribed shares applied toward the merger consideration payable to Chart Bank stockholders in order achieve the minimum of the offering range are considered “issued in the offering” for purposes of calculating the subscription rights of the tax qualified plans. We reserve the right to purchase shares of common stock in the open market following the offering in order to fund the employee stock ownership plan, rather than subscribing for shares in the subscription offering.

     Priority 4: Employees, Officers, Directors and Trustees of Benjamin Franklin Bank or Benjamin Franklin Bancorp. On a fourth priority basis, each employee, officer, director and trustee of Benjamin Franklin Bank or Benjamin Franklin Bancorp at the time of the offering who is not eligible in the preceding priority categories shall receive non-transferable subscription rights to subscribe for common stock in an amount up to $150,000. See "—Limitations on Common Stock Purchases” on page [#]. In the event that persons in this category subscribe for more shares of stock than are available for purchase by them, shares will be allocated among such subscribing persons on an equitable basis, such as by giving weight to the period of service, compensation and position of the individual subscriber.

Direct Community Offering

     To the extent that shares remain available for purchase after satisfaction of all subscriptions of the eligible account holders, supplemental eligible account holders, Benjamin Franklin Bank’s tax qualified employee benefit plans, officers, directors trustees and employees of Benjamin Franklin Bank, we may, at our discretion, offer shares pursuant to the plan of conversion to members of the general public in a direct community offering. In the direct community offering, preference will be given to natural persons residing in the Massachusetts counties of Norfolk, Worcester and Middlesex.

     The term “residing” means any person who occupies a dwelling within the indicated counties, has an intent to remain for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence together with an indication that such presence is something other than merely transitory in nature. We may utilize depositor or loan records or such other evidence provided to us to make a determination as to whether a person is a resident. In all cases, the determination of resident status will be made by us in our sole discretion.

     Stock sold in the direct community offering will be offered and sold in a manner to achieve a wide distribution of the stock. No person may purchase more than $150,000 of common stock in the direct community offering. Orders accepted will each be filled to a maximum percentage to be determined by us and not to exceed the purchase limitations in the plan. Thereafter remaining shares will be allocated on an equal number of shares per order basis until all orders have been filled. Allocation of shares if an oversubscription occurs in this category of the offering will give preference to natural persons residing in the counties listed above, so that each such Person may receive 100 shares, and thereafter, on an equal number of shares basis until all available shares have been allocated.

     The direct community offering, if any, may commence concurrently with or subsequent to the commencement of the subscription offering and shall terminate no later than 45 days after the expiration of the subscription offering unless extended by Benjamin Franklin Bancorp, with the approval of the Massachusetts Commissioner of Banks and the Federal Reserve Board, if necessary. We may terminate the direct community offering or the syndicated community offering at any time after we have received orders for at least the minimum number of shares available for purchase in the offering.

Syndicated Community Offering

     If feasible, our Board may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and direct community offerings to the general public by a selling group of broker-dealers in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve the widest distribution of the common stock. However, we retain the right to accept or reject in whole or in part any orders in the syndicated community offering. In the syndicated community offering, any person may purchase up to $150,000 of common stock, subject to the overall maximum purchase limitation. See “—Limitations on Common Stock Purchases” on page [#]. Any syndicated offering will likely begin as soon as possible after the expiration of the subscription and direct community offerings.

     The syndicated community offering will be conducted in accordance with certain SEC rules applicable to best efforts offerings. Generally under those rules, Ryan Beck, a broker-dealer, will deposit funds it receives prior to the closing date from interested investors into a separate non-interest bearing bank account. If and when all the conditions for the closing are met, funds for common stock sold by Ryan Beck in the syndicated community offering will be promptly delivered to us. If the offering closes, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly after the closing, without interest. If the offering does not close, funds in the account will be promptly returned, without interest, to the potential investor. Normal customer ticketing will be used. In the syndicated community offering, stock order forms will not be used.

     If for any reason we cannot effect a syndicated community offering of shares remaining unsold after the subscription offering and direct community offering, and we have not received orders for at least 4,250,000 shares of common stock (the minimum of the offering range), then we may apply up to 2,082,500 unsubscribed shares toward the merger consideration to be paid to Chart Bank stockholders, but only in order to complete the offering and conversion at the minimum of the offering range. This limitation was established to ensure that the Chart Bank stockholders’ ownership interest in Benjamin Franklin Bancorp will not exceed 49.0%. Alternatively, we will try to make other arrangements for the sale of remaining shares, if possible. The bank regulators must approve any such arrangements.

Expiration Date of the Offering.

     The subscription offering will expire at 10:00 a.m., Massachusetts time, on [date], 2005, unless we extend this period with the approval of the Massachusetts Commissioner of Banks and, if necessary, the Federal Reserve Board. Subscription rights will expire then, whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date, as extended, will become void.

     We will not execute orders until at least the minimum number of shares in the offering range has been issued. This minimum issuance may include shares allocated to Chart Bank stockholders as merger consideration. If at least 4,250,000 shares have not been issued within 45 days after the expiration of the subscription offering and the Massachusetts Commissioner of Banks and the Federal Reserve Board, if necessary, have not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at Benjamin Franklin Bank’s passbook savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the subscription offering expiration date is granted by the Massachusetts Commissioner of Banks and the Federal Reserve Board, if necessary, we will notify subscribers of the extension of time and of the rights of subscribers to increase, decrease or cancel their subscriptions during that time. Unless we receive an affirmative response from an investor within a reasonable designated period of time, we will return all funds received promptly to the investor as described above. Extensions may not go beyond October 28, 2006, which is two years after the approval of the plan of conversion by the Board of Trustees.

Limitations On Common Stock Purchases

     The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased during the conversion:

(1)	No person, or persons exercising subscription rights through a single qualifying deposit account, may purchase fewer than 25 shares of common stock;

(2)	Our tax qualified employee benefit plans are entitled to purchase up to 10.0% of the shares issued in the offering and issued to the Benjamin Franklin Bank Charitable Foundation. As a tax qualified employee benefit plan, our employee stock ownership plan intends to purchase 8.0% of the shares issued in the offering, including shares issued to the Benjamin Franklin Bank Charitable Foundation.

(3)	Except for our employee stock ownership plan, no person may subscribe for more than $150,000 of common stock in the offering. In the subscription offering, no persons exercising subscription rights through a single qualifying deposit account held jointly may purchase more than this amount.

(4)	Except for the employee stock ownership plan, no person, together with associates or persons acting in concert with such person (please see definitions of “associate” or “acting in concert” below), may purchase more than $250,000 of common stock in all categories of the offering combined.

(5)	The aggregate number of shares of common stock that may be purchased in all categories of the offering by officers, directors, trustees and corporators of Benjamin Franklin Bancorp and Benjamin Franklin Bank and their associates may not exceed 30.0% of the total shares issued in the offering.

     Depending upon market or financial conditions, our Board of Trustees may increase or decrease the individual and overall maximum purchase limitations, provided that the purchase limitations may not be increased to a percentage that is more than 5.0% of the common stock offered for sale and may not be decreased to a percentage that is less than one-tenth of a percent (0.10%) of the common stock offered for sale in the conversion. Such an increase or decrease would require the approval of the bank regulators but would not require further approval of Benjamin Franklin Bancorp’s corporators unless the bank regulators so require. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and some other large subscribers may be, given the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares owned by subscribers who choose to increase their subscriptions.

     In the event of an increase in the offering range of up to 15.0% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(1)	to fill the employee benefit plans’ subscription for up to 10.0% of the total number of shares of common stock issued in the offering and issued to the Benjamin Franklin Bank Charitable Foundation;

(2)	in the event that there is an oversubscription at the eligible account holder or supplemental eligible account holder levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(3)	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the Massachusetts counties of Norfolk, Worcester and Middlesex, and then to other members of the general public.

     The term “associate” of a person means:

(1)	any corporation or organization of which the person is an officer, partner or 10.0% stockholder (other than Benjamin Franklin Bancorp, Benjamin Franklin Bank or a majority-owned subsidiary of either of them);

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity;

(3)	any relative or spouse of the person, or any relative of the spouse, who either has the same home as the person or who is a director or trustee or officer of Benjamin Franklin Bancorp or Benjamin Franklin Bank, and

(4)	any person “acting in concert” with any of the persons or entities specified in clauses 1-3 above.

     The term “acting in concert” means

(1)	knowing participation in a joint activity or conscious parallel action towards a common goal, whether or not pursuant to an express agreement; or

(2)	persons seeking to combine or pool their voting or other interests (such as subscription rights) in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

     We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” Persons living at the same address, and persons exercising subscription rights through qualifying deposits registered at the same address, whether or not related, will be deemed to be acting in concert unless we determine otherwise. Trustees and directors of Benjamin Franklin Bancorp and Benjamin Franklin Bank are not treated as acting in concert solely as a result of their board membership.

Other Restrictions

     Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” registrations, or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. We will make reasonable efforts to comply with the securities laws of all states in the United States in which depositors entitled to subscribe for shares reside. However, no shares are expected to be offered or sold under the plan of conversion to any person who resides in a foreign country, or in a state of the United States in which fewer than 100 persons otherwise eligible to subscribe for shares under the plan of conversion reside and where Benjamin Franklin Bancorp, Benjamin Franklin Bank or their employees would be required to register, under the securities laws of the state, as a broker, dealer, or agent. No payments will be made in lieu of the granting of subscription rights to any person.

Certain Restrictions On Purchase Or Transfer Of Our Shares After Conversion

     Shares of common stock purchased in the offering by the directors, trustees, officers and corporators of Benjamin Franklin Bancorp and Benjamin Franklin Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death or substantial disability, as determined by the Massachusetts Commissioner of Banks, of such person, or upon the written approval of the Commissioner of Banks. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is not to be recognized or effected. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted.

     The directors and officers of Benjamin Franklin Bancorp and Benjamin Franklin Bank and their associates may not purchase Benjamin Franklin Bancorp common stock for three years after the conversion is completed without the Massachusetts Commissioner of Banks’s approval except through a broker or dealer registered with the Securities and Exchange Commission. This restriction does not apply to negotiated transactions involving more than 1.0% of Benjamin Franklin Bancorp’s outstanding common stock or to stock purchases under a stock-based incentive plan. The directors and officers also will be restricted by the insider trading rules and other applicable requirements of the federal securities laws.

     Under NASD guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities.

Plan Of Distribution And Marketing Arrangements

     Offering materials have been initially distributed through mailings to those eligible to subscribe in the subscription offering. To assist in the marketing of our common stock, we have retained Ryan Beck & Co., Inc., which is a broker/dealer registered with the National Association of Securities Dealers, Inc. Ryan Beck & Co., Inc. will assist us in the offering by:

(1)	Acting as our financial advisor for the conversion, providing administrative services and managing the Stock Information Center;

(2)	Targeting our sales efforts, including assisting in the preparation of marketing materials; and

(3)	Soliciting orders for common stock.

     For these services, Ryan Beck & Co., Inc. will receive a marketing fee equal to 1.0% of the dollar amount of common stock sold in the subscription and direct community offerings. No fee will be payable to Ryan Beck & Co., Inc. with respect to shares purchased by officers, directors and employees or their immediate families, the Benjamin Franklin Bank Charitable Foundation, any common stock purchased by our tax-qualified and non-qualified employee benefit plans, or any shares issued to the Chart Bank stockholders as merger consideration. In the event that Ryan Beck & Co., Inc. sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1.0% of the dollar amount of total shares sold in the syndicated community offering, which fee along with the fee payable to selected dealers (which may include Ryan Beck & Co., Inc. for the shares it sells) shall not exceed 6.0% in the aggregate. Ryan Beck & Co., Inc. will also be reimbursed for its allocable expenses in an amount not to exceed $25,000 and for its legal fees in an amount not to exceed $75,000.

     We will indemnify Ryan Beck & Co., Inc. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933.

     Some of our Directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular, full-time employees of Benjamin Franklin Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of our executive offices apart from they area accessible to the general public. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Ryan Beck & Co., Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors, trustees and employees to participate in the sale of common stock. None of our officers, directors, trustees or employees will be compensated in connection with their participation in the offering.

Timing and Procedure For Purchasing Shares

     Expiration Date. The offering is expected to expire at 10:00 a.m., Massachusetts time, on [date], 2005, unless extended by Benjamin Franklin Bancorp with the approval of the Massachusetts Commissioner of Banks and the Federal Reserve Board, if required. If the offering is extended beyond [date], 2005, we will be required to resolicit subscribers before proceeding. In no event may we extend the offering beyond October 28, 2006.

     Prospectus Delivery. To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to this date or hand delivered any later than two days prior to this date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only if preceded or accompanied by a prospectus. Subscription funds will be maintained in a segregated account at Benjamin Franklin Bank.

     Termination of Offering; Rejection of Orders. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal holds and promptly return all funds submitted, plus interest at Benjamin Franklin Bank’s applicable passbook savings rate from the date of receipt.

     We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

     Use of Order Forms. In order to purchase shares of common stock in the subscription offering and direct community offering, you must complete an order form and remit payment. Incomplete order forms or order forms that are not signed are not required to be accepted. We will not be required to accept orders submitted on photocopied or facsimiled stock order forms. All order forms must be received prior to 10:00 a.m. Massachusetts time on [date], 2005. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment in one of three ways: by mail using the return envelope provided, by overnight delivery to the indicated address noted on the back of the order form or by hand delivery to the Stock Information Center located at 58 Main Street, Franklin, Massachusetts. Order forms may not be delivered to Benjamin Franklin Bank branch offices. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject any order form received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

     By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account that is federally insured or otherwise guaranteed by Benjamin Franklin Bank or the Federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

     Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

•	Personal check, bank check or money order made payable directly to Benjamin Franklin Bancorp, Inc. (do not endorse third-party checks); or

•	Authorization of withdrawal from the types of Benjamin Franklin Bank deposit accounts designated on the stock order form.

     Appropriate means for designating withdrawals from deposit accounts at Benjamin Franklin Bank are provided on the order form. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them otherwise unavailable to the depositor. Please do not designate withdrawal from accounts with check-writing privileges. Provide a check, instead, because we do not intend to place holds on these type of accounts. If you request that we do so, we reserve the right to interpret that as your authorization to immediately withdraw the funds as if you had remitted a check in the amount. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the conversion is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be cancelled at the time the conversion is completed without penalty and, thereafter, the remaining balance will earn interest at Benjamin Franklin Bank’s applicable passbook savings rate. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Benjamin Franklin Bank and interest will be paid at Benjamin Franklin Bank’s applicable passbook savings rate, calculated from the date payment is received until the conversion is completed or terminated. Third party and Benjamin Franklin Bank line of credit checks may not be remitted as payment for your order, nor will wire transfers be accepted as payment. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by [date], 2005 or the offering range is revised, in which events purchasers will be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

     Using IRA Funds. Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the subscription and community offerings, provided that such IRAs are not maintained at Benjamin Franklin Bank. Persons who wish to use assets in IRAs maintained at Benjamin Franklin Bank may not authorize direct withdrawal from these accounts. They must have their IRA accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the subscription and community offerings. Assistance on how to transfer IRAs maintained at Benjamin Franklin Bank can be obtained from the Stock Information Center. If you are interested in using funds in a Benjamin Franklin Bank IRA or any other IRA to purchase common stock, contact the Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institution where such funds are currently held. We cannot guarantee that you will be able to use such funds.

     Our employee stock ownership plan will not be required to pay for shares purchased in the offering until completion of the offering, provided there is a loan commitment from an unrelated financial institution or Benjamin Franklin Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase.

     Regulations prohibit Benjamin Franklin Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

     Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering and Benjamin Franklin Bank checks representing any applicable refund and/or interest on subscriptions made by personal check, money order or bank check will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following completion of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

Restrictions On Transfer Of Subscription Rights And Shares

     Applicable regulations and the plan of conversion prohibit any person with subscription rights, including the eligible account holders, supplemental eligible account holders, and officers, directors and employees of Benjamin Franklin Bancorp and Benjamin Franklin Bank, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the order form, you should not add the name(s) of persons who have no subscription rights or who qualify only in a lower purchase priority than you do. Doing so may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

     We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Purchasers’ Consent to the Merger

     By subscribing for or purchasing shares of Benjamin Franklin Bancorp common stock in the offering, subscribers and other purchasers will be approving and consenting to the completion of the Chart Bank merger, which is expected to occur immediately following completion of the conversion. The Order Form, which each subscriber in the subscription offering and any direct community offering will be required to sign, contains an acknowledgment of such approval and consent.

Stock Information Center

     If you have any questions regarding the stock offering, you may call our Stock Information Center, toll free, at [   ], Monday through Friday between 9:30 a.m. and 4:00 p.m., Massachusetts time. You may also visit our Stock Information Center, which is located at our headquarters, 58 Main Street, Franklin, Massachusetts. The Stock Information Center will be closed on weekends and bank holidays. Our branches will not have offering materials and cannot accept completed order forms.

Tax Aspects Of The Conversion And The Chart Bank Acquisition

     The Conversion. Based in part upon representations of Benjamin Franklin Bank and Benjamin Franklin Bancorp, Foley Hoag llp has issued its opinion regarding certain federal income tax consequences of the conversion. Foley Hoag llp has opined that:

(1)	the conversion will constitute a reorganization under Code section 368(a)(1)(F);

(2)	none of Benjamin Franklin Bank or Benjamin Franklin Bancorp will recognize gain or loss as a result of the conversion; and

(3)	eligible account holders and supplemental eligible account holders will not recognize gain or loss upon their receipt of nontransferable subscription rights to purchase shares of Benjamin Franklin Bancorp, provided the amount to be paid for such shares is equal to fair market value of such shares.

     Unlike private rulings of the IRS, an opinion of counsel is not binding on the IRS and the IRS could disagree with conclusions reached in the opinion. If there is a disagreement, we can not guarantee that the IRS would not prevail in a judicial or administrative proceeding.

     Foley Hoag llp has also opined, subject to the limitations and qualifications in its opinion, that, for purposes of the Massachusetts corporate income tax, the conversion will not become a taxable transaction to Benjamin Franklin Bank, Benjamin Franklin Bancorp, the stockholders of Benjamin Franklin Bancorp or the depositors of Benjamin Franklin Bank.

     The Chart Bank Merger. In addition, Foley Hoag llp has opined that, for federal income tax purposes,

(1)	the merger with Chart Bank will constitute a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code;

(2)	no gain or loss will be recognized by Benjamin Franklin Bank, Benjamin Franklin Bancorp or Chart Bank as a result of the merger;

(3)	no gain or loss will be recognized by a stockholder of Chart Bank who exchanges all of such stockholder’s Chart Bank common stock solely for shares of Benjamin Franklin Bancorp common stock;

(4)	the basis of Benjamin Franklin Bancorp common stock to be received (including any fractional shares deemed received for tax purposes) by a stockholder of Chart Bank will be the same as the basis of the Chart Bank common stock surrendered in exchange therefor; and

(5)	the holding period of the Benjamin Franklin Bancorp common stock to be received by a stockholder of Chart Bank will include the period during which the stockholder held the shares of Chart Bank common stock surrendered in exchange therefor, provided that such Chart Bank common stock is held as a capital asset by such stockholder at the effective time of the merger.

Accounting Treatment Of The Conversion And The Chart Bank Merger

     As a result of purchase accounting treatment, the assets and liabilities of Chart Bank will be adjusted for purposes of generally accepted accounting principles to reflect their market value to Benjamin Franklin Bancorp with any excess purchase price becoming goodwill. See “Pro Forma Data” on page [#].

THE BENJAMIN FRANKLIN BANK CHARITABLE FOUNDATION

General.

     In furtherance of our commitment to the communities we serve, we intend to establish a new charitable foundation, the Benjamin Franklin Bank Charitable Foundation, in connection with the conversion. The plan of conversion provides that the Benjamin Franklin Bank Charitable Foundation will be established as a non-stock corporation and will be funded with an initial contribution of a number of shares of its authorized but unissued common stock in an amount up to 8.0% of the number of shares actually sold in the offering, up to a maximum of 400,000 shares. The contribution of common stock to the Benjamin Franklin Bank Charitable Foundation will be dilutive to the interests of stockholders and will have an adverse impact on the reported earnings of Benjamin Franklin Bancorp in 2005, the year in which the foundation is established. The contribution of the common stock to the Benjamin Franklin Bank Charitable Foundation will not be included in determining whether the minimum number of shares of common stock (4,250,000) has been sold in order to complete the offering.

Purpose of the Benjamin Franklin Bank Charitable Foundation

     The purpose of the Benjamin Franklin Bank Charitable Foundation is to provide funding to support charitable causes and community development activities in the communities we serve. The Benjamin Franklin Bank Charitable Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in manners that are not presently available to us. We believe that the Benjamin Franklin Bank Charitable Foundation will enable us to assist the communities within our market area in areas beyond community development and lending and will enhance our current activities under the Community Reinvestment Act.

     We further believe that the funding of the Benjamin Franklin Bank Charitable Foundation with shares of Benjamin Franklin Bancorp common stock will allow our community to share in the potential growth and success of Benjamin Franklin Bank long after the conversion. The Benjamin Franklin Bank Charitable Foundation will accomplish that goal by providing for continued ties between it and Benjamin Franklin Bank, thereby forming a partnership within the communities in which Benjamin Franklin Bank operates and surrounding marketing areas.

Structure Of The Charitable Foundation

     The Benjamin Franklin Bank Charitable Foundation will be incorporated under Massachusetts law as a non-stock, nonprofit corporation. Under its Bylaws, the Benjamin Franklin Bank Charitable Foundation’s Board of Directors will be comprised of individuals that are existing or former directors or officers of Benjamin Franklin Bancorp or Benjamin Franklin Bank. The Articles of Organization of the Benjamin Franklin Bank Charitable Foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The Benjamin Franklin Bank Charitable Foundation’s articles of organization will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

     The board of directors of the Benjamin Franklin Bank Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of the Benjamin Franklin Bank Charitable Foundation will at all times be bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established. The directors of the Benjamin Franklin Bank Charitable Foundation also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of common stock of Benjamin Franklin Bancorp held by the charitable foundation. However, as required by regulatory authorities, all shares of common stock held by the Benjamin Franklin Bank Charitable Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by stockholders of Benjamin Franklin Bancorp.

     The Benjamin Franklin Bank Charitable Foundation’s place of business will be located at our administrative offices. The board of directors of the Benjamin Franklin Bank Charitable Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and regulations governing transactions between Benjamin Franklin Bank and the foundation.

     The Benjamin Franklin Bank Charitable Foundation will receive working capital from:

(1)	any dividends that may be paid on Benjamin Franklin Bancorp’s shares of common stock in the future;

(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

(3)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

     As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the Benjamin Franklin Bank Charitable Foundation will be required to distribute annually in grants or donations a minimum of 5.0% of the average fair market value of its net investment assets. Legislation has been introduced that, if enacted, could have the impact of increasing the charitable foundation’s required annual distribution in grants or donations. One of the conditions imposed on the gift of common stock is that the amount of common stock that may be sold by the Benjamin Franklin Bank Charitable Foundation in any one year shall not exceed 5.0% of the average market value of the assets held by the Benjamin Franklin Bank Charitable Foundation, except where the board of directors of the charitable foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

Tax Considerations

     Our independent tax advisor, Foley Hoag llp, has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. The Benjamin Franklin Bank Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as the Benjamin Franklin Bank Charitable Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether the Benjamin Franklin Bank Charitable Foundation’s tax exempt status will be affected by the regulatory requirement that all shares of common stock of Benjamin Franklin Bancorp held by the Benjamin Franklin Bank Charitable Foundation must be voted in the same ratio as all other outstanding shares of common stock of Benjamin Franklin Bancorp on all proposals considered by stockholders of Benjamin Franklin Bancorp.

     Benjamin Franklin Bank is authorized by federal law to make charitable contributions. We believe that the conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our stockholders of the contribution of shares of common stock to the Benjamin Franklin Bank Charitable Foundation. We believe that the contribution to the Benjamin Franklin Bank Charitable Foundation in excess of the 10.0% annual limitation on charitable deductions described below is justified given Benjamin Franklin Bank’s capital position and its earnings, the substantial additional capital being raised in the conversion and the potential benefits of the Benjamin Franklin Bank Charitable Foundation to our community. See “Capitalization” on page [#], “Regulatory Capital Compliance” on page [#], and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation” on page [#]. The amount of the contribution will not adversely affect our financial condition. We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position, and it does not raise safety and soundness concerns.

     We have received an opinion from our independent tax advisor that Benjamin Franklin Bancorp’s contribution of its shares of stock to the Benjamin Franklin Bank Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount that the Benjamin Franklin Bank Charitable Foundation is required to pay Benjamin Franklin Bancorp for such stock. We are permitted to deduct only an amount equal to 10.0% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to the Benjamin Franklin Bank Charitable Foundation. We estimate that substantially all of the contribution should be deductible over the six-year period. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. We do not expect to make any further contributions to the Benjamin Franklin Bank Charitable Foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal Revenue Code. Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

     Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize the Benjamin Franklin Bank Charitable Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, our contribution to the Benjamin Franklin Bank Charitable Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination.

     As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. After the first year, the rate could be reduced to 1.0% if certain distribution requirements are met. The Benjamin Franklin Bank Charitable Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The Benjamin Franklin Bank Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed On The Charitable Foundation

     Establishment of the Benjamin Franklin Bank Charitable Foundation is expected to be subject to the following conditions to be agreed to by the Benjamin Franklin Bank Charitable Foundation as a condition to receiving the Massachusetts Commissioner of Banks’s approval to the conversion:

•	the foundation be dedicated to charitable purposes within certain specified communities, including the communities in which Benjamin Franklin Bank and Chart Bank currently maintain banking offices and certain contiguous communities;

•	the foundation must vote its shares in the same ratio as all other holders of shares;

•	the Massachusetts Division of Banks can examine the foundation;

•	the foundation must comply with all supervisory directives or regulatory bulletins imposed by the Massachusetts Division of Banks;

•	the foundation will operate according to written policies adopted by its board of directors, including a business plan and a conflict of interest policy;

•	the foundation will provide annual reports to the Massachusetts Division of Banks describing the grants made and the grant recipients; and

•	the foundation will not engage in self-dealing and shall comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code.

     The Benjamin Franklin Bank Charitable Foundation will also need to comply with the requirement that the establishment and funding of the Benjamin Franklin Bank Charitable Foundation be approved by: (1) a majority vote of Benjamin Franklin Bancorp’s corporators present and voting at a special meeting called for such purpose; and (2) the majority vote of all “independent” corporators (who shall not constitute less than sixty percent (60%) of all corporators eligible to vote) present and voting at a special meeting called for such purpose.

     Consummation of the conversion and the offering of common stock is not conditioned upon corporator or regulatory approval of the charitable foundation. Failure to approve the charitable foundation may, however, materially increase the pro forma market value of Benjamin Franklin Bancorp. See “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation” on page [#].

FEDERAL AND STATE TAXATION OF BENJAMIN FRANKLIN BANCORP AND BENJAMIN FRANKLIN BANK

Federal Taxation

     General. Benjamin Franklin Bancorp and Benjamin Franklin Bank will be subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. Benjamin Franklin Bancorp’s federal income tax returns are not currently under audit and have not been audited during the past five years. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Benjamin Franklin Bancorp.

     Bad Debt Reserves. Benjamin Franklin Bank is permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions can, within specified formula limits, be deducted in connection with the calculation of Benjamin Franklin Bank’s taxable income. Pursuant to the Small Business Protection Act of 1996, savings institutions were required to recapture (over a six year period) of the excess of tax bad debt reserves accumulated after December 31, 1987.

     Taxable Distributions and Recapture. Prior to the Small Business Protection Act of 1996, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income should Benjamin Franklin Bank fail to meet certain thrift asset and definitional tests. New federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should Benjamin Franklin Bank make certain non-dividend distributions, pay dividends in excess of earnings and profits or cease to maintain a bank charter. At September 30, 2004, Benjamin Franklin Bank’s total federal pre-1988 reserve was $3.1 million. This reserve reflects the cumulative effects of federal tax deductions by Benjamin Franklin Bank for which no federal income tax provision has been made.

     Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax (AMT) at a rate of 20.0% on a base of regular taxable income plus certain tax preferences, (the alternative minimum taxable income or AMTI). The AMT is payable to the extent such AMTI is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90.0% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Benjamin Franklin Bank has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

     Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At September 30, 2004, Benjamin Franklin Bank had no net operating loss carryforwards for federal income tax purposes.

     Capital Loss Carryovers. A financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. At September 30, 2004, Benjamin Franklin Bank had $6.7 million in capital loss carryforwards for federal income tax purposes which expire on December 31, 2006.

     Corporate Dividends-Received Deduction. Benjamin Franklin Bancorp may exclude from its income 100.0% of dividends received from Benjamin Franklin Bank since they are both members of the same affiliated group of corporations.

State Taxation

     For Massachusetts income tax purposes, a consolidated return cannot be filed. Instead, each entity files separate annual income tax returns. Benjamin Franklin Bancorp’s state tax returns, as well as those of its subsidiaries, are not currently under audit and have not been audited during the past five years.

     Before July 1995, Massachusetts savings banks had to pay an annual Massachusetts excise (income) tax equal to 12.54% of its pre-tax income. In 1995, legislation was enacted to reduce the Massachusetts bank excise (income) tax rate and to allow Massachusetts-based financial institutions to apportion income earned in other states. Further, this legislation expands the applicability of the tax to non-bank entities and out-of-state financial institutions. The Massachusetts excise tax rate for savings banks is currently 10.5% of federal taxable income, adjusted for certain items. Taxable income includes gross income as defined under the Internal Revenue Code, plus interest from bonds, notes and evidences of indebtedness of any state, including Massachusetts, less deductions, but not the credits, allowable under the provisions of the Internal Revenue Code, except for those deductions relating to dividends received and income or franchise taxes imposed by a state or political subdivision. Carryforwards and carrybacks of net operating losses are not allowed.

     A financial institution or business corporation is generally entitled to special tax treatment as a “security corporation” under Massachusetts law provided that: (a) its activities are limited to buying, selling, dealing in or holding securities on its own behalf and not as a broker; and (b) it has applied for, and received, classification as a “security corporation” by the Commissioner of the Massachusetts Department of Revenue. A security corporation that is also a bank holding company under the Code must pay a tax equal to 0.33% of its gross income. A security corporation that is not a bank holding company under the Code must pay a tax equal to 1.32% of its gross income. Benjamin Franklin Bancorp is considering whether to seek to qualify as a security corporation. To do so, it would need to (a) apply for, and receive, security corporation classification by the Massachusetts Department of Revenue; and (b) not conduct any activities deemed impermissible under the governing statutes and the various regulations, directives, letter rulings and administrative pronouncements issued by the Massachusetts Department of Revenue. If it decides to seek such qualification, it would establish a subsidiary for the purpose of making the loan to the employee stock ownership plan, since making such a loan directly could disqualify it from classification as a security corporation.

REGULATION AND SUPERVISION

General

     Benjamin Franklin Bank is a Massachusetts-chartered stock savings bank and a wholly owned subsidiary of Benjamin Franklin Bancorp. Benjamin Franklin Bank’s deposits are insured up to applicable limits by the FDIC through the Bank Insurance Fund and by the Depositors Insurance Fund of the Deposit Insurance Fund of Massachusetts for amounts in excess of the FDIC insurance limits. Benjamin Franklin Bank is subject to extensive regulation by the Massachusetts Division of Banks, as its chartering agency, and by the FDIC, as its deposit insurer. Benjamin Franklin Bank is required to file reports with, and is periodically examined by, the FDIC and the Massachusetts Division of Banks concerning its activities and financial condition and must obtain regulatory approvals prior to entering into certain transactions, including, but not limited to, mergers with or acquisitions of other savings institutions. Benjamin Franklin Bank is a member of the Federal Home Loan Bank and is subject to certain limited regulation by the Federal Reserve Board.

     Benjamin Franklin Bancorp, as a bank holding company, is subject to regulation by the Federal Reserve Board and is required to file reports with the Federal Reserve Board.

Massachusetts Bank Regulation

     General. As a Massachusetts-chartered savings bank, Benjamin Franklin Bank is subject to supervision, regulation and examination by the Massachusetts Division of Banks and to various Massachusetts statutes and regulations which govern, among other things, investment powers, lending and deposit-taking activities, borrowings, maintenance of surplus and reserve accounts, distribution of earnings and payment of dividends. In addition, Benjamin Franklin Bank is subject to Massachusetts consumer protection and civil rights laws and regulations. The Massachusetts Commissioner of Banks’s approval is required for a Massachusetts bank to establish or close branches, merge with other banks, organize a holding company, issue stock and undertake certain other activities.

     In response to a Massachusetts law enacted in 1996, the Massachusetts Commissioner of Banks adopted rules that generally give Massachusetts banks powers equivalent to those of national banks. The Commissioner also has adopted procedures reducing regulatory burdens and expense and expediting branching by well-capitalized and well-managed banks.

     Investment Activities. In general, Massachusetts-chartered savings banks may invest in preferred and common stock of any corporation organized under the laws of the United States or any state provided such investments do not involve control of any corporation and do not, in the aggregate, exceed 4.0% of the bank’s deposits. Massachusetts-chartered savings banks may in addition invest an amount equal to 1.0% of their deposits in stocks of Massachusetts corporations or companies with substantial employment in the commonwealth which have pledged to the Commissioner of Banks that such monies will be used for further development within the Commonwealth. See also “—Federal Regulation—Investment Activities” on page [#] for federal restrictions on equity investments. At the present time, Benjamin Franklin Bank does not have authority to invest in equity securities.

     Branching. With the approval of the Massachusetts Commissioner of Banks, a bank may establish and maintain one or more branch offices in any city or town within The Commonwealth of Massachusetts where, in the opinion of the Commissioner, the public would benefit by the establishment of additional banking facilities.

     Massachusetts law permits an out-of-state bank (subject to various regulatory approvals and to reciprocity in its home state) to establish and maintain bank branches in Massachusetts by (i) merging with a Massachusetts bank that has been in existence for at least three years, (ii) acquiring a branch or branches of a Massachusetts bank without acquiring the entire bank or (iii) opening such branches de novo. Massachusetts banks’ ability to exercise similar interstate banking powers in other states depend upon the laws of those other states. The banking commissioners of the five New England States, including Massachusetts, Connecticut, Rhode Island, Vermont, New Hampshire and Maine, have entered into an agreement pursuant to which the supervision of interstate branches of a New England interstate bank is primarily the responsibility of the banking commissioner of the state in which the interstate bank maintains its headquarters. See also “—Federal Regulations—Interstate Branching” on page [#] for a discussion of federal laws governing interstate branching.

     Lending Activities. Massachusetts banking laws grant banks broad lending authority. However, with certain limited exceptions, total obligations of one borrower to a stock bank may not exceed 20.0% of the total of the capital stock, surplus account and undivided profits (for banks with capital of at least $500,000) and may not exceed 20.0% of the capital stock or 10.0% of the total of the capital stock, surplus account and undivided profits, whichever is greater (for all other banks).

     Dividends. A Massachusetts stock bank may declare from net profits cash dividends not more frequently than quarterly and non-cash dividends at any time. No dividends may be declared, credited or paid if the bank’s capital stock is impaired. The approval of the Massachusetts Commissioner of Banks is required if the total of all dividends declared in any calendar year exceeds the total of its net profits for that year combined with its retained net profits of the preceding two years. Net profits for this purpose means the remainder of all earnings from current operations plus actual recoveries on loans and investments and other assets after deducting from the total thereof all current operating expenses, actual losses, accrued dividends on preferred stock, if any, and all federal and state taxes.

     Regulatory Enforcement Authority. Any Massachusetts bank that does not operate in accordance with the regulations, policies and directives of the Massachusetts Commissioner of Banks may be subject to sanctions for non-compliance, including seizure of the property and business of the bank and suspension or revocation of its charter. The Massachusetts Commissioner of Banks may under certain circumstances suspend or remove officers or directors who have violated the law, conducted the bank’s business in a manner which is unsafe, unsound or contrary to the depositors’ interests or been negligent in the performance of their duties. In addition, upon finding that a bank has engaged in an unfair or deceptive act or practice, the Massachusetts Commissioner of Banks may issue an order to cease and desist and impose a fine on the bank concerned. Finally, Massachusetts consumer protection and civil rights statutes applicable to Benjamin Franklin Bank permit private individual and class action law suits and provide for the rescission of consumer transactions, including loans, and the recovery of statutory and punitive damages and attorneys’ fees in the case of certain violations or those statutes.

     Insurance Sales. Massachusetts banks may engage in insurance sales activities if the Massachusetts Commissioner of Banks has approved its plan of operation for insurance activities and it obtains a license from the Massachusetts Division of Insurance. A bank may be licensed directly or indirectly through an affiliate or a subsidiary corporation established for this purpose.

     DIF. All Massachusetts-chartered savings banks are required to be members of the Deposit Insurance Fund of the Depositors Insurance Fund of Massachusetts, a corporation that insures savings bank deposits in excess of federal deposit insurance coverage. The DIF is authorized to charge savings banks an annual assessment of up to 1/50th of 1.0% of a savings bank’s deposit balances in excess of amounts insured by the FDIC.

Federal Regulations

     Capital Requirements. Under FDIC regulations, federally insured state-chartered banks that are not members of the Federal Reserve System (“state non-member banks”), such as Benjamin Franklin Bank and Chart Bank, are required to comply with minimum leverage capital requirements. For an institution determined by the FDIC to not be anticipating or experiencing significant growth and to be, in general, a strong banking organization rated composite 1 under the Uniform Financial Institutions Ranking System established by the Federal Financial Institutions Examination Council, the minimum capital leverage requirement is a ratio of Tier 1 capital to total assets of 3.0%. For all other institutions, the minimum leverage capital ratio is not less than 4.0%. Tier 1 capital is the sum of common stockholders’ equity, noncumulative perpetual preferred stock (including any related surplus) and minority investments in certain subsidiaries, less intangible assets (except for certain servicing rights and credit card relationships) and certain other specified items.

     The FDIC regulations require state non-member banks to maintain certain levels of regulatory capital in relation to regulatory risk-weighted assets. The ratio of regulatory capital to regulatory risk-weighted assets is referred to as a bank’s “risk-based capital ratio.” Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items (including recourse obligations, direct credit substitutes and residual interests) to four risk-weighted categories ranging from 0.0% to 100.0%, with higher levels of capital being required for the categories perceived as representing greater risk. For example, under the FDIC’s risk-weighting system, cash and securities backed by the full faith and credit of the U.S. government are given a 0.0% risk weight, loans secured by one- to four-family residential properties generally have a 50.0% risk weight, and commercial loans have a risk weighting of 100.0%.

     State non-member banks must maintain a minimum ratio of total capital to risk-weighted assets of at least 8.0%, of which at least one-half must be Tier 1 capital. Total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items, which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock and certain other capital instruments, and a portion of the net unrealized gain on equity securities. The includable amount of Tier 2 capital cannot exceed the amount of the institution’s Tier 1 capital. Banks that engage in specified levels of trading activities are subject to adjustments in their risk based capital calculation to ensure the maintenance of sufficient capital to support market risk.

     The Federal Deposit Insurance Corporation Improvement Act (the “FDICIA”) required each federal banking agency to revise its risk-based capital standards for insured institutions to ensure that those standards take adequate account of interest-rate risk, concentration of credit risk, and the risk of nontraditional activities, as well as to reflect the actual performance and expected risk of loss on multi-family residential loans. The FDIC, along with the other federal banking agencies, has adopted a regulation providing that the agencies will take into account the exposure of a bank’s capital and economic value to changes in interest rate risk in assessing a bank’s capital adequacy. The FDIC also has authority to establish individual minimum capital requirements in appropriate cases upon determination that an institution’s capital level is, or is likely to become, inadequate in light of the particular circumstances.

     As a bank holding company, Benjamin Franklin Bancorp is subject to capital adequacy guidelines for bank holding companies similar to those of the FDIC for state-chartered banks. On a pro forma consolidated basis, after the offering, Benjamin Franklin Bancorp’s pro forma stockholders’ equity will exceed these requirements.

     Standards for Safety and Soundness. As required by statute, the federal banking agencies adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness to implement safety and soundness standards. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit system, credit underwriting, loan documentation, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. Most recently, the agencies have established standards for safeguarding customer information. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.

     Investment Activities. Since the enactment of FDICIA, all state-chartered FDIC insured banks, including savings banks, have generally been limited in their investment activities to principal and equity investments of the type and in the amount authorized for national banks, notwithstanding state law. FDICIA and the FDIC permit exceptions to these limitations. For example, state chartered banks may, with FDIC approval, continue to exercise state authority to invest in common or preferred stocks listed on a national securities exchange or the Nasdaq National Market and in the shares of an investment company registered under the Investment Company Act of 1940, as amended. The maximum permissible investment is 100.0% of Tier 1 Capital, as specified by the FDIC’s regulations, or the maximum amount permitted by Massachusetts law, whichever is less. Chart Bank received grandfathered authority from the FDIC to invest in listed stock and/or registered shares. Benjamin Franklin does not currently have authority to invest in equity securities. Such grandfathered authority may be terminated upon the FDIC’s determination that such investments pose a safety and soundness risk. In addition, the FDIC is authorized to permit such institutions to engage in state authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if they meet all applicable capital requirements and it is determined that such activities or investments do not pose a significant risk to the Bank Insurance Fund. The FDIC has adopted revisions to its regulations governing the procedures for institutions seeking approval to engage in such activities or investments. The Gramm-Leach-Bliley Act of 1999 specifies that a nonmember bank may control a subsidiary that engages in activities as principal that would only be permitted for a national bank to conduct in a “financial subsidiary” if a bank meets specified conditions and deducts its investment in the subsidiary for regulatory capital purposes.

     Interstate Branching. Beginning June 1, 1997, the Interstate Banking Act permitted the responsible federal banking agencies to, under certain circumstances, approve acquisition transactions between banks located in different states, regardless of whether the acquisition would be prohibited under the law of one or both of the two states, unless the home state of one of the banks “opted out” by adopting a law that applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches and de novo branching are permitted only if the law of the state in which the branch is located permits such acquisitions. Massachusetts permits such interstate branch acquisitions and de novo branching. See “—Massachusetts Bank Regulation—Interstate Branching” on page [#].

     Prompt Corrective Regulatory Action. Federal law requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.

     The FDIC has adopted regulations to implement the prompt corrective action legislation. An institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater and a leverage ratio of 5.0% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 4.0% or greater, and generally a leverage ratio of 4.0% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0%, or generally a leverage ratio of less than 4.0%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-

based capital ratio of less than 3.0%, or a leverage ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%. As of September 30, 2004, Benjamin Franklin Bank and Chart Bank were “well capitalized” institutions.

     “Undercapitalized” banks must adhere to growth, capital distribution (including dividend) and other limitations and are required to submit a capital restoration plan. A bank’s compliance with such a plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including but not limited to an order by the FDIC to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

     Transactions with Affiliates. Transactions between banks and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. In a holding company context, the parent bank holding company and any companies which are controlled by such parent holding company are affiliates of the bank. Generally, Sections 23A and 23B of the Federal Reserve Act (i) limit the extent to which the bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10.0% of such institution’s capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20.0% of such institution’s capital stock and surplus and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and other similar transactions. In addition, loans or other extensions of credit by the financial institution to the affiliate are required to be collateralized in accordance with the requirements set forth in Section 23A of the Federal Reserve Act.

     The Gramm-Leach-Bliley Act amended several provisions of section 23A and 23B of the Federal Reserve Act. The amendments provide that so-called “financial subsidiaries” of banks are treated as affiliates for purposes of sections 23A and 23B of the Federal Reserve Act, but the amendment provides that (i) the 10.0% capital limit on transactions between the bank and such financial subsidiary as an affiliate is not applicable, and (ii) the investment by the bank in the financial subsidiary does not include retained earnings in the financial subsidiary. Certain anti-evasion provisions have been included that relate to the relationship between any financial subsidiary of a bank and sister companies of the bank: (1) any purchase of, or investment in, the securities of a financial subsidiary by any affiliate of the parent bank is considered a purchase or investment by the bank; or (2) if the Federal Reserve Board determines that such treatment is necessary, any loan made by an affiliate of the parent bank to the financial subsidiary is to be considered a loan made by the parent bank.

     Effective April 1, 2003, the Federal Reserve Board adopted Regulation W that deals with the provisions of Sections 23A and 23B. The regulation unifies and updates staff interpretations issued over the years, incorporates several new interpretations and provisions (such as to clarify when transactions with an unrelated third party will be attributed to an affiliate), and addresses new issues arising as a result of the expanded scope of nonbanking activities engaged in by banks and bank holding companies in recent years and authorized for financial holding companies under the Gramm-Leach-Bliley Act.

     In addition, Sections 22(h) and (g) of the Federal Reserve Act place restrictions on loans to executive officers, directors and principal stockholders. Under Section 22(h) of the Federal Reserve Act, loans to a director, an executive officer and to a greater than 10.0% stockholder of a financial institution, and certain affiliated interests of these, may not exceed, together with all other outstanding loans to such person and affiliated interests, the financial institution’s loans to one borrower limit, generally equal to 15.0% of the institution’s unimpaired capital and surplus. Section 22(h) of the Federal Reserve Act also requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons and also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a financial institution to insiders cannot exceed the institution’s unimpaired capital and surplus. Furthermore, Section 22(g) of the Federal Reserve Act places additional restrictions on loans to executive officers.

     Enforcement. The FDIC has extensive enforcement authority over insured savings banks, including Benjamin Franklin Bank and Chart Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and unsafe or unsound practices. The FDIC has authority under Federal law to appoint a conservator or receiver for an insured bank under limited circumstances. The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state non-member bank if that bank was “critically undercapitalized” on average during the calendar quarter beginning 270 days after the date on which the institution became “critically undercapitalized.” The FDIC may also appoint itself as conservator or receiver for an insured state non-member institution under specific circumstances on the basis of the institution’s financial condition or upon the occurrence of other events, including: (1) insolvency; (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (3) existence of an unsafe or unsound condition to transact business; and (4) insufficient capital, or the incurring of losses that will deplete substantially all of the institution’s capital with no reasonable prospect of replenishment without federal assistance.

     Insurance of Deposit Accounts. The FDIC has adopted a risk-based insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution’s financial condition consisting of (1) well capitalized, (2) adequately capitalized or (3) undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution’s primary federal regulator and information which the FDIC determines to be relevant to the institution’s financial condition and the risk posed to the deposit insurance funds. An institution’s assessment rate depends on the capital category and supervisory category to which it is assigned. Assessment rates for insurance fund deposits currently range from 0 basis points for the strongest institution to 27 basis points for the weakest. Bank Insurance Fund members are also required to assist in the repayment of bonds issued by the Financing Corporation in the late 1980’s to recapitalize the Federal Savings and Loan Insurance Corporation. For the nine months ended September 30, 2004 and 2003, the total FDIC assessment was $45,958 and $45,157, respectively, for Benjamin Franklin Bank, and $19,445 and $18,540, respectively for Chart Bank. The FDIC is authorized to raise the assessment rates. The FDIC has exercised this authority several times in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of Benjamin Franklin Bank.

     The FDIC may terminate insurance of deposits if it finds that the institution is in an unsafe or unsound condition to continue operations, has engaged in unsafe or unsound practices, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The managements of Benjamin Franklin Bank and Chart Bank do not know of any practice, condition or violation that might lead to termination of deposit insurance.

Federal Reserve System

     The Federal Reserve Board regulations require depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for that portion of transaction accounts aggregating $42.1 million or less (which may be adjusted by the Federal Reserve Board) the reserve requirement is 3.0%; and for amounts greater than $42.1 million, 10.0% (which may be adjusted by the Federal Reserve Board between 8.0% and 14.0%), against that portion of total transaction accounts in excess of $42.1 million. The first $6.0 million of otherwise reservable balances (which may be adjusted by the Federal Reserve Board) are exempted from the reserve requirements. Benjamin Franklin Bank and Chart Bank are in compliance with these requirements.

Federal Home Loan Bank System

     Benjamin Franklin Bank and Chart Bank are members of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Members of the Federal Home Loan Bank are required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1.0% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the Federal Home Loan Bank, whichever is greater. Benjamin Franklin Bank was in compliance with this requirement with an investment in Federal Home Loan Bank stock at September 30, 2004 of $4.3 million. At September 30, 2004, Benjamin Franklin Bank had $75.0 million in Federal Home Loan Bank advances. Chart Bank was in compliance with this requirement with such an investment at September 30, 2004 of $1.7 million. At September 30, 2004, Chart Bank had $22.0 million in Federal Home Loan Bank advances.

     The Federal Home Loan Banks are required to provide funds for certain purposes including the resolution of insolvent thrifts in the late 1980s and to contributing funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, a member bank affected by such reduction or increase would likely experience a reduction in its net interest income. Recent legislation has changed the structure of the Federal Home Loan Banks’ funding obligations for insolvent thrifts, revised the capital structure of the Federal Home Loan Banks and implemented entirely voluntary membership for Federal Home Loan Banks. For the nine months ended September 30, 2004 and 2003, cash dividends from the Federal Home Loan Bank to Benjamin Franklin Bank amounted to approximately $87,000 and $72,000, respectively, and to Chart Bank, approximately $22,917 and $24,149. There can be no assurance that such dividends will continue in the future. Further, there can be no assurance that the impact of recent or future legislation on the Federal Home Loan Banks also will not cause a decrease in the value of the Federal Home Loan Bank stock held by Benjamin Franklin Bank and Chart Bank.

Holding Company Regulation

     General. As a bank holding company, Benjamin Franklin Bancorp is subject to comprehensive regulation and regular examinations by the Federal Reserve Board. The Federal Reserve Board also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

     As a bank holding company, Benjamin Franklin Bancorp must obtain the approval of the Federal Reserve Board before: (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5.0% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company. In addition, Benjamin Franklin Bancorp must obtain the approval of the Massachusetts Board of Bank Incorporation before becoming a “bank holding company” for Massachusetts law purposes. Under Massachusetts law, a bank holding company is generally defined as a company that directly or indirectly owns, controls or holds with power to vote 25.0% of the voting stock of each of two or more banking institutions.

     Under Federal Reserve Board policy, a bank holding company must serve as a source of strength for its subsidiary bank. Under this policy, the Federal Reserve Board may require, and has required in the past, a holding company to contribute additional capital to an undercapitalized subsidiary bank.

     The Banking Holding Company Act also prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5.0% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve Board regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The list of activities permitted by the Federal Reserve Board includes, among other things: (i) operating a savings institution, mortgage company, finance company, credit card company or factoring company; (ii) performing certain data processing operations; (iii) providing certain investment and financial advice; (iv) underwriting and acting as an insurance agent for certain types of credit-related insurance; (v) leasing property on a full-payout, non-operating basis; (vi) selling money orders, travelers’ checks and United States Savings Bonds; (vii) real estate and personal property appraising; (viii) providing tax planning and preparation services; (ix) financing and investing in certain community development activities; and (x) subject to certain limitations, providing securities brokerage services for customers. Benjamin Franklin Bancorp has no present plans to engage in any of these activities.

     Dividends. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board’s view that a bank holding company should pay cash dividends only to the extent that the holding company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The Federal Reserve Board also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve Board, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company’s bank subsidiary is classified as “undercapitalized.” See “Regulatory Capital Compliance” on page [#].

     Bank holding companies are required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10.0% or more of the consolidated net worth of the bank holding company. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve Board order or any condition imposed by, or written agreement with, the Federal Reserve Board. This notification requirement does not apply to any company that meets the well-capitalized standard for commercial banks, is “well managed” within the meaning of the Federal Reserve Board regulations and is not subject to any unresolved supervisory issues.

     Financial Modernization. The Gramm-Leach-Bliley Act permits greater affiliation among banks, securities firms, insurance companies, and other companies under a type of financial services company known as a “financial holding company.” A financial holding company essentially is a bank holding company with significantly expanded powers. Financial holding companies are authorized by statute to engage in a number of financial activities previously impermissible for bank holding companies, including securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; and merchant banking activities. The act also permits the Federal Reserve Board and the Treasury Department to authorize additional activities for financial holding companies if they are “financial in nature” or “incidental” to financial activities. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized, well managed, and has at least a “satisfactory” Community Reinvestment Act rating. A financial holding company must provide notice to the Federal Reserve Board within 30 days after commencing activities previously determined by statute or by the Federal Reserve Board and Department of the Treasury to be permissible. Benjamin Franklin Bancorp has not submitted notice to the Federal Reserve Board of its intent to be deemed a financial holding company. However, it is not precluded from submitting a notice in the future should it wish to engage in activities only permitted to financial holding companies.

Miscellaneous Regulation

     Community Reinvestment Act. Under the Community Reinvestment Act (CRA), as amended as implemented by FDIC regulations, a bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA does require the FDIC, in connection with its examination of a bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to acquire branches and other financial institutions. The CRA requires the FDIC to provide a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. Benjamin Franklin Bank’s latest FDIC CRA rating was “satisfactory.” Chart Bank’s most recent CRA rating was “satisfactory.”

     Massachusetts has its own statutory counterpart to the CRA which is also applicable to Benjamin Franklin Bank and Chart Bank. The Massachusetts version is generally similar to the CRA but utilizes a five-tiered descriptive rating system. Massachusetts law requires the Massachusetts Commissioner of Banks to consider, but not be limited to, a bank’s record of performance under Massachusetts law in considering any application by the bank to establish a branch or other deposit-taking facility, to relocate an office or to merge or consolidate with or acquire the assets and assume the liabilities of any other banking institution. Benjamin Franklin Bank’s most recent rating under Massachusetts law was “high satisfactory” and Chart Bank’s was “satisfactory.”

     Consumer Protection And Fair Lending Regulations. Massachusetts savings banks are subject to a variety of federal and Massachusetts statutes and regulations that are intended to protect consumers and prohibit discrimination in the granting of credit. These statutes and regulations provide for a range of sanctions for non-compliance with their terms, including imposition of administrative fines and remedial orders, and referral to the Attorney General for prosecution of a civil action for actual and punitive damages and injunctive relief. Certain of these statutes authorize private individual and class action lawsuits and the award of actual, statutory and punitive damages and attorneys’ fees for certain types of violations.

DESCRIPTION OF CAPITAL STOCK OF BENJAMIN FRANKLIN BANCORP

General

     Upon completion of the conversion, Benjamin Franklin Bancorp will be authorized to issue up to 75 million shares of common stock. As of the date of this Prospectus, none of these shares has been issued. Benjamin Franklin Bancorp currently expects to issue between 4,250,000 and 5,750,000 shares of common stock in the conversion, with an adjusted maximum of 6,612,500 shares, and 2,401,575 shares of common stock in the merger (based on 1,420,000 outstanding shares of Chart Bank common stock, which is exclusive of options to purchase 137,000 shares of Chart Bank common stock outstanding as of Sept. 30, 2004).

Benjamin Franklin Bancorp Common Stock

     General. Each issued and outstanding share of Benjamin Franklin Bancorp common stock will have the same rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the conversion shares in accordance with the plan of conversion, and upon issuance of the exchange shares in accordance with the provisions of the merger agreement, all such shares will be duly authorized, fully paid, validly issued and non-assessable.

     Voting Rights. Each holder of Benjamin Franklin Bancorp common stock will be entitled to one vote for each share of common stock held. Holders of common stock will not have cumulative voting rights in connection with the election of directors.

     Dividends. Holders of Benjamin Franklin Bancorp common stock will be entitled to receive and share equally in such dividends as the board of directors of Benjamin Franklin Bancorp may declare out of funds legally available for such payments. If Benjamin Franklin Bancorp issues preferred stock, holders of such stock may have a priority over holders of common stock with respect to the payment of dividends. See “—Preferred Stock” on page [#]. State and federal laws and regulations place limitations on the payment of dividends. See “Our Policy Regarding Dividends” on page [#].

     Liquidation or Dissolution. In the event of a liquidation or dissolution of Benjamin Franklin Bancorp, holders of Benjamin Franklin Bancorp common stock will be entitled to receive, after payment or provision for payment of all debts and liabilities of Benjamin Franklin Bancorp (including all deposits in Benjamin Franklin Bank and accrued interest thereon) and after distribution of the liquidation account established upon the completion of the conversion for the benefit of eligible account holders and supplemental eligible account holders who continue their deposit accounts at Benjamin Franklin Bank, all assets of Benjamin Franklin Bancorp available for distribution. If Benjamin Franklin Bancorp issues preferred stock, holders of such stock may have a senior interest over holders of common stock in such a distribution.

     No Preemptive or Redemption Rights. Holders of Benjamin Franklin Bancorp common stock will not have preemptive rights with respect to any shares of the capital stock of Benjamin Franklin Bancorp that may be issued. Shares of Benjamin Franklin Bancorp common stock will not be subject to call for redemption.

Preferred Stock

     Benjamin Franklin Bancorp’s board of directors may, without stockholder approval but subject to certain regulatory approvals, reclassify any unissued shares of common stock into one or more series of preferred stock and designate and issue one or more series of preferred stock, establish the number of shares in each such series, fix and state the voting powers, designations, preferences and the relative or special rights or privileges of the shares of any series so established and the qualifications thereon without further vote or action by the stockholders.

     Any issuance of preferred stock could have an adverse effect on the voting and other rights of holders of common stock. Each series of preferred stock issued after the conversion may rank senior to             shares of common stock with respect to dividend rights and liquidation preferences, may have full, limited or no voting rights and may be convertible into shares of common stock.

RESTRICTIONS ON ACQUISITION OF BENJAMIN FRANKLIN BANCORP
AND BENJAMIN FRANKLIN BANK

General

     Benjamin Franklin Bancorp’s articles of organization and by-laws, which will become effective upon completion of the conversion, contain certain provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts by impeding efforts to acquire Benjamin Franklin Bancorp or stock purchases in furtherance of such an acquisition. Such provisions will also make it more difficult to remove the board and Benjamin Franklin Bancorp’s management. Certain state and federal laws and Benjamin Franklin Bank’s employee stock ownership plan could have a similar effect.

     Although the board of directors of Benjamin Franklin Bank and the board of trustees of Benjamin Franklin Bancorp are not aware of any effort that might be made to obtain control of Benjamin Franklin Bancorp following the conversion, the boards believe, as discussed below, that it is appropriate to include certain provisions in the articles of organization and by-laws to protect the interests of Benjamin Franklin Bancorp and its stockholders from takeovers that the board might conclude are not in the best interest of Benjamin Franklin Bank, Benjamin Franklin Bancorp or Benjamin Franklin Bancorp’s stockholders.

     These provisions will also increase protections available to Benjamin Franklin Bancorp against transactions that, although not resulting in an acquisition of a majority of Benjamin Franklin Bancorp’s capital stock, nevertheless may harm Benjamin Franklin Bancorp and its stockholders by disrupting Benjamin Franklin Bank’s operations and management and by causing Benjamin Franklin Bancorp to incur substantial expenses.

     The following is a general summary of the material provisions of Benjamin Franklin Bancorp’s articles and by-laws and of certain provisions of the employee stock ownership plan and certain laws that may have an “anti-takeover” effect. The descriptions are necessarily general and, with respect to provisions contained in the articles and by-laws, reference should be made to the document in question, each of which is part of Benjamin Franklin Bancorp’s application to the Commissioner and Registration Statement on Form S-1 filed with the SEC. See “Additional Information” on page [#].

Certain Provisions of Benjamin Franklin Bancorp’s Articles and By-Laws and the Massachusetts Business Corporation Law

     Directors. The articles of organization and by-laws of Benjamin Franklin Bancorp contain certain provisions that may make it difficult to change majority control of Benjamin Franklin Bancorp’s board of directors. The Massachusetts Business Corporation Act also contains provisions similar to certain of the provisions of the articles, as described below.

     Benjamin Franklin Bancorp’s articles, as well as Section 8.06(b) of the Massachusetts Business Corporation Act, require that Benjamin Franklin Bancorp have three classes of directors elected for three-year staggered terms, so that ordinarily no more than approximately one-third of Benjamin Franklin Bancorp’s directors will stand for election in any one year. Thus, it would take two annual elections to replace a majority of Benjamin Franklin Bancorp’s board. The stockholders do not have cumulative voting rights in the election of directors.

     Benjamin Franklin Bancorp’s articles, as well as Section 8.06(e) of the Massachusetts Business Corporation Act, also provide that any vacancy occurring in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled only by a vote of a majority of the directors (even if such directors do not constitute a quorum). The articles further provide that if, at the time a board vacancy occurs, there is an interested stockholder, the vacancy may be filled only by vote of a majority of the independent directors then in office. Since Section 8.06(e) does not include a similar provision requiring the vote of the independent directors if there is an interested stockholder, this provision of the articles will not be effective unless the board of directors or the shareholders by a two-thirds vote elect to opt out of Section 8.06(b) of the Massachusetts Business Corporation Act. In addition, the by-laws impose certain advance notice and informational requirements on the nomination by stockholders of candidates for election to the board of directors. See "—Certain Provisions of Benjamin Franklin Bancorp’s Articles and By-laws—Stockholder Proposals and Director Nominations” on page [#].

     Finally, Benjamin Franklin Bancorp’s articles, as well as Section 8.06(d) of the Massachusetts Business Corporation Act, provide that directors may be removed only for cause and only by the shareholders. The articles require a two-thirds vote of the shareholders to remove a director, while Section 8.06(d) requires only a majority vote of the shareholders. The majority vote provision contained in Section 8.06(d) will govern (rather than the two-thirds vote provision contained in the articles) unless the board of directors or the shareholders by a two-thirds vote elect to opt out of Section 8.06(b) of the Massachusetts Business Corporation Act.

     The board of directors has not elected to opt out of 8.06(b) of the Massachusetts Business Corporation Act, but it could choose to do so at any time.

     Definitions of “independent director” and “interested stockholder” appear in the last subsection of “—Certain Provisions of Benjamin Franklin Bancorp’s Articles and By-laws” on page [#].

     Meetings of Stockholders. The articles and by-laws provide that a special meeting of stockholders may be called at any time by the president, a majority of the directors then in office (unless at the time there is an interested shareholder, in which case such call by the board of directors shall also require the affirmative vote of a majority of the independent directors then in office), or by the secretary upon the written request of one or more stockholders who hold at least 80% in interest of the capital stock entitled to vote at such meeting. Only those matters set forth in the call of the special meeting may be considered or acted upon at such meeting, unless otherwise provided by law. With respect to annual meetings of stockholders, the by-laws impose certain advance notice and informational requirements for any business that a stockholder may wish to propose for consideration at such a meeting. See “—Certain Provisions of Benjamin Franklin Bancorp’s Articles and By-laws—Stockholder Proposals and Director Nominations” on page [#]. The by-laws provide that any action by the stockholders may be taken without a meeting if all stockholders entitled to vote on the matter consent to such action in writing.

     Authorized Stock. The articles authorize the board of directors to issue any of the 75 million shares of Benjamin Franklin Bancorp common stock not issued in the conversion and the merger that are authorized but unissued. The board of directors may, without stockholder approval but subject to certain regulatory approvals, reclassify any unissued shares of common stock into one or more series of preferred stock and designate and issue one or more series of preferred stock, establish the number of shares in each such series, fix and state the voting powers, designations, preferences and the relative or special rights or privileges of the shares of any series so established and the qualifications thereon without further vote or action by the stockholders. In the event of a proposed merger, tender offer or other attempt to gain control of Benjamin Franklin Bancorp that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that might impede the completion of such a transaction. Benjamin Franklin Bancorp has no present plans or understandings for the issuance of any shares of preferred stock.

     Vote Required to Approve Business Combinations Involving Interested Stockholders. The articles contain a so-called “fair price” provision pursuant to which certain mergers, acquisitions, stock issuances, dispositions of assets, liquidations or recapitalizations (these transactions are referred to as “business combinations”) involving an interested stockholder and Benjamin Franklin Bancorp or any subsidiary would require stockholder approval by the affirmative vote of holders of at least 75.0% of the outstanding shares of Benjamin Franklin Bancorp entitled to vote in elections of directors. The 75.0% vote is not required if the business combination is approved by two-thirds of the independent directors then in office or if certain procedures and price requirements are met. An affirmative vote of the holders of at least 75.0% of the outstanding voting stock is required to amend or repeal, or adopt any provisions inconsistent with, the fair price provision.

     Vote Required for Certain Transactions. The articles further provide that, unless a higher percentage vote is required by law or the fair price provision of the articles, any

•	sale, lease or exchange of all or substantially all of Benjamin Franklin Bancorp’s property or assets, including goodwill, or

•	the merger, share exchange or consolidation of Benjamin Franklin Bancorp with or into any other entity must be approved by an affirmative vote of at least two-thirds of the total votes that may be cast by Benjamin Franklin Bancorp’s stockholders on such a transaction. However, only a majority vote of Benjamin Franklin Bancorp’s stockholders is necessary if the transaction has been recommended to the stockholders for approval by two-thirds of the directors then in office (unless there is an interested stockholder, in which case the recommendation to stockholders must also be approved by the vote of a majority of the independent directors then in office).

     Restrictions on Acquisitions of Securities. The articles provide that, for a period of five years following the date of completion of Benjamin Franklin Bancorp’s conversion from mutual to stock form, no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10.0% of the issued and outstanding voting stock of Benjamin Franklin Bancorp. Shares acquired in excess of this limitation will not be entitled to vote or to take other stockholder action or to be counted in determining the total number of outstanding shares for purposes of any matter involving stockholder action, and such shares may be required to be sold through an independent trustee. The foregoing provision of the articles does not apply to:

•	Benjamin Franklin Bancorp or any subsidiary or any pension, profit-sharing, stock bonus or other compensation plan maintained by Benjamin Franklin Bancorp or by a member of a controlled group of corporations or trades or businesses of which Benjamin Franklin Bancorp is a member for the benefit of the employees of Benjamin Franklin Bancorp or any subsidiary, or any trust or custodial arrangement established in connection with any such plan;

•	any offer or acquisition of shares of voting stock that has been approved in advance by an affirmative vote of not less than two-thirds (2/3) of the directors then in office (plus an affirmative vote of two-thirds (2/3) of the independent directors then in office if there is an interested stockholder at the time of the offer or acquisition);

•	any offer with a view toward public resale made exclusively to Benjamin Franklin Bancorp by underwriters or a selling group acting on its behalf; or

•	a corporate reorganization without a change in the respective beneficial ownership interests of Benjamin Franklin Bancorp’s stockholders other than pursuant to the exercise of any dissenters’ appraisal rights.

     Provisions for Amendment of Articles and By-laws. The articles provide that, in general, amendment of the articles and the by-laws requires the vote of 75.0% of the votes eligible to be cast by Benjamin Franklin Bancorp’s stockholders or, if two-thirds of the independent directors vote to recommend that the stockholders approve such amendment, the vote of a majority of the votes eligible to be cast by Benjamin Franklin Bancorp’s stockholders . In addition, any provision of the articles that requires a greater than majority vote of stockholders can only be amended by such greater vote. In addition, the directors may amend the by-laws without stockholder approval by a majority vote (plus an affirmative vote of two-thirds of the independent directors if there is an interested stockholder).

     Stockholder Proposals and Director Nominations. Stockholders may submit proposals for inclusion on the agenda of an annual meeting of stockholders, and may submit nominations for election to the board of directors at an annual meeting, only by delivering a notice thereof to the secretary of Benjamin Franklin Bancorp at least 120 days but not more than 150 days in advance of the first anniversary of the date of the proxy statement for the previous year’s annual meeting (for the first annual meeting following the conversion, the deadline is ten days after the day on which notice of the date of the scheduled annual meeting is publicly disclosed).

     The stockholder notice must:

•	state the stockholder’s name, the name of other stockholders who support the proposal or nominee and the class and number of shares owned by them,

•	in the case of a proposal, describe the matter proposed and the reason for considering it at the annual meeting and must set forth any financial interest that the proposing stockholder has in the proposal, and

•	in the case of a nomination, the name, age, business address and residence address, principal occupation or employment of the nominee, the class and number of shares owned by the nominee, and any other information relating to the nominee that is required under the securities laws to be disclosed in solicitations of proxies with respect to nominees for election as directors, including, but not limited to, the written consent of the nominee to serve as a director if elected.

     The board of directors may reject a stockholder’s proposal or nomination if the stockholder does not fully and timely comply with the foregoing notice requirement.

     Purpose and Takeover Defensive Effects of Articles and By-Laws. The boards of Benjamin Franklin Bancorp and Benjamin Franklin Bank believe that the provisions described above are prudent and will reduce Benjamin Franklin Bancorp’s vulnerability to takeover attempts and to certain other transactions that have not been negotiated with and approved by Benjamin Franklin Bancorp’s board of directors. These provisions will also assist Benjamin Franklin Bancorp and Benjamin Franklin Bank in the orderly deployment of the offering proceeds into productive assets during the initial period after the offering. The boards believe these provisions are in the best interests of Benjamin Franklin Bank, Benjamin Franklin Bancorp and its stockholders. Attempts to acquire control of financial institutions and their holding companies have become increasingly common. Takeover attempts that have not been negotiated with and approved by boards of directors present to stockholders the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by the board of directors of Benjamin Franklin Bancorp, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for Benjamin Franklin Bancorp and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Benjamin Franklin Bancorp’s assets.

     An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then-current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous or retaining their investment in an enterprise that is under different management and the objectives of which may not be similar to those of the remaining stockholders.

     Potential Anti-Takeover Effects. Despite the belief of Benjamin Franklin Bank and Benjamin Franklin Bancorp as to the benefits to stockholders of the provisions described above, these provisions will have the effect of discouraging any takeover attempt that would not be approved either by regulatory policy or by Benjamin Franklin Bancorp’s board of directors but pursuant to which stockholders may receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove the board and Benjamin Franklin Bancorp’s management. The Boards of Benjamin Franklin Bank and Benjamin Franklin Bancorp, however, have concluded that the potential benefits outweigh the possible disadvantages.

     Definition of “Interested Stockholder” and “Independent Director.” An “interested stockholder” is any person (other than Benjamin Franklin Bancorp, any direct or indirect subsidiary of Benjamin Franklin Bancorp or any employee stock ownership plan formed by Benjamin Franklin Bancorp) who or which:

•	is the beneficial owner, directly or indirectly, of 10.0% or more of the voting power of the outstanding voting stock of Benjamin Franklin Bancorp;

•	is an “affiliate” of Benjamin Franklin Bancorp and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10.0% or more of the voting power of the then outstanding voting stock of Benjamin Franklin Bancorp; or

•	is an assignee of or has otherwise succeeded to any shares of voting stock of Benjamin Franklin Bancorp that were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested stockholder, if such assignment or succession has occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933 and was not approved by two-thirds (2/3) of the independent directors.

An “independent director” is defined in Benjamin Franklin Bancorp’s articles of organization as any director of Benjamin Franklin Bancorp at any time when there is no interested stockholder and, when there is an interested stockholder, any director who

•	is not, and was not at any time during the two-year period immediately prior to the date in question, an affiliate or associate of an interested stockholder, and

•	is not an employee of Benjamin Franklin Bancorp or any of its affiliates.

Employee Stock Ownership Plan

     The Benjamin Franklin Bank employee stock ownership plan, which expects to purchase 8.0% of the shares issued in the offering, including shares issued to the Benjamin Franklin Bank Charitable Foundation, contains certain provisions permitting participating employees to direct the voting of shares held in the plan. Such provisions may be considered to have anti-takeover effects. See “Management of Benjamin Franklin Bancorp and Benjamin Franklin Bank—Benefit Plans—Employee Stock Ownership Plan” on page [#].

Statutory and Regulatory Restrictions

     Federal Change in Bank Control Act. Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice. For this purpose, the term “control” means the acquisition of the ownership, control or holding of the power to vote 25.0% or more of any class of a bank holding company’s voting stock, and the term “person” includes an individual, corporation, partnership, and various other entities. In addition, a person is presumed to acquire control if the person acquires the ownership, control or holding of the power to vote of 10.0% or more of any class of the holding company’s voting stock if

•	the bank holding company’s shares are registered pursuant to Section 12 of the Exchange Act, or

•	no other person will own, control or hold the power to vote a greater percentage of that class of voting securities.

Accordingly, the prior approval of the Federal Reserve Board would be required before any person could acquire 10.0% or more of the common stock of Benjamin Franklin Bancorp.

     The Federal Reserve Board may prohibit an acquisition of control if:

•	it would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

     Federal Bank Holding Company Act. Federal law provides that no company may acquire control of a bank directly or indirectly without the prior approval of the Federal Reserve Board. Any company that acquires control of a bank becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board. Pursuant to federal regulations, the term “company” is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and “control” of a bank is deemed to exist if a company has voting control, directly or indirectly of at least 25.0% of any class of a bank’s voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank. In addition, a bank holding company must obtain Federal Reserve Board approval prior to acquiring voting control of more than 5.0% of any class of voting stock of a bank or another bank holding company.

     An acquisition of control of a bank that requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act is not subject to the notice requirements of the Change in Bank Control Act. Accordingly, the prior approval of the Federal Reserve Board under the Bank Holding Company Act would be required

•	before any bank holding company could acquire 5.0% or more of the common stock of Benjamin Franklin Bancorp and

•	before any other company could acquire 25.0% or more of the common stock of Benjamin Franklin Bancorp.

     Restrictions applicable to the operations of bank holding companies may also deter companies from seeking to obtain control of Benjamin Franklin Bancorp. See “Regulation and Supervision” on page [#].

     Massachusetts Banking Law. Massachusetts banking law also prohibits any “company,” defined to include banking institutions as well as corporations, from directly or indirectly controlling the voting power of 25.0% or more of the voting stock of two or more banking institutions without the prior approval of the Massachusetts Board of Bank Incorporation. Additionally, an out-of-state company that already directly or indirectly controls voting power of 25.0% or more of the voting stock of two or more banking institutions may not also acquire direct or indirect ownership or control of more than 5.0% of the voting stock of a Massachusetts banking institution without the prior approval of the Board of Bank Incorporation. Finally, for a period of three years following completion of a conversion to stock form, no person may directly or indirectly offer to acquire or acquire beneficial ownership of more than 10.0% of any class of equity security of a converting mutual holding company without prior written approval of the Massachusetts Commissioner of Banks.

     Massachusetts Anti-Takeover Laws. The Massachusetts General Laws contain two anti-takeover statutes that are applicable to certain public corporations in Massachusetts—Chapter 110F, the “business combinations” law and Chapter 110D, the “control share acquisition” law. Chapter 110F of the Massachusetts General Laws generally prohibits a publicly held Massachusetts corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction which results in the stockholder becoming an interested stockholder, unless:

•	the corporation’s board of directors approves the business combination or transaction which results in the stockholder becoming an interested stockholder prior to such event; or

•	the interested stockholder owns at least 90% of the corporation’s outstanding voting stock upon completion of the transaction that resulted in its becoming an interested stockholder, excluding shares held by directors who are also officers of the corporation and by certain employee stock plans, or

•	the business combination is approved by both the corporation’s board of directors and the holders of two-thirds of the corporation’s outstanding voting stock at a meeting of stockholders, excluding shares held by the interested stockholder.

     The Massachusetts General Laws defines the term “business combination” to include a merger, a stock or asset sale, and certain other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is generally a person who, together with affiliates and associates, owns, or within the prior three years, owned, 5% or more of a corporation’s voting stock.

     Benjamin Franklin Bancorp’s articles contain a provision opting out of the applicability of Chapter 110D, in light of the provisions contained in Benjamin Franklin Bancorp’s articles that provide similar anti-takeover protections.

TRANSFER AGENT AND REGISTRAR FOR
BENJAMIN FRANKLIN BANCORP COMMON STOCK

     American Stock Transfer & Trust Company will act as the transfer agent and registrar for issued and outstanding shares of Benjamin Franklin Bancorp common stock.

LEGAL OPINIONS

     Foley Hoag llp, Boston, Massachusetts, will give its opinions on behalf of Benjamin Franklin Bancorp concerning the legality of the shares issued in the offering and concerning certain tax matters. Foley Hoag llp has consented to the references herein to its opinions. Certain legal matters will be passed upon for Ryan Beck & Co., Inc. by Luse Gorman Pomerenk & Schick, P.C. of Washington, D.C.

EXPERTS

     The consolidated financial statements of Benjamin Franklin Bancorp as of December 31, 2003 and 2002 and for the years then ended included in this prospectus have been so included in reliance on the report of Wolf & Company, P.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Chart Bank as of December 31, 2003 and 2002 and for the years then ended included in this prospectus have been so included in reliance on the report of Wolf & Company, P.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Arthur Andersen LLP, which audited the financial statements of Benjamin Franklin Bancorp for the year ended December 31, 2001 in this prospectus, was convicted on June 15, 2002 of federal obstruction of justice charges arising from the government’s investigation of Enron Corp. At the time of Arthur Andersen LLP’s conviction, it ceased accounting and auditing operations, and the Board of Trustees of Benjamin Franklin Bancorp declined to retain Arthur Andersen LLP to provide further services. At that time, there were no disagreements on the part of Arthur Andersen LLP with Benjamin Franklin Bancorp, and the reports of Arthur Andersen LLP concerning the above financial statements of Benjamin Franklin Bancorp contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. Because Arthur Andersen LLP has ceased accounting and auditing operations in 2002, Benjamin Franklin Bancorp has not obtained, as contemplated by the Securities and Exchange Commission’s regulations, a letter from Arthur Andersen LLP confirming the above statements.

     Arthur Andersen LLP has not consented to the incorporation of their report on the financial statements of Benjamin Franklin Bancorp for the year ended December 31, 2001 in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation by reference of their reports in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein. See “Risk Factors—Risks Related To Prior Auditor Of Benjamin Franklin Bancorp” on page [#].

     RP Financial, LC. has consented to the publication in this prospectus of the summary of its report to Benjamin Franklin Bancorp setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and the offering.

ADDITIONAL INFORMATION

     We have filed a registration statement with the SEC under the Securities Act of 1933 with respect to the common stock offered through this prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. You may examine this information without charge at the public reference facilities of the SEC located at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain copies of the material from the SEC at prescribed rates. The registration statement also is available through the SEC’s world wide web site on the internet at http://www.sec.gov.

     This document contains a description of the material features of certain contracts and other documents filed as exhibits to the registration statement. The statements as to the contents of such exhibits are of necessity brief descriptions and are not necessarily complete. Each such statement is qualified by reference to the contract or document.

     Benjamin Franklin Bancorp has filed an application for conversion with the Massachusetts Commissioner of Banks and has also requested the Federal Reserve Board’s approval of the conversion. This prospectus omits some information contained in those applications. The Massachusetts conversion application may be examined at the Massachusetts Division of Banks, One South Station, Boston, Massachusetts 02110 and the public portion of the materials filed with the Federal Reserve Board may be examined at the offices of the Federal Reserve Bank of Boston, 600 Atlantic Avenue, Boston, Massachusetts 02106.

     In connection with the offering, we will register the common stock with the Securities and Exchange Commission under Section 12(g) of the Exchange Act. Upon this registration, Benjamin Franklin Bancorp will become subject to the Securities and Exchange Commission’s proxy solicitation rules and periodic reporting requirements.

     You may obtain a copy of the plan of conversion as well as the Articles of Organization and bylaws of Benjamin Franklin Bancorp without charge from us by contacting Claire S. Bean at Benjamin Franklin Bank, 58 Main Street, Franklin, Massachusetts, 02038. Copies of the appraisal report of RP Financial, LC. and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Benjamin Franklin Bank by contacting Claire S. Bean as indicated above.

STOCK INFORMATION CENTER

     If you have any questions regarding the offering or the conversion, please call our Stock Information Center, toll free, at [   ].

BENJAMIN FRANKLIN BANCORP, M.H.C.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2
Report of Independent Public Accountants	F-3
Consolidated Balance Sheets as of September 30, 2004 (Unaudited) and December 31, 2003 and 2002	F-4
Consolidated Statements of Income for the Nine Months Ended September 30, 2004 and 2003 (unaudited) and for the Years Ended December 31, 2003, 2002 and 2001	F-5
Consolidated Statements of Changes in Retained Earnings for the Nine Months Ended September 30, 2004 (unaudited) and for the Years Ended December 31, 2003, 2002 and 2001	F-6
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2004 and 2003 (unaudited) and for the Years Ended December 31, 2003, 2002 and 2001	F-7
Notes to Consolidated Financial Statements	F-9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee
Benjamin Franklin Bancorp, M.H.C.
Franklin, Massachusetts

We have audited the accompanying consolidated balance sheets of Benjamin Franklin Bancorp, M.H.C. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in retained earnings and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements of Benjamin Franklin Bancorp, M.H.C. and subsidiaries for the year ended December 31, 2001 (before they were restated for the matter discussed in Note 1 to the consolidated financial statements) were audited by other auditors who have ceased operations and whose report, dated April 12, 2002, and included herein, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2003 and 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Benjamin Franklin Bancorp, M.H.C. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

WOLF & COMPANY, P.C.

Boston, Massachusetts
February 27, 2004, except for Note 17 as to which
     the date is October 28, 2004

Report of Independent Public Accountants

To the Audit Committee of
Benjamin Franklin Bancorp, M.H.C. and subsidiaries

We have audited the accompanying consolidated balance sheets of Benjamin Franklin Bancorp, M.H.C. and subsidiaries (the Company) as of December 31, 2001 and 2000 and the related consolidated statements of operations, changes in surplus and comprehensive income (loss) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of the Company as of December 31, 2001 and 2000 and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Boston, Massachusetts
April 1, 2002

This Report of Independent Public Accountants is a copy of a previously issued Arthur Andersen LLP (Andersen) report and has not been reissued by Andersen in connection with this filing on Form S-1. The inclusion of this previously issued Andersen report is made pursuant to Section 2.02(e) of regulation S-X. Note that this previously issued Andersen report includes references to the year ended December 31, 2000 which is not required to be presented in the accompanying consolidated financial statements as of and for the years ended December 31, 2003.

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	September 30,	December 31,
	2004	2003	2002
	(Unaudited)
ASSETS
Cash and due from banks	$8,295	$14,512	$14,162
Short-term investments	6,831	20,973	37,874

Total cash and cash equivalents	15,126	35,485	52,036

Securities available for sale, at fair value	94,423	102,646	108,520
Securities held to maturity, at amortized cost	266	386	986
Restricted equity securities, at cost	6,862	7,222	5,222
Loans	378,533	291,385	264,245
Allowance for loan losses	(3,017)	(2,523)	(2,312)

Loans, net	375,516	288,862	261,933
Premises and equipment, net	11,280	11,199	11,847
Accrued interest receivable	1,495	1,388	1,299
Goodwill	4,248	4,248	4,248
Other assets	8,715	7,408	6,139

	$517,931	$458,844	$452,230

LIABILITIES AND RETAINED EARNINGS
Deposits	$399,562	$380,257	$373,300
Short-term borrowings	29,000	—	—
Long-term debt	55,000	45,000	45,000
Other liabilities	3,783	4,286	4,116

Total liabilities	487,345	429,543	422,416

Commitments and contingencies (Note 12)
Retained earnings	32,620	31,308	29,620
Accumulated other comprehensive (loss) income	(2,034)	(2,007)	194

Total retained earnings	30,586	29,301	29,814

	$517,931	$458,844	$452,230

See accompanying notes to consolidated financial statements.

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands)

	Nine Months Ended
	September 30,		Years Ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Interest and dividend income:
Loans, including fees	$12,567	$11,601	$15,530	$16,322	$20,355
Debt securities:
Taxable	2,379	2,233	3,186	3,903	3,774
Tax-exempt	—	14	14	35	128
Dividends	170	166	250	228	365
Short-term investments	107	515	552	918	1,819

Total interest and dividend income	15,223	14,529	19,532	21,406	26,441

Interest expense:
Interest on deposits	3,221	3,439	4,487	5,856	10,752
Interest on short-term borrowings	56	—	—	—	—
Interest on long-term debt	1,747	1,695	2,265	1,738	1,645

Total interest expense	5,024	5,134	6,752	7,594	12,397

Net interest income	10,199	9,395	12,780	13,812	14,044
Provision for loan losses	470	300	625	1,412	51

Net interest income, after provision for loan losses	9,729	9,095	12,155	12,400	13,993

Other income (charges):
Deposit service fees	684	632	928	859	856
Loan servicing fees	187	309	336	525	86
Gain on sale of loans, net	106	951	975	71	167
Gain (loss) on sales of securities, net	8	113	86	1,569	(2,529)
Pension plan curtailment loss	—	—	—	(741)	—
Miscellaneous	681	558	751	571	643

Total other income (charges)	1,666	2,563	3,076	2,854	(777)

Operating expenses:
Salaries and employee benefits	5,679	5,006	6,668	6,150	5,621
Occupancy and equipment	1,035	1,320	1,788	1,814	1,922
Data processing	1,047	1,115	1,446	1,368	1,225
Professional fees	192	821	985	723	651
Other general and administrative	1,504	1,364	1,837	2,060	2,146

Total operating expenses	9,457	9,626	12,724	12,115	11,565

Income before income taxes	1,938	2,032	2,507	3,139	1,651
Provision for income taxes	626	651	819	443	1,610

Net income	$1,312	$1,381	$1,688	$2,696	$41

See accompanying notes to consolidated financial statements.

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN RETAINED EARNINGS

Nine Months Ended September 30, 2004 (Unaudited) and the
Years Ended December 31, 2003, 2002 and 2001

(Dollars in Thousands)

		Accumulated
		Other	Total
	Retained	Comprehensive	Retained
	Earnings	Income (Loss)	Earnings
Balance at December 31, 2000, as restated (See Note 1)	$26,883	$(1,589)	$25,294

Comprehensive income:
Net income	41	—	41
Change in net unrealized gain/loss on securities available for sale, net of reclassification adjustment and tax effects	—	2,102	2,102

Total comprehensive income			2,143

Balance at December 31, 2001	26,924	513	27,437

Comprehensive income:
Net income	2,696	—	2,696
Change in net unrealized gain/loss on securities available for sale, net of reclassification adjustment and tax effects	—	(319)	(319)

Total comprehensive income			2,377

Balance at December 31, 2002	29,620	194	29,814

Comprehensive loss:
Net income	1,688	—	1,688
Change in net unrealized gain/loss on securities available for sale, net of reclassification adjustment and tax effects	—	(2,201)	(2,201)

Total comprehensive loss			(513)

Balance at December 31, 2003	31,308	(2,007)	29,301

Comprehensive income:
Net income (unaudited)	1,312	—	1,312
Change in net unrealized gain/loss on securities available for sale, net of reclassification adjustment and tax effects (unaudited)	—	(27)	(27)

Total comprehensive income (unaudited)			1,285

Balance at September 30, 2004 (unaudited)	$32,620	$(2,034)	$30,586

See accompanying notes to consolidated financial statements.

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	Nine Months Ended
	September 30,		Years Ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Cash flows from operating activities:
Net income	$1,312	$1,381	$1,688	$2,696	$41
Adjustments to reconcile net income to net cash provided by operating activities:
Net amortization of securities	703	554	833	316	104
Amortization of deferred loan costs, net	214	363	407	582	551
Loss (gain) on sales of securities, net	(8)	(113)	(86)	(1,569)	2,529
Provision for loan losses	470	300	625	1,412	51
Amortization of mortgage servicing rights	423	732	892	535	358
Depreciation expense	509	688	872	1,008	688
Deferred income tax (benefit) provision	48	(259)	(169)	(1,005)	1,981
Loans originated for sale	(28,566)	(92,606)	(96,256)	(69,752)	(63,411)
Proceeds from sales of loans	28,566	92,606	96,256	69,752	63,411
(Increase) decrease in accrued interest receivable	(107)	(241)	(89)	919	536
Other, net	(2,213)	(261)	(1,576)	(1,846)	(2,414)

Net cash provided by operating activities	1,351	3,144	3,397	3,048	4,425

Cash flows from investing activities:
Activity in available-for-sale securities:
Sales	2,015	17,123	30,886	110,420	64,995
Maturities, calls, and principal repayments	35,829	202,015	211,994	62,883	4,028
Purchases	(30,411)	(236,088)	(240,200)	(202,921)	(41,579)
Activity in held-to-maturity securities:
Maturities and principal repayments	120	373	600	1,763	969
Purchases	—	—	—	—	(1,000)
Net change in restricted equity securities	360	(2,000)	(2,000)	—	—
Loan (originations) principal payments, net	(87,338)	(19,143)	(27,961)	(6,025)	26,613
Additions to premises and equipment	(590)	(178)	(224)	(501)	(477)

Net cash (used) provided by investing activities	(80,015)	(37,898)	(26,905)	(34,381)	53,549

(continued)

     See accompanying notes to consolidated financial statements.

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Concluded)

(Dollars in Thousands)

	Nine Months Ended
	September 30,		Years Ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Cash flows from financing activities:
Net increase (decrease) in deposits	19,305	17,549	6,957	12,178	(27,353)
Proceeds from short-term borrowings	29,000	—	—	—	—
Net proceeds from long-term debt	10,000	—	—	9,000	10,600

Net cash provided (used) by financing activities	58,305	17,549	6,957	21,178	(16,753)

Net change in cash and cash equivalents	(20,359)	(17,205)	(16,551)	(10,155)	41,221
Cash and cash equivalents at beginning of year	35,485	52,036	52,036	62,191	20,970

Cash and cash equivalents at end of year	$15,126	$34,831	$35,485	$52,036	$62,191

Supplemental cash flow information:
Interest paid on deposits	$3,222	$3,444	$4,492	$5,871	$11,014
Interest paid on short-term borrowings	39	—	—	—	—
Interest paid on long-term debt	1,726	1,723	2,280	1,632	1,645
Income taxes paid (refunded)	640	940	942	(356)	1,363

See accompanying notes to consolidated financial statements.

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Nine Months Ended September 30, 2004 and 2003 (Unaudited) and Years Ended
December 31, 2003, 2002 and 2001

(Dollars in Thousands)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and consolidation

The consolidated financial statements include the accounts of Benjamin Franklin Bancorp, M.H.C. (the “Company”) and its wholly-owned subsidiary, Benjamin Franklin Bank (the “Bank”). The Company’s wholly-owned subsidiary, Benjamin Franklin Capital Trust, was included in the Company’s consolidated financial statements for December 31, 2003 and 2002 and recorded on the equity method effective January 1, 2004 (See Note 1 - Recent Accounting Pronouncements). The Bank has one subsidiary, Benjamin Franklin Securities Corp., formed for the purpose of buying, holding, and selling securities. All significant intercompany balances and transactions have been eliminated in consolidation.

The financial information included herein as of September 30, 2004 and for the interim periods ended September 30, 2004 and 2003 is unaudited; however, in the opinion of management the information reflects all adjustments (consisting solely of normal recurring adjustments) that are necessary for a fair presentation. The results shown for nine months ended September 30, 2004 and 2003 are not necessary indicative of the results to be obtained for a full year.

Business and operating segments

The Company provides a variety of financial services to individuals and small businesses through its six offices in Norfolk and Worcester counties. Its primary deposit products are checking, savings and term certificate accounts, and its primary lending products are residential and commercial mortgage loans. The Bank also provides non-deposit investment products to customers.

Management evaluates the Company’s performance and allocates resources based on a single segment concept. Accordingly, there are no separately identified operating segments for which discrete financial information is available. The Company does not derive revenues from, or have assets located in, foreign countries, nor does it derive revenues from any single customer that represents 10% or more of the Company’s total revenues.

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, other-than-temporary impairment losses on securities and the valuation of deferred tax assets.

Reclassifications

Certain amounts in the 2002 and 2001 consolidated financial statements have been reclassified to conform to the 2003 presentation.

Prior period adjustment

As a result of an overstatement of deferred tax liabilities in connection with temporary income tax differences, identified during 2002, a prior period adjustment was made to retained earnings as of December 31, 2000, as follows:

Retained
Earnings
Balance, as previously reported	$26,383
Effect of prior period adjustment on opening balance	500

Balance, as restated	$26,883

Cash and cash equivalents

Cash and cash equivalents include cash and balances due from banks and short-term investments, all of which mature within ninety days.

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income/loss.

Purchase premiums and discounts are recognized into interest income using the interest method over the contractual terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and determined using the specific identification method.

Restricted equity securities, which consist of Federal Home Loan Bank stock and stock in a community investment fund, are carried at cost.

Loans

The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans in Franklin, Massachusetts and surrounding communities. The ability of the Bank’s debtors to honor their contracts is dependent upon the local real estate market and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loans (concluded)

All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for loan losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows or collateral value or observable market price of the impaired loan is lower than the carrying value of the loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral dependent.

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for loan losses (concluded)

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. For sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on relative fair value. Fair value is based on market prices for comparable mortgage servicing contracts. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

Premises and equipment

Land is carried at cost. Buildings and improvements and equipment are carried at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets.

Transfers of financial assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Goodwill

Prior to January 1, 2002, goodwill, arising from the acquisition of Foxboro National Bank, was being amortized on a straight-line basis over 15 years. Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” and goodwill, which amounted to $4,248 at September 30, 2004 (unaudited), December 31, 2003 and 2002, is no longer amortized, but is evaluated for impairment. In evaluating the goodwill, the Company does not track the separate fair value of Foxboro National Bank, but instead measures the fair value of the entire Company. If the Company determines that goodwill is impaired, the carrying value of goodwill would be reduced through a charge to earnings.

If goodwill amortization of $385 had not been recorded for the year ending December 31, 2001, net income as reported for 2001 would have increased by $375.

Derivative financial instruments

On January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement requires that all derivatives be recognized as assets or liabilities in the balance sheet and measured at fair value.

Retirement plan

The Company accounted for pension plan benefits on the net periodic pension cost method for financial reporting purposes. This method recognized the compensation cost of an employee’s pension benefit over the employee’s approximate service period. The aggregate cost method was utilized for funding purposes. The Bank elected to curtail the pension plan effective December 31, 2000 (See Note 14).

Income taxes

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes. The Bank’s base amount of its federal income tax reserve for loan losses is a permanent difference for which there is no recognition of a deferred tax liability. However, the loan loss allowance maintained for financial reporting purposes is a temporary difference with allowable recognition of a related deferred tax asset, if deemed realizable.

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes (concluded)

A valuation allowance related to deferred tax assets is established when, in the judgement of management, it is more likely than not, that all or a portion of such deferred tax assets will be realized. (See Note 11)

Advertising costs

Advertising costs are expensed as incurred.

Comprehensive income/loss

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the retained earnings section of the consolidated balance sheet, such items, along with net income, are components of comprehensive income/loss. The components of other comprehensive income/loss and related tax effects are as follows:

	Nine Months Ended
	September 30,		Years Ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Change in unrealized holding gains (losses) on securities available for sale	$(87)	$(1,896)	$(2,361)	$1,081	$(133)
Reclassification adjustment for (gains) losses realized in income	(8)	(113)	(86)	(1,569)	2,529

Net unrealized gains/losses	(95)	(2,009)	(2,447)	(488)	2,396
Tax effect	68	84	246	169	(294)

Net-of-tax amount	$(27)	$(1,925)	$(2,201)	$(319)	$2,102

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent accounting pronouncements

In April 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This Statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. This Statement is effective for contracts entered into or modified after June 30, 2003, except in certain circumstances, and for hedging relationships designated after June 30, 2003. This Statement did not have a material effect on the Company’s consolidated financial statements.

In December 2003, the FASB issued a revision to Interpretation No. 46, “Consolidation of Variable Interest Entities,” (“FIN 46”) which establishes guidance for determining when an entity should consolidate another entity that meets the definition of a variable interest entity. FIN 46 requires a variable interest entity to be consolidated by a company if that company will absorb a majority of the expected losses, will receive a majority of the expected residual returns, or both. FASB deferred the effective date of FIN 46 to no later than the end of the first reporting period that ends after March 15, 2004. The Company adopted FIN 46 as of January 1, 2004 which resulted in the Company no longer consolidating its wholly-owned subsidiary, Benjamin Franklin Capital Trust, and recording it on the equity method. The Interpretation and the revision had no material effect on the Company’s consolidated financial statements.

In March 2004, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 105, Application of Accounting Principles to Loan Commitments, which provides guidance regarding loan commitments that are accounted for as derivative instruments. In this SAB, the SEC determined that an interest rate lock commitment should generally be valued at zero at inception. The rate locks will continue to be adjusted for changes in value resulting from changes in market interest rates. This SAB did not have any effect on the Company’s financial position or results of operations.

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent accounting pronouncements (continued)

On June 30, 2004, the FASB published an Exposure Draft, “Share-Based Payment,” an Amendment of FASB Statement Nos. 123 and 95 (the “Exposure Draft”). The FASB is proposing, among other things, amendments to SFAS No. 123 and thus, the manner in which share-based compensation, such as stock options, will be accounted for by both public and non-public companies. For public companies, the cost of employee services received in exchange for equity instruments including options and restricted stock awards generally would be measured at fair value at the grant date. The grant date fair value would be estimated using option-pricing models adjusted for the unique characteristics of those options and instruments, unless observable market prices for the same or similar options are available. The cost would be recognized over the requisite service period, often the vesting period, and would be remeasured subsequently at each reporting date through settlement date.

The proposed changes in accounting would replace existing requirements under SFAS No. 123, “Accounting for Stock-Based Compensation,” and would eliminate the ability to account for share-based compensation transactions using APB Opinion No. 25, “Accounting for Stock Issued to Employees,” which does not require companies to expense options if the exercise price is equal to the trading price at the date of grant. Under the terms of the Exposure Draft, the accounting for similar transactions involving parties other than employees or the accounting for employee stock ownership plans that are subject to American Institute of Certified Public Accountants (“AICPA”) Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans,” would remain unchanged.

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

Recent accounting pronouncements (concluded)

On September 30, 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) Emerging Issues Task Force (“EITF”) Issue No. 03-1-1 delaying the effective date of paragraphs 10-20 of EITF 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”, which provides guidance for determining the meaning of “other-than-temporarily impaired” and its application to certain debt and equity securities within the scope of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless the Company can assert and demonstrate its intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment which might mean maturity. The delay of the effective date of EITF 03-1 will be superceded concurrent with the final issuance of proposed FSP Issue 03-1-a. Proposed FSP Issue 03-1-a is intended to provide implementation guidance with respect to all securities analyzed for impairment under paragraphs 10-20 of EITF 03-1. Management continues to closely monitor and evaluate how the provisions of EITF 03-1 and proposed FSP Issue 03-1-a will affect the Company.

2.	RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At September 30, 2004 (unaudited), December 31, 2003 and 2002, these reserve balances amounted to $973, $6,760 and $4,703, respectively.

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

3.	SHORT-TERM INVESTMENTS

Short-term investments consist of the following:

	September 30,	December 31,
	2004	2003	2002
	(Unaudited)
Federal funds	$6,215	$16,031	$14,039
Bank Investment Liquidity Fund	577	4,937	23,825
Money market account	39	5	10

	$6,831	$20,973	$37,874

4.	SECURITIES

The amortized cost and fair value of securities with gross unrealized gains and losses follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
		(Unaudited)
September 30, 2004:
Securities available for sale:
U.S. Government and federal agency obligations	$37,691	$6	$(205)	$37,492
Mortgage-backed securities	53,869	56	(2,051)	51,874
Other bonds and obligations	5,086	1	(30)	5,057

	$96,646	$63	$(2,286)	$94,423

Securities held to maturity:
Mortgage-backed securities	$266	$5	$—	$271

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SECURITIES (continued)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
December 31, 2003:
Securities available for sale:
U.S. Government and federal agency obligations	$30,272	$91	$(16)	$30,347
Mortgage-backed securities	74,502	118	(2,321)	72,299

	$104,774	$209	$(2,337)	$102,646

Securities held to maturity:
Mortgage-backed securities	$386	$12	$—	$398

December 31, 2002:
Securities available for sale:
U.S. Government and federal agency obligations	$67,513	$72	$(3)	$67,582
State and municipal bonds	570	—	—	570
Mortgage-backed securities	26,376	160	(90)	26,446
Other bonds and obligations	3,536	180	—	3,716

Total debt securities	97,995	412	(93)	98,314
Bank Investment Fund	10,206	—	—	10,206

	$108,201	$412	$(93)	$108,520

Securities held to maturity:
Mortgage-backed securities	$986	$37	$—	$1,023

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SECURITIES (continued)

The amortized cost and estimated fair value of debt securities, excluding mortgage-backed securities, by contractual maturity at September 30, 2004 (unaudited) and December 31, 2003 is as follows. Expected maturities will differ from contractual maturities on certain securities because of call or prepayment provisions.

	September 30, 2004		December 31, 2003
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
	(Unaudited)
Within 1 year	$16,632	$16,584	$6,134	$6,140
After 1 year through 5 years	26,145	25,965	23,418	23,482
After 10 years	—	—	720	725

	$42,777	$42,549	$30,272	$30,347

Proceeds from the sale of securities available for sale for the nine months ended September 30, 2004 and 2003 (unaudited) amounted to $2,015 and $17,123, respectively. Gross gains of $9 and $150, and gross losses of $1 and $37, were realized during the nine months ended September 30, 2004 and 2003 (unaudited), respectively.

Proceeds from the sale of securities available for sale during the years ended December 31, 2003, 2002 and 2001 amounted to $30,886, $110,420 and $64,995, respectively. Gross realized gains of $189, $1,823 and $1,344, and gross losses of $103, $254 and $3,873, were realized during the years ended December 31, 2003, 2002 and 2001, respectively.

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SECURITIES (concluded)

Information pertaining to securities with gross unrealized losses at September 30, 2004 (unaudited) and December 31, 2003, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
	(Unaudited)
September 30, 2004:
U.S. Government and federal agency obligations	$170	$30,417	$35	$6,054
Other bonds and obligations	30	4,559	—	—
Mortgage-backed securities	19	3,268	2,032	47,277

Total temporarily impaired securities	$219	$38,244	$2,067	$53,331

	Less Than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
December 31, 2003:
U.S. Government and federal agency obligations	$16	$6,379	$—	$—
Mortgage-backed securities	2,295	63,998	26	867

Total temporarily impaired securities	$2,311	$70,377	$26	$867

At September 30, 2004 (unaudited) and December 31, 2003, the Company’s mortgage-backed securities have unrealized losses with an aggregate depreciation of 3.6% and 3.1%, respectively, from the amortized cost basis. Significant portions of these investments are in collateralized mortgage obligations, commonly referred to as CMOs. The unrealized losses will continue to exist as market interest rates rise above the purchase yield of the individual securities. Management’s intent is to hold these securities until maturity, as a core element of the total investment portfolio. The current CMO securities are all early-tranche investments thereby providing significant cash flows early in the life of the security. The issuers of the investments are the Federal Home Loan Mortgage Corporation (“FHLMC”) and the Federal National Mortgage Corporation (“FNMA”). The residential mortgage collateral, backing these investments and the guarantees of the federal agency issuers do not indicate that these declines are other than temporary.

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

5.	LOANS

A summary of the balances of loans follows:

	September 30,	December 31,
	2004	2003	2002
	(Unaudited)
Mortgage loans on real estate:
Residential	$244,363	$172,123	$165,007
Commercial	79,173	68,652	51,357
Construction	25,079	23,936	21,082
Home equity	21,883	18,171	16,507

	370,498	282,882	253,953

Other loans:
Commercial	4,972	5,559	6,552
Consumer	980	1,309	2,313
Passbook and stock-secured	899	910	844

	6,851	7,778	9,709

Total loans	377,349	290,660	263,662
Allowance for loan losses	(3,017)	(2,523)	(2,312)
Net deferred loan costs	1,184	725	583

Loans, net	$375,516	$288,862	$261,933

An analysis of the allowance for loan losses follows:

	Nine Months Ended
	September 30,		Years Ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Balance at beginning of year	$2,523	$2,312	$2,312	$1,177	$1,068
Provision for loan losses	470	300	625	1,412	51
Recoveries	33	101	123	142	90
Charge-offs	(9)	(63)	(537)	(419)	(32)

Balance at end of year	$3,017	$2,650	$2,523	$2,312	$1,177

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

LOANS (concluded)

The following is a summary of the impaired and non-accrual loans:

	September 30,	December 31,
	2004	2003	2002
	(Unaudited)
Total impaired loans with no valuation allowance	$357	$458	$462

Non-accrual loans	$357	$458	$—

Loans greater than 90 days delinquent and still accruing	$65	$5	$2

     No additional funds are committed to be advanced in connection with impaired loans.

	Nine Months Ended
	September 30,		Years Ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Average recorded investment in impaired loans	$429	$565	$594	$568	$354

Interest income recognized on a cash basis on impaired loans	$22	$25	$60	$30	$33

At September 30, 2004 (unaudited), December 31, 2003 and 2002, loans with a principal balance of $17,794, $23,590 and $22,915, respectively, were pledged to the Federal Reserve Bank of Boston as part of the Borrower-in-Custody advance program for which there are no outstanding advances as of September 30, 2004 (unaudited), December 31, 2003 and 2002.

6.	SERVICING

Loans serviced for others by the Bank amounted to $133,210, $131,845 and $127,316 at September 30, 2004 (unaudited), December 31, 2003 and 2002, respectively. All loans sold and serviced for others were sold without recourse provisions.

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SERVICING (concluded)

Mortgage servicing rights included in other assets at September 30, 2004 (unaudited), December 31, 2003 and 2002 were $721, $862 and $889, respectively. The fair value of mortgage servicing rights was $1,021, $1,008 and $984 at September 30, 2004 (unaudited), December 31, 2003 and 2002, respectively. Information applicable to mortgage servicing rights is as follows:

	Nine Months
	Ended		Years Ended
	September 30,		December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Mortgage servicing rights capitalized	$282	$780	$865	$721	$721

Mortgage servicing rights amortized	$423	$732	$892	$535	$358

7.	PREMISES AND EQUIPMENT

A summary of the cost and accumulated depreciation of premises and equipment follows:

	September 30,	December 31,		Estimated
	2004	2003	2002	Useful Lives
	(Unaudited)
Premises:
Land	$4,357	$4,357	$4,357
Buildings and improvements	10,505	10,458	10,389	5 - 39 years
Equipment	4,657	4,114	3,959	2 - 10 years

	19,519	18,929	18,705
Less accumulated depreciation	(8,239)	(7,730)	(6,858)

	$11,280	$11,199	$11,847

Depreciation expense for the nine months ended September 30, 2004 and 2003 (unaudited) and years ended December 31, 2003, 2002 and 2001 amounted to $509, $673, $872, $1,008 and $688, respectively.

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

8.	DEPOSITS

A summary of deposit balances, by type, is as follows:

	September 30,	December 31,
	2004	2003	2002
	(Unaudited)
Demand deposits	$86,605	$85,681	$36,730
NOW	25,179	24,581	79,904
Regular and other savings	99,799	96,118	87,536
Money market deposits	54,390	50,094	44,177

Total non-certificate accounts	265,973	256,474	248,347

Term certificates less than $100,000	94,892	93,643	96,734
Term certificates of $100,000 or more	38,697	30,140	28,219

Total certificate accounts	133,589	123,783	124,953

Total deposits	$399,562	$380,257	$373,300

A summary of term certificate accounts by maturity is as follows:

	September 30, 2004		December 31, 2003		December 31, 2002
		Weighted		Weighted		Weighted
		Average		Average		Average
	Amount	Rate	Amount	Rate	Amount	Rate
	(Unaudited)
Within 1 year	$93,965	1.63%	$89,585	2.25%	$80,873	2.59%
Over 1 year to 3 years	34,618	2.91	28,633	3.47	35,462	3.99
Over 3 years to 5 years	5,006	3.13	5,565	2.75	8,618	3.87

	$133,589	2.02%	$123,783	2.55%	$124,953	3.07%

9.	SHORT-TERM BORROWINGS

Short-term borrowings consist of Federal Home Loan Bank (“FHLB”) advances maturing within one year at a weighted average rate of 1.68% at September 30, 2004 (unaudited). The advances are secured by a blanket lien on qualified collateral as described in Note 10.

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

10.	LONG-TERM DEBT

Long-term debt consists of the following:

	September 30,	December 31,
	2004	2003	2002
	(Unaudited)
FHLB advances	$46,000	$36,000	$36,000
Subordinated debt	9,000	9,000	9,000

	$55,000	$45,000	$45,000

FHLB Advances

     Additional information pertaining to FHLB advances at September 30, 2004 (unaudited) and December 31, 2003 and 2002 are as follows:

	September 30, 2004		December 31, 2003 and 2002
		Weighted		Weighted
		Average		Average
Maturity Date	Amount	Rate	Amount	Rate
	(Unaudited)
2007	$10,000	3.12%	$—	—%
2009*	6,000	4.91	6,000	4.91
2011*	30,000	4.38	30,000	4.38

	$46,000	4.18%	$36,000	4.47%

*	All advances are callable during 2004.

The Bank also has an available line of credit with the FHLB at an interest rate that adjusts daily. At September 30, 2004 (unaudited), December 31, 2003 and 2002, borrowings under the line were limited to $500, none of which was outstanding.

Borrowings under the line are limited to 2% of the Bank’s total assets. All borrowings from the Federal Home Loan Bank are secured by a blanket lien on qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property and 90% of the market value of U.S. Government and federal agency securities.

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

LONG-TERM DEBT (concluded)

Subordinated Debt

During the fourth quarter of 2002, the Company raised net proceeds of $8.7 million in a sale of $9.0 million of subordinated debentures to Benjamin Franklin Capital Trust I (the “Trust”), a wholly-owned subsidiary of the Company. The Trust funded the purchase by participating in a pooled offering of 9,000 capital securities representing preferred ownership interests in the assets of the Trust with a liquidation value of $1,000 each. Using interest payments made by the Company on the debentures, the Trust will pay quarterly dividends to preferred security holders. The percentage rate of interest payable on the subordinated debentures and the cumulative dividends payable quarterly on the preferred securities is 6.94% for the first five years and thereafter will be at a rate equal to the three month Libor rate plus 3.45%. The Company has the option to defer interest payments on the subordinated debentures for up to five years and, accordingly, the Trust may defer dividend distributions for up to five years. The debentures and the preferred securities mature in November 2032 unless the Company elects and obtains regulatory approval to accelerate the maturity date to November 2007 or thereafter.

The outstanding preferred securities are classified as subordinated debt and may be included in regulatory Tier 1 capital (See Note 13), subject to a limitation that such amounts not exceed 25% of Tier 1 capital. At September 30, 2004 (unaudited), December 31, 2003 and 2002, subordinated debt aggregating $9,000, $8,945 and $8,321, respectively, is included in Tier 1 capital. Deferred debt financing costs are included in other assets and are amortized over the life of the debentures.

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

11. INCOME TAXES

     Allocation of the federal and state income taxes between current and deferred portions is as follows:

	Nine Months Ended
	September 30,		Years Ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Current tax provision (benefit):
Federal	$473	$752	$863	$1,304	$(546)
State	105	158	125	144	175

	578	910	988	1,448	(371)

Deferred tax provision (benefit):
Federal	27	(140)	(73)	(221)	977
State	16	(67)	(44)	(260)	(17)

	43	(207)	(117)	(481)	960
Change in valuation reserve	5	(52)	(52)	(524)	1,021

	48	(259)	(169)	(1,005)	1,981

Total tax provision	$626	$651	$819	$443	$1,610

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

	Nine Months Ended
	September 30,		Years Ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Statutory rate	34.0%	34.0%	34.0%	34.0%	34.0%
Increase (decrease) resulting from:
State taxes, net of federal tax	4.1	3.0	2.1	(2.4)	6.3
Change in valuation reserve	—	(2.5)	(2.1)	(16.7)	61.9
Officers’ life insurance	(1.8)	(2.1)	(3.4)	(0.5)	—
Change in estimate	(4.0)	—	—	—	—
Other, net	—	(0.3)	2.1	(0.3)	(4.7)

Effective tax rates	32.3%	32.1%	32.7%	14.1%	97.5%

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

INCOME TAXES (continued)

The components of the net deferred tax liability, included in other liabilities, are as follows:

	September 30,	December 31,
	2004	2003	2002
	(Unaudited)
Deferred tax liability:
Federal	$1,223	$1,153	$1,345
State	399	370	399

	1,622	1,523	1,744

Deferred tax asset:
Federal	(3,438)	(3,339)	(3,250)
State	(397)	(372)	(319)

	(3,835)	(3,711)	(3,569)
Valuation reserve	2,278	2,273	2,325

	(1,557)	(1,438)	(1,244)

Net deferred tax liability	$65	$85	$500

The tax effects of each type of income and expense item that give rise to deferred taxes are as follows:

	September 30,	December 31,
	2004	2003	2002
	(Unaudited)
Allowance for loan losses	$(1,150)	$(959)	$(852)
Employee benefit plans	(84)	(151)	(139)
Net unrealized gain/loss on securities available for sale	(189)	(121)	125
Depreciation and amortization	615	604	573
Net deferred loan costs	484	297	239
Mortgage servicing rights	295	353	364
Capital loss carryforward	(2,278)	(2,273)	(2,325)
Other, net	94	62	190

	(2,213)	(2,188)	(1,825)
Valuation reserve	2,278	2,273	2,325

	$65	$85	$500

At September 30, 2004 (unaudited) and December 31, 2003, the Company has a capital loss carryover of $6,701 and $6,684, respectively, available to offset future capital gains which expires in 2006. The change in the valuation reserve for the nine months ended September 30, 2004 (unaudited) and the year ended December 31, 2003 is due to the change in the capital loss carryforward.

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

INCOME TAXES (concluded)

The federal income tax reserve for loan losses at the Bank’s base year amounted to $3,055. If any portion of the reserve is used for purposes other than to absorb loan losses, approximately 150% of the amount actually used (limited to the amount of the reserve) would be subject to taxation in the year in which used. As the Bank intends to use the reserve only to absorb loan losses, a deferred tax liability of $1,253 has not been provided.

12.	COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are outstanding commitments which are not reflected in the accompanying consolidated financial statements.

Loan commitments

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and advance funds on outstanding lines-of-credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Bank’s exposure to credit loss is represented by the contractual amount of the commitments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

At September 30, 2004 (unaudited), December 31, 2003 and 2002, the following financial instruments were outstanding whose contract amounts represent credit risk:

	September 30,	December 31,
	2004	2003	2002
	(Unaudited)
Commitments to grant loans	$7,055	$11,567	$16,123
Commitments to purchase loans	—	2,953	540
Unadvanced funds on construction loans	11,483	10,264	9,722
Unadvanced funds on home equity lines-of-credit	28,839	24,812	19,250
Unadvanced funds on commercial lines-of-credit	3,412	3,717	4,412
Unadvanced funds on personal lines-of-credit	2,158	2,200	2,443

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

COMMITMENTS AND CONTINGENCIES (concluded)

Loan commitments (concluded)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for lines-of-credit may expire without being drawn upon, therefore, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. Funds disbursed under commitments to grant loans and home equity lines-of-credit are primarily secured by real estate, and commercial lines-of-credit are generally secured by business assets. Personal lines-of-credit are unsecured.

Other commitments

As of September 30, 2004 (unaudited) and December 31, 2003, the Bank had entered into two purchase and sale agreements to sell two parcels of land, one located in Medway, Massachusetts for $450 and the other located in Wrentham, Massachusetts for $400.

Derivative financial instruments

The Bank uses various derivative instruments for mortgage banking activities. These transactions involve both credit and market risk.

From time to time, the Bank enters into rate lock agreements with individual borrowers which require the Bank to originate a loan at a specific interest rate upon completion of various underwriting requirements. In addition, the Bank generally enters into investor loan sale commitments which represent agreements to sell these loans to investors at a predetermined price. If the individual loan is not available for sale (i.e. the loan does not close), the Bank may fill the commitment with a similar loan, or pay a fee to terminate the contract. At September 30, 2004 (unaudited), December 31, 2003 and 2002, the Bank had $404, $715 and $14,329, respectively, in loan commitments to sell mortgage loans under rate lock agreements with borrowers. At September 30, 2004 (unaudited), December 31, 2003 and 2002, the Bank had $751, $715 and $14,329, respectively, in outstanding investor loan sale commitments.

Other contingencies

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company’s consolidated financial statements.

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

13.	MINIMUM REGULATORY CAPITAL REQUIREMENTS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Mutual holding companies are not covered by the prompt corrective action provisions of the capital guidelines.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined) to risk-weighted assets (as defined) and of Tier 1 capital to average assets (as defined). Management believes, as of September 30, 2004 (unaudited), December 31, 2003 and 2002, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

MINIMUM REGULATORY CAPITAL REQUIREMENTS (continued)

As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Company’s and the Bank’s actual capital amounts and ratios as of September 30, 2004 (unaudited), December 31, 2003 and 2002 are also presented in the table.

					Minimum
					To Be Well
			Minimum		Capitalized Under
			Capital		Prompt Corrective
	Actual		Requirements		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2004 (Unaudited):
Total capital to risk weighted assets:
Consolidated	$40,298	12.7%	$25,476	8.0%	N/A	N/A
Bank	39,498	12.5	25,371	8.0	$31,714	10.0%
Tier 1 capital to risk weighted assets:
Consolidated	37,281	11.7	12,738	4.0	N/A	N/A
Bank	36,481	11.5	12,685	4.0	19,028	6.0
Tier 1 capital to average assets:
Consolidated	37,281	7.4	20,093	4.0	N/A	N/A
Bank	36,481	7.3	20,059	4.0	25,074	5.0
December 31, 2003:
Total capital to risk weighted assets:
Consolidated	$38,357	14.2%	$21,647	8.0%	N/A	N/A
Bank	37,717	13.9	21,647	8.0	$27,058	10.0%
Tier 1 capital to risk weighted assets:
Consolidated	35,779	13.2	10,823	4.0	N/A	N/A
Bank	35,194	13.0	10,823	4.0	16,235	6.0
Tier 1 capital to average assets:
Consolidated	35,779	7.8	18,461	4.0	N/A	N/A
Bank	35,194	7.6	18,416	4.0	23,020	5.0

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

MINIMUM REGULATORY CAPITAL REQUIREMENTS (concluded)

					Minimum
					To Be Well
			Minimum		Capitalized Under
			Capital		Prompt Corrective
	Actual		Requirements		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2002:
Total capital to risk weighted assets:
Consolidated	$36,276	13.8%	$20,988	8.0%	N/A	N/A
Bank	35,527	13.5	20,988	8.0	$26,235	10.0%
Tier 1 capital to risk weighted assets:
Consolidated	33,285	12.7	10,494	4.0	N/A	N/A
Bank	33,215	12.7	10,494	4.0	15,741	6.0
Tier 1 capital to average assets:
Consolidated	33,285	7.4	17,942	4.0	N/A	N/A
Bank	33,215	7.4	17,933	4.0	22,416	5.0

14.	EMPLOYEE BENEFIT PLANS

Pension plan

The Bank had provided pension benefits for eligible employees electing participation through the Savings Bank’s Employee Retirement Association’s (SBERA) Pension Plan (the “Plan”). Effective December 31, 2000, the Bank elected to curtail the pension plan subject to the Bank’s capital to assets ratio exceeding 7%. As the Bank exceeded the required capital ratio during the year ended December 31, 2002, a curtailment loss of $741 was recognized. Effective August 14, 2003, assets of the Plan were fully settled and allocated to the participants.

     401(k) plan

The Bank adopted a 401(k) savings plan, which provides for voluntary contributions by participating employees up to seventy-five percent of their compensation, subject to certain limitations. Under the terms of the plan, the Bank at its discretion will match two hundred percent of an employee’s contribution to the 401(k) plan subject to a maximum of 6% of the employee’s compensation. Total expense under the 401(k) plan for the nine months ended September 30, 2004 and 2003 (unaudited) and years ended December 31, 2003, 2002 and 2001, amounted to $279, $321, $437, $413 and $418, respectively.

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

EMPLOYEE BENEFIT PLANS (concluded)

Supplemental executive plan

The Bank has adopted a Supplemental Executive Retirement Plan, which provides for certain of the Bank’s executives to receive monthly benefits upon retirement, subject to certain limitations as set forth in the Plan. The present value of these future benefits is accrued over the executives’ terms of employment, and the expense for the nine months ended September 30, 2004 and 2003 (unaudited) and years ended December 31, 2003, 2002 and 2001 amounted to $78, $71, $101, $70 and $60, respectively.

Executive employment agreement

The Bank has entered into an Executive Employment Agreement with the President which expires on December 31, 2006 and provides for, among other things, an annual base salary and severance upon termination of employment. However, such employment may be terminated for cause, as defined, without incurring any continuing obligation. The agreement also provides for automatic extensions for one year on the anniversary date of the agreement.

15.	LOANS TO RELATED PARTIES

In the ordinary course of business, the Bank grants loans to its officers and directors and their affiliates as follows:

	Nine Months Ended	Years Ended December 31,
	September 30,
	2004	2003	2002
	(Unaudited)
Beginning balance	$2,563	$2,759	$2,477
Originations	369	1,216	1,338
Payments and change in status	(504)	(1,412)	(1,056)

Ending balance	$2,428	$2,563	$2,759

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

16.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Statement of Financial Accounting Standards No. SFAS 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts of these instruments approximate fair values.

Securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices. The carrying value of restricted equity securities approximates fair value based on the redemption provisions of the issuers.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for residential mortgage loans and certain consumer loans are generally based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and investment property mortgage loans, commercial and industrial loans and certain consumer loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using the lower of underlying collateral values or cost.

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

FAIR VALUE OF FINANCIAL INSTRUMENTS (concluded)

Deposits: The fair values disclosed for non-certificate accounts are, by definition, equal to the amount payable on demand at the reporting date which is the carrying amount. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-term borrowings: The carrying amounts of short-term borrowings approximate fair value.

Long-term debt: Fair values of long-term debt are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Accrued interest: The carrying amount of accrued interest approximates fair value.

Off-balance-sheet instruments: Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of these instruments is not material.

The estimated fair values, and related carrying amounts, of the Company’s financial instruments are as follows:

	September 30,		December 31,
	2004		2003		2002
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value	Amount	Value
	(Unaudited)
Financial assets:
Cash and cash equivalents	$15,126	$15,126	$35,485	$35,485	$52,036	$52,036
Securities available for sale	94,423	94,423	102,646	102,646	108,520	108,520
Securities held to maturity	266	271	386	398	986	1,023
Restricted equity securities	6,862	6,862	7,222	7,222	5,222	5,222
Loans, net	375,516	374,133	288,862	288,535	261,933	279,443
Accrued interest receivable	1,495	1,495	1,388	1,388	1,299	1,299
Financial liabilities:
Deposits	399,562	399,816	380,257	381,479	373,300	374,518
Short-term borrowings	29,000	29,000	—	—	—	—
Long-term debt	55,000	58,036	45,000	46,461	45,000	47,852
Accrued interest payable	263	263	225	225	254	254

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

17.	SUBSEQUENT EVENTS

Stock Conversion

On October 28, 2004, the Board of Trustees of the Company adopted a Plan of Conversion (the “Plan”) whereby the Company will convert to a Massachusetts-chartered stock corporation known as Benjamin Franklin Bancorp, Inc. (the “Stock Holding Company”) and offer Stock Holding Company stock on a priority basis to qualifying depositors, tax-qualified employee plans, and employees, officers, directors and trustees of the Bank and the Company, with any remaining shares to be offered to the public in a direct community offering and possibly in a syndicated community offering (the “Conversion”).

As part of the Conversion, the Company will establish a liquidation account in an amount equal to the net worth of the Company as of the date of the latest consolidated balance sheet appearing in the final prospectus distributed in connection with the Conversion. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who maintain their accounts at the Company after the Conversion. The liquidation account will be reduced annually to the extent that such account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an account holder’s interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive balances for accounts then held.

Subsequent to the Conversion, the Company may not declare or pay dividends on, and may not repurchase, any of its shares of common stock if the effect thereof would cause stockholders’ equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration, payment or repurchase would otherwise violate regulatory requirements.

Conversion costs will be deferred and reduce the proceeds from the shares sold in the Conversion. If the Conversion is not completed, all costs will be expensed. As of September 30, 2004, no Conversion costs have been incurred.

As part of the Conversion, the Bank intends to enter into employment agreements or change of control agreements with certain executive officers, which in the case of the President would replace his existing employment agreement. In addition, as part of the Conversion, the Bank intends to implement an employee stock ownership plan and other benefit and salary continuation plans for directors, officers and employees.

BENJAMIN FRANKLIN BANCORP, M.H.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)

(Dollars in Thousands)

SUBSEQUENT EVENTS (concluded)

Charitable Foundation

As part of the Conversion, the Company intends to form a charitable foundation (the “Foundation”) by donating to the Foundation a number of shares of its authorized but unissued common stock in an amount up to 8% of the lesser of (i) the number of shares actually sold in the Conversion or (ii) the number of shares that would have been sold at the midpoint of the estimated valuation range of the Conversion.

Merger Agreement

On September 1, 2004, the Company and the Bank signed an Agreement and Plan of Merger with Chart Bank, A Cooperative Bank (“Chart”), a Massachusetts-chartered stock bank located in Waltham, Massachusetts, whereby Chart, subject to the Company’s Conversion, will be acquired by the Company and merged into the Bank.

Upon completion of the Company’s Conversion, each share of Chart’s common stock issued and outstanding immediately prior to the merger shall be converted into, and shall be cancelled in exchange for, the right to receive 3.075 shares of the Company’s common stock or a cash amount equal to $30.75 per share of Chart’s common stock. The per share stock consideration assumes a $10 per share price for the Company’s common stock to be sold in the Conversion. In addition, each option to purchase Chart’s stock outstanding at the effective date of the merger, whether or not vested, shall be terminated and each grantee thereof shall be entitled to receive an amount of cash equal to the excess of the $30.75 per share cash consideration over the option exercise price.

The merger is subject to regulatory approval and satisfaction of certain closing conditions.

The Conversion and merger of Chart are expected to close on the same day and at substantially the same time, however, the Conversion is not conditioned upon the merger of Chart.

CHART BANK, A COOPERATIVE BANK

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Independent Auditors’ Report	G-2
Consolidated Balance Sheets as of September 30, 2004 (unaudited) and December 31, 2003 and 2002	G-3
Consolidated Statements of Income for the Nine Months Ended September 30, 2004 and 2003 (unaudited) and for the Years Ended December 31, 2003 and 2002	G-4
Consolidated Statements of Changes in Stockholders’ Equity for the Nine Months Ended September 30, 2004 and 2003 (unaudited) and for the Years Ended December 31, 2003 and 2002	G-5
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2004 and 2003 (unaudited) and for the Years Ended December 31, 2003 and 2002	G-6
Notes to Consolidated Financial Statements	G-8

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
Chart Bank, A Cooperative Bank
Waltham, Massachusetts

We have audited the accompanying consolidated balance sheets of Chart Bank, A Cooperative Bank and subsidiaries, as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chart Bank, A Cooperative Bank and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

WOLF & COMPANY, P.C.

Boston, Massachusetts
February 20, 2004, except for Note 13 as to which
     the date is September 1, 2004

CHART BANK, A COOPERATIVE BANK AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	September 30,	December 31,
	2004	2003	2002
	(Unaudited)
ASSETS
Cash and due from banks	$35,808	$32,882	$33,663
Short-term investments	2,965	1,992	11,090

Total cash and cash equivalents	38,773	34,874	44,753

Securities available for sale, at fair value	3,669	5,404	16,506
Securities held to maturity, at amortized cost	31,826	23,965	13,026
Loans	177,325	141,547	124,501
Allowance for loan losses	(1,753)	(1,657)	(1,536)

Loans, net	175,572	139,890	122,965

Banking premises and equipment, net	2,171	2,400	2,594
Federal Home Loan Bank stock, at cost	1,662	1,060	1,060
Co-operative Central Bank deposit	536	536	536
Accrued interest receivable	966	816	779
Deferred income taxes	348	352	257
Other assets	738	557	456

	$256,261	$209,854	$202,932

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$215,972	$175,801	$170,279
Federal Home Loan Bank advances:
Short-term	11,000	5,202	4,000
Long-term	11,000	10,728	10,986
Mortgagors’ escrow accounts	417	307	280
Other liabilities	326	417	1,326

Total liabilities	238,715	192,455	186,871

Commitments and contingencies (Note 11)
Stockholders’ equity:
Preferred stock; $1 par value, 3,000,000 shares authorized; none issued	—	—	—
Common stock - Series B; $1 par value; 3,000,000 shares authorized; none issued	—	—	—
Common stock - Series A; $1 par value; 3,000,000 shares authorized; 1,420,000 shares issued and outstanding	1,420	1,420	1,420
Additional paid-in capital	11,575	11,575	11,575
Retained earnings	4,524	4,337	2,848
Accumulated other comprehensive income	27	67	218

Total stockholders’ equity	17,546	17,399	16,061

	$256,261	$209,854	$202,932

See accompanying notes to consolidated financial statements.

CHART BANK, A COOPERATIVE BANK AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands)

	Nine Months Ended
	September 30,		Years Ended December 31,
	2004	2003	2003	2002
	(Unaudited)
Interest and dividend income:
Interest and fees on loans	$7,225	$6,747	$8,971	$9,573
Interest and dividends on securities:
Taxable interest on securities	667	775	990	1,218
Dividends on securities	57	24	31	39
Other interest income	57	75	99	203

Total interest and dividend income	8,006	7,621	10,091	11,033

Interest expense:
Interest on deposits	2,331	2,332	3,014	3,909
Interest on borrowed funds:
Short-term	178	126	148	153
Long-term	223	190	290	404

Total interest expense	2,732	2,648	3,452	4,466

Net interest income	5,274	4,973	6,639	6,567
Provision for loan losses	90	90	120	120

Net interest income, after provision for loan losses	5,184	4,883	6,519	6,447

Other income:
ATM service contract fees	1,368	1,344	1,755	1,437
Customer service fees	446	535	713	611
Loan referral fees	29	155	158	747
Gain on sale of banking premises	—	—	—	316
Net gain on sales and redemptions of securities	53	6	6	85
Miscellaneous income	20	8	33	74

Total other income	1,916	2,048	2,665	3,270

Operating expenses:
Salaries and employee benefits	2,775	2,430	3,279	3,711
Occupancy and equipment	927	958	1,260	1,261
Professional services	293	240	343	389
Advertising and marketing	268	187	242	371
Data processing	423	333	433	518
Merger expenses	382	—	—	—
Other general and administrative	568	658	849	940

Total operating expenses	5,636	4,806	6,406	7,190

Income before income taxes	1,464	2,125	2,778	2,527
Income tax provision	680	823	1,076	958

Net income	$784	$1,302	$1,702	$1,569

See accompanying notes to consolidated financial statements.

CHART BANK, A COOPERATIVE BANK AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Nine Months Ended September 30, 2004 (Unaudited) and
Years Ended December 31, 2003 and 2002

(Dollars in Thousands)

					Accumulated
	Common Stock		Additional		Other	Total
			Paid-in	Retained	Comprehensive	Stockholders’
	Shares	Amount	Capital	Earnings	Income	Equity
Balance at December 31, 2001	1,420	$1,420	$11,575	$1,634	$351	$14,980

Comprehensive income:
Net income	—	—	—	1,569	—	1,569
Change in net unrealized gain/loss on securities available for sale, net of reclassification adjustment and tax effects	—	—	—	—	(133)	(133)

Total comprehensive income						1,436

Cash dividends declared ($.25 per share)	—	—	—	(355)	—	(355)

Balance at December 31, 2002	1,420	1,420	11,575	2,848	218	16,061

Comprehensive income:
Net income	—	—	—	1,702	—	1,702
Change in net unrealized gain/loss on securities available for sale, net of reclassification adjustment and tax effects	—	—	—	—	(151)	(151)

Total comprehensive income						1,551

Cash dividends declared ($.15 per share)	—	—	—	(213)	—	(213)

Balance at December 31, 2003	1,420	1,420	11,575	4,337	67	17,399

Comprehensive income:
Net income (unaudited)	—	—	—	784	—	784
Change in net unrealized gain/loss on securities available for sale, net of reclassification adjustment and tax effects (unaudited)	—	—	—	—	(40)	(40)

Total comprehensive income (unaudited)						744

Cash dividends declared ($.42 per share) (unaudited)	—	—	—	(597)	—	(597)

Balance at September 30, 2004 (unaudited)	1,420	$1,420	$11,575	$4,524	$27	$17,546

See accompanying notes to consolidated financial statements.

CHART BANK, A COOPERATIVE BANK AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	Nine Months Ended
	September 30,		Years Ended December 31,
	2004	2003	2003	2002
	(Unaudited)
Cash flows from operating activities:
Net income	$784	$1,302	$1,702	$1,569
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	90	90	120	120
Gain on sale of banking premises	—	—	—	(316)
Net gain on sales and redemptions of securities	(53)	(6)	(6)	(85)
Depreciation and amortization	307	320	429	434
Deferred tax provision (benefit)	30	5	6	(49)
Net (increase) decrease in accrued interest receivable	(150)	(14)	(37)	71
Other, net	(243)	(928)	(961)	533

Net cash provided by operating activities	765	769	1,253	2,277

Cash flows from investing activities:
Activity in securities available for sale:
Maturities and redemptions	3,158	10,331	10,831	11,901
Sales	900	—	—	2,567
Purchases	(2,346)	—	—	(9,550)
Activity in securities held to maturity:
Maturities and redemptions	5,482	10,614	12,114	1,999
Purchases	(13,362)	(19,081)	(23,077)	(15,031)
Net (increase) decrease in loans	(35,772)	(8,404)	(17,045)	3,003
Purchase of banking premises and equipment	(78)	(197)	(235)	(405)
Proceeds from the sale of banking premises	—	—	—	475
Purchase of Federal Home Loan Bank stock	(602)	—	—	(73)

Net cash used by investing activities	(42,620)	(6,737)	(17,412)	(5,114)

(continued)

See accompanying notes to consolidated financial statements.

CHART BANK, A COOPERATIVE BANK AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Concluded)

(Dollars in Thousands)

	Nine Months Ended
	September 30,		Years Ended December 31,
	2004	2003	2003	2002
	(Unaudited)
Cash flows from financing activities:
Net increase in deposits	40,171	1,948	5,522	24,730
Activity in Federal Home Loan Bank advances:
Net increase (decrease) in advances with maturities within three months	(5,202)	(4,000)	1,202	(1,004)
Proceeds from issuance of advances with maturities greater than three months	15,000	3,000	3,000	7,500
Repayments of advances with maturities greater than three months	(3,728)	(192)	(3,258)	(11,241)
Net change in mortgagors’ escrow accounts	110	49	27	(79)
Cash dividends paid on common stock	(597)	(213)	(213)	(355)

Net cash provided by financing activities	45,754	592	6,280	19,551

Net change in cash and cash equivalents	3,899	(5,376)	(9,879)	16,714
Cash and cash equivalents at beginning of period	34,874	44,753	44,753	28,039

Cash and cash equivalents at end of period	$38,773	$39,377	$34,874	$44,753

Supplemental cash flow information:
Interest paid on deposits	$2,326	$2,336	$3,015	$3,878
Interest paid on borrowed funds	394	315	439	564
Net income tax payments	654	862	1,139	1,281

See accompanying notes to consolidated financial statements.

CHART BANK, A COOPERATIVE BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Nine Months Ended September 30, 2004 and 2003 (Unaudited) and
Years Ended December 31, 2003 and 2002

(Dollars in Thousands)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and consolidation

The consolidated financial statements include the accounts of Chart Bank, A Cooperative Bank (the “Bank”) and its wholly-owned subsidiaries, Creative Strategic Solutions, Inc. (“CSSI”), which provides electronic commerce, electronic funds transfer, automated teller machine services and related consulting services, and Weston Street Securities Corporation, which buys, sells and holds securities. All significant intercompany balances and transactions have been eliminated in consolidation.

Unaudited interim financial statements

The consolidated financial statements and related notes as of September 30, 2004 and for the nine months ended September 30, 2004 and 2003 are unaudited. All adjustments, consisting of only normal recurring adjustments, which in the opinion of management are necessary for fair presentation of the financial information, have been made.

Business

The Bank is a full service community bank that provides financial services, through its three offices in Waltham and Newton, including a complete line of personal and consumer accounts as well as an extensive line of commercial loan services to accounts in eastern Massachusetts. In addition, the Bank, through its subsidiary CSSI, provides electronic commerce, electronic funds transfer, automated teller machine services and related consulting services to the financial services industry, while offering services and specific products to third parties throughout the United States.

Use of estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

CHART BANK, A COOPERATIVE BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Reclassifications

Certain amounts in the 2002 consolidated financial statements have been reclassified to conform to the 2003 presentation.

Cash and cash equivalents

Cash equivalents include amounts due from banks and short-term investments, which consist of federal funds sold and investment in the Bank Investment Liquidity Fund. The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At September 30, 2004 (unaudited), December 31, 2003 and 2002, the required reserve balance amounted to $2,172, $1,160 and $1,080, respectively.

Securities

Securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. All other securities are classified as available for sale and recorded at fair value, with unrealized gains and losses excluded from income and reported in other comprehensive income/loss.

Discounts and premiums are recognized in income over the term of the securities, by the interest method. Gains and losses on disposition of securities are computed by the specific identification method.

Loans

The Bank grants mortgage and consumer loans to customers and a substantial portion of the loan portfolio is represented by mortgage loans in the Waltham and Newton areas. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and economic sectors.

Loans are reported at their outstanding principal balances, adjusted for charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans.

Interest is not accrued on loans, including impaired loans, ninety days or more past due, unless the loan is well-secured and in process of collection. Past due status is based on contractual terms of the loan. Interest income previously accrued on such loans is reversed against current period income. In addition, interest collected is applied to principal when management is uncertain as to the collectibility of the principal balance. Net deferred loan costs/fees are amortized over the life of the related loan on the interest method.

CHART BANK, A COOPERATIVE BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loans (concluded)

Loans are considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impairment is measured on a loan by loan basis by the fair value of the collateral.

Allowance for loan losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to operations. Loan losses, including loan losses on impaired loans, are charged against the allowance when management believes the uncollectibility of the loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated, general and unallocated components. The allocated component relates to loans that are classified as either substandard or loss. For such loans that are also classified as impaired, an allowance is established when the collateral value of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating losses in the portfolio.

Banking premises and equipment

Land is carried at cost. Building, leasehold improvements and equipment are stated at cost, less accumulated depreciation and amortization, computed principally on the straight-line method over the estimated useful lives of the assets or the anticipated term of the lease, if shorter.

CHART BANK, A COOPERATIVE BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes. The Bank’s base amount of its federal income tax reserve for loan losses is a permanent difference for which there is no recognition of a deferred tax liability. However, the loan loss allowance maintained for financial reporting purposes is a temporary difference with allowable recognition of a related deferred tax asset, if it is deemed realizable.

Transfers of financial assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Advertising and marketing costs

Advertising and marketing costs are expensed as incurred.

Stock compensation plan

In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” the Bank has elected to measure compensation cost for its stock option plan using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, “Accounting for Stock Issued to Employees,” whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Bank’s stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The pro forma impact of accounting for stock options granted in accordance with SFAS No. 123 was not material.

CHART BANK, A COOPERATIVE BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Comprehensive income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the stockholders’ equity section of the consolidated balance sheet, such items, along with net income, are components of comprehensive income. The components of other comprehensive income/loss and related tax effects are as follows:

	Nine Months Ended
	September 30,		Years Ended December 31,
	2004	2003	2003	2002
	(Unaudited)
Change in unrealized holding gains/losses on securities available for sale	$(13)	$(201)	$(246)	$(136)
Reclassification adjustment for gains realized in income	(53)	(6)	(6)	(85)

	(66)	(207)	(252)	(221)
Tax effects	26	83	101	88

Net-of-tax amount	$(40)	$(124)	$(151)	$(133)

Recent accounting pronouncements

On June 30, 2004, the Financial Accounting Standards Board (“FASB”) published an Exposure Draft, “Share-Based Payment,” an Amendment of SFAS Nos. 123 and 95 (the “Exposure Draft”). The Exposure Draft is proposing, among other things, amendments to SFAS No. 123 and thus, the manner in which share-based compensation, such as stock options, will be accounted for by both public and non-public companies. The Exposure Draft allows nonpublic entities, such as the Bank, to elect to measure compensation cost of awards of equity share options and similar instruments at intrinsic value through the date of settlement and therefore, is not expected to have a material impact on the Bank’s consolidated financial statements.

CHART BANK, A COOPERATIVE BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

Recent accounting pronouncements (concluded)

On September 30, 2004, the FASB issued FASB Staff Position (“FSP”) Emerging Issues Task Force (“EITF”) Issue No. 03-1-1 delaying the effective date of paragraphs 10-20 of EITF 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”, which provides guidance for determining the meaning of “other-than-temporarily impaired” and its application to certain debt and equity securities within the scope of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless the Bank can assert and demonstrate its intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment which might mean maturity. The delay of the effective date of EITF 03-1 will be superceded concurrent with the final issuance of proposed FSP Issue 03-1-a. Proposed FSP Issue 03-1-a is intended to provide implementation guidance with respect to all securities analyzed for impairment under paragraphs 10-20 of EITF 03-1. Management continues to closely monitor and evaluate how the provisions of EITF 03-1 and proposed FSP Issue 03-1-a will affect the Bank.

2.	SECURITIES

The amortized cost, gross unrealized gains and losses and fair value of securities follows. At December 31, 2003 and 2002, all securities consisted of federal agency obligations.

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
September 30, 2004 (unaudited)
Securities available for sale:
Federal agency obligations	$2,009	$26	$—	$2,035
Marketable equity securities	1,614	59	(39)	1,634

Total securities available for sale	$3,623	$85	$(39)	$3,669

Securities held to maturity:
Federal agency obligations	$31,826	$66	$(150)	$31,742

CHART BANK, A COOPERATIVE BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SECURITIES (continued)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
December 31, 2003
Securities available for sale	$5,292	$112	$—	$5,404

Securities held to maturity	$23,965	$113	$(118)	$23,960

December 31, 2002
Securities available for sale	$16,142	$364	$—	$16,506

Securities held to maturity	$13,026	$146	$—	$13,172

The carrying value and estimated fair value of debt securities by contractual maturity at September 30, 2004 (unaudited) and December 31, 2003, follows. Expected maturities may differ from contractual maturities because the issuer may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
September 30, 2004 (unaudited)
Within 1 year	$1,500	$1,514	$—	$—
Over 1 year to 2 years	509	521	17,019	16,967
Over 2 years to 5 years	—	—	14,807	14,775

	$2,009	$2,035	$31,826	$31,742

December 31, 2003
Within 1 year	$3,777	$3,826	$—	$—
Over 1 year to 2 years	1,515	1,578	3,002	3,051
Over 2 years to 5 years	—	—	20,963	20,909

	$5,292	$5,404	$23,965	$23,960

CHART BANK, A COOPERATIVE BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SECURITIES (concluded)

Proceeds from the sales of securities for the nine months ended September 30, 2004 (unaudited) amounted to $900, which realized gross gains of $54 and gross losses of $4. There were no sales of securities in 2003. Proceeds from sales of securities available for sale for the year ended December 31, 2002 amounted to $2,567, which realized gross gains of $68 and no losses.

At September 30, 2004 (unaudited), December 31, 2003 and 2002, securities with a fair value of $6,559, $5,775 and $4,867, respectively, were pledged to secure municipal deposits, the Bank’s treasury, tax and loan account and funds advanced under the Federal Reserve borrowing agreement. (See Note 6.)

At September 30, 2004 (unaudited), five marketable equity securities with a fair value of $173 had unrealized losses of $39 or 5% of cost. These unrealized losses have existed for less than twelve months and relate principally to the financial services industry. No credit issues have been identified that cause management to believe the declines are other-than-temporary.

At September 30, 2004 (unaudited), eleven securities held to maturity with a fair value of $10,941 had unrealized losses of $110 or 1% of amortized cost in a continuous loss position for over twelve months. At September 30, 2003 (unaudited), twelve securities held to maturity with a fair value of $7,056 had unrealized losses of $40 or 1% of amortized cost in a continuous loss position for less than twelve months. The declines in value are due principally to the effect that rising interest rates have on the value of the securities. The securities are issued by government agencies, therefore impairment is not deemed to be other-than-temporary.

At December 31, 2003, eleven securities held to maturity with a fair value of $11,950 had unrealized losses of $118, or 1% of amortized cost. All of these securities had been in a continuous loss position for less than twelve months. The decline in value is due principally to the effect that rising interest rates have on the value of the securities. The securities are issued by government agencies, therefore impairment is not deemed to be other-than-temporary.

CHART BANK, A COOPERATIVE BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

3.	LOANS

The composition of the balance of loans follows:

		December 31,
	September 30,
	2004	2003	2002
	(Unaudited)
Real estate mortgage loans:
Residential	$58,072	$31,204	$29,079
Home equity lines-of-credit	6,881	6,462	4,640
Commercial	99,682	91,788	83,619
Construction loans	8,225	6,498	3,327

	172,860	135,952	120,665

Commercial loans:
Secured	4,029	3,913	3,182
Unsecured	95	512	255

	4,124	4,425	3,437

Consumer loans:
Consumer share secured	132	741	61
Other consumer	209	429	338

	341	1,170	399

Total loans	177,325	141,547	124,501
Allowance for loan losses	(1,753)	(1,657)	(1,536)

Loans, net	$175,572	$139,890	$122,965

An analysis of the allowance for loan losses follows:

	Nine Months Ended		Years Ended
	September 30,		December 31,
	2004	2003	2003	2002
	(Unaudited)
Balance at beginning of period	$1,657	$1,536	$1,536	$1,387
Provision for loan losses	90	90	120	120
Recoveries	12	6	6	60
Charge-offs	(6)	(5)	(5)	(31)

Balance at end of period	$1,753	$1,627	$1,657	$1,536

CHART BANK, A COOPERATIVE BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

LOANS (concluded)

At September 30, 2004 (unaudited), impaired and non-accrual loans amounted to $119. For the nine months ended September 30, 2004 and 2003 (unaudited), the average balance of impaired loans was $89 and $10, respectively, and $10 and $0, respectively, in interest income was recognized on impaired loans on the cash basis during the period they were impaired.

At December 31, 2003, impaired and non-accrual loans amounted to $120. For the year ended December 31, 2003, the average balance of impaired loans was $40 and $1 in interest income was recognized on impaired loans on the cash basis during the period they were impaired. There were no non-accrual or impaired loans at or for the year ended December 31, 2002.

At September 30, 2004 (unaudited) and December 31, 2003 and 2002, accruing loans past due greater than ninety days amounted to $25, 93 and $25, respectively.

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of mortgage loans serviced for others was $10,475, $10,553 and $10,945 at September 30, 2004 (unaudited), December 31, 2003 and 2002, respectively. Loans sold did not contain recourse provisions.

4.	BANKING PREMISES AND EQUIPMENT

A summary of the cost and accumulated depreciation and amortization of banking premises and equipment follows:

		December 31,
	September 30,			Estimated
	2004	2003	2002	Useful Lives
	(Unaudited)
Banking premises:
Land	$380	$380	$380
Building and improvements	1,181	1,181	1,181	10-35 years
Leasehold improvements	671	665	653	10 years
Furniture, fixtures and equipment	2,862	2,790	2,578	3-10 years

	5,094	5,016	4,792
Less accumulated depreciation and amortization	(2,923)	(2,616)	(2,198)

	$2,171	$2,400	$2,594

Depreciation and amortization expense for the nine months ended September 30, 2004 and 2003 (unaudited) and the years ended December 31, 2003 and 2002 amounted to $307, $320, $429 and $434, respectively.

CHART BANK, A COOPERATIVE BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

5.	DEPOSITS

A summary of deposit balances by type follows:

		December 31,
	September 30,
	2004	2003	2002
	(Unaudited)
Demand deposits	$33,205	$30,458	$27,701
NOW accounts	11,266	9,601	9,384
Money market deposits	64,383	50,977	49,848
Other savings accounts	14,630	21,479	18,988

Total non-certificate accounts	123,484	112,515	105,921

Term certificates less than $100	48,762	32,013	38,094
Term certificates of $100 or more	43,726	31,273	26,264

Total certificate accounts	92,488	63,286	64,358

	$215,972	$175,801	$170,279

A summary of term certificates by maturity at follows:

	September 30,		December 31,
	2004		2003		2002
		Weighted		Weighted		Weighted
		Average		Average		Average
	Amount	Rate	Amount	Rate	Amount	Rate
	(Unaudited)
Within 1 year	$17,359	1.99%	$20,600	1.71%	$23,020	2.36%
Over 1 year to 3 years	70,041	2.72	39,684	2.89	39,859	4.05
Over 3 years to 5 years	5,088	3.59	3,002	3.38	1,479	5.48

	$92,488	2.64%	$63,286	2.53%	$64,358	3.48%

CHART BANK, A COOPERATIVE BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

6.	BORROWED FUNDS

Borrowed funds consist of advances from the Federal Home Loan Bank of Boston (“FHLB”). Short-term advances mature within one year and have a weighted average interest rate of 2.20%, 1.24% and 1.56% at September 30, 2004 (unaudited), December 31, 2003 and 2002, respectively. Long-term advances are as follows:

	September 30,		December 31,
	2004		2003		2002
		Weighted		Weighted		Weighted
		Average		Average		Average
	Amount	Rate	Amount	Rate	Amount	Rate
	(Unaudited)
Fixed-rate advances maturing:
2003	$—	—%	$—	—%	$5,000	3.25%
2004	2,000	4.25	5,500	3.91	5,500	3.91
2005	4,000	1.44	—	—	—	—
2006	2,000	2.82	2,000	2.82	—	—
2008	3,000	3.79	3,000	3.79	—	—
Amortizing advance, due September 30, 2004, requiring monthly principal and interest of $23,500	—	—	228	6.38	486	6.38

	$11,000	2.84%	$10,728	3.73%	$10,986	3.72%

At September 30, 2004 (unaudited), December 31, 2003 and 2002, the Bank’s unadvanced Ideal Way line of credit available from the FHLB amounted to $2,389, $187 and $2,389, respectively, at an interest rate that adjusts daily. All FHLB borrowings are secured primarily by a blanket lien on the Bank’s unencumbered residential real estate loan portfolio and at September 30, 2004 (unaudited), December 31, 2003 and 2002, $45,148, $27,793 and $11,265, respectively, in commercial real estate loans in accordance with the FHLB’s products policy.

The Bank also maintains a borrowing agreement with the Federal Reserve Bank of Boston at an interest rate that adjusts daily. Advances are limited to the amount of collateral pledged. At September 30, 2004 (unaudited), December 31, 2003 and 2002, certain federal agency obligations are pledged as collateral under this agreement and no advances are outstanding.

CHART BANK, A COOPERATIVE BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

7.	INCOME TAXES

The allocation of income taxes between current and deferred portions is as follows:

	Nine Months Ended
	September 30,		Years Ended December 31,
	2004	2003	2003	2002
	(Unaudited)
Current tax provision:
Federal	$533	$621	$872	$845
State	117	197	198	162

	650	818	1,070	1,007

Deferred tax provision (benefit):
Federal	22	4	5	(37)
State	8	1	1	(12)

	30	5	6	(49)

	$680	$823	$1,076	$958

For the nine months ended September 30, 2004 and 2003 (unaudited), and years ended December 31, 2003 and 2002, the reason for the difference between the statutory federal income tax rate of 34% and the effective rates of 46.4%, 38.7%, 38.7% and 37.9%, respectively, is state taxes, net of federal tax benefit and, for the nine months ended September 30, 2004 (unaudited), a 6.6% increase in the effective tax rate due to non-tax deductible merger expenses.

The components of the net deferred tax asset are as follows:

		December 31,
	September 30,
	2004	2003	2002
	(Unaudited)
Deferred tax asset:
Federal	$534	$504	$467
State	184	174	161

	718	678	628

Deferred tax liability:
Federal	(277)	(247)	(289)
State	(93)	(79)	(82)

	(370)	(326)	(371)

Net deferred tax asset	$348	$352	$257

CHART BANK, A COOPERATIVE BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

INCOME TAXES (concluded)

The tax effects of each type of income and expense item that gives rise to deferred taxes are as follows:

		December 31,
	September 30,
	2004	2003	2002
	(Unaudited)
Cash basis of accounting	$(4)	$(3)	$(4)
Net unrealized gain on securities available for sale	(19)	(45)	(146)
Depreciation and amortization	(62)	(32)	(9)
Deferred income	(78)	(43)	(13)
Allowance for loan losses	511	474	430
Other	—	1	(1)

Net deferred tax asset	$348	$352	$257

A summary of the change in the net deferred tax asset is as follows:

	Nine Months Ended		Years Ended
	September 30,		December 31,
	2004	2003	2003	2002
	(Unaudited)
Balance at beginning of period	$352	$257	$257	$120
Deferred tax (provision) benefit	(30)	(5)	(6)	49
Change in deferred tax effect of net unrealized gain/loss on securities available for sale	26	83	101	88

Balance at end of period	$348	$335	$352	$257

There was no valuation reserve required during the nine months ended September 30, 2004 and 2003 (unaudited) and years ended December 31, 2003 and 2002.

CHART BANK, A COOPERATIVE BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

8.	EMPLOYEE BENEFIT PLAN

The Bank has a 401(k) Plan whereby each employee reaching the age of 21 and having completed six months of service automatically becomes a participant in the Plan. Employees may contribute up to 15% of their compensation subject to certain limits based on federal tax laws. The Bank may make discretionary matching contributions each Plan year proportionate to the employee’s contribution up to 4% of the employee’s compensation. The Bank’s contributions vest 20% per year of service and are fully vested after five years. For the nine months ended September 30, 2004 and 2003 (unaudited) and years ended December 31, 2003 and 2002, expense attributable to the Plan amounted to $61, $58, $78 and $90, respectively.

9.	MINIMUM REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 2004 (unaudited), December 31, 2003 and 2002, that the Bank met all capital adequacy requirements to which it is subject.

CHART BANK, A COOPERATIVE BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

MINIMUM REGULATORY CAPITAL REQUIREMENTS (concluded)

As of September 30, 2004 (unaudited) and December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios as of September 30, 2004 (unaudited), December 31, 2003 and 2002 are also presented in the table.

					Minimum
					To Be Well
			Minimum		Capitalized Under
			Capital		Prompt Corrective
	Actual		Requirements		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2004 (unaudited)
Total capital (to risk weighted assets)	$19,281	12.0%	$12,904	8.0%	$16,130	10.0%
Tier 1 capital (to risk weighted assets)	17,519	10.9	6,452	4.0	9,678	6.0
Tier 1 capital (to average assets)	17,519	6.8	10,377	4.0	12,971	5.0
December 31, 2003
Total capital (to risk weighted assets)	$18,989	12.4%	$12,274	8.0%	$15,343	10.0%
Tier 1 capital (to risk weighted assets)	17,332	11.3	6,137	4.0	9,206	6.0
Tier 1 capital (to average assets)	17,332	8.4	8,279	4.0	10,349	5.0
December 31, 2002
Total capital (to risk weighted assets)	$17,379	11.9%	$11,737	8.0%	$14,672	10.0%
Tier 1 capital (to risk weighted assets)	15,843	10.8	5,869	4.0	8,803	6.0
Tier 1 capital (to average assets)	15,843	7.9	8,007	4.0	10,009	5.0

CHART BANK, A COOPERATIVE BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

10.	STOCK OPTION PLAN

During 1996 and amended in 2000, the Bank adopted a stock option plan for the benefit of employees of the Bank covering 142,000 shares of common stock, all of which were granted by the end of 2000. At September 30, 2004 (unaudited), December 31, 2003, 2002 and 2001, there were 137,000 options outstanding. The exercise period for all options is ten years and the exercise price is $10 per share, adjusted for stock splits and dividends in stock. The options vest over periods up to five years from the date of grant. At September 30, 2004 (unaudited), December 31, 2003 and 2002, 126,200, 120,200 and 106,800 options, respectively, were exercisable. At September 30, 2004 (unaudited) and December 31, 2003, the weighted average remaining contractual life of outstanding options was 3.8 and 4.6 years, respectively.

11.	COMMITMENTS AND CONTINGENCIES

General

In the ordinary course of business, various legal claims arise from time to time and, in the opinion of management, these claims will have no material effect on the Bank’s consolidated financial statements.

Employment and consulting agreements

The Bank has entered into an employment and consulting agreement with the former Chief Executive Officer of the Bank and an employment agreement with the current Chief Executive Officer for periods of not less than three years. The agreements generally provide for a specified minimum annual salary, which may be increased at the discretion of the Bank’s Board of Directors, and continuation of benefits currently received. The agreements provide for certain lump sum severance payments within a one-year period following a “change in control,” as defined in the agreements. (See Note 13.)

Loan commitments

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and advance funds on home equity and commercial lines-of-credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Bank’s exposure to credit loss is represented by the contractual amount or unpaid principal balance of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

CHART BANK, A COOPERATIVE BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

COMMITMENTS AND CONTINGENCIES (continued)

Loan commitments (concluded)

The contract amount of financial instruments which represent credit risk are as follows:

	September 30,	December 31,
	2004	2003	2002
	(Unaudited)
Commitments to grant loans	$8,623	$12,176	$1,134
Unadvanced funds on home equity lines-of-credit	6,637	4,988	4,637
Unadvanced funds on commercial lines-of-credit	11,803	7,714	6,428
Unadvanced funds on construction loans	4,601	2,749	2,411

Commitments to grant loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for home equity and commercial lines-of-credit may expire without being drawn upon, therefore, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis and these financial instruments are generally collateralized by real estate or other assets.

Lease commitments

Pursuant to the terms of lease agreements in effect at the dates noted, pertaining to banking premises, future minimum rent commitments are as follows:

Year Ending	September 30,	December 31,
December 31,	2004	2003
	(Unaudited)
2004	$75	$319
2005	150	233
2006	138	138
2007	138	138
2008	34	34

	$535	$862

CHART BANK, A COOPERATIVE BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

COMMITMENTS AND CONTINGENCIES (concluded)

Lease commitments (concluded)

In addition to the minimum rental payments, the leases contain renewal options for up to forty years. The cost of such options is not included above. Rent expense for the nine months ended September 30, 2004 (unaudited) and 2003 and years ended December 31, 2003 and 2002 amounted to $240, $240, $320 and $323, respectively.

The Bank leases an office from a director of the Bank. At September 30, 2004 (unaudited) and December 31, 2003, future minimum rent commitments, included in the table above, total $481 and $584, respectively, through 2008. The lease contains renewal options for four additional ten year periods. Rent expense under this lease for the nine months ended September 30, 2004 and 2003 (unaudited) and years ended December 31, 2003 and 2002 amounted to $103, $103, $139 and $139, respectively.

12.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Certain financial instruments and all nonfinancial instruments are excluded from disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Bank.

The following methods and assumptions were used by the Bank in estimating fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts of cash, due from banks and short-term investments approximate fair values.

Securities: Fair values are based on quoted market prices.

FHLB stock: The carrying value of FHLB stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank of Boston.

CHART BANK, A COOPERATIVE BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

FAIR VALUE OF FINANCIAL INSTRUMENTS (concluded)

Loans: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms, adjusted for credit risk.

Accrued interest: The carrying amounts of accrued interest approximate fair values.

Deposits: The fair values for non-certificate accounts are, by definition, equal to the amount payable on demand at the reporting date which is the carrying amount. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

FHLB advances: The fair value of FHLB advances is estimated using discounted cash flow analyses based on the Bank’s current incremental borrowing rates for similar types of borrowing arrangements.

Off-balance-sheet instruments: Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The estimated fair values of off-balance-sheet instruments are immaterial.

The estimated fair values, and related carrying amounts, of the Bank’s financial instruments are as follows:

	September 30,		December 31,
	2004		2003		2002
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value	Amount	Value
	(Unaudited)
Financial assets:
Cash and cash equivalents	$38,773	$38,773	$34,874	$34,874	$44,753	$44,753
Securities available for sale	3,669	3,669	5,404	5,404	16,506	16,506
Securities held to maturity	31,826	31,742	23,965	23,960	13,026	13,172
FHLB stock	1,662	1,662	1,060	1,060	1,060	1,060
Loans, net	175,572	175,749	139,890	144,079	122,965	130,729
Accrued interest receivable	966	966	816	816	779	779
Financial liabilities:
Deposits	215,972	215,717	175,801	176,409	170,279	171,045
FHLB advances	22,000	21,938	15,930	15,941	14,986	15,162

CHART BANK, A COOPERATIVE BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

13.	MERGER AGREEMENT

On September 1, 2004, the Bank signed an Agreement and Plan of Merger with Benjamin Franklin Bancorp, MHC (Benjamin Franklin Bancorp), a Massachusetts-chartered mutual holding company, and Benjamin Franklin Savings Bank (Benjamin Franklin Bank), a Massachusetts-chartered savings bank and wholly-owned subsidiary of Benjamin Franklin Bancorp. Benjamin Franklin Bancorp and Benjamin Franklin Bank are located in Franklin, Massachusetts. Benjamin Franklin Bancorp will convert from mutual to stock form pursuant to a plan of conversion. The Bank will merge with Benjamin Franklin Bank, with Benjamin Franklin Bank as the surviving bank.

Each share of the Bank’s common stock issued and outstanding immediately prior to the merger shall be converted into, and shall be cancelled in exchange for, the right to receive 3.075 shares of Benjamin Franklin Bancorp common stock or a cash amount equal to $30.75 per share of the Bank’s common stock. The per share stock consideration assumes a $10 per share price for Benjamin Franklin Bancorp’s common stock to be sold in the mutual-to-stock conversion.

In addition, each option to purchase Chart Bank stock outstanding at the effective date of the merger, whether or not vested, shall be terminated and each grantee thereof shall be entitled to receive an amount of cash equal to the excess of the $30.75 per share cash consideration over the option exercise price.

The Bank’s employment agreements with the former and current Chief Executive Officer will terminate upon completion of the merger.

The merger is subject to regulatory approval and satisfaction of certain closing conditions.

Merger expenses incurred through September 30, 2004 (unaudited) amounted to $382.

14.	SEGMENT REPORTING

The Bank has two reportable segments, its traditional banking business and the operations of CSSI (see Note 1).

CHART BANK, A COOPERATIVE BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SEGMENT REPORTING (continued)

Information about reportable segments, and reconciliation of such information to the consolidated financial statements at or for the periods ended follows:

			Intersegment	Consolidated
	Bank	CSSI	Elimination	Totals
September 30, 2004 (unaudited)
Net interest income (loss)	$5,274	$(351)	$351	$5,274
Other revenue - external customers	548	1,368	—	1,916
Depreciation and amortization	307	—	—	307
Provision for loan losses	90	—	—	90
Income tax provision	422	258	—	680
Profit (loss)	412	372	—	784
Assets	261,334	38,835	(43,908)	256,261
Expenditures for additions to premises and equipment	78	—	—	78
September 30, 2003 (unaudited)
Net interest income	$4,973	$(334)	$334	$4,973
Other revenue - external customers	704	1,344	—	2,048
Depreciation and amortization	320	—	—	320
Provision for loan losses	90	—	—	90
Income tax provision	551	272	—	823
Profit (loss)	911	391	—	1,302
Assets	207,569	31,313	(35,178)	203,704
Expenditures for additions to premises and equipment	197	—	—	197
December 31, 2003
Net interest income	$6,639	$(433)	$433	$6,639
Other revenue - external customers	910	1,755	—	2,665
Depreciation and amortization	429	—	—	429
Provision for loan losses	120	—	—	120
Income tax provision	718	358	—	1,076
Profit (loss)	1,187	515	—	1,702
Assets	214,124	33,112	(37,382)	209,854
Expenditures for additions to premises and equipment	235	—	—	235
December 31, 2002
Net interest income	$6,567	$(515)	$515	$6,567
Other revenue - external customers	1,833	1,437	—	3,270
Depreciation and amortization	434	—	—	434
Provision for loan losses	120	—	—	120
Income tax provision	778	180	—	958
Profit (loss)	1,310	259	—	1,569
Assets	206,117	30,770	(33,955)	202,932
Expenditures for additions to premises and equipment	405	—	—	405

CHART BANK, A COOPERATIVE BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)

(Dollars in Thousands)

SEGMENT REPORTING (concluded)

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Bank evaluates performance based on net income.

The Bank’s reportable segments are strategic business units that offer different products and services. They are managed separately because each segment appeals to different markets and, accordingly, requires different technology and marketing strategies.

The Bank derives a majority of its revenues from interest income and the chief operating decision maker relies primarily on net interest revenue to assess the performance of the segments and make decisions about resources to be allocated to the segment. Therefore, the segments are reported using net interest income. Other revenue represents noninterest income.

The Bank does not have operating segments other than those reported and does not have a single external customer from which it derives 10 percent or more of its revenues and operates in one geographical area.

You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

Up to 6,612,500
Shares of
Common Stock

BENJAMIN FRANKLIN BANCORP, INC.

(Holding Company for Benjamin Franklin Bank)

PROSPECTUS

Ryan Beck & Co., Inc.

[_____________], 2005

Until the later of [   ] 2005 or 25 days after commencement of the syndicated community offering, if any, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

* Legal fees and expenses	$675,000
* Printing, postage and mailing	75,000
* Appraisal and business plan fees and expenses	95,000
* Accounting fees and expenses	75,000
* Conversion agent and data processing fees	45,000
** Marketing agent fees and expenses	465,000
* Filing fees (Massachusetts Commissioner of Banks, Massachusetts Secretary of State, NASD, Nasdaq and SEC)	196,000
* Other	100,000

* Total	$1,726,000

*	Estimated

**	Benjamin Franklin Bancorp has retained Ryan Beck & Co., Inc. to assist in the sale of common stock on a best efforts basis in the offering. Fees are estimated at the midpoint of the offering range

Item 14. Indemnification of Directors and Officers.

     Sections 8.50-8.59 of the Massachusetts Business Corporation Act authorize a Massachusetts corporation to indemnify its present and former directors and officers under certain conditions. Article 7 of our by-laws provides that we shall indemnify each person who serves or has served as a director or officer at the level of Vice President or above to the fullest extent permitted by applicable law, against expenses (including attorney’s fees), judgments, fines, ERISA excise taxes, penalties, and amounts reasonably paid in settlement incurred in connection with any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative, arbitrative or investigative (without regard to whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity for or on behalf of Benjamin Franklin Bancorp while serving as a director or officer) or any claim, issue or matter therein, which proceeding such director or officer is, or is threatened to be made, a party to or participant in by reason of the fact that he or she is or was one of our directors or officers or was serving at our request as a director, officer, trustee, or in a similar capacity with another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The rights of indemnification continue as to a director or officer after he or she has ceased to be a director or officer and shall inure to the benefit of his or her heirs, estate, executors, administrators and personal representatives. No amendment, termination or repeal of the provisions of Article 7 of our by-laws or of the relevant provisions of the Massachusetts Business Corporation Act shall affect or deprive a director or officer of the benefit of those by-laws or applicable law with respect to any proceeding arising out of or relating to any actions, transactions or facts occurring prior to such amendment, termination or repeal.

     Section 2.02 of the Massachusetts Business Corporation Act authorizes a Massachusetts corporation to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation for monetary damages for breach of fiduciary duty as directors, provided that the provision may not eliminate or limit the liability of directors for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any improper distributions to stockholders under Section 6.40 of the Massachusetts Business Corporation Act; or

•	any transaction from which the director derived an improper personal benefit.

     Section 6.5.4 of Benjamin Franklin Bancorp’s articles of organization provides that, to the maximum extent permitted by the Massachusetts Business Corporation Act, none of our directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability. No amendment to or repeal of the provisions of Section 6.5.4 shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any act or failure to act of such director occurring prior to such amendment or repeal. If the Massachusetts Business Corporation Act is subsequently amended to further eliminate or limit the personal liability of directors or to authorize corporate action to further eliminate or limit such liability, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the Massachusetts Business Corporation Act as so amended. A principal effect of Section 6.5.4 is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described above.

     Section 8.57 of the Massachusetts Business Corporation Act also authorizes a Massachusetts corporation to obtain insurance on behalf of its directors and officers against liability incurred by them in those capacities. We have procured a directors’ and officers’ liability and company reimbursement liability insurance policy that insures (a) our directors and officers against losses, above a deductible amount, arising from specified types of claims made against them by reason of enumerated acts done or attempted by our directors or officers and (b) us against losses, above a deductible amount, arising from any of the specified types of claims, but only if we are required or permitted to indemnify our directors or officers for those losses under statutory or common law or under provisions of our articles of organization or by-laws.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Schedules.

     (a) Exhibits

Exhibit No.	Description
1.1	Engagement Letter between Benjamin Franklin Bancorp and Ryan Beck & Co.

1.2	Form of Agency Agreement between Benjamin Franklin Bancorp and Ryan Beck & Co.*

2.1	Plan of Conversion of Benjamin Franklin Bancorp

2.2	Agreement and Plan of Merger among Benjamin Franklin Bancorp, M.H.C., Benjamin Franklin Savings Bank and Chart Bank, a Cooperative Bank, dated as of September 1, 2004.

3.1	Articles of Organization of Benjamin Franklin Bancorp, Inc.

3.2	Bylaws of Benjamin Franklin Bancorp, Inc.

4.1	Form of Common Stock Certificate of Benjamin Franklin Bancorp, Inc.*

5.1	Form of opinion of Foley Hoag LLP regarding legality of securities being registered.

8.1	Form of Tax Opinion of Foley Hoag LLP.

Exhibit No.	Description
10.1.1	Form of Employment Agreement with Thomas R. Venables.

10.1.2	Form of Employment Agreement with Claire S. Bean.

10.1.3	Form of Employment Agreement with Stephen F. Banks.

10.2	Form of Change in Control Agreement with six other Executive Officers.

10.3	Form of Benjamin Franklin Bank Benefit Restoration Plan.

10.4.1	Benjamin Franklin Bank Salary Continuation Agreement with Thomas R. Venables dated as of August 22, 2002.

10.4.2	Benjamin Franklin Bank Supplemental Executive Retirement Plan with Stephen F. Banks dated as of January 1, 2000.

10.5	Benjamin Franklin Bancorp Director Fee Continuation Plan.

10.6	Benjamin Franklin Bancorp Employee Salary Continuation Plan.

10.7.1	Payments and Waiver Agreement among Richard E. Bolton, Jr., Benjamin Franklin Bancorp, M.H.C., Benjamin Franklin Savings Bank and Chart Bank, a Cooperative Bank, dated as of September 1, 2004.

10.7.2	Consulting and Noncompetition Agreement between Richard E. Bolton, Jr. and Benjamin Franklin Bancorp, M.H.C., dated as of September 1, 2004.

10.8	Special Termination Agreement between Alfred F. Odoardi and Chart Bank dated as of August 20, 2004.

21	Subsidiaries of Registrant

23.1	Consent of Foley Hoag LLP (contained in Opinion included as Exhibit 5)

23.2	Consent of Foley Hoag LLP (contained in Opinion included as Exhibit 8.1)

23.3	Consent of Wolf & Company, P.C. with respect to Benjamin Franklin Bancorp

23.4	Consent of Wolf & Company, P.C. with respect to Chart Bank

23.5	Consent of RP Financial, LC.

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Benjamin Franklin Bancorp and RP Financial, LC.

99.2	Appraisal Report of RP Financial, LC. *

99.3	Business Plan Agreement between Benjamin Franklin Bancorp and RP Financial, LC.

99.4	Marketing Materials *

99.5	Order and Acknowledgment Form *

99.7	Prospectus Supplement for participants in the Benjamin Franklin Bank 401(k) *

99.8	Consents of Richard E. Bolton, Jr., Paul E. Capasso, Jonathan A. Haynes, Daniel F. O’Brien, Donald P. Quinn, and Neil E. Todreas, to be identified as proposed directors

*	To be filed supplementally or by amendment.

     (b) Financial Statement Schedules

All schedules are omitted because they are not applicable or the required information is shown in our financial statements and related notes.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than our payment of expenses incurred or paid by one of our directors, officers or controlling persons of the registrant in the successful defense of any action, suit or proceeding) is asserted by our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

     We hereby undertake:

(1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20.0% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Benjamin Franklin Bancorp, M.H.C. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, Commonwealth of Massachusetts, as of December 7, 2004.

Benjamin Franklin Bancorp, M.H.C.
By:	/s/ Thomas R. Venables
Thomas R. Venables
President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and trustees of Benjamin Franklin Bancorp, M.H.C. hereby severally constitute and appoint Thomas R. Venables, Claire S. Bean and Carol Hempfling Pratt, and each of them singly, our true and lawful attorneys-in-fact with full power of substitution, to sign for us and in our names in the capacities indicated below, any and all pre- and post-effective amendments to this Registration Statement, any subsequent registration statement for the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and any and all pre-and post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and trustees to enable Benjamin Franklin Bancorp, M.H.C. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact, or any of them, to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statements for the same offering filed pursuant to said Rule 462(b) under the Securities Act of 1933.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the in the indicated capacities as of December 7, 2004.

Signature	Title
/s/ Thomas R. Venables	President and Chief Executive Officer, Director
(Principal Executive Officer)
Thomas R. Venables

/s/ Claire S. Bean	Treasurer and Chief Financial Officer
(Principal Financial and Accounting Officer)
Claire S. Bean

/s/ Mary Ambler	Director

Mary Ambler

/s/ William P. Bissonnette	Director

William P. Bissonnette

Signature	Title
/s/ William F. Brady, Jr.	Director

William F. Brady, Jr.

Director

John C. Fuller

/s/ Anne M. King	Director

Anne M. King

/s/ Richard D. Mann	Director

Richard D. Mann

Director

John D. Murphy

/s/ Charles F. Oteri	Director

Charles F. Oteri

/s/ Alfred H. Wahlers	Director

Alfred H. Wahlers

/s/ Charles Yergatian	Director

Charles Yergatian